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As filed with the Securities and Exchange Commission on May 2, 2002

Registration No. 333-85062

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMC ENTERTAINMENT INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7832 (Primary Standard Industrial Classification Code Number)	43-1304369 (I.R.S. Employer Identification Number)

920 Main Street
P.O. Box 219615
Kansas City, Missouri 64105
(816) 221-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Craig R. Ramsey
Sr. Vice President of Finance and Chief Financial Officer
AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105
(816) 221-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Raymond F. Beagle, Jr., Esq.
Lathrop & Gage L.C.
2345 Grand Boulevard
Kansas City, Missouri 64108
(816) 292-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 2, 2002

Prospectus

Offer to Exchange all Outstanding
9 7/8% Senior Subordinated Notes due February 1, 2012
$175,000,000 principal amount outstanding for
9 7/8% Exchange Senior Subordinated Notes due February 1, 2012 of

AMC Entertainment Inc.

        We offer to exchange up to $175,000,000 aggregate principal amount of our 9 7/8% Exchange Senior Subordinated Notes due February 1, 2012, which are registered under the Securities Act of 1933, as amended, for an equal principal amount of our outstanding 9 7/8% Senior Subordinated Notes due February 1, 2012 which were issued on January 16, 2002 in a private sale.

Terms of the Exchange Offer

  •
  The exchange offer expires at 5:00 p.m., New York City time, on June       , 2002, unless extended.

  •
  The exchange offer is subject to certain customary conditions, which we may waive.

  •
  The exchange offer is not conditioned upon any minimum principal balance of the initial notes being tendered for exchange.

  •
  You may withdraw tenders of initial notes at any time before the exchange offer expires.

  •
  All initial notes that are validly tendered and not withdrawn will be exchanged for exchange notes.

  •
  Initial notes may only be tendered in denominations of $1,000 and integral multiples thereof.

  •
  We will not receive any proceeds from, and no underwriter is being used in connection with, the exchange offer.

  •
  The terms of the exchange notes are substantially identical to the terms of the initial notes, except that the exchange notes will not have any transfer restrictions or registration rights.

  •
  There is no existing market for the exchange notes to be issued and we do not intend to apply for their listing on any securities exchange.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after consummation of the registered exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

        See "Risk Factors" beginning on page 18 for a discussion of the factors you should consider in connection with the exchange offer and exchange of initial notes for exchange notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the initial notes or the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002.

        You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

(i)

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the registration statement on Form S-4 of which this prospectus is a part, as well as reports, proxy statements and other information filed by us at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of such material from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the Securities and Exchange Commission at 1-800-732-0330 for information regarding the operations of its Public Reference Room. The Securities and Exchange Commission also maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically.

        The Securities and Exchange Commission allows this prospectus to "incorporate by reference" certain other information that we file with them, which means that we can disclose important information to you by referring to those documents without including or delivering them with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities we have registered.

  1.
  Our annual report on Form 10-K for the fiscal year ended March 29, 2001, as amended.

  2.
  Our quarterly reports on Form 10-Q for the quarters ended June 28, 2001, September 27, 2001 and December 27, 2001, and our 10-Q/A for the quarter ended December 27, 2001.

  3.
  Our proxy statement for the annual meeting of stockholders filed on August 7, 2001.

  4.
  Our current report on Form 8-K filed April 20, 2001.

  5.
  Our current report on Form 8-K filed December 11, 2001.

  6.
  Our current report on Form 8-K filed December 19, 2001.

  7.
  Our current report on Form 8-K filed December 28, 2001.

  8.
  Our current report on Form 8-K filed January 3, 2002.

  9.
  Our current report on Form 8-K filed January 14, 2002.

  10.
  Our current report on Form 8-K filed January 30, 2002.

  11.
  Our current report on Form 8-K filed February 15, 2002.

  12.
  Our current report on Form 8-K filed March 7, 2002.

  13.
  Our current report on Form 8-K filed March 13, 2002.

  14.
  Our current report on Form 8-K filed March 14, 2002.

  15.
  Our current report on Form 8-K filed March 19, 2002.

  16.
  Our current report on Form 8-K filed March 27, 2002.

  17.
  Our current report on Form 8-K filed April 10, 2002.

        If you make a request for such information in writing or by telephone, we will provide you without charge a copy of any and all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests for such information should be in writing to us at the following address: AMC Entertainment Inc., Attn: Craig R. Ramsey, Senior Vice President, Chief Financial Officer and Chief Accounting Officer, 920 Main Street, Kansas City, Missouri 64105, or by telephone at (816) 221-4000. You should allow five business days for the delivery of such information and if you request any such information you should do so by June     , 2002.

        You should consider any statement contained in a document incorporated or considered incorporated by reference into this prospectus to be modified or superceded to the extent that a statement contained in this prospectus, or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus, modifies or conflicts with the earlier statement. You should not consider any statement modified or superceded, except as modified or superceded, to constitute a part of this prospectus. The information on our World Wide Website and any other Website which is referred to in this prospectus is not part of this prospectus.

(ii)

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements under the captions "Summary," "Risk Factors," "Acquisition of GC Companies," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and located elsewhere in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. Readers are urged to consider these factors carefully in evaluating the forward-looking statements.

        The forward-looking statements included herein are made only as of the date of this prospectus and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. All forward-looking statements contained in this prospectus are qualified by reference to this cautionary statement.

(iii)

SUMMARY

        The following summary highlights some of the information from this prospectus and does not contain all of the information that may be important to you. Before tendering your initial notes, you should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes and the documents incorporated by reference in this prospectus.

        Unless otherwise indicated, references in this prospectus to "we," "us," "our," the "issuer", "AMC Entertainment" or "AMCE" refer to the combined business of AMC Entertainment Inc. and all of its subsidiaries. The term "AMC" refers to our subsidiary, American Multi-Cinema, Inc. The term "you" refers to an owner of the initial notes to whom the exchange offer is being made.

Who We Are

        We are one of the leading theatrical exhibition companies in the world, based on revenues. For the 52 weeks ended December 27, 2001, we had revenues of $1.3 billion and Adjusted EBITDA (as defined below under "Summary Financial and Operating Data") of $149.4 million. We also had a net loss for this period of $65.4 million. As of December 27, 2001, we operated 177 theatres with a total of 2,836 screens, with 92.5%, or 2,622, of our screens in North America, and 7.5%, or 214, of our screens in China (Hong Kong), Japan, France, Portugal, Spain and Sweden.

        Our revenues are generated primarily from box office admissions and theatre concession sales, which represented approximately 67% and 27%, respectively, of our revenues for the 52 weeks ended December 27, 2001. The balance of our revenues are generated from ancillary sources, including on-screen advertising, video games located in theatre lobbies and the rental of theatre auditoriums. We typically show initial release, or "first run," cinema motion pictures, which we license from distributors owned by major film production companies and independent distributors.

        As of December 27, 2001, on a pro forma basis after giving effect to our recent sale of the initial notes and the application of proceeds therefrom, our recent sale of 10.35 million shares of common stock and the application of the proceeds therefrom and our recent acquisition of GC Companies, we had $669.3 million of debt (excluding unused availability of $414.7 million under our credit facility), $57.7 million in capital financing lease obligations and $199.2 million in cash and equivalents.

        Key characteristics of our business that we believe differentiate us from and give us a competitive advantage over many other theatrical exhibition companies include our modern theatre circuit, our predominantly megaplex theatre format and our prime theatre locations.

        Modern Theatre Circuit.    We continually upgrade the quality of our theatre circuit by adding new screens through new builds, acquisitions and expansions and disposing of older screens through closures and sales. From April 1995 through December 27, 2001, we added 2,118 new screens, or approximately 75% of our total current screens as of December 27, 2001. During this period, we also disposed of 156 theatres with 941 screens.

        Megaplex Theatre Format.    We are an industry leader in the development and operation of megaplex theatres, typically defined as having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. We believe that the megaplex format provides the operator with enhanced revenue opportunities and better asset utilization while creating convenience for patrons by increasing film choice and the number of film starting times. We believe that the introduction of the megaplex has led to the current industry replacement cycle, which has accelerated the obsolescence of older, smaller theatres by setting new standards for moviegoers. As of December 27, 2001, approximately 71%, or 2,027, of our screens were located in megaplex theatres. As of December 27, 2001, our average number of screens per theatre was 16.0, which we believe was the highest among the major North American theatre exhibitors, compared with 5.4 for all North American theatrical exhibition companies, based upon the National Association of Theatre Owners 2001-02 Encyclopedia of Exhibition.

        Prime Theatre Locations.    Our theatres are generally located in large, urban markets near or within developments that include retail stores, restaurants and other activities that complement the movie-going experience. As of December 27, 2001, approximately 74% of our domestic screens were located in areas among the 25 largest "Designated Market Areas" or "DMAs" (television market areas as defined by Nielsen Media research).

Our Strategy

        Our strategic plan has three principal elements:

  •
  maximizing the performance of our existing operations by focusing on the fundamentals of our business;

  •
  growing and improving our theatre portfolio through strategic acquisitions, selective new builds and the continued disposition of older, underperforming theatres; and

  •
  enhancing and extending our business and brands.

        Focus on Fundamentals.    We believe the fundamentals of our business include maximizing revenues and managing our overhead costs and capital expenditures. Since fiscal 1999, we have implemented key strategic initiatives in each of these areas, which have resulted in the following.

  •
  Theatre revenues per patron increased 11.4% in fiscal 2000 and 5.6% in fiscal 2001, which resulted in a per patron increase of greater than $1.00 over this period. Theatre revenues per patron increased 5.8% during the thirty-nine weeks ended December 27, 2001, compared to the same period in the prior year.

  •
  General and administrative expenses decreased by approximately $20 million, from $52.3 million in fiscal 1999 to $32.5 million in fiscal 2001. We achieved this by centralizing our divisional operational structure and reducing our staffing above the theatre level by approximately 30%.

  •
  We reduced our net capital expenditures from $261 million in fiscal 1999 to $110 million in fiscal 2001 and to $76 million in the 52 week period ended December 27, 2001, consistent with our objective of becoming free cash flow positive (which we define as net loss plus depreciation and amortization and impairment charges, less net capital expenditures).

        We continue to evaluate opportunities for further revenues, cost savings and cash flow improvements in these and other areas. We believe that our successful execution of these strategic initiatives is one of the reasons that we are one of the few major domestic theatrical exhibition companies that has not filed for bankruptcy in recent years.

        Strategic Acquisitions.    The megaplex format, which we introduced in the United States in 1995, began a replacement cycle for the industry. This industry-wide construction of megaplexes rendered many theatres obsolete and helped lead to the bankruptcy of twelve of our competitors since 1999. We believe that these bankruptcies and the curtailment of expansion that naturally occurs at the end of a replacement cycle has set the stage for the consolidation of our industry. We intend to actively evaluate strategic acquisition opportunities that complement our theatre portfolio in terms of asset quality and are consistent with our market development strategy.

        Selective New Builds.    As a pioneer of the megaplex theatre format and based upon the strength of our balance sheet, we believe that we will continue to have attractive site opportunities presented to us by real estate developers and others. We intend to selectively pursue new build opportunities where the characteristics of the location and the overall market meet our strategic and financial return criteria.

We typically select new theatre sites on the basis of retail concentration, access to surface transportation and demographic trends. We have in-house real estate representatives who work with brokers to identify potential new sites, develop the economic profile of the sites and present the opportunities to senior management. As of December 27, 2001, we had six theatres with 109 screens under construction.

        Disposition of Theatres.    We believe that a major factor that has further differentiated us from our competitors and has contributed to our success in a restructuring industry environment has been our proactive efforts to close older, underperforming theatres. Since fiscal 1995, our last fiscal year before the first megaplex theatre opened, we have disposed of 941 screens. In order to maintain a modern, high quality theatre circuit, we will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases. As of December 27, 2001, we had 24 multiplex theatres with 195 screens, or less than 7% of our total screens, that we have identified for closure over the next two to three years. These older theatres have been experiencing declining attendance due primarily to competition from newer megaplexes but, as a group, had positive operating cash flow for the 52 weeks ended December 27, 2001.

        Enhancing and Extending our Brands and Business.    We believe there are opportunities to increase our core and ancillary revenues and build brand equity through enhancements of our business, new product offerings and strategic marketing. Examples of this include:

  •
  we provide on-screen advertising and lobby marketing to over 11,000 screens through our wholly owned subsidiary, National Cinema Network, Inc. ("NCN"), one of the nation's leading in-theatre marketing companies;

  •
  we are currently installing a digital projection technology developed by NCN into several of our theatres. The Digital Theatre Distribution System™ streamlines the delivery of in-theatre advertising and is also suitable for alternative content;

  •
  our MovieWatcher® frequent moviegoer loyalty program is the largest program in the industry with over three million members; and

  •
  we are a funding partner and own approximately 27% of MovieTickets.com, an Internet ticketing venture representing over 6,000 screens, including our own.

The Industry

        Moviegoing has demonstrated steady growth, with the North American box office increasing by a 5.8% compound annual growth rate ("CAGR") over the last 30 years. Since the introduction of the megaplex theatre format in 1995, these positive growth trends have become more pronounced, with the box office growing by a 6.9% CAGR from 1995 to 2000. In 2001, according to The Hollywood Reporter, industry attendance was 1.5 billion, an increase of 5% over the prior year, and box office revenues were $8.4 billion, an increase of 9% over the prior year.

        As a result of the economic appeal of megaplex theatres and exhibitors' development of new megaplexes without a corresponding closing of older multiplexes, from 1995 to 1999, the North American indoor screen count grew by a CAGR of 7.8%, from 26,995 to 36,448 screens. However, attendance per screen declined during this period by a CAGR of 3.7%. We believe that this decline reflects the industry's excess screen capacity, in which older multiplexes or less competitively positioned theatres are being rendered obsolete by newer megaplexes, resulting in declining profitability.

        Since 1999, several of our major North American theatrical competitors have filed for bankruptcy protection as a result of this overcapacity of screens, among other reasons. Since that time, the industry's indoor screen capacity has declined to 35,597 in 2000 and, according to AC Nielsen EDI, Inc., industry screens are estimated to have declined further by approximately 500 during 2001.

Acquisition of GC Companies

        On March 29, 2002, we acquired GC Companies, Inc. and its subsidiaries pursuant to a definitive stock purchase agreement, dated as of January 15, 2002, and a plan of reorganization respecting GC Companies and its Chapter 11 subsidiaries sponsored by us and approved by the bankruptcy court. See "Acquisition of GC Companies." GC Companies and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on October 11, 2000.

        According to its Form 10-K for the fiscal year ended October 31, 2001 (which we refer to as the GC Companies' 2001 Form 10-K), as of October 31, 2001, GC Companies and its subsidiaries, as debtors-in-possession, operated 73 theatres with 677 screens in the United States, had a 50% interest in a joint venture which operated nine theatres with 87 screens in Argentina, six theatres with 50 screens in Chile, a theatre with 15 screens in Brazil and a joint venture with an eight-screen theatre in Uruguay, and owned a portfolio of venture capital investments in unrelated businesses. Upon consummation of our acquisition, GC Companies and its subsidiaries had 66 theatres with 621 screens in the United States and its interest in the South American joint venture. On the effective date of the plan of reorganization, all of the operating domestic theatre subsidiaries of GC Companies were merged into GC Companies and it was renamed AMC-GCT, Inc. Efforts are underway to re-brand the newly acquired U.S. complexes as AMC Theatres, and we expect the process to be completed by Memorial Day. We have no near-term plans for closing any of the former GC theatres prior to their lease expiration dates. GC Companies domestic screens are modern, with 60% located in theatres constructed since 1995. We believe that approximately 81% are located in areas among the 25 largest DMAs. We anticipate that GC Companies' theatre circuit will strengthen our market presence in key markets including Atlanta, Chicago, Dallas, Los Angeles, Philadelphia and Washington D.C. by positioning us as the first or second largest exhibitor in terms of box office revenues. Additionally, the acquisition will give us a presence in five of the 25 largest DMAs (Baltimore, Boston, Cleveland, Indianapolis and Minneapolis) in which we currently have no theatre presence.

        For the 52 weeks ended December 27, 2001, on a pro forma basis after giving effect to the offering of the initial notes, our common stock offering and the acquisition of GC Companies, we generated total revenues of $1.6 billion and pro forma Adjusted EBITDA of $183.8 million, not including an additional approximate $8.8 million of annual cost savings and $3.0 million of operating synergies that we believe may be achieved as we integrate GC Companies into our existing business, and a net loss of $72.7 million. We expect to realize these cost savings from reductions in general and administrative and related costs and from the elimination of redundant operations and offices. Although we believe these estimations and forward-looking statements are reasonable, we cannot assure you that we will be able to achieve these cost savings and operating synergies, and actual results may differ materially from our estimates. See "Summary Pro Forma Financial Data" and "Risk Factors—Risks Related to Our Business—Our growth strategy involves significant risks" and "—Risks Related to the Acquisition of GC Companies."

        Our purchase price for GC Companies of approximately $167 million (net of $6.5 million from the sale of GC Companies' portfolio of venture capital investments on the effective date) includes anticipated cash payments of $71.3 million, $72.9 million of our 9 1/2% senior subordinated notes due 2011 and $29.3 million of our common stock, or 2.4 million shares based on a price determined under the plan of $12.14 per share (the average closing price per share for the 15 trading days prior to the effective date of the plan). We used (or will use) available cash from our recent sales of senior subordinated notes and common stock for the cash payments under the plan of reorganization. To date, we have issued $72.9 million of our senior subordinated notes and 386,602 shares of our common stock and paid $47.7 million in cash to creditors of GC Companies.

        Our purchase price is based on current estimates of the amount of "deduction claims" under the plan. The exact purchase price will not be determinable until all disputed claim amounts are resolved, which may take 90 days or more after the effective date of the plan to occur. Under the plan, an increase in the amount of deduction claims, which are paid in cash, will reduce the amount of common stock we issue to unsecured creditors, and vice versa. Although the purchase price should not change materially as a result of the resolution of disputed claims, the ultimate amount of cash and common stock components may vary from our current estimates. The remaining shares of common stock issuable to unsecured creditors under the plan, currently estimated to be approximately 2.0 million shares, will be distributed, at the earliest, 90 days after the effective date. Our purchase price estimates exclude certain contingent payments and liabilities assumed or not discharged in bankruptcy. See "Acquisition of GC Companies—Structure of Acquisition."

        For a discussion of certain recent developments in South America that could affect the value of GC Companies' joint venture interests in South America, see "Risk Factors—Risks Related to Our Business—Risks Related to the Acquisition of GC Companies—GC Companies' South American joint venture operates in some markets that are facing political and economic instability, and debt of the South American joint venture was not discharged in GC Companies' bankruptcy proceedings."

Additional Information

        Our principal executive offices are located at 920 Main Street, Kansas City, Missouri 64105. Our telephone number is (816) 221-4000.

The Exchange Offer

Registration Rights Agreement
We issued the initial notes on January 16, 2002 to Salomon Smith Barney Inc., Banc of America Securities LLC, Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc., Lehman Brothers Inc., Scotia Capital (USA) Inc. and UBS Warburg LLC. These initial purchasers placed the initial notes with qualified institutional buyers and non-U.S. persons in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws. In connection with this private placement, we entered into a registration rights agreement with the initial purchasers, which provides, among other things, for this exchange offer. See "The Exchange Offer."
The Exchange Offer
We are offering the exchange notes in exchange for an equal principal amount of initial notes. As of this date, there is $175,000,000 aggregate principal amount of initial notes outstanding. Initial notes may be tendered only in integral multiples of $1,000.
Resale of Exchange Notes
Based upon interpretive letters written by the Securities and Exchange Commission, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• you are acquiring the exchange notes in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and
• you are not an "affiliate" of ours, as that term is defined for the purposes of Rule 144A under the Securities Act.

If any of the foregoing are not true and you transfer any exchange note without registering the exchange note and delivering a prospectus meeting the requirements of the Securities Act, or without an exemption from registration of your exchange notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes that were acquired by such broker-dealer as a result of market making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, a resale or any other retransfer of the exchange notes. See "The Exchange Offer—Effect of the Exchange Offer" and "Plan of Distribution."
Consequences of Failure to Exchange Initial Notes
If you do not exchange your initial notes for exchange notes, you will no longer be able to compel us to register the initial notes under the Securities Act. In addition, you will not be able to offer or sell the initial notes unless they are registered under the Securities Act (and we will have no obligation to register them, except for some limited exceptions), or unless you offer or sell them under an exemption from the requirements of, or a transaction not subject to, the Securities Act. See "Risk Factors—Risks related to our notes and this offering—Your failure to participate in the exchange offer will have adverse consequences" and "The Exchange Offer—Effect of the Exchange Offer."
Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on June , 2002, unless we decide to extend the expiration date.
Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than certain customary conditions, including that:
• the exchange offer does not violate any applicable law or applicable interpretation of law of the staff of the Securities and Exchange Commission;
• no litigation materially impairs our ability to proceed with the exchange offer;
•
no change or prospective change in our business or financial affairs materially impairs our ability to proceed with the exchange offer or materially impairs the contemplated benefits of the exchange offer to us; and
• we obtain all the governmental approvals we deem necessary for the exchange offer.
See "The Exchange Offer—Certain Conditions to the Exchange Offer."

Procedures for Tendering Initial Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal (including the initial notes to be exchanged) to HSBC Bank USA, as exchange agent, at the address set forth on the cover page of the letter of transmittal. In the alternative, you can tender your initial notes by following the procedures for book-entry transfer, as described in this prospectus. For more information on accepting the exchange offer and tendering your initial notes, see "The Exchange Offer—Procedures for Tendering" and "—Book-Entry Transfer."
Guaranteed Delivery Procedures
If you wish to tender your initial notes and you cannot get your required documents to the exchange agent by the expiration date, you may tender your initial notes according to the guaranteed delivery procedure under the heading "The Exchange Offer—Guaranteed Delivery Procedures."
Special Procedure for Beneficial Holders
If you are a beneficial holder whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your initial notes on your behalf. If you are a beneficial holder and you wish to tender your initial notes on your own behalf, you must, prior to delivering the letter of transmittal and your initial notes to the exchange agent, either make appropriate arrangements to register ownership of your initial notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering" and "—Book-Entry Transfer."
Withdrawal Rights
You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent at its address set forth in this prospectus under "The Exchange Offer — Withdrawal of Tenders" by 5:00 p.m., New York City time, on the expiration date.
Acceptance of Initial Notes and Delivery of Exchange Notes
Subject to certain conditions, we will accept all initial notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the exchange notes promptly after the expiration date. See "The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."

Tax Considerations
We believe that the exchange of initial notes for exchange notes will not be a taxable exchange for federal income tax purposes, but you should consult your tax adviser about the tax consequences of this exchange. See "Certain Federal Income Tax Consequences."
Exchange Agent
HSBC Bank USA is serving as exchange agent in connection with the exchange offer. The mailing address of the exchange agent is Lower Level, One Hanson Place, Brooklyn, New York 11243, Attn: Issuer Services. See "The Exchange Offer—Exchange Agent."
Fees and Expenses	We will bear all expenses related to consummating the exchange offer and complying with the registration rights agreement. See "The Exchange Offer—Fees and Expenses."
Use of Proceeds
We will not receive any cash proceeds from the issuance of the exchange notes. We used a portion of the proceeds from the sale of the initial notes to reduce outstanding borrowings under our credit facility and acquire GC Companies and will use the balance to pursue our current business strategy, including acquisitions of other theatres and other theatre circuits and for general corporate purposes. See "Use of Proceeds" and "Acquisition of GC Companies."

Summary Description of Exchange Notes

Notes Offered	$175,000,000 principal amount of 9 7/8% exchange senior subordinated notes due 2012 of AMC Entertainment Inc.
Issuer	AMC Entertainment Inc.
Maturity Date	February 1, 2012.
Interest Payment Dates	February 1 and August 1 of each year, commencing August 1, 2002.
Optional Redemption
We may redeem the exchange notes at our option, in whole or in part, at any time on or after, February 1, 2007 at 104.938% of the principal amount thereof, declining ratably to 100.00% of the principal amount thereof on or after February 1, 2010 plus, in each case, interest accrued to the redemption date.
Change of Control
Upon a change of control, you as a holder of the exchange notes will have the right to require us to repurchase the exchange notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of Exchange Notes—Change of Control."
Sinking Fund	None.

Ranking
The exchange notes will be unsecured senior subordinated indebtedness ranking pari passu with all of our other existing and future senior subordinated indebtedness. The payment of all obligations in respect of the exchange notes will be subordinated, as set forth herein, in right of payment to the prior payment in full in cash or cash equivalents of all senior indebtedness. As of December 27, 2001, after giving pro forma effect to the offering of our initial notes due 2012 and the application of the estimated net proceeds therefrom, our recent sale of 10.35 million shares of common stock as described in "Use of Proceeds" and our acquisition of GC Companies as described in "Aquisition of CG Companies," we would have had $57.7 million of senior indebtedness and $497.1 million of pari passu indebtedness outstanding, and would have had available $414.7 million additional borrowing capacity under our revolving credit facility. In addition, the notes will be effectively subordinated to all liabilities of our subsidiaries. As of December 27, 2001, after giving effect to the acquisition of GC Companies, our subsidiaries had $483.7 million of liabilities.
Certain Covenants	The indenture governing the exchange notes will contain covenants that, among other things, restrict our ability and the ability of our subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends or make distributions in respect of capital stock;
	•	purchase or redeem capital stock;
	•	enter into transactions with certain affiliates;
	•	become liable for any indebtedness that is subordinate or junior in right of payment to any senior indebtedness and senior in right of payment to the exchange notes; or
	•	consolidate, merge or sell all or substantially all of our assets, other than in certain transactions between one or more of our wholly-owned subsidiaries and us.

All of these restrictive covenants are subject to a number of important qualifications. In particular, there are no restrictions on our ability or the ability of our subsidiaries to prepay subordinated debt or to make advances to, or invest in, other entities (including unaffiliated entities). See "Risk Factors—The note indenture covenants are limited" and "Description of Exchange Notes — Certain Covenants" and "—Merger and Sale of Substantially All Assets."

Absence of Public Market for the Notes
The exchange notes will be new securities for which there is currently no market. Although the initial purchasers have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation on the NASDAQ. In connection with the issuance of the initial notes, we arranged for the initial notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL market.

Risk Factors

        The Notes offered hereby involve a high degree of risk, and prospective purchasers should carefully consider the factors described under "Risk Factors."

Recent Developments

        Gulf States transaction.    On January 28, 2002, we entered into letters of intent with the owners of Gulf States Theatres and Entertainment Properties Trust, a real estate investment trust with which we have engaged in several sale/leaseback transactions, respecting a series of transactions pursuant to which:

  •
  we would acquire the operations of Gulf States and related assets (exclusive of Gulf States' real estate assets) from Gulf States for an aggregate purchase price of approximately $45 million;

  •
  Entertainment Properties Trust would acquire Gulf States' real estate assets, consisting of five theatres with 68 screens located in the New Orleans, Louisiana area and lease them to us for a term of 20 years with an initial annual base rent of $7.2 million;

  •
  we would agree to enter into a sale/leaseback transaction with Entertainment Properties Trust for certain new megaplex theatres that we develop in the New Orleans, Louisiana area within three years after the closing date; and

  •
  we would make available for sale/leaseback to Entertainment Properties Trust two of our owned theatres with 42 screens.

        On March 9, 2002, we entered into a definitive purchase agreement with the owners of Gulf States Theatres and also entered into leases with Entertainment Properties Trust with respect to the transactions referred to in the first three bullet points in the preceding paragraph. The closing under the purchase agreement occurred on March 15, 2002. The leases, which were conditioned upon the closing under the purchase agreement, became effective on that date. Of our approximate $45 million purchase price, we paid approximately $5.8 million to Entertainment Properties Trust for specified non-real estate assets which Entertainment Properties Trust acquired from Gulf States Theatres and resold to us at cost. We also will pay the owners of Gulf States Theatres $300,000 annually for five years in connection with consulting and non-competition agreements. The sellers have deposited approximately $2 million in escrow to secure the performance of certain repairs.

        The letter of intent with respect to the transaction referred to in the fourth bullet in the next preceding paragraph above is non-binding and the proposed transaction is subject to satisfactory completion of due diligence and the negotiation of definitive agreements. We expect to assign the leases for two of the theatres with 20 screens that we acquired, which would reduce our initial annual base rentals to Entertainment Properties Trust with respect to the Gulf States Theatres to approximately $5.2 million.

        Common Stock Offering.    On March 13, 2002, we completed a public offering of 9 million shares of our common stock at a public offering price of $10.50 per share. The closing occurred on March 19, 2002. We received net proceeds of $9.87 per share, or $88,300,000. We granted the underwriters an over allotment option, exercisable for 30 days, for an additional 1.35 million shares. On March 26, 2002, the underwriters exercised this option in full at a purchase price of $9.87 per share. We will apply the net proceeds from that offering to pursue our current business strategy, including acquisition of other theatres and theatre circuits, including our acquisition of GC Companies, and for general corporate purposes.

Summary Financial and Operating Data

        The following tables set forth certain of our historical financial and operating data. Our summary financial data for the five fiscal years ended March 29, 2001 and the unaudited interim thirty-nine weeks periods ended December 27, 2001 and December 28, 2000 have been derived from our consolidated financial statements for such periods. Operating results for the interim thirty-nine weeks period ended December 27, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year ending March 28, 2002. The summary financial data presented herein should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements, including the notes thereto, our unaudited, interim financial statements, including the notes thereto, our other historical financial information and the GC Companies' consolidated financial statements, including the notes thereto, included elsewhere in or incorporated by reference into this prospectus.

	Thirty-Nine Weeks Ended			Year Ended(1)(2)
	December 27, 2001	December 28, 2000		March 29, 2001		March 30, 2000		April 1, 1999	April 2, 1998	April 3, 1997
	(In thousands, except per share and operating data)
Statement of Operations Data:
Total revenues	$1,002,939	$925,248		$1,214,801		$1,166,942		$1,023,456	$850,750	$751,664
Cost of operations	679,027	628,974		822,189		803,153		698,168	587,363	503,819
Rent expense	176,359	170,667		229,314		198,762		165,370	106,383	80,061
General and administrative expense	25,359	21,989		32,499		47,407		52,321	47,860	52,422
Preopening expense	3,988	2,797		3,808		6,795		2,265	2,243	2,414
Theatre and other closure expense(3)	1,824	13,827		24,169		16,661		2,801	—	—
Restructuring charge	—	—		—		12,000		—	—	—
Depreciation and amortization	73,870	78,760		105,260		95,974		89,221	70,117	52,572
Impairment of long-lived assets	—	3,813		68,776		5,897		4,935	46,998	7,231
(Gain) loss on disposition of assets	(1,826)	(1,795)		(664)		(944)		(2,369)	(3,704)	84

Total costs and expenses	958,601	919,032		1,285,351		1,185,705		1,012,712	857,260	698,603

Operating income (loss)	44,338	6,216		(70,550)		(18,763)		10,744	(6,510)	53,061

Other income (expense)	(3,754)	9,996		9,996		—		—	—	—
Interest expense	43,700	58,070		77,000		62,703		38,628	35,679	22,022
Investment income	843	198		1,728		219		1,368	1,090	856

Earnings (loss) before income taxes and cumulative effect of accounting changes	(2,273)	(41,660)		(135,826)		(81,247)		(26,516)	(41,099)	31,895
Income tax provision	(400)	(15,100)		(45,700)		(31,900)		(10,500)	(16,600)	12,900

Earnings (loss) before cumulative effect of accounting changes	(1,873)	(26,560)		(90,126)		(49,347)		(16,016)	(24,499)	18,995
Cumulative effect of accounting changes(4)	—	(15,760)		(15,760)		(5,840)		—	—	—

Net earnings (loss)	$(1,873)	$(42,320)		$(105,886)		$(55,187)		$(16,016)	$(24,499)	$18,995

Preferred dividends	20,587	—		—		—		—	4,846	5,907

Net earnings (loss) for shares of common stock	$(22,460)	$(42,320)		$(105,886)		$(55,187)		$(16,016)	$(29,345)	$13,088

Earnings (loss) per share before cumulative effect of accounting changes:
Basic	$(0.96)	$(1.13)		$(3.84)		$(2.10)		$(0.69)	$(1.59)	$0.75
Diluted	(0.96)	(1.13)		(3.84)		(2.10)		(0.69)	(1.59)	0.74
Net earnings (loss) per share:
Basic	$(0.96)	$(1.80	)(4)	$(4.51	)(4)	$(2.35	)(4)	$(0.69)	$(1.59)	$0.75
Diluted	(0.96)	(1.80	)(4)	(4.51	)(4)	(2.35	)(4)	(0.69)	(1.59)	0.74
Average shares outstanding:
Basic	23,469	23,469		23,469		23,469		23,378	18,477	17,489
Diluted	23,469	23,469		23,469		23,469		23,378	18,477	17,784

Balance Sheet Data (at period end):
Cash and equivalents	$48,428		$65,081	$34,075	$119,305	$13,239	$9,881	$24,715
Total assets	1,065,708		1,129,384	1,047,264	1,188,805	975,730	795,780	719,055
Corporate borrowings	486,226		699,155	694,172	754,105	561,045	348,990	315,072
Capital and financing lease obligations	57,699		57,875	56,684	68,506	48,575	54,622	58,652
Stockholders' equity (deficit)	168,202		9,726	(59,045)	58,669	115,465	139,455	170,012
Net debt(5)	495,497		691,949	716,781	703,306	596,381	393,731	349,009
Other Financial Data:
Capital expenditures, net(6)	$47,200		$80,545	$109,655	$176,619	$260,813	$105,417	$253,380
Adjusted EBITDA(7)	122,194		106,235	133,416	117,620	107,597	109,144	115,362
Net cash provided by operating activities	71,977		53,793	43,458	89,027	67,167	91,322	109,339
Net cash used in investing activities	(70,260)		(63,709)	(84,018)	(198,392)	(239,317)	(133,737)	(283,917)
Net cash (used in) provided by financing activities	12,932		(43,237)	(43,199)	215,102	175,068	27,703	188,717
Net debt to Adjusted EBITDA	3.3x	(8)	6.0x (8)	5.4x	6.0x	5.5x	3.6x	3.0x
Adjusted EBITDA to interest expense	2.8x		1.8x	1.7x	1.9x	2.8x	3.1x	5.2x
Earnings to Fixed Charges(9)	—		—	—	—	—	—	1.6x
Operating Data:
Screen additions	130		85	115	450	380	608	314
Screen dispositions	62		184	250	282	87	123	76
Average screens	2,790		2,833	2,818	2,754	2,560	2,097	1,818
Attendance (in thousands)	118,425		114,903	151,171	152,943	150,378	130,021	121,391
Period end screens	2,836		2,804	2,768	2,903	2,735	2,442	1,957
Period end theatres	177		186	180	211	233	229	228
Screens per theatre	16.0		15.1	15.4	13.8	11.7	10.7	8.6
Theatre revenues per patron	$8.19		$7.74	$7.75	$7.34	$6.59	$6.35	$6.05

(1)
Fiscal 1997 consists of 53 weeks. All other years have 52 weeks.
(2)
There were no cash dividends declared on common stock during the last five fiscal years.
(3)
Theatre and other closure expense relates to actual and estimated lease exit costs on older theatres and vacant restaurant space related to a terminated joint venture.
(4)
Fiscal 2001 includes a $15,760 cumulative effect of an accounting change related to revenue recognition for gift certificates and discounted theatre tickets (net of income tax benefit of $10,950), which reduced earnings per share by $0.67 per share of common stock. Fiscal 2000 includes a $5,840 cumulative effect of an accounting change for preopening expenses (net of income tax benefit of $4,095), which reduced earnings per share by $0.25 per share of common stock.
(5)
Represents corporate borrowings and capital and financing lease obligations less cash and equivalents.
(6)
Represents capital expenditures less proceeds from sale/leasebacks and financing lease obligations.
(7)
Represents earnings (loss) before cumulative effect of an accounting change plus interest, income taxes, depreciation and amortization and adjusted for preopening expense, theatre and other closure expense, impairment of long-lived assets, (gain) loss on disposition of assets and equity in earnings of unconsolidated affiliates and excludes one-time other income of $7,379 (in fiscal 2001) related to an accounting change and one-time other expense of $3,754 (in fiscal 2002) incurred in connection with our issuance of Preferred Stock. We have included Adjusted EBITDA because we believe that Adjusted EBITDA provides investors with additional information for estimating our value and evaluating our ability to service debt. We believe that EBITDA is a financial measure commonly used in our industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP). Adjusted EBITDA as determined by us may not be comparable to EBITDA as reported by other companies. In addition, Adjusted EBITDA is not intended to represent cash flow (as determined in accordance with GAAP) and does not represent the measure of cash available for discretionary uses.
(8)
Ratio based on Adjusted EBITDA for the fifty-two week period.
(9)
We had a deficiency of earnings to fixed charges for the 39 weeks ended December 27, 2001, the 39 weeks ended December 28, 2000, the 52 weeks ended March 29, 2001, the 52 weeks ended March 30, 2000, the 52 weeks ended April 1, 1999, and the 52 weeks ended April 2, 1998, of $3.2 million, $41.0 million, $135.9 million, $86.2 million, $33.2 million and $48.5 million, respectively. Earnings consist of earnings (loss) before income taxes and cumulative effect of accounting changes, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, amortization of debt issuance costs and one-third rent expense on operating leases treated as representative of the interest factor attributable to rent expense.

Summary Pro Forma Financial Data

        The summary pro forma financial data set forth below has been derived from, and should be read in conjunction with, the unaudited condensed pro forma financial statements, including the accompanying notes, appearing elsewhere in this prospectus. See "AMC Entertainment Inc. Condensed Pro Forma Financial Statements."

        Our unaudited pro forma financial information for the fiscal year ended March 29, 2001 and as of and for the fifty-two week period ended December 27, 2001 have been adjusted to give effect to our recently completed offering of our notes due 2012, our recently completed common stock offering (including 1.35 million shares purchased pursuant to the exercise of the over-allotment option) as described in "Summary—Recent Developments" and the acquisition of GC Companies at a purchase price of $167.0 million as set forth in the notes to our unaudited condensed pro forma financial statements included elsewhere herein. Such pro forma information does not purport to represent what our results of operations would have been had the offering of our notes due 2012, our common stock offering and the acquisition of GC Companies occurred on the dates presented or to project our financial position or results of operations for any future period.

        The summary pro forma financial data presented herein should be read in conjunction with our and GC Companies' audited financial statements and other historical and pro forma financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Pro forma for the Note Offering, the Common Stock Offering and the Acquisition of GC Companies
	Fifty-Two Weeks Ended December 27, 2001		Fifty-Two Weeks Ended March 29, 2001
	(In thousands)
Statement of Operations Data:
Total revenues	$1,586,111		$1,505,272
Cost of operations	1,074,017		1,029,122
Rent expense	290,708		284,174
Operating loss	(27,421)		(114,002)
Interest expense	79,644		80,150
Loss before cumulative effect of an accounting change	(72,745)		(118,804)
Other Financial Data:
Pro forma Adjusted EBITDA(1)	$195,550		$177,209
Net debt to pro forma Adjusted EBITDA	2.7	x
Pro forma Earnings to Fixed Charges(2)	—		—

	Pro forma for the Note Offering, the Common Stock Offering and the Acquisition of GC Companies
	As of December 27, 2001
	(In thousands, except for screens and theatres)
Balance Sheet Data:
Cash and equivalents	$199,166
Total assets	1,466,139
Total debt	727,068
Stockholders' equity	298,322
Operating Data:
Last 52 weeks attendance	187,435
Period end screens	3,457	(3)
Period end theatres	243	(3)

(1)
Pro forma Adjusted EBITDA represents earnings (loss) before cumulative effect of an accounting change plus interest, income taxes, depreciation and amortization adjusted for pre-opening expense, theatre and other closure expense, impairment of long-lived assets, (gain) loss on disposition of assets, equity in earnings of unconsolidated affiliates and excludes one time other income and expense items and reorganization costs. Pro forma Adjusted EBITDA for the fifty-two weeks ended December 27, 2001 also includes $8.8 million in cost savings and $3.0 million in operating synergies expected to be realized through the integration of GC Companies. Pro forma Adjusted EBITDA for the fifty-two weeks ended March 29, 2001 also includes $15.6 million in such cost savings and $3.0 million in such operating synergies. These adjustments reflecting estimated cost savings and operating synergies do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those reflected due to a number of factors, including without limitation, (i) an inability to consolidate facilities, (ii) an inability to reduce headcount, (iii) an inability to terminate certain contracts and (iv) an inability to successfully integrate GC Companies into our existing operations.

  We have included pro forma Adjusted EBITDA because we believe that pro forma Adjusted EBITDA provides investors additional information for estimating our value and evaluating our ability to service debt. We believe that EBITDA is a financial measure commonly used in our industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP). Pro forma Adjusted EBITDA as determined by us may not be comparable to EBITDA as reported by other companies. In addition, pro forma Adjusted EBITDA is not intended to represent cash flow (as determined in accordance with GAAP) and does not represent the measure of cash available for discretionary uses.

(2)
After giving pro forma effect to the note offering, the common stock offering and the Acquisition of GC Companies, we had a deficiency of earnings to fixed charges for the 52 weeks ended December 27, 2001 and the 52 weeks ended March 29, 2001, of $110.1 million and $183.6 million, respectively. Earnings consist of earnings (loss) before income taxes and cumulative effect of accounting changes, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, amortization of debt issuance costs and one-third rent expense on operating leases treated as representative of the interest factor attributable to rent expense.

(3)
Does not include 17 theatres with 160 screens operated through a South American joint venture in which GC Companies has a 50% joint interest. Results for the joint venture are accounted for using the equity method of accounting and are not consolidated.

Pro forma Adjusted EBITDA is calculated as follows:

	Pro forma for the Note Offering, the Common Stock Offering and the Acquisition of GC Companies
	Fifty-Two Weeks Ended December 27, 2001	Fifty-Two Weeks Ended March 29, 2001
	(In thousands)
Pro forma Operating Loss	$(27,421)	$(114,002)
Adjustments:
Gain on disposition	(735)	(670)
Impairment of long-lived assets and restructuring	64,963	93,913
Depreciation and amortization	122,601	130,588
Reorganization items	7,181	18,169
Theatre and other closure expense	12,166	24,169
Preopening expense	4,999	3,808
Other income (excluding $7,379 one-time item)	—	2,617

Subtotal	183,754	158,592
Anticipated cost savings:
Facility closures, non-assumption of contracts and employee terminations	8,796	15,617
Integration of GC Companies operating services into AMC contracts	3,000	3,000

Pro forma Adjusted EBITDA	$195,550	$177,209

RISK FACTORS

        An investment in the exchange notes offered hereby involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in this prospectus, in deciding whether to invest in the exchange notes. This prospectus and documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.

Risks related to our notes and this offering

Your failure to participate in the exchange offer will have adverse consequences.

        If you do not exchange your initial notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your initial notes, as set forth in the legend on your initial notes. The restrictions on transfer of your initial notes arise because we sold the initial notes in a private offering. In general, the initial notes may not be offered or sold, unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, such requirements. We do not intend to register the initial notes under the Securities Act.

        After completion of the exchange offer, holders of initial notes who do not tender their initial notes in the exchange offer will no longer be entitled to any exchange or registration rights under the registration rights agreement, except under limited circumstances.

        If you exchange your initial notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. See "The Exchange Offer."

Our substantial debt could adversely affect our operations and your investment in the notes.

        We have a significant amount of debt. On a pro forma basis after giving effect to the offering of the initial notes, our recent sale of 10.35 million shares of common stock and our acquisition of GC Companies, as of December 27, 2001, we had approximately $669.3 million of debt (excluding unused availability of approximately $414.7 million under our credit facility) and $57.7 million in capital and financing lease obligations. We also have approximately $4.3 billion of undiscounted rental payments under operating leases.

        The amount of our indebtedness and leases and other financial obligations could have important consequences to you, as a holder of the notes. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;
  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;
  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations, payment of dividends and any future business opportunities;
  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and
  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our credit facility or to comply with any of the financial and operating covenants included in the credit facility, we would be in default. Lenders under our credit facility could then vote to accelerate the maturity of the indebtedness under the credit facility and foreclose upon the stock of our subsidiaries, if pledged, securing the credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the credit facility accelerate the maturity of the indebtedness thereunder, we cannot assure you that we will have sufficient assets to satisfy our obligations under the credit facility or our other indebtedness, including our notes due 2012, our notes due 2009 and our notes due 2011. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        Our indebtedness under the credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under the credit facility and other indebtedness.

        In June 2000, Moody's Investor Services lowered the ratings on our credit facility, notes due 2009 and notes due 2011 by two notches; it lowered the rating on our credit facility from B1 to B3 and the rating on our notes from Caa1 to Caa3. Between June and August 2000, Standard & Poors lowered our corporate credit rating three notches, from B+ to CCC+, and the rating on our notes due 2009 and notes due 2011 three notches, from B- to CCC-. In October 2001, Standard & Poors raised our corporate rating one notch, from CCC+ to B-, and the rating on our notes due 2009 and notes due 2011 one notch from CCC- to CCC. Both Moody's Investor Services and Standard & Poors reaffirmed their existing ratings in January 2002 in connection with the issuance of our notes due 2012.

In order to carry out our strategic plan, we may need to incur additional debt.

        We would likely finance the costs of constructing new theatres and acquired assets, such as the acquisition of GC Companies and Gulf States, with cash flow from operations, the proceeds of the offering of the initial notes, the proceeds of our common stock offering and from the incurrence of additional debt. The incurrence of additional debt could increase the risks described above. In addition, the agreements governing our existing indebtedness and our preferred stock limit, but do not prohibit, our ability to incur additional debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "—Risks Related to Our Business—We have significant stockholders with the ability to influence our actions." These limitations could have an adverse impact on our ability to fully implement our business plan.

We will require significant cash flow to service our debt and provide for our other obligations.

        Our ability to make payments on and refinance our debt, including the notes offered hereby, and other financial obligations, including cash dividend payments on our preferred stock, and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. We will need to extend, amend or refinance our credit facility when it expires in 2004. If our cash flows were to prove inadequate to meet our debt service, rental, dividend and other obligations, we may be required to refinance all or a portion of our existing or future debt, to sell assets or to obtain additional financing. We cannot assure you that any such refinancing or that any such sale of assets or additional financing would be possible on favorable terms, if at all.

We are a holding company with no operations of our own.

        We are a holding company with no operations of our own. Consequently, our ability to service our debt and pay dividends is dependent upon the earnings from the businesses conducted by our subsidiaries. The distribution of those earnings, or advances or other distributions of funds by these subsidiaries to us, all of which could be subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations.

        Our subsidiaries have guaranteed our obligations under our credit facility. However, our subsidiaries are not obligors or guarantors of the notes. Therefore, the claims of creditors of such subsidiaries, including claims of lenders under the credit facility, the claims of trade creditors and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors. The notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of such subsidiaries. As of December 27, 2001, after giving effect to the acquisition of GC Companies, our subsidiaries had $483.7 million of liabilities, including trade payables but excluding (i) intercompany obligations, (ii) liabilities under guarantees of our obligations and (iii) obligations under operating leases and other obligations not reflected in our consolidated financial statements. Accordingly, there can be no assurance that, in the event of our bankruptcy, after providing for claims of creditors and preferred stockholders (if any) of our subsidiaries, there would be sufficient assets available to pay amounts due to you as a holder of the exchange notes.

The notes are subordinated to senior indebtedness.

        The exchange notes will be our general unsecured obligations. They will be subordinated in right of payment to our existing and future senior indebtedness, including obligations under the credit facility. Our obligations under the exchange notes will be pari passu with our obligations under the initial notes, our notes due 2009 and our notes due 2011. The effect of the exchange notes' subordination is that if we were to undergo insolvency, liquidation or other reorganization, our assets would be available to pay our obligations on the exchange notes only after all senior indebtedness, including the credit facility and all interest and amounts due on the senior indebtedness, is paid in full. We cannot assure you that there will be sufficient assets remaining to pay amounts due on all or any of the exchange notes. As of December 27, 2001, after giving pro forma effect to the offering of the initial notes and the application of the net proceeds therefrom, our recent sale of 10.35 million shares of common stock as described in "Use of Proceeds," and the acquisition of GC Companies, we would have had outstanding senior indebtedness of $57.7 million and would have had available $414.7 million additional borrowing capacity under the credit facility. The indenture governing the notes will not limit the amount of senior indebtedness we may incur if we satisfy certain fixed charge coverage tests.

        We generally may not pay our obligations on the notes, or repurchase, redeem or otherwise retire the notes if any senior indebtedness is not paid when due or any default on senior indebtedness occurs and the maturity of the senior indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived, any acceleration has been rescinded or the senior indebtedness has been paid in full. In addition, if any default exists with respect to certain senior indebtedness, we will be prohibited from making payments on the notes for a designated period of time, unless the default has been cured or waived, any acceleration has been rescinded or the senior indebtedness has been paid in full. See "Description of Exchange Notes."

        In addition, if certain financial ratios exceed specified limits, we must pledge all the stock of all our operating subsidiaries to secure our indebtedness under the credit facility.

The note indenture covenants are limited.

        The indenture governing the notes contains various covenants that limit our ability to:

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  incur additional indebtedness;
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  make restricted payments;
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  engage in transactions with affiliates; and

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  enter into business combinations and asset sales.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although a fixed charge coverage test based on consolidated EBITDA and consolidated interest expense, as defined in the indenture, limits our ability to incur indebtedness, this limitation is subject to a number of significant qualifications. The definition of EBITDA used in the indenture, which is a principal measure of our debt capacity under the indenture, is more favorable to us than that shown under "Summary—Summary Financial and Operating Data." See "Description of Exchange Notes—Certain Definitions—Consolidated EBITDA." Moreover, the indenture does not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indenture (such as operating leases), nor does it impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries" (as defined herein). See "—Our substantial debt could adversely affect our operations and your investment in the notes" and "Description of Exchange Notes—Certain Covenants—Limitation on Consolidated Indebtedness." Furthermore, there are no restrictions on our ability to prepay subordinated debt or to make advances to, or invest in, other entities (including unaffiliated entities) or to create liens on our assets and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us.

        Also, although the indenture limits our ability to make restricted payments, which include dividends on and repurchases of our capital stock, these restrictions are subject to significant limitations. As of December 27, 2001, we could have made $381.0 million of restricted payments (subject to certain other limitations under the indentures and restrictions and limitations under our other debt instruments and under applicable law).

We must repurchase the notes upon a change of control.

        Upon the occurrence of a "change of control" (as defined herein), we will be required to make an offer to repurchase the exchange notes offered hereby, the initial notes, our notes due 2011 and our notes due 2009 at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Certain events involving a change of control will result in an event of default under our credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under the credit facility or other future senior indebtedness could result in an acceleration of such indebtedness, in which case the subordination provisions of the notes would require payment in full of such senior indebtedness before repurchase of the notes. See "Description of Exchange Notes—Change of Control," and "—Subordination." We cannot assure you that we would have sufficient resources to repurchase the notes or pay our obligations if the indebtedness under the credit facility or other future senior indebtedness were accelerated upon the occurrence of a change of control. The acceleration of senior indebtedness and our inability to repurchase all of the tendered notes would constitute events of default under the indenture. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon change of control or other defaults under such debt instruments.

        In addition, the definition of "change of control" in the indenture governing the exchange notes differs slightly from the corresponding definition in the indentures governing our notes due 2011 and notes due 2009, in that the members of the Apollo Group are "permitted holders" under the indenture governing the notes, but not under the other indentures. This means that if a member of the Apollo Group were to acquire shares of our voting securities or otherwise trigger the change of control provisions of the notes due 2011 and notes due 2009, we would be required to make an offer to purchase those exchange notes but would not be required to make an offer to repurchase the exchange notes offered hereby or the initial notes.

There is no public trading market for the exchange notes.

        The exchange notes are a new issue of securities for which there is currently no established trading market. Although the initial purchasers have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue market making activities at any time without notice. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation on NASDAQ. If an active market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot assure you as to the liquidity of the market for the exchange notes or the prices at which you may be able to sell the exchange notes.

Risks related to the Industry

There are significant operating risks in the theatrical exhibition industry that affect us.

        We depend upon the availability and popularity of motion pictures.    A significant disruption in the production of motion pictures, a lack of motion pictures or poor performance of motion pictures could adversely affect our business and operating results. Our results of operations will vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres.

        We rely on distributors of the films.    We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Our business may be adversely affected if our access to motion pictures is limited or delayed because of a deterioration in our relationships with one or more distributors or for some other reason. For example, certain of our theatres in Canada have been unable to obtain some popular films because of our competitors' relationships with distributors. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

        Price terms of film licenses affect our results.    Film license fees are our largest operating expense. We must negotiate license fees on a film-by-film, theatre-by-theatre basis. Due to regulatory considerations, we cannot enter into long-term arrangements with distributors to assure access to product and to set our film costs. Our results are materially affected by distributors' pricing strategies over which we have no control and the oversupply of screens in the industry that has enabled distributors to be more aggressive on pricing in recent periods.

        We are subject to competition which is sometimes intense.    Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense, primarily with respect to the following factors:

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  Attracting patrons. The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.
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  Licensing motion pictures. We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

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  Low barriers to entry. We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry preventing a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems.

        There is an industry-wide oversupply of screens.    In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. As a result, there is an oversupply of screens in the North American exhibition industry. This has affected and may continue to affect the performance of some of our theatres.

        Our access to capital may be affected by the bankruptcies of other companies.    As a result of the oversupply of screens, increased costs, changes in release patterns and other factors, including a downturn in attendance in 2000, the exhibition industry has experienced significant liquidity pressures. We and other theatre exhibition companies have experienced impairment write-offs, losses on theatre dispositions and downward adjustment of credit ratings, and some of our competitors have defaulted under their loan agreements. Since 1999, several major theatre exhibition companies, including six of the ten largest North American exhibitors in the industry in terms of revenues, have filed for bankruptcy. These factors may make it difficult for us and others in the industry to borrow money or access the capital markets and, as a result, the market price of our securities, including the exchange notes, may be affected.

        General political, social and economic conditions can affect our attendance.    We believe that the popularity of film product generally determines box office results. However, our success also depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 28% of our revenues in fiscal 2001, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

        Digital Technology.    The industry is in the early stages of conversion from film based media to electronic based media. There are a variety of constituencies associated with this anticipated change which may significantly impact industry participants, including content providers, distributors, equipment providers and venue operators. Should the conversion process rapidly accelerate, there can be no assurance that we will have access to adequate capital to finance the conversion costs associated with this potential change. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from film based media to electronic based media. Alternate delivery systems such as the Internet may adversely affect future attendance patterns and our ability to raise ticket prices.

        The theatrical exhibition business is seasonal.    Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is generally seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons, and our results of operations may vary significantly from quarter to quarter.

        The theatre exhibition industry is subject to regulatory restraints.    The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from those cases, to which we were not a party, bind certain major motion picture distributors and require the films of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. See "Business—Film Licensing."

Risks Related to Our Business

Our growth strategy involves significant risks.

        Both the acquisition of existing theatre circuits and the development of new theatre locations involve significant risks.

  Risks of acquiring existing circuits and theatres.

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  Expansion requires financing. We estimate that our net capital expenditures will aggregate approximately $75 million in each of fiscal years 2002 and 2003. In addition, our cost of acquiring GC Companies was approximately $167.0 million. Our purchase price estimates exclude certain contingent payments and liabilities assumed or not discharged in bankruptcy. See "Acquisition of GC Companies—Structure of Acquisition." We may have to seek additional financing or issue additional shares of common or preferred stock to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.
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  We must identify suitable acquisition candidates and compete with other buyers for existing circuits and theatres. We may have difficulty identifying suitable acquisition candidates. Even if we do identify such candidates, we anticipate significant competition from other exhibition companies and financial buyers when trying to acquire these candidates, and there can be no assurance that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of the foregoing, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition.
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  We may have difficulty managing growth. Whether we continue to expand through new construction or through acquisitions, there is risk that we might not be able to effectively manage our growth or that our information or other systems might not be sufficient to accommodate such growth.
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  We may not benefit from our acquisition strategy. In any acquisition, including our acquisition of GC Companies, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. In addition, we have never made a significant acquisition. Any acquisition may involve operating risks, such as:

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    the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;
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    the potential disruption of our ongoing business;
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    the diversion of management's attention and other resources;
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    the possible inability of management to maintain uniform standards, controls, procedures and policies;
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    the risks of entering markets in which we have little or no experience;
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    the potential impairment of relationships with employees;
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    the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and
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    the possibility that the acquired theatres do not perform as expected.

  Risks of expanding through new construction.

        The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

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  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and
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  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in North America, and at least 32 months elsewhere, from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

        As a result of the foregoing, we cannot assure you that we will be able to acquire attractive site locations or existing theatres or theatre circuits on terms we consider acceptable or that this strategy will result in improvements to our business, financial condition or profitability.

Risks Related to the Acquisition of GC Companies.

        We may be unable to successfully integrate GC Companies into our business or realize the cost savings that we anticipate. This is our first major acquisition. Our ability to integrate GC Companies into our business and realize the cost savings that we anticipate (including the $8.8 million of annual savings relating to facilities closures and related items and the $3.0 million of annual cost savings relating to operating synergies referred to in the pro forma financial statements for the fifty-two week period ended December 27, 2001) are subject to a number of uncertainties, including those referred to above under "Risks of acquiring existing circuits and theatres." Many of these uncertainties are related to conditions beyond our control, such as general negative economic trends and competition. We may be unable to achieve the anticipated cost savings and synergies from the acquisition.

        In addition, the pro forma financial information contained in this prospectus reflects adjustments to GC Companies' operating results that reflect the impact of GC Companies' plan of reorganization and the structure of our acquisition. These adjustments may not accurately reflect the actual costs and revenues of the operations of GC Companies that we will be acquiring and may not be indicative of the results that would have been achieved if we had completed the acquisition on the dates reflected in the pro forma financial statements.

        GC Companies' South American joint venture operates in some markets that are facing political and economic instability, and debt of the South American joint venture was not discharged in GC Companies' bankruptcy proceedings. GC Companies' South American joint venture is highly leveraged. The joint venture's Argentine and Chilean subsidiaries have debt facilities that have matured with outstanding borrowings aggregating approximately $46 million as of October 31, 2001 that are secured by liens on the stock and certain assets of the subsidiaries. GC Companies guaranteed 50% of the joint venture's debt prior to our acquisition of GC Companies, which resulted in the discharge of GC Companies' several guaranties. However, the joint venture and its subsidiaries, including the Argentine and Chilean subsidiaries, were not Chapter 11 debtors and their debts were not discharged in the GC Companies' Chapter 11 cases. In the GC Companies' 2001 Form 10-K, GC Companies has disclosed that the joint venture is in default of the Argentine and Chilean loan agreements as the debts thereunder became due in December 2001 and payment was not made in accordance with the agreements. If either the Argentine or the Chilean subsidiary's indebtedness is accelerated, it could bankrupt the subsidiary and the joint venture's equity in the subsidiary could be worthless. However, in connection with the plan of reorganization, GC Companies acquired, at par, a 25% undivided, non-voting, economic participation interest in the joint venture's loans for an aggregate purchase price of $10.96 million five days after entry of the bankruptcy court's order confirming the plan of reorganization, whereupon the GC Companies' guaranties were released and the lenders agreed to extend the final maturity date of the loans to the joint venture to the first anniversary of the effective date of the plan of reorganization. The lenders also agreed that financial covenants would not be applicable to the borrowers prior to such final maturity date and agreed not to accelerate the loans without GC Companies' consent as long as accrued interest is paid in full on a current basis. GC Companies owned the participation interest when we acquired its stock.

        In its 2001 Form 10-K, GC Companies reported that recent fiscal policies imposed after October 31, 2001 by the government of Argentina as well as continuing economic difficulties and political turmoil, have resulted in public demonstrations which required the shutdown of several theatres for a short period of time and a decline in theatre attendance subsequent to October 31, 2001. Also, in January, 2002, the government of Argentina announced the adoption of a currency system allowing the peso to float freely rather than pegging it to the U.S. dollar, which has resulted in a significant devaluation of the peso. This could adversely impact the Argentine subsidiary's ability to repay its dollar denominated debt, including the loans in which GC Companies acquired a participation interest as contemplated by the Fleet/Bank of America support agreement, and to pay rent under certain dollar denominated leases.

We have had significant financial losses in recent years.

        We have reported net losses in the thirty-nine weeks ended December 27, 2001 and in each of fiscal years 2001, 2000, 1999 and 1998. Our cumulative net losses for the period commencing with the beginning of fiscal 1997 through December 27, 2001 were approximately $184 million. If we continue to experience such losses, we may be unable to meet our payment obligations while attempting to expand our circuit and withstand competitive pressures or adverse economic conditions. Further, approximately $150 million, or 98%, of our statutory surplus results from deferred tax assets which are based on net operating loss carry-forwards and other items. We must generate at least $385 million in future taxable income to realize these deferred tax assets. If we determine that it is more likely that we will not realize the benefit of these assets, we must create an appropriate valuation allowance, which would reduce our statutory surplus. In such circumstances, our business, financial condition and results of operation could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Deferred Tax Assets."

The higher cost of megaplexes can produce volatility in results.

        Approximately 71% of our screens are located in megaplex theatres. Megaplexes generally require greater capital expenditures than the previous generation of multiplex theatres. In addition, the fixed costs of operating megaplexes generally are higher than those related to multiplexes, which can result in greater volatility in operating results based on changes in operating revenues. Therefore, we cannot assure you that we will be able to operate such theatres profitably or recoup our investment on such theatres.

        We may suffer future impairment losses and lease termination charges in our North American and international operations.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable.

        We recognized non-cash impairment losses in each fiscal year since 1995. Our impairment losses over this period aggregated $135.6 million. Since fiscal 1995 through December 27, 2001, we also incurred lease termination charges aggregating $45.4 million on older theatres that we closed or disposed of. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. See "Notes to Consolidated Financial Statements for Years Ended March 29, 2001, March 28, 2000, and April 1, 1999—Note 1—The Company and Significant Accounting Policies—Impairment of Long-lived Assets." Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres.

Our international and Canadian operations are subject to additional risks.

        We operate megaplexes in Canada, China (Hong Kong), Japan, France, Portugal, Spain and Sweden, and we are currently developing one additional theatre in Spain and two theatres in the United Kingdom. During fiscal 2001, revenues from our theatre operations outside the United States accounted for 8.6% of our total revenues. Our North American operations include megaplexes in Canada as well. As a result of our acquisition of GC Companies, we now have a 50% equity interest in a joint venture which operates theatres in Argentina, Brazil, Chile and Uruguay. There are significant differences between the theatrical exhibition industry in the United States and in these international markets. These include:

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  Fluctuating currency values. As a result of our international operations, we have risks from fluctuating currency values. As of December 27, 2001, a 10% fluctuation in the value of the United States dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease earnings and accumulated other comprehensive income by approximately $1.9 million and $12.1 million, respectively. We do not currently hedge against foreign currency exchange rate risk. We do not intend to repatriate funds from the operations of our international theatres but instead intend to use them to fund current and future operations.
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  Consumer preferences; insufficient foreign language films. Consumers in international markets may be less inclined to spend their leisure time attending movies than consumers in North America. In addition, there is generally a smaller market for local language films and the overall supply of these films may not be adequate to generate a sufficient attendance level at our international theatres. As a result of such factors, attendance levels at some of our foreign theatres may not be sufficient to permit us to operate them on a positive cash flow basis.
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  Inability to obtain film product. Because of existing relationships between distributors and other theatre owners, we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets.

        Other risks include:

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  unexpected changes in tariffs and other trade barriers;
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  changes in foreign government regulations;
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  inflation;
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  price, wage and exchange controls;
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  reduced protection for intellectual property rights in some countries;
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  licensing requirements;
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  potential adverse tax consequences; and
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  uncertain political and economic environments.

        There are also other risks that may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation. Such differences in industry structure and regulatory and trade practices may adversely affect our ability to expand internationally or to operate at a profit following such expansion.

Certain existing and proposed accounting pronouncements could change the way we report the investment of our preferred stockholders.

        In July 2001, the Securities and Exchange Commission issued an SEC Staff Announcement which was codified as EITF Topic No. D-98 Classification and Measurement of Redeemable Securities. Topic No. D-98 provides additional guidance for determining when an equity security is redeemable at the option of the holder or upon the occurrence of an event that is solely within the control of the issuer. Topic No. D-98 is to be applied retroactively in the first fiscal quarter ending after December 15, 2001 by restating the financial statements of prior periods.

        During the fiscal quarter ended December 27, 2001, we adopted Topic No. D-98. There was no impact to our consolidated financial position, results of operations or cash flows as a result of adopting Topic No. D-98. We believe that adoption of Topic No. D-98 will not require a restatement of financial statements until such time, if ever, that (i) the holders of our preferred stock either (a) are entitled to elect a majority of the board of directors or (b) could convert a portion of their Preferred Stock into a sufficient number of shares of common stock to gain control of the board of directors and (ii) our optional right to redeem the Preferred Stock is unconditional. Such circumstances do not presently exist and we believe that they should not exist prior to 2006, if at all. However, were such circumstances to occur, Topic No. D-98 would require us to report the investment of our preferred stockholders as temporary equity under current generally accepted accounting principles. A proposed accounting pronouncement, if issued, may eliminate the temporary equity classification and require the investment to be classified as either permanent equity or as a liability. Furthermore, certain of our debt covenants restrict the incurrence of additional indebtedness. See "Risks related to our notes and this offering—In order to carry out our strategic plan, we may need to incur additional debt."

We must comply with the ADA.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance. See "Business—Legal Proceedings."

We are parties to significant litigation.

        On January 29, 1999, the Department of Justice filed suit in the United States District Court for the Central District of California, United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. The complaint alleges that we have designed, constructed and operated two of our motion picture theatres in the Los Angeles area and unidentified theatres elsewhere that have stadium-style seating in violation of Department of Justice regulations implementing Title III of the ADA and related "Standards for Accessible Design." The complaint alleges various types of non-compliance with the Standards, but relates primarily to issues relating to lines of sight. The Department of Justice seeks declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        The current Department of Justice position appears to be that theatres must provide wheelchair seating locations and transfer seats with viewing angles to the screen that are at the median or better, counting all seats in the auditorium. Heretofore, we have attempted to conform to the evolving standards promulgated by the Department of Justice and believe our theatres are in substantial compliance with the ADA. We believe that the Department of Justice's current position has no basis in the ADA or related regulations. We have filed an answer denying the allegations. To date, three courts have considered the Department of Justice's position with respect to wheelchair locations. All three courts have rejected that position and decided the disputes in favor of the exhibitors. Lara v. Cinemark USA, Inc., United States Court of Appeals for the Fifth Circuit, No. 99-0204; Oregon Paralyzed Veterans of America v. Regal Cinemas,  Inc. United States District Court for the District of Oregon, No. 00-485-KI; and United States of America v. Cinemark USA, Inc., United States District Court for the Northern District of Ohio, No. 1:99CV-705. Based upon current precedent, we do not believe that this matter is likely to result in an outcome that will have a material adverse effect on our financial condition.

        We are the defendant in two coordinated cases now pending in California, Weaver v. AMC Entertainment Inc., (No. 310364, filed March 2000 in Superior Court of California, San Francisco County) and Geller v. AMC Entertainment Inc. (No. RCV047566, filed May 2000 in Superior Court of California, San Bernardino County). The litigation is based upon California Civil Code Section 1749.5, which provides that "on or after July 1, 1997, it is unlawful for any person or entity to sell a gift certificate to a purchaser containing an expiration date." Weaver is a purported class action on behalf of all persons in California who, on or after January 1, 1997, purchased or received an AMC Gift of Entertainment containing an expiration date. Geller is brought by a plaintiff who allegedly received one of our discount tickets in California containing an expiration date and who purports to represent all California purchasers of these "gift certificates" purchased from any of our theatres, stores, locations, web-site or other venue owned or controlled by us since January 1, 1997. Both complaints allege unfair competition and seek injunctive relief. Geller seeks restitution of all expired "gift certificates" purchased in California since January 1, 1997 and not redeemed. Weaver seeks disgorgement of all revenues and profits obtained since January 1997 from sales of "gift certificates" containing an expiration date, as well as actual and punitive damages. On May 11, 2001, following a special trial on the issue, the court ruled that our Gifts of Entertainment and discount tickets are "gift certificates." We intend to appeal this ruling and to continue defending the cases vigorously. Should the result of this litigation ultimately be adverse to us, we are presently unable to estimate the amount of the potential loss.

We are subject to environmental laws and regulations.

        We own and operate facilities throughout the United States and in several foreign countries, and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, including property we acquired as part of our acquisition of GC Companies, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our loss of key management personnel or our inability to hire and retain skilled employees at our theatres could adversely affect our business.

        Our success is dependent in part on the efforts of key members of our management team. The loss of their services could materially adversely affect our business, financial condition, results of operations or prospects. We do not currently maintain key person life insurance on any of our key employees. In addition, competition for skilled professionals is intense. The loss of any of these professionals or the inability to recruit these individuals in our markets could adversely affect our ability to operate our business efficiently and our profitability and could harm our ability to maintain our desired levels of service.

Certain of our directors have potential conflicts of interest.

        We sponsored Entertainment Properties Trust's formation, and Mr. Peter C. Brown, our Chairman of the Board, Chief Executive Officer and President, serves as Chairman of the Board of Trustees of Entertainment Properties Trust. Because of the various agreements between Entertainment Properties Trust and us, situations may arise where we have differing interests from Entertainment Properties Trust. These agreements include (i) leases with respect to 22 theatre properties (including five theatres leased in connection with the recently concluded Gulf States acquisition) and (ii) a right of first refusal and first offer that expires in November 2002 in favor of Entertainment Properties Trust to purchase any megaplex and related entertainment properties acquired or developed and owned (or ground leased) by us. We are also proposing additional sale leaseback transactions with Entertainment Properties Trust in connection with the recently concluded Gulf States acquisition. See "Summary—Recent Developments" and "Certain Relationships and Related Party Transactions." Because of the relationships between us and Entertainment Properties Trust, there exists the risk that the results of our dealings with Entertainment Properties Trust might be less favorable to us than if such relationships did not exist.

We have significant stockholders with the ability to influence our actions.

        Under the agreement governing the investment in our Series A Convertible Preferred Stock that the group of funds we refer to as the Apollo Purchasers have made in us, as described in more detail under "Principal Stockholders," the Apollo Purchasers have the right to elect three of eight members of our board of directors (and if we default under our obligations under the terms of the preferred stock, the holders of that stock may appoint a majority of our board of directors until such default is cured). In addition, during the period that they are entitled to elect three directors, the Apollo Purchasers must approve certain corporate actions before we may take them. These "Preferred Stock Approval Rights" include, but are not limited to, limitations on our ability to:

  •
  amend our restated and amended certificate of incorporation or bylaws;
  •
  create, authorize or issue any class, series or shares of capital stock;
  •
  pay any dividend or declare any distribution on any shares of capital stock;
  •
  merge, consolidate or consummate a similar transaction;
  •
  incur debt or amend or alter the material terms of any existing or future material senior debt; and
  •
  acquire or dispose of any material business or assets.

        Because of the Preferred Stock Approval Rights, we may be unable to take certain actions that are favored by a majority of our board of directors.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange initial notes in like principal amount, the terms of which are the same in all material respects as the form and terms of the exchange notes except that the exchange notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof or providing for registration rights. The initial notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not increase our indebtedness.

        We received net proceeds of approximately $167.2 million from the offering of the initial notes. We applied a portion of the net proceeds from the offering of the initial notes to reduce the outstanding indebtedness under our revolving credit facility and to acquire GC Companies, and will use the balance to pursue our current business strategy, including acquisitions of other theatres and other theatre circuits, and for general corporate purposes. Our credit facility, which matures on April 10, 2004, permits borrowings at interest rates based on either the bank's base rate or LIBOR, plus applicable margins ranging from 0.0% to 1.5% on base rate loans and from 0.75% to 2.50% on LIBOR rate loans, and requires an annual commitment fee based on margin ratios that could result in a rate of 0.375% or 0.500% on the unused portion of the commitment. As of December 27, 2001, the average rate of interest on outstanding indebtedness under the credit facility was 3.5% per annum. To the extent the net proceeds were applied to reduce indebtedness under the credit facility, the amount available to us for borrowing under the credit facility increased and we intend to utilize this increased availability to continue our current business strategy.

CAPITALIZATION

        The following table sets forth our total capitalization (including short term debt) as of December 27, 2001 (i) on an actual basis, (ii) on a pro forma basis to give effect to our offering of notes due 2012 and the application of the proceeds therefrom, our sale of 10.35 million shares of common stock at a public offering price of $10.50 per share and the application of the proceeds therefrom, and the acquisition of GC Companies at a purchase price of $167.0 million, as if the offering of our notes due 2012, the common stock offering and the acquisition of GC Companies had occurred on December 27, 2001. You should read the following table with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	December 27, 2001
	Actual	Pro forma as Adjusted for the Offering of the Notes Due 2012, the Common Stock Offering and the Acquisition of GC Companies
	(In thousands, except share amounts)
Cash and equivalents	$48,428	$199,166

Short term debt (current maturities of capital and financing lease obligations)	$2,629	$2,629
Long-term debt:
$425 million credit facility(1)	62,000	—
9 7/8% senior subordinated notes due 2012	—	172,263
9 1/2% senior subordinated notes due 2011	225,000	297,880
9 1/2% senior subordinated notes due 2009	199,226	199,226
Capital lease obligations, interest ranging from 7 1/4% to 20%	55,070	55,070

Total Debt	543,925	727,068
Stockholders' equity:
Series A Convertible Preferred Stock, 66 2/3¢ par value; 257,646 shares issued and outstanding(2)(3)	172	172
Common stock, 66 2/3¢ par value, 19,688,046 shares issued(3)(4)	13,125	21,635
Class B Stock, 66 2/3¢ par value, 3,801,545 shares issued and outstanding(2)(3)	2,535	2,535
Additional paid-in capital	336,899	458,509
Accumulated other comprehensive loss	(15,950)	(15,950)
Accumulated deficit	(157,920)	(157,920)
Employee notes for common stock	(10,290)	(10,290)
Common stock in treasury at cost, 20,500 shares	(369)	(369)

Total Stockholders' Equity	168,202	298,322

Total capitalization(4)	$712,127	$1,025,390

(1)
As of December 27, 2001, we had borrowed $62 million under our credit facility and had total availability of approximately $335 million. The amount available under the credit facility is governed by the ratio of net indebtedness to consolidated EBITDA, as defined in the credit facility, for the preceding four fiscal quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

(2)
The 257,646 shares of Series A Convertible Preferred Stock outstanding on December 27, 2001 were convertible into 36,034,405 shares of our common stock. The 3,801,545 shares of Class B Stock are convertible into 3,801,545 shares of our common stock.

(3)
After giving effect to the common stock offering and the acquisition of GC Companies, the aggregate par value of common stock is $21.6 million, the aggregate par value of the Class B Stock is $2.5 million and the aggregate par value of the Series A Convertible Preferred Stock is $0.2 million.

(4)
The preceding capitalization information does not include the following:

•
49,160 shares of our common stock reserved for future issuance under our 1999 Stock Option Plan for Outside Directors;

•
1,605,900 shares of our common stock reserved for future issuance under our 1999 Stock Option and Incentive Plan;

•
131,210 shares of our common stock issuable under outstanding stock awards; and

•
1,555,530 shares of our common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of approximately $12.33 per share on December 27, 2001.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

         The following table sets forth selected historical consolidated information regarding our five most recent fiscal years ended March 29, 2001 and the interim periods ended December 27, 2001 and December 28, 2000. Operating results for the interim period ended December 27, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year ending March 28, 2002. The historical financial information for each of the fiscal years specified below is derived from our consolidated financial statements and related notes for such periods. The historical financial data set forth below is qualified in its entirety by reference to our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus. The historical financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the notes thereto, our unaudited interim financial statements and notes thereto and GC Companies' consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Thirty-Nine Weeks Ended		Year Ended(1)(2)
	December 27, 2001	December 28, 2000	March 29, 2001	March 30, 2000	April 1, 1999	April 2, 1998	April 3, 1997
	(In thousands, except per share and operating data)
Statement of Operations Data:
Total Revenues	$1,002,939	$925,248	$1,214,801	$1,166,942	$1,023,456	$850,750	$751,664
Film exhibition costs	367,106	330,877	432,351	417,736	358,437	299,926	258,809
Concession costs	33,949	38,432	46,455	50,726	48,687	42,062	36,748
Theatre operating expense	243,670	227,019	300,773	290,072	260,145	219,593	189,908
Rent expense	176,359	170,667	229,314	198,762	165,370	106,383	80,061
Other	34,302	32,646	42,610	44,619	30,899	25,782	18,354
General and administrative expense	25,359	21,989	32,499	47,407	52,321	47,860	52,422
Preopening expense	3,988	2,797	3,808	6,795	2,265	2,243	2,414
Theatre and other closure expense(3)	1,824	13,827	24,169	16,661	2,801	—	—
Restructuring charge	—	—	—	12,000	—	—	—
Depreciation and amortization	73,870	78,760	105,260	95,974	89,221	70,117	52,572
Impairment of long-lived assets	—	3,813	68,776	5,897	4,935	46,998	7,231
(Gain) loss on disposition of assets	(1,826)	(1,795)	(664)	(944)	(2,369)	(3,704)	84

Total costs and expenses	958,601	919,032	1,285,351	1,185,705	1,012,712	857,260	698,603

Operating income (loss)	44,338	6,216	(70,550)	(18,763)	10,744	(6,510)	53,061

Other income (expense)	(3,754)	9,996	9,996	—	—	—	—
Interest expense	43,700	58,070	77,000	62,703	38,628	35,679	22,022
Investment income	843	198	1,728	219	1,368	1,090	856

Earning (loss) before income taxes and cumulative effect of accounting changes	(2,273)	(41,660)	(135,826)	(81,247)	(26,516)	(41,099)	31,895
Income tax provision	(400)	(15,100)	(45,700)	(31,900)	(10,500)	(16,600)	12,900

Earnings (loss) before cumulative effect of accounting changes	(1,873)	(26,560)	(90,126)	(49,347)	(16,016)	(24,499)	18,995
Cumulative effect of accounting changes	—	(15,760)	(15,760)	(5,840)	—	—	—

Net earnings (loss)	$(1,873)	$(42,320)	$(105,886)	$(55,187)	$(16,016)	$(24,499)	$18,995

Preferred dividends	20,587	—	—	—	—	4,846	5,907

Net earnings (loss) for shares of common stock	$(22,460)	$(42,320)	$(105,886)	$(55,187)	$(16,016)	$(29,345)	$13,088

Earnings (loss) per share before cumulative effect of accounting changes:
Basic	$(0.96)	$(1.13)	$(3.84)	$(2.10)	$(0.69)	$(1.59)	$0.75
Diluted	(0.96)	(1.13)	(3.84)	(2.10)	(0.69)	(1.59)	0.74
Net earnings (loss) per share:
Basic	$(0.96)	$(1.80	)(4)	$(4.51	)(4)	$(2.35	)(4)	$(0.69)	$(1.59)	$0.75
Diluted	(0.96)	(1.80	)(4)	(4.51	)(4)	(2.35	)(4)	(0.69)	(1.59)	0.74
Pro forma amounts assuming SAB No. 101 accounting change had been in effect in fiscal 2000, 1999, 1998 and 1997:
Earnings (loss) for shares of common stock before cumulative effect of accounting changes:	$(51,715)	$(17,726)	$(28,784)	$11,025
Basic	(2.20)	(0.76)	(1.55)	0.63
Diluted	(2.20)	(0.76)	(1.55)	0.62
Net earnings (loss) for shares of common stock:	$(70,297)	$(28,839)	$(40,458)	$1,414
Basic	(3.00)	(1.23)	(2.19)	0.08
Diluted	(3.00)	(1.23)	(2.19)	0.08
Average shares outstanding:
Basic	23,469	23,469	23,469	23,469	23,378	18,477	17,489
Diluted	23,469	23,469	23,469	23,469	23,378	18,477	17,784
Balance Sheet Data (at period end):
Cash and equivalents	$48,428	$65,081	$34,075	$119,305	$13,239	$9,881	$24,715
Total assets	1,065,708	1,129,384	1,047,264	1,188,805	975,730	795,780	719,055
Corporate borrowings	486,226	699,155	694,172	754,105	561,045	348,990	315,072
Capital and financing lease obligations	57,699	57,875	56,684	68,506	48,575	54,622	58,652
Stockholders' equity (deficit)	168,202	9,726	(59,045)	58,669	115,465	139,455	170,012
Net debt(5)	495,497	691,949	716,781	703,306	596,381	393,731	349,009
Other Financial Data:
Capital expenditures, net(6)	$47,200	$80,545	$109,655	$176,619	$260,813	$105,417	$253,380
Adjusted EBITDA(7)	122,194	106,235	133,416	117,620	107,597	109,144	115,362
Net cash provided by operating activities	71,977	53,793	43,458	89,027	67,167	91,322	109,339
Net cash used in investing activities	(70,260)	(63,709)	(84,018)	(198,392)	(239,317)	(133,737)	(283,917)
Net cash (used in) provided by financing activities	12,932	(43,237)	(43,199)	215,102	175,068	27,703	188,717
Net debt to Adjusted EBITDA	3.3	x(8)	6.0	x(8)	5.4	x	6.0	x	5.5	x	3.6	x	3.0	x
Adjusted EBITDA to interest expense	2.8	x	1.8	x	1.7	x	1.9	x	2.8	x	3.1	x	5.2	x
Earnings to Fixed Charges(9)	—	—	—	—	—	—	1.6	x
Operating Data:
Screen additions	130	85	115	450	380	608	314
Screen dispositions	62	184	250	282	87	123	76
Average screens	2,790	2,833	2,818	2,754	2,560	2,097	1,818
Attendance (in thousands)	118,425	114,903	151,171	152,943	150,378	130,021	121,391
Period end screens	2,836	2,804	2,768	2,903	2,735	2,442	1,957
Period end theatres	177	186	180	211	233	229	228
Screens per theatre	16.0	15.1	15.4	13.8	11.7	10.7	8.6
Theatre revenues per patron	$8.19	$7.74	$7.75	$7.34	$6.59	$6.35	$6.05

(1)
Fiscal 1997 consists of 53 weeks. All other years have 52 weeks.

(2)
There were no cash dividends declared on common stock during the last five fiscal years.

(3)
Theatre and other closure expense relates to actual and estimated lease exit costs on older theatres and vacant restaurant space related to a terminated joint venture.

(4)
Fiscal 2001 includes a $15,760 cumulative effect of an accounting change related to revenue recognition for gift certificates and discounted theatre tickets (net of income tax benefit of $10,950) which reduced earnings per share by $0.67 per share of common stock. Fiscal 2000 includes a $5,840 cumulative effect of an accounting change for preopening expenses (net of income tax benefit of $4,095) which reduced earnings per share by $0.25 per share of common stock.

(5)
Represents corporate borrowings and capital and financing lease obligations less cash and equivalents.

(6)
Represents capital expenditures less proceeds from sale/leasebacks and financing lease obligations.

(7)
Represents earnings (loss) before cumulative effect of an accounting change plus interest, income taxes, depreciation and amortization and adjusted for preopening expense, theatre and other closure expense, impairment of long-lived assets, (gain) loss on disposition of assets, equity in earnings of unconsolidated affiliates and excludes one-time other income of $7,379 (in fiscal 2001) related to an accounting change and one-time other expense of $3,754 (in fiscal 2002) incurred in connection with our issuance of Preferred Stock. We have included Adjusted EBITDA because we believe that Adjusted EBITDA provides investors additional information for estimating our value and evaluating our ability to service debt. We believe that EBITDA is a financial measure commonly used in our industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP). Adjusted EBITDA as determined by us may not be comparable to EBITDA as reported by other companies. In addition, Adjusted EBITDA is not intended to represent cash flow (as determined in accordance with GAAP) and does not represent the measure of cash available for discretionary uses.

(8)
Ratio based on Adjusted EBITDA for the fifty-two week period.

(9)
We had a deficiency of earnings to fixed charges for the 39 weeks ended December 27, 2001 and December 28, 2000, the 52 weeks ended March 29, 2001, the 52 weeks ended March 30, 2000, the 52 weeks ended April 1, 1999, and the 52 weeks ended April 2, 1998, of $3.2 million, $41.0 million, $135.9 million, $86.2 million, $33.2 million and $48.5 million, respectively. Earnings consist of earnings (loss) before income taxes and cumulative effect of accounting changes, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, amortization of debt issuance costs and one-third rent expense on operating leases treated as representative of the interest factor attributable to rent expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        We have included certain "forward-looking statements" in this prospectus (including the documents incorporated by reference herein). We intend these to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. See "Forward-Looking Statements" and "Risk Factors."

Operating Results For Thirty-nine weeks Ended December 27, 2001 and December 28, 2000.

        Set forth in the table below is a summary of revenues, costs and expenses attributable to our North American and International theatrical exhibition operations, NCN and other businesses.

	Thirty-nine Weeks Ended
	December 27, 2001	December 28, 2000	% Change
	(In thousands) (Unaudited)
Revenues
North American theatrical exhibition
Admissions	$612,837	$566,815	8.1%
Concessions	255,541	245,309	4.2
Other theatre	29,954	19,437	54.1

	898,332	831,561	8.0
International theatrical exhibition
Admissions	57,652	46,445	24.1
Concessions	12,920	9,824	31.5
Other theatre	1,564	1,718	(9.0)

	72,136	57,987	24.4
NCN and other	32,471	35,700	(9.0)

Total revenues	$1,002,939	$925,248	8.4%

Costs of operations
North American theatrical exhibition
Film exhibition costs	$336,467	$306,462	9.8%
Concession costs	30,100	35,431	(15.0)
Theatre operating expense	225,910	209,925	7.6
Rent expense	156,185	152,336	2.5
Preopening expense	2,754	2,147	28.3
Theatre and other closure expense	1,824	13,827	(86.8)

	753,240	720,128	4.6
International theatrical exhibition
Film exhibition costs	30,639	24,415	25.5
Concession costs	3,849	3,001	28.3
Theatre operating expense	17,760	17,094	3.9
Rent expense	20,174	18,331	10.1
Preopening expense	1,234	650	89.9

	73,656	63,491	16.0
NCN and other	34,302	32,646	5.1
General and administrative expense	25,359	21,989	15.3
Depreciation and amortization	73,870	78,760	(6.2)
Impairment of long-lived assets	—	3,813	*
(Gain) loss on disposition of assets	(1,826)	(1,795)	1.7

Total costs and expenses	$958,601	$919,032	4.3%

*  Percentage change in excess of 100%.

Thirty-nine weeks ended December 27, 2001 and December 28, 2000.

        Revenues.    Total revenues increased 8.4% during the thirty-nine weeks ended December 27, 2001 compared to the thirty-nine weeks ended December 28, 2000.

        North American theatrical exhibition revenues increased 8.0% from the prior year. Admissions revenues increased 8.1% due to a 6.5% increase in average ticket price and a 1.6% increase in attendance. The increase in average ticket prices was due to our practice of periodically reviewing ticket prices and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Attendance increased due to seven new theatres with 124 screens added since December 28, 2000. Attendance at comparable theatres (theatres opened before fiscal 2001) was consistent with the prior period. Concessions revenues increased 4.2% due to a 2.6% increase in average concessions per patron and the increase in attendance. The increase in average concessions per patron was attributable to increased attendance at children's films during the first quarter of fiscal 2002 where concession spending per patron is generally higher.

        International theatrical exhibition revenues increased 24.4% from the prior year. Admissions revenues increased 24.1% due to a 25.2% increase in attendance. The increase in attendance was due to an increase in the performance of film product at our theatres and the addition of two new theatres with 36 screens since December 28, 2000. Attendance at comparable theatres increased 13.5%, primarily at our theatres in Japan. Concession revenues increased 31.5% due to the increase in total attendance and a 5.0% increase in concessions per patron. International revenues were negatively impacted by a stronger U.S. dollar, although this did not contribute materially to consolidated net loss.

        Revenues from NCN and other decreased 9.0% from the prior year due to a decrease in advertising revenues at NCN related to conditions in the general economy that have lead to a reduction in spending by advertisers.

        Costs and expenses.    Total costs and expenses increased 4.3% during the thirty-nine weeks ended December 27, 2001 compared to the thirty-nine weeks ended December 28, 2000.

        North American theatrical exhibition costs and expenses increased 4.6% from the prior year. Film exhibition costs increased 9.8% due to the increase in admissions revenues and an increase in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 54.9% in the current year as compared with 54.1% in the prior year. This increase occurred because more popular films were licensed from distributors that generally have higher film rental terms and because of the concentration of attendance in the early weeks of several films released during the thirteen weeks ended September 27, 2001, which typically results in higher film exhibition costs. Concession costs decreased 15.0% due to additional marketing incentives from vendors under renegotiated contract terms and our initiative to consolidate purchasing to obtain more favorable pricing, offset by the increase in concessions revenues. As a percentage of concessions revenues, concession costs were 11.8% in the current year compared with 14.4% in the prior year. As a percentage of revenues, theatre operating expense was 25.1% in the current year as compared to 25.2% in the prior year. Rent expense increased 2.5% due to the growing number of megaplexes in our theatre circuit, which generally have higher rent per screen than multiplexes. During the thirty-nine weeks ended December 27, 2001, we incurred $1,824,000 of theatre and other closure expense comprised primarily of accruals for expected payments to landlords to terminate the leases related to seven theatres with 44 screens closed during the current year offset by a favorable lease renegotiation for vacant restaurant space related to a terminated joint venture and the favorable settlement of lease obligations on three closed theatres. During the thirty-nine weeks ended December 28, 2000, we incurred $13,827,000 of theatre and other closure expense comprised of accruals for expected payments to landlords to terminate the leases related to 27 theatres with 179 screens.

        International theatrical exhibition costs and expenses increased 16.0% from the prior year. Film exhibition costs increased 25.5% due to higher admission revenues. Rent expense increased 10.1% and theatre operating expense increased 3.9% from the prior year, due to the addition of two new theatres with 36 screens since December 28, 2000. International theatrical exhibition costs and expenses were positively impacted by a stronger U.S. dollar, although this did not contribute materially to consolidated net loss.

        Costs and expenses from NCN and other increased 5.1% due to an increase in direct selling expense at NCN.

        General and Administrative.    General and administrative expenses increased 15.3% during the thirty-nine weeks ended December 27, 2001 due to an increase in incentive compensation expense. As a percentage of total revenues, general and administrative expenses increased from 2.4% in the prior year to 2.5% in the current year.

        Depreciation and Amortization.    Depreciation and amortization decreased 6.2%, or $4,890,000, during the thirty-nine weeks ended December 27, 2001. This decrease was caused by a decrease in depreciation of $5,510,000 related to impairment losses recorded in previous periods which reduced the carrying value of the theatre assets.

        During the thirty-nine weeks ended December 28, 2000, we recognized a non-cash impairment loss of $3,813,000. The prior year charge was related to discontinued development of a theatre in Taiwan and to 29 North American multiplex theatres with 180 screens in twelve states (primarily Florida, California, Texas, Michigan and Arizona), including a loss of $1,521,000 associated with 20 theatres that were included in impairment losses in previous periods. All of the 29 North American multiplex theatres have been closed.

        (Gain) Loss on Disposition of Assets.    Gain on disposition of assets increased from a gain of $1,795,000 in the prior year to a gain of $1,826,000 during the current year. The current and prior year results also include gains of $1,682,000 and $72,000, respectively, on the favorable settlements of capital lease obligations and gains related to the sales of real estate held for investment.

        Other Expense (Income).    During the thirty-nine weeks ended December 27, 2001, we recognized $3,754,000 of one-time transaction expenses incurred in connection with the issuance of Preferred Stock. During the thirty-nine weeks ended December 28, 2000, we recognized non-cash income of $9,996,000 related to the extinguishment of gift certificate liabilities for multiple years of sales. The extinguishment of gift certificate liabilities related to calendar year 1994 sales resulted in other income of $2,617,000 and the extinguishment of gift certificate liabilities for sales in calendar year 1993 and prior years resulted in one-time other income of $7,379,000.

        Interest Expense.    Interest expense decreased 24.7% during the thirty-nine weeks ended December 27, 2001 compared to the prior year, due to a decrease in average outstanding borrowings and a decrease in interest rates.

        Income Tax Provision.    The provision for income taxes is a benefit of $400,000 in the current year and a benefit of $15,100,000 in the prior year. The effective tax rate was 17.6% for the current year compared to 36.2% for the previous year. We adjust our expected annual tax rate on a quarterly basis based on current projections of non-deductible expenses and pre-tax earnings or losses for our domestic and foreign subsidiaries.

        Net Loss for Shares of Common Stock.    Net loss for shares of common stock decreased during the thirty-nine weeks ended December 27, 2001 to a loss of $22,460,000 from a loss of $42,320,000 in the prior year. Basic loss per share of common stock was $.96 compared to a loss of $1.80 in the prior year. Prior year results include the cumulative effect of an accounting change of $15,760,000 (net of income tax benefit of $10,950,000) which increased loss per share of common stock by $.67 for the thirty-nine weeks ended December 28, 2000. Preferred Stock dividends of 11,989 additional shares of Preferred Stock valued at $20,587,000 were recorded during the thirty-nine weeks ended December 27, 2001.

Operating Results For Years (52 weeks) Ended March 29, 2001, March 30, 2000 and April 1, 1999.

	52 Weeks Ended March 29, 2001	52 Weeks Ended March 30, 2000	52 Weeks Ended April 1, 1999
	(Dollars in thousands)
Revenues
North American theatrical exhibition
Admissions	$747,958	$714,340	$630,242
Concessions	320,866	319,725	300,374
Other theatre	23,680	28,709	20,841

	1,092,504	1,062,774	951,457
International theatrical exhibition
Admissions	63,110	48,743	31,919
Concessions	13,358	10,130	6,973
Other theatre	2,372	1,304	925

	78,840	60,177	39,817
NCN and other	43,457	43,991	32,182

Total revenues	$1,214,801	$1,166,942	$1,023,456

Costs of operations
North American theatrical exhibition
Film exhibition costs	$399,467	$392,414	$341,523
Concession costs	42,309	47,218	46,434
Theatre operating expense	277,338	272,886	249,916
Rent expense	204,310	183,214	157,282
Preopening expense	2,648	5,392	1,783
Theatre and other closure expense	24,169	16,661	2,801

	950,241	917,785	799,739
International theatrical exhibition
Film exhibition costs	32,884	25,322	16,914
Concession costs	4,146	3,508	2,253
Theatre operating expense	23,435	17,186	10,229
Rent expense	25,004	15,548	8,088
Preopening expense	1,160	1,403	482

	86,629	62,967	37,966
NCN and other	42,610	44,619	30,899
General and administrative expense	32,499	47,407	52,321
Restructuring charge	—	12,000	—
Depreciation and amortization	105,260	95,974	89,221
Impairment of long-lived assets	68,776	5,897	4,935
(Gain) loss on disposition of assets	(664)	(944)	(2,369)

Total costs and expenses	$1,285,351	$1,185,705	$1,012,712

Years Ended March 29, 2001 and March 30, 2000

        Revenues.    Total revenues increased 4.1% during the year ended March 29, 2001 compared to the year ended March 30, 2000.

        North American theatrical exhibition revenues increased 2.8% from the prior year. Admissions revenues increased 4.7% due to a 7.8% increase in average ticket price offset by a 2.9% decrease in attendance. The increase in average ticket prices was due primarily to a strategic initiative implemented by us during fiscal 2000 and 2001 to selectively increase ticket and concession prices. Attendance decreased due to a 6.8% decrease in attendance at comparable theatres (theatres opened before fiscal 2000), the closure or sale of 36 theatres with 244 screens since March 30, 2000 offset by attendance increases from four new theatres with 75 screens added since March 30, 2000. The decline in attendance at comparable theatres was related to certain older multiplexes (theatres generally without stadium seating) experiencing competition from megaplexes (theatres with predominantly stadium seating) operated by us and other competing theatre circuits, a trend we generally anticipate will continue, and a decline in the popularity of film product, primarily in the summer, during the year ended March 29, 2001 as compared with the prior year. Concessions revenues increased 0.4% due to a 3.3% increase in average concessions per patron offset by the decrease in attendance. The increase in average concessions per patron was attributable primarily to selective price increases.

        International theatrical exhibition revenues increased 31.0% from the prior year. Admissions revenues increased 29.5% due to an increase in attendance from the addition of two new theatres with a total of 34 screens since March 30, 2000. Attendance at comparable theatres decreased 1.7%. Concession revenues increased 31.9% due primarily to the increase in total attendance. International revenues were negatively impacted by a stronger U.S. dollar, although this did not contribute materially to consolidated net loss.

        Revenues from NCN and other decreased 1.2% from the prior year ended March 30, 2000 due to a decline in revenues at NCN.

        Costs and expenses.    Total costs and expenses increased 8.4% during the year ended March 29, 2001 compared to the year ended March 30, 2000.

        North American theatrical exhibition costs and expenses increased 3.5% from the prior year ended March 30, 2000. Film exhibition costs increased 1.8% due to higher admissions revenues offset by a decrease in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 53.4% in the current year as compared with 54.9% in the prior year. The decrease in film exhibition costs as a percentage of admissions revenues was impacted primarily by Star Wars Episode I: The Phantom Menace, a film whose audience appeal led to higher than normal film rental terms during the prior year. Concession costs decreased 10.4% due to additional marketing incentives from vendors under renegotiated contract terms and our initiative to consolidate purchasing to obtain more favorable pricing. As a percentage of concessions revenues, concession costs were 13.2% in the current year compared with 14.8% in the prior year. As a percentage of revenues, theatre operating expense was 25.4% in the current year as compared to 25.7% in the prior year. Rent expense increased 11.5% due to the higher number of screens in operation and the growing number of megaplexes in our theatre circuit, which generally have higher rent per screen than multiplexes. During the year ended March 29, 2001, we incurred $24,169,000 of theatre and other closure expenses primarily comprised of expected payments to landlords to terminate leases related to the closure of 31 multiplexes with 211 screens and vacant restaurant space related to a terminated joint venture. We closed these theatres as a result of negative operating cash flows which were not expected to improve in the future. We anticipate that we will incur approximately $5,000,000 of costs related to the closure of approximately 75 multiplex screens in fiscal 2002 and $6,000,000 of costs related to the closure of approximately 75 multiplex screens in fiscal 2003.

        International theatrical exhibition costs and expenses increased 37.6% from the prior year ended March 30, 2000. Film exhibition costs increased 29.9% primarily due to higher admission revenues. Rent expense increased 60.8% and theatre operating expense increased 36.4% from the prior year ended March 30, 2000, due to the increased number of screens in operation. International theatrical exhibition costs and expenses were positively impacted by a stronger U.S. dollar, although this did not contribute materially to consolidated net loss.

        Costs and expenses from NCN and other decreased 4.5% due primarily to a decrease in costs at NCN.

        General and Administrative.    General and administrative expenses decreased 31.4% from the prior year ended March 30, 2000 due to cost savings associated with the consolidation of our divisional operations. As a percentage of total revenues, recurring general and administrative expenses declined from 3.8% in the prior year ended March 30, 2000 to 2.7% in the current year. On September 30, 1999, we recorded a restructuring charge of $12,000,000 ($7,200,000 net of income tax benefit or $0.31 per share) related to the consolidation of our three U.S. divisional operations offices into our corporate headquarters and a decision to discontinue direct involvement with pre-development activities associated with certain retail/entertainment projects conducted through our wholly-owned subsidiary, Centertainment, Inc.

        Depreciation and Amortization.    Depreciation and amortization increased 9.7%, or $9,286,000, during the year ended March 29, 2001. This increase was primarily caused by an increase in depreciation of $10,514,000 related to our new megaplexes.

        During fiscal 2001, we recognized a non-cash impairment loss of $68,776,000 ($40,576,000 net of income tax benefit, or $1.73 per share) on 76 theatres with 719 screens. We recognized an impairment loss of $35,263,000 on five Canadian theatres with 122 screens, $19,762,000 on 17 U.S. theatres with 202 screens, (primarily in Arizona, Texas, Florida, California and Maryland) including two theatres with 44 screens opened since 1995, $4,891,000 on one French theatre with 20 screens, $3,592,000 on 34 U.S. theatres with 222 screens (primarily in Texas, Florida and Michigan) that were closed during fiscal 2001, $3,476,000 on 19 U.S. theatres with 153 screens (primarily in Georgia, Florida and Missouri) that are expected to be closed in the near future, $1,042,000 on the discontinued development of a theatre in Taiwan and $750,000 related to real estate held for sale. Included in these losses, is an impairment of $3,855,000 on 41 theatres with 317 screens that were included in impairment losses recognized in previous periods. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We are evaluating our future plans for many of our theatres, which may include selling theatres, subleasing properties to other exhibitors or for other uses, or closing theatres and terminating the leases. We expect to close approximately 150 screens in fiscal 2002 and 2003. Prior to and including fiscal 2001, $8,608,000 of impairment charges have been taken on these expected closures and the economic life of these theatre assets have been revised to reflect management's best estimate of the economic life of the theatre assets for purposes of recording depreciation. Closure or other dispositions of certain theatres will result in expenses which are primarily comprised of expected payments to landlords to terminate leases and will be recorded as theatre and other closure expense.

        Impairment of Long-Lived Assets.    During the fourth quarter of fiscal 2000, we recognized a non-cash impairment loss of $5,897,000 ($3,479,000 net of income tax benefit, or $0.15 per share) on 13 theatres with 111 screens in six states (primarily Florida, Michigan and Louisiana) including a loss of $690,000 associated with one theatre that was included in impairment losses recognized in previous periods.

        Gain on disposition of assets decreased from a gain of $944,000 in the prior year ended March 30, 2000 to a gain of $664,000 during the current year. Fiscal 2001 results include a gain on the sale of real estate held for investment offset by the loss on the sale of furniture, fixtures and equipment. Fiscal

2000 results include a gain on the sale of real estate held for investment and gains related to the sales of the real estate assets associated with two theatres.

        Other Income.    During fiscal 2001, we recognized non-cash income of $9,996,000 ($5,898,000 net of income tax benefit, or $0.25 per share) related to the extinguishment of gift certificate liabilities.

        Interest Expense.    Interest expense increased 22.8% during the year ended March 29, 2001 compared to the prior year, due to an increase in average outstanding borrowings and interest rates.

        Income Tax Provision.    The provision for income taxes decreased to a benefit of $45,700,000 during the current year ended March 29, 2001 from a benefit of $31,900,000 in the prior year. The effective tax rate was 33.6% for the current year ended March 29, 2001 compared to 39.3% for the previous year. The decline in effective rate was primarily due to a $5,200,000 increase in valuation allowance for state and foreign net operating loss carryforwards. Management believes that it is more likely than not that these net operating loss carryforwards will not be realized due to uncertainties as to the timing and amounts of future taxable income.

        Net Loss.    Net loss increased during the year ended March 29, 2001 to a loss of $105,886,000 from a loss of $55,187,000 in the prior year due primarily to the impairment loss and the cumulative effect of an accounting change recorded in the current year. Net loss per share was $4.51 compared to a loss of $2.35 in the prior year. Fiscal 2001 results include the cumulative effect of an accounting change of $15,760,000 (net of income tax benefit of $10,950,000) and an impairment loss of $68,776,000 ($40,576,000 net of income tax benefit) which reduced earnings per share by $0.67 and $1.73, respectively, for the year ended March 29, 2001. Fiscal 2000 results include the cumulative effect of an accounting change of $5,840,000 (net of income tax benefit of $4,095,000) and a restructuring charge of $12,000,000 ($7,200,000 net of income tax benefit of $4,800,000), which reduced earnings per share by $0.25 and $0.31, respectively, for the year ended March 30, 2000.

Years Ended March 30, 2000 and April 1, 1999

        Revenues.    Total revenues increased 14.0% during the year ended March 30, 2000 compared to the year ended April 1, 1999.

        North American theatrical exhibition revenues increased 11.7% from the prior year. Admissions revenues increased 13.3% due to a 13.4% increase in average ticket price. The increase in average ticket prices was due primarily to a strategic initiative implemented by us to selectively increase ticket and concession prices. Attendance decreased due to the closure or sale of 42 theatres with 279 screens since April 1, 1999 and a 7.6% decrease in attendance at comparable theatres (theatres opened before fiscal 1999) offset by attendance increases from 15 new theatres with 342 screens added since April 1, 1999. The decline in attendance at comparable theatres was related to certain older multiplexes experiencing competition from new megaplexes operated by us and other competing theatre circuits, a trend we generally anticipate will continue, and a decline in the popularity of film product during the year ended March 30, 2000 as compared with the prior year ended April 1, 1999. Concessions revenues increased 6.4% due to a 6.5% increase in average concessions per patron. The increase in average concessions per patron was attributable primarily to selective price increases.

        International theatrical exhibition revenues increased 51.1% from the prior year ended April 1, 1999. Admissions revenues increased 52.7% due to an increase in attendance from the addition of four new theatres with a total of 78 screens since April 1, 1999. Attendance at comparable theatres decreased 11.4% due to a decline in the popularity of film product in Japan and competition from new theatrical exhibitors in Japan. Concession revenues increased 45.3% due primarily to the increase in total attendance. International revenues were positively impacted by a weaker U.S. dollar, although this did not contribute materially to consolidated net loss.

        Revenues from NCN and other increased 36.7% from the prior year due to increased sales of rolling stock advertising at NCN.

        Costs and expenses.    Total costs and expenses increased 17.1% during the year ended March 30, 2000 compared to the year ended April 1, 1999.

        North American theatrical exhibition costs and expenses increased 14.8% from the prior year. Film exhibition costs increased 14.9% due to higher admissions revenues and an increase in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 54.9% in the current year as compared with 54.2% in the prior year. The increase in film exhibition costs as a percentage of admissions revenues was primarily due to Star Wars Episode I: The Phantom Menace, a film whose audience appeal led to higher than normal film rental terms. Concession costs increased 1.7% due to the increase in concessions revenues offset by a decrease in concession costs as a percentage of concessions revenues. As a percentage of concessions revenues, concession costs were 14.8% in the current year compared with 15.5% in the prior year, due to the concession price increases. As a percentage of revenues, theatre operating expense was 25.7% in the current year as compared to 26.3% in the prior year. Rent expense increased 16.5% due to the higher number of screens in operation and the growing number of megaplexes in our theatre circuit, which generally have higher rent per screen than multiplexes. During the year, we incurred $16,661,000 of theatre closure expenses primarily comprised of expected payments to landlords to terminate leases related to the closure of 35 multiplexes with 242 screens. We closed these theatres as a result of negative operating cash flows which were not expected to improve in the future.

        International theatrical exhibition costs and expenses increased 65.9% from the prior year ended April 1, 1999. Film exhibition costs increased 49.7% primarily due to higher admission revenues, offset by a decrease in the percentage of admissions paid to film distributors. Rent expense increased 92.2% and theatre operating expense increased 68.0% from the prior year, due to the increased number of screens in operation. International theatrical exhibition costs and expenses were negatively impacted by a weaker U.S. dollar, although this did not contribute materially to consolidated net loss.

        Costs and expenses from NCN and other increased 44.4% due primarily to an increase in costs associated with the increased sales of rolling stock advertising at NCN.

        General and Administrative.    General and administrative expenses decreased 9.4% from the prior year due to cost savings associated with the consolidation of our divisional operations as discussed below. We also incurred $2,500,000 of non-recurring relocation costs related to this consolidation. As a percentage of total revenues, recurring general and administrative expenses declined from 5.1% in the prior year to 3.8% in the current year ended March 30, 2000.

        On September 30, 1999, we recorded a restructuring charge of $12,000,000 ($7,200,000 net of income tax benefit or $0.31 per share) related to the consolidation of our three U.S. divisional operations offices into our corporate headquarters and a decision to discontinue direct involvement with pre-development activities associated with certain retail/entertainment projects conducted through our wholly-owned subsidiary, Centertainment, Inc. Included in this total are severance and other employee related costs of $5,300,000, lease termination costs of $700,000 and the write-off of capitalized pre-development costs of $6,000,000. As a result of the restructuring, we realized general and administrative expense reductions of approximately $5,500,000 in fiscal 2000.

        Depreciation and Amortization.    Depreciation and amortization increased 7.6%, or $6,753,000, during the year ended March 30, 2000. This increase was caused by an increase in depreciation of $12,930,000 related to our new megaplexes, which was partially offset by a $8,728,000 decrease in amortization due to a change in accounting for start-up activities.

        Impairment of Long-Lived Assets.    During the fourth quarter of the current year, we recognized a non-cash impairment loss of $5,897,000 ($3,479,000 net of income tax benefit, or $0.15 per share) on 13 theatres with 111 screens in six states (primarily Florida, Michigan and Louisiana) including a loss of $690,000 associated with one theatre that was included in impairment losses recognized in previous periods. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets.

        During the fourth quarter of fiscal 1999, we recognized a non-cash impairment loss of $4,935,000 ($2,912,000 net of income tax benefit, or $0.13 per share) on 24 theatres with 186 screens in eleven states (primarily Georgia, Ohio, Texas and Colorado) including a loss of $937,000 associated with seven theatres that were included in impairment losses recognized in previous periods.

        Gain on disposition of assets decreased from a gain of $2,369,000 in the prior year ended April 1, 1999 to a gain of $944,000 during the current year ended March 30, 2000. Current year results include a gain on the sale of real estate held for investment and gains related to the sales of the real estate assets associated with two theatres. Prior year results include gains related to the sales of real estate assets associated with three theatres.

        Interest Expense.    Interest expense increased 62.3% during the year ended March 30, 2000 compared to the prior year ended April 1, 1999, due to an increase in average outstanding borrowings and interest rates. The increase in average interest rates was primarily due to the issuance of $225,000,000 of 9 1/2% senior subordinated notes due 2011 on January 27, 1999.

        Income Tax Provision.    The provision for income taxes decreased to a benefit of $31,900,000 during the current year ended March 30, 2000 from a benefit of $10,500,000 in the prior year ended April 1, 1999. The effective tax rate was 39.3% for the current year compared to 39.6% for the previous year.

        Net Loss.    Net loss increased during the year ended March 30, 2000 to a loss of $55,187,000 from a loss of $16,016,000 in the prior year. Net loss per share was $2.35 compared to a loss of $0.69 in the prior year. Current year results include the cumulative effect of an accounting change of $5,840,000 (net of income tax benefit of $4,095,000) and a restructuring charge of $12,000,000 ($7,200,000 net of income tax benefit of $4,800,000), which reduced earnings per share by $0.25 and $0.31, respectively, for the year ended March 30, 2000.

Liquidity and Capital Resources

        Our revenues are collected in cash, principally through box office admissions and theatre concessions sales. We have an operating "float" which partially finances our operations and which generally permits us to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 30 to 45 days following receipt of box office admissions revenues. We are only occasionally required to make advance or early payments or non-refundable guaranties of film rentals. Film distributors generally release the films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during such periods.

        Cash flows from operating activities, as reflected in the Consolidated Statements of Cash Flows, were $43,458,000, $89,027,000 and $67,167,000 in fiscal years 2001, 2000 and 1999, respectively, and were $71,977,000 and $53,793,000 during the thirty-nine weeks ended December 27, 2001 and December 28, 2000, respectively. The decrease in operating cash flows from fiscal year 2000 to fiscal year 2001 is primarily due to increased competition, the decline in the performance of films and an increase in rent, interest and theatre closure payments. The increase in operating cash flows from the thirty-nine weeks ended December 28, 2000 to the thirty-nine weeks ended December 27, 2001 was due to increased Adjusted EBITDA, a decrease in interest payments and a decrease in payments on accounts payable offset by an increase in theatre closure payments, a decrease in income tax refunds and an increase in Preferred Stock transaction costs. We had a net working capital deficit as of December 27, 2001 and March 29, 2001 of $123,698,000 and $148,519,000, respectively. The decrease in working capital deficit is due to an increase in cash and equivalents, an increase in receivables, decreases in cash overdrafts, construction payables and accrued theatre closure expense offset by increases in accrued interest and accrued payroll. The working capital deficit is not expected to negatively impact our ability to fund operations or planned capital expenditures for at least the next twelve months. We borrow against our credit facility to meet obligations as they come due and had approximately $335,000,000 and $150,000,000 available on our credit facility to meet these obligations as of December 27, 2001 and March 29, 2001, respectively. After giving effect to our sale of our notes due 2012 and the application of proceeds therefrom, our recent sale of 10.35 million shares of common stock and the application of the proceeds therefrom and our acquisition of GC Companies, as of December 27, 2001 we had $414.7 million available under our credit facility.

        We continue to expand our North American and international theatre circuits. During fiscal 2001, we opened six theatres with 109 screens and added six screens to an existing theatre. In addition, we closed 37 theatres with 250 screens resulting in a circuit total of 180 theatres with 2,768 screens as of March 29, 2001. During the thirty-nine weeks ended December 27, 2001, we opened seven theatres with 130 screens. In addition, we closed ten theatres with 62 screens resulting in a circuit total of 177 theatres with 2,836 screens as of December 27, 2001.

        We fund the costs of constructing new theatres through internally generated cash flow or borrowed funds. We generally lease our theatres pursuant to long-term non-cancelable operating leases which require the developer, who owns the property, to reimburse us for a portion of the construction costs. However, we may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases. During fiscal 2001, we leased five new theatres with 97 screens from developers and leased one theatre with twelve screens pursuant to a ground lease. During the thirty-nine weeks ended December 27, 2001, we leased seven new theatres with 130 screens from developers. During the thirty-nine weeks ended December 27, 2001, we sold and subsequently leased back the land at one of our megaplexes to Entertainment Properties Trust, a real estate investment trust, for approximately $7,500,000. The sales price was determined by our management and the management of Entertainment Properties Trust based on historical cost, and our annual base rent was based on such cost and an initial lease rate which we believe was consistent with prevailing market conditions.

        We sponsored Entertainment Properties Trust's formation, and Mr. Peter C. Brown, Chairman of the Board, Chief Executive Officer and President, serves as Chairman of the Board of Trustees of Entertainment Properties Trust. Because of the various agreements between Entertainment Properties Trust and us, situations may arise where we have differing interests from Entertainment Properties Trust. These agreements include (i) leases with respect to 22 theatre properties (including five theatres leased in connection with the recently concluded Gulf States acquisition) and (ii) a right of first refusal and first offer that expires in November 2002 in favor of Entertainment Properties Trust to purchase any megaplex and related entertainment properties acquired or developed and owned (or ground leased) by us. As of December 27, 2001, we had five open magaplexes that would be subject to Entertainment Properties Trust's right of first refusal and first offer to purchase should we seek to sell and subsequently leaseback such megaplexes. Reference is made to Note 8—Leases in the Notes to Consolidated Financial Statements included in Part I Item 8 of our Form 10-K for the fiscal year ended March 29, 2001 for additional information regarding transactions with Entertainment Properties Trust. We are also proposing additional sale leaseback transactions with Entertainment Properties Trust in connection with the recently concluded Gulf States acquisition. See "Summary—Recent Developments" and "Certain Relationships and Related Party Transactions."

        Historically, we have either paid for or leased the equipment used in a theatre. We may purchase leased equipment from lessors, if prevailing market conditions are favorable. We entered into master lease agreements in fiscal 2000 and 1999 in the amount of $21,200,000 and $25,000,000, respectively, for equipment necessary to fixture certain theatres. The master lease agreements have an initial term of six years and include early termination and purchase options. We classify these leases as operating leases. During the thirty-nine weeks ended December 27, 2001, we purchased the leased furniture, fixtures and equipment at six theatres with 156 screens for a total of $23,700,000. We expect that our net cash requirements for purchases of leased furniture, fixtures and equipment in fiscal 2002 will be approximately $24,000,000 to $31,000,000.

        As of December 27, 2001, we had construction in progress of $48,600,000 and reimbursable construction advances (amounts due from developers on leased theatres) of $1,491,000. We had four theatres in the U.S. with a total of 73 screens, one theatre in the United Kingdom with 16 screens and one theatre in Spain with 20 screens under construction on December 27, 2001. During the thirty-nine weeks ended December 27, 2001, we had net capital expenditures (capital expenditures less proceeds from sale and leaseback transactions) of $47,200,000. During the fifty-two weeks ended March 29, 2001, March 30, 2000 and April 1, 1999, we had net capital expenditures of $109,655,000, $176,619,000 and $260,813,000, respectively. We expect that our net cash requirements for capital expenditures in fiscal 2002 will be approximately $75,000,000.

        Our credit facility permits borrowings at interest rates based on either the bank's base rate or LIBOR, plus applicable margins ranging from 0.0% to 1.5% on base rate loans and from 0.75% to 2.50% on LIBOR loans, and requires an annual commitment fee based on margin ratios that could result in a rate of 0.375% or 0.500% on the unused portion of the commitment. The credit facility matures on April 10, 2004. As of December 27, 2001, the average rate of interest on outstanding indebtedness under the credit facility was 3.5% per annum. The lender's commitments under the credit facility will be reduced by $25.0 million on each of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 and by $50.0 million on December 31, 2003. The total commitment under the credit facility is $425.0 million, but the credit facility contains covenants that limit our ability to incur debt (whether under the credit facility or from other sources). As of December 27, 2001, we had outstanding borrowings of $62 million under the credit facility, and an additional approximately $335 million ($327 million after giving pro forma effect to the offering of our notes due 2012) was available for borrowing under the credit facility.

        The credit facility includes several financial covenants. We are required to maintain (i) a maximum net indebtedness to annualized EBITDA ratio, as defined in the credit facility (generally, the ratio of the principal amount of outstanding indebtedness (less cash and equivalents) as of the last day of the most recent quarter to earnings for the most recent four quarters before interest, taxes, depreciation, amortization and other noncash charges, theatre closing or disposition costs, theatre opening costs, and gains or losses from asset sales, and including an annualized EBITDA calculation for any permanently closed, disposed of or acquired theatre on a pro forma basis as if such closure, disposition or acquisition occurred on the first day of the calculation period), of 5.50 to 1 from March 30, 2001 through and including March 28, 2002, and a ratio of 5.0 to 1 thereafter, (ii) a minimum cash flow coverage ratio, as defined in the credit facility (generally, the ratio of annualized EBITDA for the most recent four quarters to the sum of (A) consolidated interest expense for such period, (B) amounts paid as cash dividends, for the optional repurchase or redemption of subordinated debt or capital stock, or with respect to the principal amount of capitalized lease obligations during such period, plus (C) the current portion of debt with an original maturity exceeding one year as of the last day of the most recent quarter), of 1.40 to 1, and (iii) a maximum net senior indebtedness to annualized EBITDA ratio, as defined in the credit facility (generally, the ratio of the principal amount of outstanding indebtedness other than subordinated indebtedness (less cash and equivalents) as of the last day of the most recent quarter to annualized EBITDA for the most recent four quarters), of 3.75 to 1 from March 30, 2001 through and including March 28, 2002, and a ratio of 3.50 to 1 thereafter. The credit facility also (i) generally limits investments in entities which are unrestricted subsidiaries, are not guarantors of the credit facility or are not our wholly-owned subsidiaries, to $100 million in the aggregate, plus the greater of 25% of free cash flow or 50% of consolidated net income (or minus 100% of the consolidated net income if negative) (as defined in the credit facility) after December 27, 1995 and (ii) imposes limitations on the incurrence of additional indebtedness, creation of liens, changes of control, transactions with affiliates, dividends, mergers, investments, guarantees, asset sales, business activities and pledges.

        Covenants under the credit facility limit our ability to incur additional debt. The credit facility allows us to incur any amount of debt which satisfies the definition of subordinated debt thereunder or if the administrative agent of the credit facility approves the terms of proposed subordinated debt, in either case as long as we continue to meet the financial covenants in the credit facility. If not qualified as subordinated debt under the credit facility, generally we are limited to no more than $75 million of new debt, subject to meeting our financial covenants.

        Each of our significant subsidiaries (as defined in the credit facility), including AMC, has guaranteed the credit facility. If at any time the ratio of our net senior indebtedness to annualized EBITDA exceeds 3.75 to 1, we and each of our subsidiaries that is a guarantor is obligated to pledge to the lenders under the credit facility all the capital stock of any subsidiary owned by such person and all of our and our subsidiaries' indebtedness owed to such person.

        On March 9, 1997, we sold $200 million aggregate principal amount of 9 1/2% senior subordinated notes due 2009. We used the net proceeds from the issuance of the notes due 2009 (approximately $194 million) to reduce borrowings under our credit facility. Interest on the notes due 2009 is payable on March 15 and September 15 of each year. The notes due 2009 are redeemable at our option, in whole or in part, at any time on or after March 15, 2002 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 15, 2006, plus in each case interest accrued to the redemption date. The notes due 2009 are unsecured and are subordinated to all our existing and future senior indebtedness (as defined in the note indenture for the notes due 2009).

        On January 27, 1999, we sold $225 million aggregate principal amount of 9 1/2% senior subordinated notes due 2011. Net proceeds from the issuance of the notes due 2011 (approximately $219 million) were used to reduce borrowings under our credit facility. The notes due 2011 bear interest at the rate of 9 1/2% per annum, payable February and August of each year. The notes due 2011 are redeemable at our option, in whole or in part, at any time on or after February 1, 2004 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2007, plus in each case interest accrued to the redemption date. The notes due 2011 are unsecured and are subordinated to all our existing and future senior indebtedness (as defined in the note indenture for the notes due 2011). The notes due 2011 rank equally with our 9 1/2% senior subordinated notes due 2009. On March 29, 2002, we issued an additional $72.9 million aggregate principal amount of the notes due 2011 to creditors of GC Companies pursuant to the plan of reorganization.

        On January 16, 2002, we sold $175 million aggregate principal amount of 9 7/8% senior subordinated notes due 2012. Net proceeds from the issuance of the initial notes due 2012 (approximately $167.9 million) were used to reduce borrowings under our credit facility and to acquire GC Companies and will be used to pursue our current business strategy, including acquisition of other theatres and theatre circuits, and for general corporate purposes. The initial notes due 2012 bear interest at the rate of 9 7/8% per annum, payable in February and August of each year. The initial notes due 2012 are redeemable at our option, in whole or in part, at any time on or after February 1, 2007 at 104.938% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2010, plus in each case interest accrued to the redemption date. The initial notes due 2012 are unsecured and are subordinated to all our existing and future senior indebtedness (as defined in the note indenture for the notes due 2012). The initial notes due 2012 rank equally with our 9 1/2% senior subordinated notes due 2009 and our 9 1/2% senior subordinated notes due 2011.

        The indentures relating to the notes allow us to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our credit facility. The indentures also allow us to incur any amount of additional debt as long as we can satisfy the coverage ratio of each indenture, both at the time of the event (under the indentures for the notes due 2009 and 2011) and after giving effect thereto on a pro forma basis (under each of the indentures). Under the indenture relating to the notes due 2009, the most restrictive of the indentures, as of December 27, 2001 and after giving effect to our sale of notes due 2012, we could borrow approximately $7.7 million, in addition to permitted indebtedness (assuming an interest rate of 10% per annum on the additional borrowings). If we cannot satisfy the coverage ratios of the indentures, generally we can incur, in addition to amounts borrowed under the credit facility, no more than $75 million of new "permitted indebtedness" under the terms of the indenture relating to the notes due 2009, the most restrictive of the indentures.

        The indentures relating to the notes also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets, and require us to make an offer to purchase the notes upon the occurrence of a change in control, as defined in the indentures. Upon a change of control, we would be required to make an offer to repurchase each holder's notes due 2009, notes due 2011 and notes due 2012 at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. For additional information relating to covenants contained in the indentures governing the notes, see "Note 9—Subsequent Event" to "Notes to Consolidated Financial Statements" for the thirty-nine weeks ended December 27, 2001 and December 28, 2000.

        The indentures relating to the notes also contain provisions subordinating our obligations under the notes to our obligations under the credit facility and other senior indebtedness. These include a provision that applies if there is a payment default under the credit facility or other senior indebtedness and one that applies if there is a non-payment default that permits acceleration of indebtedness under the credit facility. If there is a payment default under the credit facility or other senior indebtedness, generally no payment may be made on the notes until such payment default has been cured or waived or such senior indebtedness had been discharged or paid in full. If there is a non-payment default under the credit facility that would permit the lenders to accelerate the maturity date of the credit facility, no payment may be made on the notes for a period (the "Payment Blockage Period") commencing upon the receipt by the indenture trustees for the notes of notice of such default and ending up to 179 days thereafter. Not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. Our failure to make payment on any series of notes when due or within any applicable grace period, whether or not occurring under a Payment Blockage Period, will be an event of default with respect to such notes.

        As of December 27, 2001, we were in compliance with all financial covenants relating to the credit facility, the notes due 2009 and the notes due 2011.

        In addition to the indebtedness discussed above, as of December 27, 2001, after giving effect to the acquisition of GC Companies, we had $57.7 million of capital and financing lease obligations and approximately $4.3 billion of undiscounted rental payments under operating leases.

        On March 29, 2002, we acquired GC Companies pursuant to a stock purchase agreement and a plan of reorganization that was confirmed by the bankruptcy court on March 18, 2002. Our purchase price of approximately $167 million (net of $6.5 million from the sale of GC Companies' portfolio of venture capital investments on the effective date) includes anticipated cash payments of $71.3 million, $72.9 million of our 9 1/2% senior subordinated notes due 2011 and $29.3 million of our common stock, or 2.4 million shares based on a price determined under the plan of $12.14 per share (the average closing price per share for the 15 trading days prior to the effective date of the plan). We used (or will use) available cash from our recent sales of senior subordinated notes and common stock for the cash payments under the plan of reorganization. To date, we have issued $72.9 million of our senior subordinated notes and 386,602 shares of our common stock and paid $47.7 million in cash to creditors of GC Companies.

        Our purchase price is based on current estimates of the amount of "deduction claims" under the plan. The exact purchase price will not be determinable until all disputed claim amounts are resolved, which may take 90 days or more after the effective date of the plan to occur. Under the plan, an increase in the amount of deduction claims, which are paid in cash, will reduce the amount of common stock we issue to unsecured creditors, and vice versa. Although the purchase price should not change materially as a result of the resolution of disputed claims, the ultimate amount of cash and common stock components may vary from our current estimates. The remaining shares of common stock issuable to unsecured creditors under the plan, currently estimated to be approximately 2.0 million shares, will be distributed, at the earliest, 90 days after the effective date. Our estimate of the purchase price does not include certain contingent obligations under the plan of reorganization to Harcourt General, Inc., which will include the obligations (i) to pay on a discounted basis half of any rent reductions we might realize from renegotiating specified leases within six months after the plan of reorganization is confirmed, (ii) to assume Harcourt's obligations as guarantor of, or to indemnify Harcourt with respect to, further obligations under certain leases assumed by reorganized GC Companies or its reorganized subsidiaries, and (iii) to issue Harcourt shares of our common stock with a value of up to $750,000 if leases with respect to certain theatres are bought out or replaced within six months after plan confirmation. Under the plan of reorganization, reorganized GC Companies and its reorganized subsidiaries will retain liability for certain trade payables and other current liabilities not discharged in the bankruptcy, reorganized GC Companies will continue to have certain obligations to retirees and certain of GC Companies' executory contracts and unexpired leases will be assumed by reorganized GC Companies or one of its reorganized subsidiaries.

        On January 28, 2002, we entered into letters of intent with the owners of Gulf States Theatres and Entertainment Properties Trust respecting a series of transactions pursuant to which:

  •
  we would acquire the operations of Gulf States and related assets (exclusive of Gulf States' real estate assets) from Gulf States for an aggregate purchase price of approximately $45 million;
  •
  Entertainment Properties Trust would acquire Gulf States' real estate assets, consisting of five theatres with 68 screens located in the New Orleans, Louisiana area, and lease them to us for a term of 20 years with an initial annual base rent of $7.2 million and provisions for rent escalators and percentage rents;
  •
  we would agree to enter into a sale/leaseback transaction with Entertainment Properties Trust for certain new megaplex theatres that we develop in the New Orleans, Louisiana area within three years after the closing date with an annual base rent based on our capitalized costs and an initial lease rate consistent with prevailing market conditions; and
  •
  we would make available for sale/leaseback to Entertainment Properties Trust two theatres with 42 screens with an initial lease rate of 11%.

        On March 9, 2002, we entered into a definitive purchase agreement with the owners of Gulf States Theatres and also entered into leases with Entertainment Properties Trust with respect to the transactions referred to in the first three bullet points in the preceding paragraph. The closing under the purchase agreement occurred on March 15, 2002. The leases, which were conditioned upon the closing under the purchase agreement, became effective on that date. Of our approximate $45 million purchase price, we paid approximately $5.8 million to Entertainment Properties Trust for specified non-real estate assets which Entertainment Properties Trust acquired from Gulf States Theatres and resold to us at cost. We also will pay the owners of Gulf States Theatres $300,000 annually for five years in connection with consulting and non-competition agreements. The sellers deposited approximately $2 million in escrow to secure the performance of certain repairs.

        The price at which we sell properties to Entertainment Properties Trust will be determined by our management and the management of Entertainment Properties Trust based on historical cost. We believe our lease terms with Entertainment Properties Trust are consistent with prevailing market conditions. The letter of intent with respect to the transaction referred to in the fourth bullet point in the next preceding paragraph is non-binding and the proposed transaction is subject to satisfactory completion of due diligence and negotiation of definitive agreements. We expect to assign the leases for two of the theatres with 20 screens that we acquired, which would reduce our initial annual base rental to Entertainment Properties Trust with respect to the Gulf States Theatres to approximately $5.2 million.

        On April 19, 2001, we issued shares of Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock for an aggregate purchase price of $250,000,000. Net proceeds from the sale (including transaction expenses) of approximately $225,000,000 were used to reduce outstanding indebtedness under our credit facility. On September 13, 2001, pursuant to the certificate of designations relating to the Preferred Stock, all shares of Series B Exchangeable Preferred Stock were exchanged for an equal number of shares of Series A Convertible Preferred Stock. As described in Note 5 to our Notes to Consolidated Financial Statements for the year ended March 29, 2001, dividends on the Series A Convertible Preferred Stock are payable in additional shares of Series A Convertible Preferred Stock until April 2004. Thereafter, at our option, dividends on Series A Convertible Preferred Stock may be paid in additional shares of Series A Convertible Preferred Stock until April 2008. Reference is made to such note 5 for information describing circumstances in which holders of Series A Convertible Preferred Stock may be entitled to special in-kind dividends and other circumstances under which holders of Series A Convertible Preferred Stock may be required to receive payments-in-kind in lieu of cash and Series B Exchangeable Preferred Stock instead of Series A Convertible Preferred Stock. Reference is also made to such note 5 and to "Description of Other Indebtedness and Preferred Stock" elsewhere herein for information relating to conversion rights, exchange obligations, our redemption option, the holders' redemption option, voting rights, election of directors and liquidation preferences of the Preferred Stock.

        We believe that cash generated from operations, existing cash and equivalents, expected reimbursements from developers and the available commitment amount under our credit facility will be sufficient to fund operations, including amounts due under credit agreements, and planned capital expenditures and acquisitions for at least the next twelve months and enable us to maintain compliance with covenants related to the credit facility and the notes. However, the performance of films licensed by us and unforeseen changes in operating requirements could affect the ability to continue our business strategy as well as comply with certain financial covenants.

        Liquidity and Capital Resources should be read in conjunction with the "AMC Entertainment Inc. Condensed Pro Forma Financial Statements" which give effect to our recent sale of 10.35 million shares of common stock, the offering of our notes due 2012 and the acquisition of GC Companies.

Deferred Tax Assets

        We have recorded net current and non-current deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, of approximately $150,000,000 as of March 29, 2001, and estimate that we must generate at least $385,000,000 of future taxable income to realize those deferred tax assets. To achieve this level of future taxable income, we intend to pursue our current business strategy that includes expansion of our theatre circuit and closing less profitable theatres, reduction of credit facility borrowings and related interest expense with the net proceeds from our recently completed common stock offering and the sale of our senior subordinated notes due 2012 and company-wide cost control initiatives. The theatrical exhibition industry is cyclical and we believe that we are capable of generating future taxable income once the current industry replacement cycle is completed.

        We believe it is more likely than not that we will realize future taxable income sufficient to utilize our deferred tax assets except as follows. As of December 27, 2001, we believed it was more likely than not that certain deferred tax assets related to state tax net operating loss carryforwards, a net operating loss carryforward of our French subsidiary in the amount of $3,500,000 (expiring in 2003 through 2006) and other deferred tax assets of our French subsidiary totaling $1,600,000 will not be realized due to uncertainties as to the timing and amounts of related future taxable income. Accordingly, a valuation allowance of $5,561,000 was established.

        We have made estimates of our future taxable income based on expected increases in attendance, including the benefit of additional market share due to anticipated industry screen closures and enhanced income attributable to projected declines in film related advertising costs. We anticipate that we will begin generating taxable income in fiscal year 2004. Based on expected future reversals of our temporary differences, estimates of future taxable income and tax planning strategies (i.e. sale of various assets with built-in taxable gains), we believe it is more likely than not that we will have generated sufficient taxable income by the end of fiscal year 2008 to enable us to realize our deferred tax assets recorded as of December 27, 2001. Our estimates of future taxable income require significant amounts of management judgement and estimation and actual results could differ from estimated amounts. See "Forward-Looking Statements" and "Risk Factors—Risk Related to Our Business" for factors which may cause actual results to differ from our expectations. Accordingly, while we believe it is more likely than not that we will realize future taxable income sufficient to realize our net current and non-current deferred tax asset of $150,000,000, it is possible that these deferred taxes may not be realized in the future.

        The table below reconciles earnings (loss) before income taxes and cumulative effect of an accounting change for financial statement purposes with taxable loss for income tax purposes.

	(estimated) 39 Weeks Ended December 27, 2001	52 Weeks Ended March 29, 2001	52 Weeks Ended March 30, 2000	52 Weeks Ended April 1, 1999
		(In thousands)
Loss before income taxes and cumulative effect of an accounting change	$(2,273)	$(135,826)	$(81,247)	$(26,516)
Cumulative effect of an accounting change	—	26,710	(9,935)	—
Reserve for future dispositions	(15,280)	13,810	15,364	(421)
Depreciation and amortization	11,603	(16,600)	(3,740)	(17,790)
Gain on disposition of assets	—	(1,358)	(16,000)	(1,247)
Impairment of long-lived assets	—	50,961	(5,896)	3,542
Foreign corporation activity	7,658	(640)	5,779	4,274
Other	(24,170)	(24,180)	32,517	4,807

Taxable loss before special deductions and net operating loss carrybacks	$(22,462)	$(87,123)	$(63,158)	$(33,351)

        Our foreign subsidiaries have net operating loss carryforwards in Portugal, Spain and the United Kingdom aggregating $8,000,000, $417,000 of which may be carried forward indefinitely and the balance of which expires from 2003 through 2008. Our federal income tax loss carryforward of $147,000,000 expires in 2020 and 2021 and will be limited to approximately $8,500,000 annually due to the sale of Preferred Stock to the Apollo Purchasers. Our state income tax loss carryforwards of $52,000,000, net of valuation allowance, may be used over various periods ranging from five to 20 years.

        We anticipate that net temporary differences should reverse and become available as tax deductions as follows:

2002	$55,000,000
2003	33,000,000
2004	20,000,000
2005	38,000,000
2006	8,000,000
Thereafter	84,000,000

Total	$238,000,000

Euro Conversion

        In January 1999, certain member countries of the European Union established irrevocable, fixed conversion rates between their existing currencies and the European Union's common currency (the "Euro"). The introduction of the Euro was phased in over a period ending January 1, 2002, when Euro notes and coins came into circulation. The existing currencies are due to be completely removed from circulation on February 28, 2002.

        We currently operate one theatre in Portugal, three theatres in Spain and one in France. These countries are member countries that adopted the Euro as of January 1, 1999. We have implemented necessary changes to accounting, operational, and payment systems to accommodate the introduction of the Euro. We do not anticipate that the conversion will have a material impact on our consolidated financial position, results of operations or cash flows.

Impact of Inflation

        Historically, the principal impact of inflation and changing prices upon us has been to increase the costs of the construction of new theatres, the purchase of theatre equipment and the utility and labor costs incurred in connection with continuing theatre operations. Film exhibition costs, our largest cost of operations, are customarily paid as a percentage of admissions revenues and hence, while the film exhibition costs may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on our total revenues and results of operations.

New Accounting Pronouncements

        During fiscal 1999, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities which was amended by Statement of Financial Accounting Standards No. 138 issued in June 2000. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. The statement is effective for all fiscal years beginning after June 15, 2000. The statement will become effective for us in fiscal 2002. Adoption of this statement is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 draws upon the existing accounting rules and explains those rules, by analogy, to other transactions that the existing rules do not specifically address. We adopted SAB 101, as required, retroactive to the beginning of fiscal year 2001. The impact of adopting SAB 101 on our consolidated financial position and results of operations is summarized in Note 1 of our Notes to Consolidated Financial Statements.

        In April 2001, the FASB staff issued an announcement which was codified as EITF Topic No. D-95 Effect of Participating Convertible Securities on the Computation of Basic Earnings Per Share. Topic No. D-95 requires the inclusion of participating convertible securities in the computation of basic earnings per common share. Topic No. D-95 permits the use of either the "if-converted" or the "two-class" method: we have selected the "if-converted" method. The dilutive effect of our Series A Convertible Preferred Stock is considered in the computation of basic earnings per common share in accordance with Topic No. D-95. Under Topic No. D-95 the dilutive effect of the Series A Convertible Preferred Stock on basic earnings per common share cannot be less than the amount that would result from the application of the "two-class" method of computing basic earnings per common share. The "two-class" method is an earnings allocation formula that determines earnings per share for the common stock and the participating Series A Convertible Preferred Stock according to dividends declared and participating rights in the undistributed earnings as if all such earnings were distributed. If we pay dividends on the common stock in any fiscal period, we must pay the holders of Series A Preferred shares dividends on an "as converted" basis, to the extent the dividends we pay per share of common stock are greater than the face amount of dividends per share of Series A Convertible Preferred Stock otherwise payable in such fiscal period. The retroactive application of Topic No. D-95 had no effect on previously reported earnings per common share.

        In July 2001, the FASB issued two new standards: SFAS No. 141 Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations be accounted for using one method (the purchase method) and prescribes criteria for the initial recognition and measurement of goodwill and other intangible assets. SFAS No. 141 is effective for all business combinations completed after June 30, 2001.

        SFAS No. 142 establishes new guidelines for accounting for goodwill and other intangible assets. The provisions of SFAS No. 142 state that goodwill and indefinite-lived intangible assets will no longer be amortized and that goodwill and indefinite-lived intangible assets will be tested for impairment at least annually. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 will become effective for us in fiscal 2003. Adoption of SFAS No. 142 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

        In August 2001, the FASB issued SFAS No. 143 Accounting for Asset Retirement Obligations. SFAS No. 143 addresses the recognition and remeasurement of obligations associated with the retirement of a tangible long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 will become effective for us in fiscal 2004. Adoption of SFAS No. 143 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

        In October 2001, the FASB issued SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 applies to all long-lived assets (excluding goodwill) and discontinued operations and it develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 will become effective for us in fiscal 2003. We are currently reviewing SFAS No. 144 to determine its impact, if any, on our future consolidated financial position, results of operations or cash flows.

        In July 2001, the SEC issued a Staff Announcement which was codified as EITF Topic No. D-98 Classification and Measurement of Redeemable Securities. Topic No. D-98 provides additional guidance about determining when an equity security is redeemable at the option of the holder or upon the occurrence of an event that is solely within the control of the issuer.

        During the fiscal quarter ended December 27, 2001, we adopted Topic No. D-98. There was no impact to our consolidated financial position, results of operations or cash flows as a result of adopting Topic No. D-98. We believe that adoption of Topic No. D-98 will not require a restatement of financial statements until such time, if ever, that (i) the holders of our Preferred Stock either (a) are entitled to elect a majority of the board of directors or (b) could convert a portion of their Preferred Stock into a sufficient number of shares of common stock to gain control of the board of directors and (ii) our optional right to redeem the Preferred Stock is unconditional. Such circumstances do not presently exist and we believe should not exist prior to 2006, if ever.

BUSINESS

General

        We are organized as a holding company. Our principal subsidiaries are American Multi-Cinema, Inc. ("AMC"), AMC-GCT, Inc. (formerly known as GC Companies, Inc., "AMC-GCT"), AMC Entertainment International, Inc. ("AMCEI"), National Cinema Network, Inc. ("NCN") and AMC Realty, Inc. We conduct our North American theatrical exhibition business through AMC, AMC-GCT and AMCEI. We are developing theatres outside North America through AMCEI and its subsidiaries. We engage in advertising services through NCN.

        We are one of the leading theatrical exhibition companies in the world, based on revenues. For the 52 weeks ended December 27, 2001, we had revenues of $1.3 billion and Adjusted EBITDA of $149.4 million. We also had a net loss for this period of $65.4 million. As of December 27, 2001, we operated 177 theatres with a total of 2,836 screens, with 92.5%, or 2,622, of our screens in North America, and 7.5%, or 214, of our screens in China (Hong Kong), Japan, France, Portugal, Spain and Sweden.

        Our revenues are generated primarily from box office admissions and theatre concession sales, which represented approximately 67% and 27%, respectively, of our revenues for the 52 weeks ended December 27, 2001. The balance of our revenues are generated from ancillary sources, including on-screen advertising, video games located in theatre lobbies and the rental of theatre auditoriums. We typically show initial release, or "first run," cinema motion pictures which we license from distributors owned by major film production companies and independent distributors.

        Key characteristics of our business that we believe differentiate us from and give us a competitive advantage over many other theatrical exhibition companies include our modern theatre circuit, our predominantly megaplex theatre format and our prime theatre locations.

        Modern Theatre Circuit.    We continually upgrade the quality of our theatre circuit by adding new screens through new builds, acquisitions and expansions and disposing of older screens through closures and sales. From April 1995 through December 27, 2001, we added 2,118 new screens, or approximately 75% of our total current screens as of December 27, 2001. During this period, we also disposed of 156 theatres with 941 screens.

        Megaplex Theatre Format.    We are an industry leader in the development and operation of megaplex theatres, typically defined as having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. We believe that the megaplex format provides the operator with enhanced revenue opportunities and better asset utilization while creating convenience for patrons by increasing film choice and the number of film starting times. We believe that the introduction of the megaplex has led to the current industry replacement cycle, which has accelerated the obsolescence of older, smaller theatres by setting new standards for moviegoers. As of December 27, 2001, approximately 71%, or 2,027, of our screens were located in megaplex theatres. As of December 27, 2001, our average number of screens per theatre was 16.0, which we believe was the highest among the major North American theatre exhibitors, compared with 5.4 for all North American theatrical exhibition companies, based upon the National Association of Theatre Owners 2001-02 Encyclopedia of Exhibition.

        Prime Theatre Locations.    Our theatres are generally located in large, urban markets near or within developments that include retail stores, restaurants and other activities that complement the movie-going experience. As of December 27, 2001, approximately 74% of our domestic screens were located in areas among the 25 largest DMAs.

        The following table provides detail with respect to the geographic location of our theatre circuit as of December 27, 2001.

North America	Total Screens	Total Theatres
Florida	453	33
California	431	27
Texas	347	17
Arizona	148	7
Georgia	132	9
Pennsylvania	111	11
Missouri	103	7
Virginia	89	6
Michigan	80	6
Ohio	80	4
Colorado	72	4
Illinois	60	2
Kansas	50	3
New Jersey	46	4
North Carolina	46	2
Oklahoma	44	2
Maryland	42	5
Washington	34	3
New York	33	2
Nebraska	24	1
Kentucky	20	1
District of Columbia	9	1
Louisiana	8	1

Total United States	2,462	158

Canada	160	7

Total North America	2,622	165

International	Total Screens	Total Theatres
China (Hong Kong)	11	1
France	20	1
Japan	79	5
Portugal	20	1
Spain	66	3
Sweden	18	1

Total International	214	12

Total Theatre Circuit	2,836	177

        The following table sets forth information concerning additions (new builds, expansions and acquisitions), dispositions and end of period theatres and screens operated.

	Changes in Our Theatres Operated
	Additions		Dispositions		Total Theatres Operated
Fiscal Year Ended	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
March 28, 1996	7	150	13	61	226	1,719
April 3, 1997	17	314	15	76	228	1,957
April 2, 1998	24	608	23	123	229	2,442
April 1, 1999	20	380	16	87	233	2,735
March 30, 2000	20	450	42	282	211	2,903
March 29, 2001	6	115	37	250	180	2,768

	94	2,017	146	879
Thirty-nine Weeks Ended
December 27, 2001	7	130	10	62	177	2,836

Total	101	2,147	156	941

Our Strategy

        Our strategic plan has three principal elements:

  •
  maximizing the performance of our existing operations by focusing on the fundamentals of our business;

  •
  growing and improving our theatre portfolio through strategic acquisitions, selective new builds and the continued disposition of older, underperforming theatres; and

  •
  enhancing and extending our business and brands.

        Focus on Fundamentals.    We believe the fundamentals of our business include maximizing revenues and managing our overhead costs and capital expenditures. Since fiscal 1999, we have implemented key strategic initiatives in each of these areas, which have resulted in the following:

  •
  theatre revenues per patron increased 11.4% in fiscal 2000 and 5.6% in fiscal 2001, which resulted in a per patron increase of greater than $1.00 over this period. Theatre revenues per patron increased 5.8% during the thirty-nine weeks ended December 27, 2001, compared to the same period in the prior year;

  •
  general and administrative expenses decreased by approximately $20 million, from $52.3 million in fiscal 1999 to $32.5 million in fiscal 2001. We achieved this by centralizing our divisional operational structure and reducing our staffing above the theatre level by approximately 30%; and

  •
  we reduced our net capital expenditures from $261 million in fiscal 1999 to $110 million in fiscal 2001 and to $76 million in the 52 week period ended December 27, 2001, consistent with our objective of becoming free cash flow positive (which we define as net income plus depreciation and amortization, less net capital expenditures).

        We continue to evaluate opportunities for further revenues, cost savings and cash flow improvements in these and other areas. We believe that our successful execution of these strategic initiatives is one of the reasons that we are one of the few major domestic theatrical exhibition companies that has not filed for bankruptcy in recent years.

        Strategic Acquisitions.    The megaplex format, which we introduced in the United States in 1995, began a replacement cycle for the industry. This industry-wide construction of megaplexes rendered many theatres obsolete and helped lead to the bankruptcy of twelve of our competitors since 1999. We believe that these bankruptcies and the curtailment of expansion that naturally occurs at the end of a replacement cycle has set the stage for the consolidation of our industry. We intend to actively evaluate strategic acquisition opportunities that complement our theatre portfolio in terms of asset quality and are consistent with our market development strategy.

        Selective New Builds.    As a pioneer of the megaplex theatre format and based upon the strength of our balance sheet, we believe that we will continue to have attractive site opportunities presented to us by real estate developers and others. We intend to selectively pursue new build opportunities where the characteristics of the location and the overall market meet our strategic and financial return criteria. We typically select new theatre sites on the basis of retail concentration, access to surface transportation and demographic trends. We have in-house real estate representatives who work with brokers to identify potential new sites, develop the economic profile of the sites and present the opportunities to senior management. As of December 27, 2001, we had six theatres with 109 screens under construction.

        Disposition of Theatres.    We believe that a major factor that has further differentiated us from our competitors and has contributed to our success in a restructuring industry environment has been our proactive efforts to close older, underperforming theatres. Since fiscal 1995, our last fiscal year before the first megaplex theatre opened, we have disposed of 941 screens. In order to maintain a modern, high quality theatre circuit, we will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases. As of December 27, 2001, we had 24 multiplex theatres with 195 screens, or approximately 7% of our total screens, that we have identified for closure over the next two to three years. These older theatres have been experiencing declining attendance due primarily to competition from newer megaplexes but, as a group, had positive operating cash flow for the 52 weeks ended December 27, 2001.

        Enhancing and Extending our Brands and Business.    We believe there are opportunities to increase our core and ancillary revenues and build brand equity through enhancements of our business, new product offerings and strategic marketing. Examples of this include:

  •
  we provide on-screen advertising and lobby marketing to over 11,000 screens through our wholly owned subsidiary, NCN, one of the nation's leading in-theatre marketing companies;

  •
  we are currently installing a digital projection technology developed by NCN into several of our theatres. The Digital Theatre Distribution System™ streamlines the delivery of in-theatre advertising and is also suitable for alternative content;

  •
  our MovieWatcher® frequent moviegoer loyalty program is the largest program in the industry with over three million members; and

  •
  we are a founding partner and own approximately 27% of MovieTickets.com, an Internet ticketing venture representing over 6,000 screens, including our own.

Film Licensing

        We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within that zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. In film zones where there is competition, a distributor generally will allocate its films among the exhibitors in the zone. As of December 27, 2001, approximately 82% of our domestic screens were located in non-competitive film zones.

        Licenses that we enter into typically state that rental fees are based on either firm terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under a firm terms formula, we pay the distributor a specified percentage of box office receipts, with the percentages declining over the term of the run. Firm term film rental fees are generally the greater of (i) 70% of box office admissions, gradually declining to as low as 30% over a period of four to seven weeks versus (ii) a specified percentage (i.e. 90%) of the excess of box office receipts over a negotiated allowance for theatre expenses (commonly known as a 90-10 clause). The settlement process allows for negotiation based upon how a film actually performs. A firm term agreement could result in lower than anticipated film rent if the film outperforms expectations especially in regards to length of run and, conversely, there is a downside risk when the film underperforms.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Buena Vista Pictures (Disney), Paramount Pictures, Universal Pictures, Warner Bros. Distribution, New Line Cinema, SONY Pictures Releasing (Columbia Pictures and Tri-Star Pictures), Miramax, MGM/United Artists, USA Pictures, Twentieth Century Fox, Sony Classics and DreamWorks. According to information sourced from AC Nielson EDI, Inc., these distributors accounted for 97% of industry admissions revenues from January 2, 2001 through December 25, 2001. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 2001, no single distributor accounted for more than 9% of the motion pictures that we licensed or for more than 14% of our box office admissions. At this time, we enjoy good relationships with all the major distributors listed above.

        During the period from January 1, 1990 to December 31, 2000, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 490 in 1998, according to the Motion Picture Association of America.

Concessions

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy and other products. Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency.

        Our primary concessions products are various sizes of popcorn, soft drinks, candy and hot dogs, all of which we sell at each of our theatres. However, different varieties of candy and soft drinks are offered at theatres based on preferences in that particular geographic region. We have also implemented "combo-meals" for patrons which offer a pre-selected assortment of concessions products.

        We design megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. In addition, our megaplexes generally feature the "pass-through" concept, which enables the concessionist serving patrons to simply sell concessions items instead of also preparing them, thus providing more rapid service to customers. Strategic placement of large concessions stands within theatres heightens their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

Theatre Management and Support

        We use a centralized structure to operate our business on a day-to-day basis. We view each theatre location as a discrete profit center and a portion of management's compensation at each theatre is linked to the operating results of each unit. All theatre level personnel complete formal training programs to maximize both customer service and the efficiency of our operations. Theatre management additionally receives two week market-based training focusing on operations administration, marketing, and MIS interpretation within their first 18 months with us.

        Theatre staffing varies depending on the size and configuration of the theatre and levels of attendance. For example, a typical ten-screen movie theatre may have four managers with 50 associates while a megaplex may have eight managers and 125 associates. We are committed to developing the strongest possible management teams and seek college graduates for career management positions.

        Our policy development, strategic planning, asset management, marketing, finance, accounting and information systems are managed at our corporate office located in Kansas City, Missouri. All film licensing activity occurs in Woodland Hills, California.

Theatrical Exhibition Industry and Competition

        Motion picture theatres are the primary initial distribution channel for new motion picture releases and we believe that the theatrical success of a motion picture is often the most important factor in establishing its value in the cable television, videocassette/DVD and other ancillary markets. We believe that the emergence of alternative motion picture distribution channels has not adversely affected attendance at theatres and that these distribution channels do not provide an experience comparable to the out-of-home entertainment experience offered by moviegoing. We believe that the public will continue to recognize the value of viewing a movie on a large screen with superior audio and visual quality, while enjoying a variety of concessions and sharing the experience with a larger audience.

        Moviegoing has demonstrated steady growth, with the North American box office increasing by a 5.8% CAGR over the last 30 years. Since the introduction of the megaplex in 1995, these positive growth trends have become more pronounced, with the box office growing by a 6.9% CAGR from 1995 to 2000. In 2001, according to The Hollywood Reporter, industry attendance was 1.5 billion, an increase of 5% over the prior year, and box office revenues were $8.4 billion, an increase of 9% over the prior year.

        As a result of the economic appeal of megaplex theatres and exhibitors' development of new megaplexes without a corresponding closing of older multiplexes, from 1995 to 1999, the North American indoor screen count grew by a CAGR of 7.8%, from 26,995 to 36,448 screens. However, attendance per screen declined during this period by a CAGR of 3.7%. We believe that this decline reflects the industry's excess screen capacity, in which older multiplexes or less competitively positioned theatres are being rendered obsolete by newer megaplexes, resulting in declining profitability.

        Since 1999, several of our major North American theatrical competitors have filed for bankruptcy protection as a result of the overcapacity of screens, among other reasons. Since that time, the industry's indoor screen capacity has declined to 35,597 in 2000 and, according to AC Nielson EDI, Inc., industry screens are estimated to have declined further by approximately 500 during 2001.

        The following table represents information obtained from the National Association of Theatre Owners 2001-02 Encyclopedia of Exhibition for the most recent six years.

Year	Attendance	Indoor Screens	Attendance per Screen	Average Ticket Price	Box Office Sales
	(In Millions)		(In thousands)		(In millions)
2000	1,421	35,597	39.9	$5.39	$7,661
1999	1,465	36,448	40.2	$5.08	$7,448
1998	1,481	33,418	44.3	$4.69	$6,949
1997	1,388	31,050	44.7	$4.59	$6,365
1996	1,339	28,905	46.3	$4.42	$5,911
1995	1,263	26,995	46.8	$4.35	$5,493

        There are over 600 companies competing in the North American theatrical exhibition industry, approximately 300 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on the listing of exhibitors in the National Association of Theatre Owners 2001-02 Encyclopedia of Exhibition, we believe that the ten largest exhibitors (in terms of number of screens) operated approximately 58% of the indoor screens in 2001.

        The following table presents the ten largest North American theatrical exhibition companies by box office revenues:

Company	North American Box Office Revenues	North American Screens(2)	North American Theatres(2)
	(Millions)(1)
*Regal Cinemas, Inc.	$814.0	4,067	354
AMC Entertainment Inc.	748.0	2,588	172
*Loews Cineplex Entertainment Corp.	641.8	2,323	264
Cinemark USA, Inc.	375.8	2,223	189
*United Artists Theatre Company	367.7	1,590	213
*Carmike Cinemas	321.3	2,431	350
National Amusements, Inc.	310.4	1,081	103
*Edwards Theatres Circuit, Inc.	238.1	690	60
*GC Companies	233.9	700	72
Hoyts Cinemas Corporation	174.1	926	106

(1)
Source: AC Nielson EDI, Inc. data for the twelve months ended March 29, 2001 for exhibitors other than AMC Entertainment Inc. AMC Entertainment Inc. revenues are based on actual North American admissions revenues for the year ended March 29, 2001.

(2)
Source: Listing of U.S. and Canadian Exhibitors in the National Association of Theatre Owners 2001-02 Encyclopedia of Exhibition.

*
Indicates that the company has filed for bankruptcy or reorganized under bankruptcy laws.

        Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely effect operations at our theatre. Where competitors build theatres in areas where we operate, it may adversely affect our attendance at our theatres in such areas.

        The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

        The advent of digital technology will not only enhance the on-screen presentation of motion picture content but presents an opportunity to further explore the revenue potential of on-screen-advertising and alternative programming options. Both areas may offer opportunities to expand revenue sources, and in doing so, offer relief to pressure on existing operating margins. We are a recognized industry leader in research, development, and testing of digital technology for application in the theatre environment.

Regulatory Environment

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (ADA). Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Although we believe that our theatres are in substantial compliance with the ADA, in January 1999, the Civil Rights Division of the Department of Justice filed suit against us alleging that certain of our theatres with stadium-style seating violate the ADA. See "Risk Factors—Risks Related to Our Business—We are parties to significant litigation" and "—Legal Proceedings."

        As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

        Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

        We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal.

Seasonality

        Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons.

Therefore, our business is generally seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons, and our results of operations may vary significantly from quarter to quarter.

Employees

        As of December 27, 2001, we had approximately 1,800 full-time and 11,000 part-time employees. Approximately 4% of our part-time employees were minors paid the minimum wage.

        Fewer than one percent of our employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators. We believe that our relationship with this union is satisfactory.

Legal Proceedings

        On January 29, 1999, the Department of Justice filed suit in the United States District Court for the Central District of California, United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. The complaint alleges that we have designed, constructed and operated two of our motion picture theatres in the Los Angeles area and unidentified theatres elsewhere that have stadium-style seating in violation of Department of Justice regulations implementing Title III of the ADA and related "Standards for Accessible Design." The complaint alleges various types of non-compliance with the Standards, but relates primarily to issues relating to lines of sight. The Department of Justice seeks declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        The current Department of Justice position appears to be that theatres must provide wheelchair seating locations and transfer seats with viewing angles to the screen that are at the median or better, counting all seats in the auditorium. Heretofore, we have attempted to conform to the evolving standards promulgated by the Department of Justice and believe our theatres are in substantial compliance with the ADA. We believe that the Department of Justice's current position has no basis in the ADA or related regulations. We have filed an answer denying the allegations. To date, three courts have considered the Department of Justice's position with respect to wheelchair locations. All three courts have rejected that position and decided the disputes in favor of the exhibitors. Lara v. Cinemark USA, Inc., United States Court of Appeals for the Fifth Circuit, No. 99-0204; Oregon Paralyzed Veterans of America v. Regal Cinemas,  Inc. United States District Court for the District of Oregon, No. 00-485-KI; and United States of America v. Cinemark USA, Inc., United States District Court for the Northern District of Ohio, No. 1:99CV-705. Based upon current precedent, we do not believe that this matter is likely to result in an outcome that will have a material adverse effect on our financial condition.

        We are also the defendant in two coordinated cases now pending in California, Weaver v. AMC Entertainment Inc., (No. 310364, filed March 2000 in Superior Court of California, San Francisco County), and Geller v. AMC Entertainment Inc. (No. RCV047566, filed May 2000 in Superior Court of California, San Bernardino County). The litigation is based upon California Civil Code Section 1749.5, which provides that "on or after July 1, 1997, it is unlawful for any person or entity to sell a gift certificate to a purchaser containing an expiration date." Weaver is a purported class action on behalf of all persons in California who, on or after January 1, 1997, purchased or received an AMC Gift of Entertainment containing an expiration date. Geller is brought by a plaintiff who allegedly received one of our discount tickets in California containing an expiration date and who purports to represent all California purchasers of these "gift certificates" purchased from any of our theatres, stores, locations, web-site or other venue owned or controlled by us since January 1, 1997. Both complaints allege unfair competition and seek injunctive relief. Geller seeks restitution of all expired "gift certificates" purchased in California since January 1, 1997 and not redeemed. Weaver seeks disgorgement of all revenues and profits obtained since January 1997 from sales of "gift certificates" containing an expiration date, as well as actual and punitive damages. On May 11, 2001, following a special trial on the issue, the court ruled that our Gifts of Entertainment and discount tickets are "gift certificates." We intend to appeal this ruling and to continue defending the cases vigorously. Should the result of this litigation ultimately be adverse, we are presently unable to estimate the amount of our potential loss.

        We are the plaintiff in American Multi-Cinema, Inc. v. Midwest Drywall Company, Inc., Haskell Constructors, Ltd. Et. al. USDC W.D. Mo. Case No. 01-0378-CV-W. In this suit, we seek damages, presently estimated to aggregate $20 million, from the construction manager and certain subcontractors to recover amounts, most of which we have spent to date, to correct defective installation of certain fireproofing materials at eight theatres. The complaint was originally brought in state court in December 2000 but was removed to federal court on or about April 6, 2001. Similar claims respecting two of the same group of theatres are pending against other subcontractors in additional cases. We have conducted inspections in other theatres and are in the midst of a testing program to determine whether similar problems exist in other theatres, in which case the amount of damages that we seek in such litigation may increase. We recently became aware of one additional theatre where a similar problem appears to exist. Based on presently available information, we do not believe such matters will have a material adverse effect on our results of operations, financial condition or liquidity.

        We are party to various legal proceedings in the ordinary course of business, none of which is expected to have a material adverse effect on us except as noted above.

 ACQUISITION OF GC COMPANIES

        On March 29, 2002, we acquired GC Companies and certain of its subsidiaries pursuant to a stock purchase agreement dated January 15, 2002 and a plan of reorganization sponsored by us filed in GC Companies' bankruptcy proceedings and approved by the bankruptcy court. On the effective date of the plan of reorganization, GC Companies and its subsidiaries operated 66 theatres with 621 screens in the United States, and had a 50 per cent interest in a joint venture that operates nine theatres with 87 screens in Argentina, six theatres with 50 screens in Chile, a theatre with 15 screens in Brazil and a joint venture with an eight-screen theatre in Uruguay. On the effective date of the plan, all of the operating domestic theatre subsidiaries of GC Companies were merged into GC Companies and it was renamed AMC-GCT, Inc. Efforts are underway to re-brand the newly acquired U.S. complexes as AMC Theatres, and we expect the process to be completed by Memorial Day. We have no near-term plans for closing any of the former GC theatres prior to their lease expiration dates.

Overview of GC Companies' Business

        GC Companies was incorporated in 1993 as a result of a 1993 spin-off from Harcourt General, Inc. and heretofore conducted its business in the United States through the name "General Cinema." Its theatre operations are the outgrowth of an exhibition business which started in 1922. The following is a summary of GC Companies' principal business activities as of October 31, 2001.

  •
  GC Companies' domestic theatres are located in 19 states and the District of Columbia.

  •
  Approximately 60% of GC Companies' screens (including South American screens operated through a joint venture) are located in theatres constructed since 1995, and we believe that approximately 81% of its domestic screens are located in areas among the 25 largest DMAs.

  •
  GC Companies' subsidiary, General Cinema International, Inc., has a 50% interest in a joint venture with Hoyts Cinema Group, which operated nine theatres with 87 screens in Argentina, six theatres with 50 screens in Chile, a theatre with 15 screens in Brazil and a joint venture with an eight-screen theatre in Uruguay.

  •
  GC Companies owns a portfolio of venture capital investments in businesses unrelated to GC Companies' theatre business.

        For the 52 weeks ended December 27, 2001, on a pro forma basis after giving effect to the offering of our notes due 2012, our recently completed common stock offering and the acquisition of GC Companies, we generated total revenues of $1.6 billion and pro forma Adjusted EBITDA of $183.8 million, not including an additional approximate $8.8 million of annual cost savings and $3.0 million of operating synergies that we believe may be achieved as we integrate GC Companies into our existing business, and a net loss of $72.7 million. Although we believe these estimations and forward-looking statements are reasonable, we cannot assure you that we will be able to achieve these cost savings and operating synergies, and actual results may differ materially from our estimates. See "Summary Pro Forma Financial Data."

        On October 11, 2000, GC Companies and certain of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. Between October 11, 2000 and March 29, 2002, GC Companies operated its domestic theatre business and managed its investment assets as debtor-in-possession, subject to the jurisdiction of the United States Bankruptcy Court in the District of Delaware. As a result of the Chapter 11 proceedings, creditors were stayed from collection actions on substantially all of GC Companies' pre-petition indebtedness, obligations and guarantees. Approximately $196 million of liabilities reflected in GC Companies financial statements as of October 31, 2001 were discharged under the plan of reorganization. Pre-petition claims have been or will be satisfied in accordance with GC Companies' plan of reorganization.

        GC Companies' subsidiary which holds its interest in its South American theatre joint venture did not file a petition under Chapter 11 and was not a debtor in the Chapter 11 cases. As a result, GC Companies' subsidiary which holds its interest in the South American theatre joint venture was not subject to the jurisdiction of the bankruptcy court and the joint venture's lenders retain liens on the South American theatres and may exercise their rights and remedies. In its 2001 Form 10-K, GC Companies disclosed that the joint venture is in default of the Argentine and Chilean loan agreements as the debts thereunder became due in December 2001 and payment was not made in accordance with the agreements. If the lenders were to exercise their rights and remedies arising from that default, the joint venture's interest in the Argentine and Chilean theatres could be worthless. However, in connection with the plan of reorganization GC Companies acquired, at par, a 25% undivided, non-voting, economic participation interest in the joint venture's loans for an aggregate purchase price of $10.96 million five days after entry of the bankruptcy court's order confirming the plan of reorganization, whereupon the GC Companies' guaranties were released and the lenders agreed to extend the final maturity date of the loans to the joint venture to the first anniversary of the effective date of the plan of reorganization. The lenders also agreed that financial covenants would not be applicable to the borrowers prior to such final maturity date and agreed not to accelerate the loans without GC Companies' consent as long as accrued interest is paid in full on a current basis. GC Companies borrowed under the DIP facility to purchase the participation interest and owned the participation interest when we acquired its stock.

Reasons for the Acquisition

        The acquisition of GC Companies will help us to improve our position in the following respects:

  •
  Strengthen market share in existing markets. We will strengthen our position as the first or second largest exhibitor in terms of percentage of box office in Atlanta, Dallas, Los Angeles, Philadelphia and Washington, D.C. and will increase our number of screens in Chicago, New York City and Seattle.

  •
  Entry into major new North American Markets. We will gain a presence in five new major North American metropolitan markets in which we currently have no theatres. These market areas, Baltimore, Boston, Cleveland, Indianapolis and Minneapolis, are among the 25 largest DMAs.

  •
  We expect to realize cost savings as a result of the acquisition. Because the acquisition will increase our number of screens by 28%, we expect it will permit us to negotiate more favorable terms on concessions and service contracts from national and regional vendors.

Structure of Acquisition

        We became the owner of all the stock of reorganized GC Companies on March 29, 2002. Our purchase price of approximately $167 million (net of $6.5 million from the sale of GC Companies' portfolio of venture capital investments on the effective date) includes anticipated cash payments of $71.3 million, $72.9 million of our 9 1/2% senior subordinated notes due 2011 and $29.3 million of our common stock, or 2.4 million shares based on a price determined under the plan of $12.14 per share (the average closing price per share for the 15 trading days prior to the effective date of the plan). We used (or will use) available cash from our recent sales of senior subordinated notes and common stock for the cash payments under the plan of reorganization. To date, we have issued $72.9 million of our senior subordinated notes and 386,602 shares of our common stock and paid $47.7 million in cash to creditors of GC Companies.

        Our purchase price is based on current estimates of the amount of "deduction claims" under the plan. The exact purchase price will not be determinable until all disputed claim amounts are resolved, which may take 90 days or more after the effective date of the plan to occur. Under the plan, an increase in the amount of deduction claims, which are paid in cash, will reduce the amount of common stock we issue to unsecured creditors, and vice versa. Although the purchase price should not change materially as a result of the resolution of disputed claims, the ultimate amount of cash and common stock components may vary from our current estimates. The remaining shares of common stock issuable to unsecured creditors under the plan, currently estimated to be approximately 2.0 million shares, are not to be distributed until 90 days after the effective date.

        Under the plan of reorganization, GC Companies' portfolio of venture capital investments was acquired by a newly created business development company in which we received an approximately 26% preferential interest with a distribution priority of approximately $6.5 million. The business development company exercised an option to buy our preferential interest for $6.5 million and effected such purchase on the effective date of the acquisition. Accordingly, we do not own an interest in GC Companies' venture capital investments.

        Reorganized GC Companies and its reorganized operating domestic theatre subsidiaries were merged on the effective date and renamed AMC-GCT, Inc. AMC-GCT, Inc. and the non-debtor subsidiaries of GC Companies have become our direct or direct subsidiaries.

        We generally have no liability under the plan of reorganization except to issue our securities and to pay cash as provided in the plan of reorganization and for certain obligations to Harcourt, which include the obligations (i) to pay on a discounted basis half of any rent reductions we might realize from renegotiating specified leases within certain specified periods, (ii) to assume Harcourt's obligations as guarantor of, or to indemnify Harcourt with respect to, further obligations under certain leases assumed by reorganized GC Companies or its reorganized subsidiaries, and (iii) to issue to Harcourt shares of our common stock with a value of up to $750,000 if agreements to buy out or replace leases with respect to certain theatres are executed within six months after confirmation of the plan of reorganization. Provision for these items is not included in our estimated purchase price. Under the plan of reorganization, reorganized GC Companies and its reorganized subsidiaries retain liability for certain trade payables and other current liabilities not discharged in the Chapter 11 cases, reorganized GC Companies continues to have certain obligations to retirees and certain of GC Companies' executory contracts and unexpired leases were assumed by reorganized GC Companies or one of its reorganized subsidiaries. See "AMC Entertainment Inc. Unaudited Condensed Pro Forma Financial Statements—Condensed Pro Forma Balance Sheet as of December 27, 2001." The plan of reorganization also contemplates that reorganized GC Companies will honor court approved severance and retention payments to specified GC Companies employees and will be responsible for providing GC Companies' directors and officers insurance coverage and expense reimbursement, subject to specified limits. Provisions for these items are included in our estimated purchase price.

        For additional information regarding the structure of our acquisition of GC Companies, including a description of the proposed treatment of each class of GC Companies' creditors, see the interim operating agreement filed as an exhibit to our report on Form 8-K filed December 11, 2001, the amendment to the interim operating agreement, the amended and restated letter of intent and support agreement and the first amended joint plan of reorganization, filed as exhibits to our Quarterly Report on Form 10-Q for the thirty-nine weeks ended December 27, 2001, the stock purchase agreement and the Fleet/Bank of America support agreement, filed as exhibits to the registration statement of which this prospectus is a part, and the Bank of Nova Scotia support agreement and the modified first amended joint plan of reorganization, filed as exhibits to our report on Form 8-K filed on March 7, 2002, which are incorporated by reference. See "Where You Can Find More Information About Us."

Status of Reorganization Proceedings

        On December 6, 2001, we entered into:

  •
  a letter of intent to acquire all of the stock of GC Companies, as reorganized, pursuant to a plan of reorganization that was subsequently filed on December 21, 2001 in the Chapter 11 cases presently pending before the bankruptcy court;

  •
  an interim operating agreement with GC Companies in which GC Companies made certain covenants relating to the conduct of its business prior to the effective date of the plan of reorganization; and

  •
  a support agreement with certain of the key creditors of GC Companies, namely Harcourt General, Inc., General Electric Capital Corporation and the Official Committee of Unsecured Creditors in the Chapter 11 cases of GC Companies and certain of its subsidiaries, wherein each of the creditor parties to the support agreement agreed to support (although they were not obligated to vote in favor of) our bid to acquire GC Companies if the plan of reorganization treated their claims as described therein.

        As of January 15, 2002, we entered into an amended letter of intent which modified the termination provisions of the initial letter of intent in certain respects and extended the dates by which certain actions were to be taken. As of such date we also entered into a stock purchase agreement with GC Companies to acquire 100% of its stock pursuant to the plan of reorganization. The stock purchase agreement contained representations and warranties that are generally customary in an acquisition of a company pursuant to Chapter 11 bankruptcy proceedings. The stock purchase agreement provided that GC Companies will conduct its business in the ordinary course and in accordance with the interim operating agreement, except as otherwise provided by the plan of reorganization or the bankruptcy court.

        On January 16, 2002, the bankruptcy court denied GC Companies' motion seeking court approval of our letter of intent and the interim operating agreement, primarily we believe because the letter of intent provided for a termination payment and expense reimbursement to us if, among other reasons, GC Companies sought approval of, or the bankruptcy court approved, an alternate plan, in the GC Companies cases or the plan was not confirmed for any reason. As a result of the court's action, the support agreement expired.

        However, on January 28, 2002, we entered into an amended and restated letter of intent and an amendment to the interim operating agreement with GC Companies which we believe addressed the bankruptcy court's concerns. We also entered into an amended and restated support agreement with certain creditors and the official committee of unsecured creditors. We did not resubmit the amended and restated letter of intent or amended interim operating agreement to the bankruptcy court for its approval and these agreements imposed no monetary liability upon GC Companies' estates.

        On January 30, 2002, the bankruptcy court approved the form of disclosure statement (which is a statement filed with the bankruptcy court that sets forth the principal terms of the plan of reorganization) that was sent to GC Companies' creditors and shareholders in connection with their vote on the plan of reorganization.

        On February 14, 2002, we, together with GC Companies and the official committee of unsecured creditors, entered into the Fleet/Bank of America support agreement with the lenders to GC Companies' South American joint venture who had previously indicated their objection to the plan. Pursuant to this agreement, the parties conditionally agreed to support a modified plan of reorganization that provided for GC Companies acquiring, at par, a 25% undivided, non-voting, economic participation interest in the joint venture's loans for an aggregate purchase price of $10.96 million. As provided in the Fleet/Bank of America support agreement, GC Companies would purchase the participation interest within five days after entry of the bankruptcy court's order confirming the plan of reorganization, whereupon the GC Companies' guaranties would be released and the lenders would extend the final maturity date of the loans to the joint venture to the first anniversary of the effective date of the plan of reorganization. The lenders also would agree that financial covenants would not be applicable to the borrowers prior to such final maturity date and would agree not to accelerate the loans without GC Companies' consent as long as accrued interest is paid in full on a current basis. Subject to the provisions in the Fleet/Bank of America support agreement, Fleet National Bank agreed to cease its objections and discovery requests with respect to the plan and to accept its proposed treatment under the plan for its DIP facility and domestic credit agreement claims. In addition to confirmation of the modified plan by the bankruptcy court, the Fleet/Bank of America support agreement was conditioned on execution of definitive loan participation agreements by March 7, 2002, and such agreements were executed by such date.

        On February 25, 2002, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to our proposed acquisition of GC Companies expired.

        On February 27, 2002, we, together with GC Companies and the official committee of unsecured creditors, entered into a support agreement with The Bank of Nova Scotia wherein the parties conditionally agreed to support a modification to the GC Companies' plan of reorganization. With the execution of this agreement, we had obtained support agreements from the most significant institutional creditors of GC Companies. On March 1, 2002, GC Companies and the official committee of unsecured creditors filed a modified first amended joint plan of reorganization reflecting, among other matters, the modifications referred to in the Bank of Nova Scotia support agreement and the Fleet/Bank and Bank of America support agreement referred to herein. In addition, on March 1, 2002, Fleet National Bank notified us of its election to accept payment under the plan of reorganization of its domestic bank claims in the form of our senior subordinated notes.

        The deadline for submitting ballots on the plan of reorganization was March 4, 2002. The plan of reorganization received the requisite approval of each class of creditors and shareholders whose vote on the plan is required for approval. The plan document with respect to which ballots were solicited was the first amended plan of reorganization. Pursuant to the Fleet/Bank of America support agreement and the Bank of Novia Scotia support agreement, GC Companies and the official committee of unsecured creditors filed a motion for a determination from the bankruptcy court that the modifications reflected in the modified first amended plan of reorganization are deemed accepted by all creditors and equity owners of GC Companies who accepted the first amended joint plan of reorganization.

        The hearing on the plan of reorganization commenced on March 12, 2002 and continued on March 13 and March 15. All unresolved objections which might have affected confirmation of the plan of reorganization were ruled on in a manner favorable to the plan.

        On March 18, 2002, the bankruptcy court entered its order confirming the modified first amended plan of reorganization. GC Companies thereafter consummated the acquisition of a 25% participation interest in GC Companies' South American joint venture's loans for a purchase price of $10.96 million.

        On March 29, 2002 the confirmed plan became effective and we acquired GC Companies' stock. On the effective date of the plan, all of GC Companies operating domestic theatre subsidiaries were merged into GC Companies and its was renamed AMC-GCT, Inc.

        Certain Chapter 11 cases remain open to permit the bankruptcy court to determine the amount of allowed claims of certain creditors. We do not expect the resolution of such claims to materially impact our final purchase price although there may be changes to the cash and equity components that we pay which should vary inversely.

MANAGEMENT

        The following table sets forth certain information regarding our directors, executive officers and key employees as of December 15, 2001:

Name	Age	Positions
Peter C. Brown(1)	43	Chairman of the Board, Chief Executive Officer and Director (AMCE and AMC); President (AMCE)
Laurence M. Berg(2)	35	Director (AMCE)
Leon D. Black(2)	50	Director (AMCE)
Charles J. Egan, Jr.(1)	69	Director (AMCE)
W. Thomas Grant, II(3)	51	Director (AMCE)
Charles S. Paul(1)	52	Director (AMCE)
Marc J. Rowan(2)	39	Director (AMCE)
Paul E. Vardeman(3)	71	Director (AMCE)
Philip M. Singleton	55	Executive Vice President (AMCE); President, Chief Operating Officer and Director (AMC)
Richard T. Walsh	48	Executive Vice President (AMCE); Chairman (AMC Film, a division of AMC)
Craig R. Ramsey	50	Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer (AMCE and AMC); Director (AMC)
John D. McDonald	44	Executive Vice President, North American Operations (AMC)
Richard M. Fay	52	President (AMC Film)
James V. Beynon	53	Senior Vice President and Treasurer (AMCE and AMC)
Mark A. McDonald	43	Executive Vice President, International Operations (AMC Entertainment International, Inc.)

(1)
Elected by holders of Class B Stock.

(2)
Elected by holders of Preferred Stock.

(3)
Elected by holders of common stock.

        All our current executive officers hold their offices at the pleasure of our board of directors, subject to rights under their respective employment agreements. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

        Mr. Peter C. Brown has served as a Director of AMCE and AMC since November 12, 1992, as Chairman of the Board and Chief Executive Officer of AMCE since July 1999 and as President of AMCE since January 1997. Mr. Brown served as Co-Chairman of the Board of AMCE from May 1998 through July 1999 and as Executive Vice President of AMCE from August 1994 to January 1997. Mr. Brown is also Chairman of the Board, Chief Executive Officer and a Director of AMC. In addition, Mr. Brown serves as Chairman of the Board of Trustees of Entertainment Properties Trust, a real estate investment trust. Mr. Brown is also a member of the Board of Advisors for the University of Kansas School of Business. Mr. Brown is a graduate of the University of Kansas.

        Mr. Laurence M. Berg has served as a Director of AMCE since April 19, 2001. Mr. Berg is a partner with Apollo Advisors, L.P. which, together with its affiliates, serves as managing general partner of the Apollo Investment Funds. Mr. Berg serves on the board of directors of Sylvan Learning Systems, Inc. and Rent-A-Center, Inc. Mr. Berg also serves on the board of directors of the Fulfillment Fund. Mr. Berg holds a B.S. degree from The Wharton School of Business at the University of Pennsylvania and an M.B.A. degree from Harvard University.

        Mr. Leon D. Black has served as a Director of AMCE since April 19, 2001. Mr. Black is one of the founding principals of Apollo Advisors, L.P., which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds, and Apollo Real Estate Advisors, L.P. which, together with its affiliates, acts as the managing general partner of the Apollo Real Estate Investment Funds, private real estate investment funds. Mr. Black also serves on the Boards of Directors of Wyndham International, Inc. Allied Waste Industries, Inc., Samsonite Corporation, Sequa Corporation, Sirius Satellite Radio, Inc., United Rentals, Inc. and Vail Resorts, Inc. Mr. Black also serves as a Trustee of The Museum of Modern Art, Mount Sinai-NYU Medical Center, Lincoln Center for the Performing Arts, the Metropolitan Museum of Art, Prep for Prep, The Asia Society and Vail Valley Foundation. Mr. Black holds a B.A. degree from Dartmouth College and an M.B.A. degree from Harvard University.

        Mr. Charles J. Egan, Jr. has served as a Director of AMCE since October 30, 1986. Mr. Egan is Vice President of Hallmark Cards, Incorporated, and was General Counsel of that company until December 31, 1996. Hallmark Cards, Incorporated is primarily engaged in the business of greeting cards and related social expressions products, Crayola crayons and the production of movies for television. Mr. Egan is a Trustee of the Durwood Voting Trust established under that certain 1992 Durwood, Inc. Voting Trust Agreement dated December 12, 1992, as amended and restated as of August 12, 1997. Mr. Egan also serves as a member of the Board of Trustees, Treasurer and Chairman of the Finance Committee of the Kansas City Art Institute and is Co-Chair of the Harvard College Fund. Mr. Egan holds an A.B. degree from Harvard University and an LL.B. degree from Columbia University.

        Mr. W. Thomas Grant, II has served as a Director of AMCE since November 14, 1996. Mr. Grant is Chairman of the Board, Chief Executive Officer and President and a Director of LabOne, Inc. LabOne Inc. provides risk appraisal laboratory services for the insurance industry, clinical testing services for the healthcare industry and substance abuse testing services for employers. Mr. Grant also serves on the boards of directors of Commerce Bancshares, Inc. and Business Men's Assurance Company of America. Mr. Grant holds a B.A. degree from the University of Kansas and an M.B.A. degree from the Wharton School of Finance at the University of Pennsylvania.

        Mr. Charles S. Paul has served as a Director of AMCE since December 2, 1999. Mr. Paul is Chairman of the Board of IFILM Corp., an online global film destination for film fans, filmmakers and industry professionals. Prior thereto, Mr. Paul was Chairman and Co-Founder of Sega GameWorks L.L.C. Mr. Paul was an Executive Vice President and director of MCA, Inc. from 1989 through March 1996 and served as President of MCA Enterprises, a division of MCA, Inc., from 1986 through March 1996. Mr. Paul also serves on the board of directors of National Golf Properties, Inc. Mr. Paul holds an undergraduate degree from Stanford University and is a graduate of the University of Santa Clara School of Law.

        Mr. Marc J. Rowan has served as a Director of AMCE since April 19, 2001. Mr. Rowan is one of the founding principals of Apollo Advisors, L.P. which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds. Mr. Rowan is also a director of Wyndham International, Inc., Samsonite Corporation, Vail Resorts, Inc., National Financial Partners, Inc., NRT Incorporated, Quality Distribution, Inc. and Rare Medium Group, Inc. Mr. Rowan also serves on the executive committee of the Youth Renewal Fund and is a member of the board of directors of National Jewish Outreach Program and the Undergraduate Executive Board of The Wharton School of Business. Mr. Rowan holds a B.S. degree and an M.B.A. degree from The Wharton School of Business at the University of Pennsylvania.

        Mr. Paul E. Vardeman has served as a director of AMCE since June 14, 1983. Mr. Vardeman was a director, officer and shareholder of the law firm of Polsinelli, White, Vardeman & Shalton, P.C. (now Polsinelli, Shalton and Welte, P.C.), Kansas City, Missouri, from 1982 until his retirement from such firm in November 1997. Prior thereto, Mr. Vardeman served as a Judge of the Circuit Court of Jackson County, Missouri. Mr. Vardeman holds undergraduate and J.D. degrees from the University of Missouri—Kansas City.

        Mr. Philip M. Singleton was elected President of AMC on January 10, 1997 and has served as Chief Operating Officer of AMC since November 14, 1991. Mr. Singleton has served as Executive Vice President of AMCE since August 3, 1994. Mr. Singleton has served as a director of AMC since November 12, 1992.

        Mr. Richard T. Walsh has served as Executive Vice President of AMCE and Chairman, AMC Film, a division of AMC, since November 9, 2001. Prior thereto, Mr. Walsh served as Executive Vice President, Film Operations, AMC Film, since September 29, 1999 and as Senior Vice President in charge of operations for the West Division of AMC from July 1, 1994 to September 29, 1999.

        Mr. Craig R. Ramsey has served as Chief Financial Officer of AMCE and AMC since January 24, 2000 and as Senior Vice President, Finance of AMCE and AMC since August 20, 1998. Mr. Ramsey has served as a director of AMC since September 28, 1999. Mr. Ramsey was elected Chief Accounting Officer of AMCE and AMC effective October 15, 1999. Prior thereto, Mr. Ramsey served as Vice President, Finance from January 17, 1997 and as Director of Information Systems and Director of Financial Reporting since joining AMC on February 1, 1995.

        Mr. John D. McDonald has served as Executive Vice President, North American Operations of AMC since October 1, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Corporate Operations from November 9, 1995 until his promotion to Executive Vice President on October 1, 1998.

        Mr. Richard M. Fay has served as President, AMC Film, since September 8, 1995.

        Mr. James V. Beynon has served as Senior Vice President of AMCE and AMC since September 29, 1999. Prior thereto, Mr. Beynon served as Vice President of AMCE and AMC from September 19, 1994. Mr. Beynon has served as Treasurer of AMCE and AMC since September 19, 1994.

        Mr. Mark A. McDonald has served as Executive Vice President, International Operations of AMC Entertainment International, Inc., a subsidiary of AMCE, since December 7, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Asia Operations from November 9, 1995 until his appointment as Executive Vice President in December 1998.

Compensation of Directors

        Since December 2, 1999, we have paid each non-employee director $65,000 annually for service on the board of directors and, in addition, $1,500 for each board meeting and $1,000 for each board committee meeting which he attends. Each director is eligible to participate in our matching gift program with an annual cap of $12,000 in matching gifts per director. Directors elected by the Apollo Purchasers have elected not to receive their fees but instead may designate charitable purposes to which such fees are to be applied.

        Pursuant to our 1999 Stock Option Plan for Outside Directors, the non-employee directors are permitted to elect to receive up to all of their $65,000 annual fee in the form of stock options. The number of options which a director may receive is determined by dividing the amount of the fee taken in the form of options by 30% of the fair market value of our common stock on the effective date of the grant, which is the first business day after the annual meeting of stockholders. Under the plan, each non-employee director also receives a one time grant of options whose value (estimated under the plan for this purpose at 30% of the fair market value of our common stock) is $14,000. Options generally become exercisable one year after grant and terminate ten years after grant. However, exercisability is accelerated upon the occurrence of a change of control, as defined in the plan, or such director's death, disability or retirement from service as a director upon or after reaching age 70, and options will terminate prior to the tenth anniversary of the date of grant within specified periods following termination of service as a director. Directors may elect to pay any required withholding taxes in connection with the exercise of an option by having us withhold shares otherwise issuable upon exercise. The maximum number of shares issuable under the plan is 200,000 and no director may receive options to purchase more than 50,000 shares under the plan.

        For the fiscal year ended March 29, 2001, we paid non-employee directors the following for their service as directors under our compensation arrangements for non-employee directors:

Mr. Charles J. Egan, Jr.	$78,500	0 options
Mr. W. Thomas Grant, II	$60,607	23,660 options
Mr. Paul E. Vardeman	$64,000	14,010 options
Charles S. Paul	$58,607	23,660 options

Compensation of Management

        The following table provides certain summary information concerning compensation that we paid or accrued to or on behalf of our Chief Executive Officer and each of our four other most highly compensated executive officers (determined as of the end of fiscal 2001 and hereafter referred to collectively as the "named executive officers") for the last three fiscal years ended March 29, 2001, March 30, 2000 and April 1, 1999, respectively.

Summary Compensation Table

		Annual Compensation			Long-Term(2) Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Awards	Securities Underlying Options/SARs	All Other Compensation(3)
Peter C. Brown Chairman of the Board, Chief Executive Officer and President	2001 2000 1999	$507,937 471,244 409,241	$454,230 112,455	N/A N/A N/A	— — —	— — 125,000	$7,875 9,462 5,334
Philip M. Singleton Chief Operating Officer	2001 2000 1999	375,186 375,145 383,702	267,800 66,300	N/A N/A N/A	— — —	— — 100,000	7,875 7,789 5,317
Richard M. Fay President—AMC Film	2001 2000 1999	289,285 285,473 298,075	132,750 31,875	N/A N/A N/A	— — —	— 42,750 —	7,875 8,550 4,503
Richard T. Walsh Executive Vice President, Film Operations, AMC Film	2001 2000 1999	289,756 270,089 238,666	132,750 31,875	N/A N/A N/A	— — —	— 15,500 —	8,204 8,058 4,639
John D. McDonald Executive Vice President, North American Operations	2001 2000 1999	240,426 256,308 218,079	169,950 42,075	N/A N/A N/A	— — —	— 50,500 —	7,200 7,685 8,308

(1)
For the years presented, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

(2)
On April 17, 2001, we made restricted stock awards under our 1999 Stock Option and Incentive Plan to the named executive officers with respect to that number of shares and having a value (based on the market value of the shares of stock covered by the awards on the date of grant) as of the award date, as follows: Mr. Peter C. Brown—30,000 shares ($209,400); Mr. Philip M. Singleton—15,760 shares ($110,005); Mr. Richard M. Fay—3,580 shares ($24,988); Mr. Richard T. Walsh—3,580 shares ($24,988); and Mr. John D. McDonald—6,450 shares ($45,021). Additionally, on April 17, 2001, we granted options under our 1999 Stock Option and Incentive Plan as follows: Mr. Peter C. Brown—106,990 shares; Mr. Philip M.

  Singleton—42,980 shares; Mr. Richard M. Fay—7,160 shares; Mr. Richard T. Walsh—7,160 shares; and Mr. John D. McDonald—14,330 shares. One half of these restricted stock awards and non-qualified stock options vest one year from date of grant with the balance vesting two years from date of grant, subject to certain exceptions, such as death or disability and continued employment with us. Pursuant to their employment agreements with us, under certain circumstances, Messrs. Brown and Singleton will receive cash payments equal to the value of their respective vested and unvested stock options. See "—Employment Contracts, Termination of Employment and Change of Control Arrangements." The exercise price of the options is $6.98 per share.

(3)
For fiscal 2001, 2000 and 1999, All Other Compensation is comprised of our contributions under our 401(k) savings plan and non-qualified deferred compensation plan, both of which are defined contribution plans.

Option Grants

        There were no grants of stock options made during fiscal 2001 to the named executive officers.

Option Exercises and Holdings

        The following table provides information with respect to the named executive officers concerning the exercise of options during fiscal 2001 and unexercised options held as of March 29, 2001. (No options were exercised by any named executive officer during fiscal 2001.)

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised In-The-Money Options/ SARs at FY-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter C. Brown	—	—	284,000	—	—	—
Philip M. Singleton	—	—	233,600	—	—	—
Richard M. Fay	—	—	45,000	—	—	—
Richard T. Walsh	—	—	45,000	—	—	—
John D. McDonald	—	—	55,000	—	—	—

(1)
Values for "in-the-money" outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the price of our common stock as of March 29, 2001. There were no "in-the-money" options outstanding as of March 29, 2001.

Defined Benefit Retirement and Supplemental Executive Retirement Plans

        We sponsor a defined benefit retirement plan which provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. A participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        We also sponsor a supplemental executive retirement plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993, which reduced the amount of compensation which can be taken into account in a qualified retirement plan from $235,840 (in 1993), the old limit, to $170,000 (in 2001).

        The following table shows the total estimated annual pension benefits (without regard to minimum benefits) payable to a covered participant under our retirement plan and the supplemental executive retirement plan, assuming retirement in calendar 2001 at age 65, payable in the form of a single life annuity. The benefits are not subject to any deduction for social security or other offset amounts. The following table assumes the old limit would have been increased to $285,000 in 2001.

	Years of Credited Service
Highest Consecutive Five Year Average Annual Compensation
	15	20	25	30	35
$125,000	$17,434	$23,245	$29,056	$34,868	$40,679
150,000	21,184	28,245	35,306	42,368	49,429
175,000	24,834	33,245	41,556	49,868	58,179
200,000	28,684	38,245	47,806	57,368	66,929
225,000	32,434	43,245	54,056	64,868	76,679
250,000	36,184	48,245	60,306	72,368	84,429
270,000	39,184	52,245	65,306	78,388	91,429
275,000	39,934	53,245	66,556	79,868	93,179
285,000	41,434	55,245	69,056	82,868	96,679

        As of March 29, 2001, the years of credited service under the retirement plan for each of the named executive officers were: Mr. Peter C. Brown, ten years; Mr. Philip M. Singleton—27 years; Mr. Richard M. Fay—five years; Mr. Richard T. Walsh—26 years; and Mr. John D. McDonald—26 years.

        We have established a retirement enhancement plan for the benefit of officers who from time to time may be designated as eligible participants therein by the board of directors. The retirement enhancement plan is a non-qualified deferred compensation plan designed to provide an unfunded retirement benefit to an eligible participant in an amount equal to (i) sixty percent (60%) of his or her average compensation (including paid and deferred incentive compensation) during the last three full years of employment, less (ii) the sum of (A) such participant's benefits under the retirement plan and social security, and (B) the amount of a straight life annuity commencing at the participant's normal retirement date attributable to our contributions under the supplemental executive retirement plan, the 401(k) savings plan, the non-qualified deferred compensation plan and the executive savings plan. The base amount in clause (i) will be reduced on a pro rata basis if the participant completes fewer than 25 years of service. The retirement enhancement plan benefit vests upon the participant's attainment of age 55 or completion of 15 years of service, whichever is later, and may commence to a vested participant retiring on or after age 55 (who has participated in the plan for at least five years) on an actuarially reduced basis (6 2/3% for each of the first five years by which commencement precedes age 65 and an additional 3 1/3% for each year by which commencement precedes age 60). Benefits commence at a participant's normal retirement date (i.e., the later of age 65 or the participant's completion of five years of service) whether or not the participant continues to be employed by us. The accrued benefit payable upon total and permanent disability is not reduced by reason of early commencement. Participants become fully vested in their rights under the retirement enhancement plan if their employment is terminated without cause or as a result of a change of control, as defined in the retirement enhancement plan. No death, disability or retirement benefit is payable prior to a participant's early retirement date or prior to the date any severance payments to which the participant is entitled cease.

        Mr. Peter C. Brown and Mr. Philip M. Singleton have been designated as eligible to participate in the retirement enhancement plan. The estimated monthly amounts that Mr. Brown and Mr. Singleton will be eligible to receive under the retirement enhancement plan at age 65 are $64,000 and $19,000, respectively. These amounts are based on certain assumptions respecting their future compensation amounts and the amounts of our contributions under other plans. Actual amounts received by such individuals under the retirement enhancement plan may be different than those estimated.

Employment Contracts, Termination of Employment and Change of Control Arrangements

        We have entered into employment agreements with Messrs. Peter C. Brown, Philip M. Singleton, Richard M. Fay, Richard T. Walsh and John D. McDonald, each with a term commencing as of July 1, 2001. The employment agreements provide for annual base salaries of no less than the following amounts: Mr. Brown—$625,000; Mr. Singleton—$425,000; Mr. Fay—$300,000; Mr. Walsh—$300,000; and Mr. McDonald—$275,000. The employment agreements also provide for discretionary bonuses, an automobile allowance, reimbursement of reasonable travel and entertainment expenses and other benefits offered from time to time to other executive officers. The employment agreement of Mr. Brown has a term of five years, that of Mr. Singleton has a term of three years and those of Mr. Fay, Mr. Walsh and Mr. McDonald have terms of two years. On the anniversary date of each employment agreement, one year shall be added to its term, so that each employment agreement shall always have a five year, three year or two year term, as the case may be, as of each anniversary date. Each employment agreement terminates generally without severance if such employee is terminated for cause or upon such employee's resignation, each as defined in his employment agreement. We will pay the employee a pro rata portion of the bonus he would otherwise be eligible to receive upon termination by reason of employee's retirement. If any of Messrs. Fay, Walsh or McDonald dies or is terminated without cause or following his disability or terminates his agreement subsequent to specified changes in his responsibilities, annual base salary or benefits following a change of control, each as defined in the agreement, he will be entitled to receive a lump sum cash payment equal to two years annual base salary. If either Mr. Brown or Mr. Singleton dies or is terminated without cause or following his disability or terminates his agreement for good reason or following a change of control, each as defined in the agreement, he will be entitled to receive (i) a lump sum cash payment equal to such employee's then annual base salary for the remainder of the term of the agreement plus the bonus such employee would be entitled to receive as if the target level had been obtained multiplied by the number of years remaining in the term of the employment agreement and (ii) a cash payment equal to the difference between (a) the value of all vested and unvested stock options granted to the employee which have an exercise price per share less than the closing price per share of our common stock on the date of termination and (b) the exercise price of such options. In addition, we will redeem shares of our common stock previously purchased by Mr. Brown or Mr. Singleton with the proceeds of a loan that we made to each of them. (Mr. Brown financed a purchase of 375,000 shares of our common stock with such a loan and Mr. Singleton financed the purchase of 250,000 shares of our common stock with such a loan.) In such event, if the employee's obligations under his note to us exceed the value of the stock which he acquired with the note proceeds, we will forgive a portion of such excess in an amount based upon a formula set forth in the employment agreement and also pay the employee an amount equal to all taxes imposed on the employee as a result of the note forgiveness. Furthermore, the compensation committee has the discretion to permit the employee or his estate to retain all shares of our common stock purchased with the proceeds of the note. The amounts payable to the named executive officers under these employment agreements, assuming termination by reason of a change of control as December 27, 2001 were as follows: Mr. Brown—$5,330,000; Mr. Singleton—$2,055,000, Mr. Fay—$600,000, Mr. Walsh—$600,000 and Mr. McDonald—$550,000. The values of outstanding employee stock options that would be payable to the named executive officers under these employment agreements, assuming termination by reason of a change of control as of December 27, 2001, were as follows: Mr. Brown—$1,000,000 and Mr. Singleton—$592,000. The amount of note proceeds and interest that we would forgive assuming termination by reason of a change of control as of December 27, 2001, together with payments we would make equal to the estimated amount of taxes which would have been incurred by the employee as a result of the forgiveness, were as follows: Mr. Brown—$3,179,000 and Mr. Singleton—$699,000.

        As permitted by our 1994 and 1999 stock option and incentive plans, stock options granted to participants thereunder provide for acceleration upon the termination of employment within one year after the occurrence of certain change of control events, whether such termination is voluntary or involuntary, or with or without cause. In addition, the compensation committee may permit acceleration upon the occurrence of certain extraordinary transactions which may not constitute a change of control.

        We maintain a severance pay plan for full-time salaried nonbargaining employees with at least 90 days of service. For an eligible employee who is subject to the Fair Labor Standards Act overtime pay requirements referred to as a "nonexempt eligible employee", the plan provides for severance pay in the case of involuntary termination of employment due to layoff of the greater of two week's basic pay or one week's basic pay multiplied by the employee's full years of service up to no more than twelve weeks' basic pay. There is no severance pay for a voluntary termination, unless up to two weeks' pay is authorized in lieu of notice. There is no severance pay for an involuntary termination due to an employee's misconduct. Only two weeks' severance pay is paid for an involuntary termination due to substandard performance. For an eligible employee who is exempt from the overtime pay requirements, severance pay is discretionary (at the department head/supervisor level), but will not be less than the amount that would be paid to a nonexempt eligible employee.

Compensation Committee Interlocks and Insider Participation

        Mr. Charles J. Egan, Jr. is a member of the compensation committee. Mr. Egan is a Trustee of the Durwood Voting Trust, which has the power to vote all shares of our Class B Stock. Mr. Egan also is a Trustee of the Revocable Trust established under that certain Revocable Trust Agreement of Mr. Stanley H. Durwood dated August 14, 1989, as amended and restated as of May 12, 1999. The Revocable Trust is the beneficial owner of all shares of our Class B Stock.

        Mr. Peter C. Brown, Chairman of the Board, Chief Executive Officer and President and a director, served as a director of LabOne, Inc. until August 31, 2001. Mr. W. Thomas Grant, II, an Executive Officer of LabOne, Inc., served on our compensation committee until May 22, 2000.

Indemnification of Directors and Officers

        Under Section 145 of the Delaware General Corporation Law, a corporation has the power under specified circumstances to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. Our restated and amended certificate of incorporation requires indemnification of directors and officers to the full extent permitted by the Delaware General Corporation Law and provides that, in any action by a claimant, we shall bear the burden of proof that the claimant is not entitled to indemnification.

        Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Our restated and amended certificate of incorporation contains the provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law. The effect of these provisions is to eliminate our and our stockholders' rights (through stockholders' derivative suits on behalf of us) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations described above, however, do not affect the ability of us or our stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We seek to ensure that all transactions with related parties are fair, reasonable and in our best interest. In this regard, the audit committee of our board of directors reviews all material proposed transactions between us and related parties to determine that, in their best business judgment, such transactions meet that standard. We believe that each of these transactions was on terms at least as favorable to us as could have been obtained from an unaffiliated third party. Set forth below is a description of significant transactions which have occurred since March 31, 2000 or which involve obligations that remain outstanding as of December 27, 2001.

        In connection with our 1997 merger with Durwood, Inc., we agreed to pay Mr. Stanley H. Durwood's estate any credit amounts arising after March 31, 2000 that result from net tax benefits that we realize from the utilization of alternative minimum tax credit carry-forwards and Missouri operating loss carry-forwards of Durwood, Inc. The maximum amount of credit amounts that could be paid to Mr. Durwood's estate is approximately $1.1 million. As of December 27, 2001, we have not realized any of Durwood, Inc.'s net tax benefits on the tax returns we have filed since 1998.

        As a successor trustee with shared voting powers over shares held in the Durwood Voting Trust, Mr. Raymond F. Beagle, Jr. may be deemed to beneficially own in excess of 5% of our voting securities. Mr. Beagle serves as our general counsel under a three year retainer agreement which provides for annual payments of $400,000. On each anniversary date of the retainer agreement, one year will be added to the term so that as of each anniversary date the retainer agreement will have a three year term. The agreement provides for severance payments upon a change of control or termination (other than upon resignation or retirement or for cause) equal to the annual payments for the remaining term. The agreement also provides for deferred payments from a previously established rabbi trust in a formula amount ($35,623 monthly as of July 16, 2001, which amount reflects a $150,000 discretionary deferred bonus which has been paid to the rabbi trust during fiscal 2002), for a period of twelve years after termination of services or a change of control.

        Pursuant to a program recommended by the compensation committee and approved by our board of directors, we loaned Mr. Peter C. Brown $5.6 million to purchase 375,000 shares of our common stock. Mr. Brown purchased such shares on August 11, 1998. Under such program we also loaned Mr. Philip M. Singleton $3.8 million to purchase 250,000 shares of our common stock. Mr. Singleton purchased such shares from September 11 to September 15, 1998 and repaid unused proceeds of $811,000, leaving a remaining unpaid principal balance of $3.0 million. Such loans are unsecured and bear interest at a rate at least equal to the applicable federal rate prescribed by Section 1274(d) of the Internal Revenue Code in effect on the date of such loan (6% per annum for the loans to Messrs. Brown and Singleton). Interest on these loans accrues and is added to principal annually on the anniversary date of such loan, and the full principal amount and all accrued interest is due and payable on the fifth anniversary of such loan. On December 27, 2001, the principal amount of the loan to Mr. Brown was $6.6 million and the principal amount of the loan to Mr. Singleton was $3.5 million. Accrued interest on the loans as of December 27, 2001 was $195,000.

        Periodically, we and Durwood, Inc. or Delta Properties, Inc., a former subsidiary of Durwood, Inc., reconciled any amounts owed by one company to the other. Charges to the intercompany account have included payments made by us on behalf of Durwood, Inc. or Delta Properties. The largest balance owed by Durwood, Inc. or Delta Properties to us during fiscal 2001 was $11,322. This balance was reimbursed by Delta Properties on June 7, 2000.

        In connection with his relocation to Kansas City, we will provide relocation benefits to Richard T. Walsh which we estimate will aggregate between approximately $154,000 and $199,000. On February 8, 2002, our subsidiary, Centertainment Development, Inc., provided Mr. Walsh a non-interest bearing, unsecured bridge loan of $200,000 to assist him purchase a home in Kansas City. The loan is repayable on or before August 8, 2002.

        During fiscal 1998, we sold the real estate assets associated with 13 theatres to Entertainment Properties Trust, a real estate investment trust, for an aggregate purchase price of $283.8 million. We leased the real estate assets associated with the theatres from Entertainment Properties Trust pursuant to non-cancelable operating leases with terms ranging from 13 to 15 years at an initial lease rate of 10.5% with options to extend for up to an additional 20 years. (Such sales and leases being referred to herein collectively as the "sale and lease back transaction"). Subsequent to fiscal 1998 we sold four additional theatres to Entertainment Properties Trust which we leased back from Entertainment Properties Trust under substantially the same terms as those included in the sale and lease back transaction. During the current fiscal year, we sold the land for one of these theatres to Entertainment Properties Trust for a price of $7,500,000, based on our historical costs, and subsequently leased it back. Annual rentals for these four theatres are based on an estimated fair value of $102.6 million for the theatres. In addition, until November 2002, Entertainment Properties Trust has a right of first refusal and first offer to purchase and lease back to us the real estate assets associated with any theatre and related entertainment property owned or ground-leased by us, exercisable upon our intended disposition of such property. Mr. Peter C. Brown, our Chairman of the Board, Chief Executive Officer, and President and a Director, is also the Chairman of the Board of Trustees of Entertainment Properties Trust.

        On January 28, 2002, we entered into letters of intent with the owners of Gulf States Theatres and Entertainment Properties Trust respecting a series of transactions pursuant to which:

  •
  we would acquire the operations of Gulf States and related assets (exclusive of Gulf States' real estate assets) from Gulf States for an aggregate purchase price of approximately $45 million;

  •
  Entertainment Properties Trust would acquire Gulf States' real estate assets, consisting of five theatres with 68 screens located in the New Orleans, Louisiana area, and lease them to us for a term of 20 years with an initial annual base rent of $7.2 million and provisions for rent escalators and percentage rents;

  •
  we would agree to enter into a sale/leaseback transaction with Entertainment Properties Trust for certain new megaplex theatres that we develop in the New Orleans, Louisiana area within three years after the closing date with an annual base rent based on our capitalized costs and an initial lease rate consistent with prevailing market conditions; and

  •
  we would make available for sale/leaseback to Entertainment Properties Trust two theatres with 42 screens with an initial lease rate of 11%.

        On March 9, 2002, we entered into a definitive purchase agreement with the owners of Gulf States Theatres and also entered into leases with Entertainment Properties Trust with respect to the transactions referred to in the first three bullet points in the preceding paragraph. The closing under the purchase agreement occurred on March 15, 2002. The leases, which were conditioned upon the closing under the purchase agreement, became effective on that date. Of our approximate $45 million purchase price, we paid approximately $5.8 million to Entertainment Properties Trust for specified non-real estate assets which Entertainment Properties Trust acquired from Gulf States Theatres and resold to us at cost. We also will pay the owners of Gulf States Theatres $300,000 annually for five years in connection with consulting and non-competition agreements. The sellers deposited approximately $2 million in escrow to secure the performance of certain repairs.

        We believe our lease terms with Entertainment Properties Trust are consistent with prevailing market conditions. The price at which we sell the two properties to Entertainment Properties Trust will be determined by our management and the management of Entertainment Properties Trust based on historical cost. We expect to assign the leases for two of the theatres with 20 screens that we acquired, which would reduce our initial annual base rental to Entertainment Properties Trust with respect to the Gulf States Theatres to approximately $5.2 million.

        The letter of intent with respect to the transaction referred to in the fourth bullet point in the second preceding paragraph is non-binding and the proposed transaction is subject to satisfactory completion of due diligence and negotiation of definitive agreements.

        Lathrop & Gage L.C., a law firm of which Mr. Raymond F. Beagle, Jr. is a member, renders legal services to us and our subsidiaries. During fiscal 2001, we paid Lathrop & Gage L.C. $3.25 million for such services.

        On April 19, 2001, the Apollo Purchasers purchased 92,000 shares of Series A Preferred Stock and 158,000 shares of Series B Preferred Stock for an aggregate purchase price of $250 million. In accordance with the investment agreement pursuant to which the shares were purchased, we paid Apollo a fee of $8.75 million and paid Apollo's transaction expenses of $3.75 million. We have entered into a registration rights agreement with the Apollo Purchasers in which we have given the Apollo Purchasers and their permitted transferees demand and piggyback registration rights with respect to shares of Preferred Stock and common stock held by them. We have consented to the assignment by the Apollo Purchasers to the Sandler Funds of registration rights with respect to the shares of Preferred Stock (and underlying shares of common stock issuable upon conversion of such Preferred Stock) sold by the Apollo Purchasers to the Sandler Funds.

        For a description of certain employment agreements between us and Messrs. Peter C. Brown, Philip M. Singleton, Richard M. Fay, Richard T. Walsh and John D. McDonald, see "Management—Employment Contracts, Termination of Employment and Change of Control Arrangements."

PRINCIPAL STOCKHOLDERS

Security Ownership of Beneficial Owners

        The following table sets forth certain information regarding beneficial ownership of our capital stock as of April 1, 2002, with respect to:

  •
  each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of any class of our capital stock;

  •
  each of our directors;

  •
  each of our executive officers; and

  •
  all directors and executive officers as a group.

        The number of shares set forth in the table below refer to beneficial ownership and are not indicative of the voting power with respect to such shares. Each share of Class B stock has ten votes per share.

Title of class	Beneficial owner	Number of shares beneficially owned		Percent of class as of April 1, 2002
Class B Stock	Raymond F. Beagle, Jr.(1)	3,801,545	(1)(13)	100%
	Charles J. Egan, Jr.(1)	3,801,545	(1)(13)	100%
Series A Convertible Preferred Stock	Apollo Group(2)	250,641	(3)(13)	94.1%
	Leon D. Black(2)	250,641	(3)(13)	94.1%
	Marc J. Rowan(2)	250,641	(3)(13)	94.1%
	Laurence M. Berg(2)	250,641	(3)(13)	94.1%
	Sandler Capital Management and group	15,765	(4)	5.9%
Common Stock	Ronald B. Ferrin and group	1,822,600	(5)	6.0%
	Sandler Capital Management and group	2,204,895	(4)	6.8%
	Harvey Sandler	2,319,895	(6)	7.1%
	Raymond F. Beagle, Jr.	3,801,545	(7)	11.1%
	Apollo Group	35,195,283	(8)	53.8%
	Leon D. Black	35,195,283	(9)	53.8%
	Marc J. Rowan	35,195,283	(9)	53.8%
	Laurence M. Berg	35,195,283	(9)	53.8%
	Peter C. Brown	674,000	(10)	2.2%
	Philip M. Singleton	498,600	(10)	1.6%
	Richard T. Walsh	45,050	(10)	*
	Richard M. Fay	50,933	(10)	*
	John D. McDonald	55,100	(10)	*
	W. Thomas Grant, II	51,738	(11)	*
	Charles S. Paul	70,000	(11)	*
	Paul E. Vardeman	25,650	(11)	*
	Charles J. Egan, Jr.	3,806,215	(7)(11)	11.1%
	All Directors and Executive Officers as a group (15 persons, including the individuals named above)	40,592,569	(10)(11)(12)	58.6%

(1)
Our Class B Stock is held of record by the Durwood Voting Trust established under that certain 1992 Durwood, Inc. Voting Trust Agreement dated December 12, 1992, as amended and restated as of August 12, 1997. Beneficial interests in the Durwood Voting Trust are held by a revocable trust established under a Revocable Trust Agreement of Mr. Stanley H. Durwood dated August 14, 1989, as amended and restated as of May 12, 1999, and by the Pamela Yax Durwood Marital Trust created pursuant to the above described Revocable Trust Agreement. The revocable trust has a beneficial interest in 3,401,545 shares held by the Durwood Voting Trust and the marital trust has a beneficial interest in 400,000 shares held by the Durwood Voting Trust. The trustees of the Durwood Voting Trust and of the revocable trust are Mr. Raymond F. Beagle, Jr., our general counsel, and Mr. Charles J. Egan, Jr., one of our directors. As trustees, Messrs. Beagle and Egan share voting and investment power over all outstanding shares of Class B Stock and may be deemed to beneficially own all of such shares. Under the terms of the Voting Trust, the Voting Trust trustees must approve any transfer of shares held in the Voting Trust. Each of Messrs. Beagle and Egan disclaims beneficial ownership of any of such shares attributable to him solely by reason of his position as trustee. Under the terms of the Durwood Voting Trust, the trustees (or their successors and any additional trustees whom they might appoint) have all voting powers with respect to shares held therein, and exercise such rights by majority vote. Unless otherwise terminated or extended in accordance with its terms, the Durwood Voting Trust will terminate in 2030.

(2)
On April 19, 2001, we entered into an investment agreement with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, the "Apollo IV Purchasers"), Apollo Investment Fund V, L.P. and Apollo Overseas Partners V, L.P. (collectively, the "Apollo V Purchasers"), Apollo Management IV, L.P., in its capacity as investment manager of the Apollo IV Purchasers ("Apollo IV Management"), and Apollo Management V, L.P., in its capacity as investment manager to the Apollo V Purchasers ("Apollo V Management"). We refer to Apollo IV Management and Apollo V Management collectively as "Apollo", to the Apollo IV Purchasers, the Apollo V Purchasers and any other entity over which Apollo exercises investment authority to whom either the Apollo IV Purchasers or the Apollo V Purchasers assign any of their interests under the investment agreement collectively as the "Apollo Purchasers", and to Apollo, the Apollo Purchasers and certain other affiliates of Apollo that it controls as the "Apollo Group."

  Pursuant to the investment agreement, we sold the Apollo IV Purchasers and the Apollo V Purchasers an aggregate of 92,000 shares of Series A Convertible Preferred Stock and 158,000 shares of Series B Exchangeable Preferred Stock (we refer to both classes of preferred stock collectively as "Preferred Stock"). All outstanding Series B Exchangeable Preferred Stock was subsequently exchanged for Series A Convertible Preferred Stock, and as of April 1, 2002, the Apollo Purchasers held 250,641 shares of Series A Convertible Preferred Stock and 140,598 shares of common stock.

  Regular dividends on the Series A Convertible Preferred Stock are payable at the annual rate of 6.75% per annum and must be paid with additional shares of Series A Convertible Preferred Stock through April 19, 2004, referred to as the PIK period. Thereafter, dividends on shares of the Series A Convertible Preferred Stock may be paid in cash or shares of Series A Convertible Preferred Stock, at our option, through April 19, 2008. The terms of the Series A Convertible Preferred Stock provide that each share is convertible into 139.86 shares of common stock, subject to adjustment. As of April 1, 2002, the outstanding shares of Series A Convertible Preferred Stock held by all holders were convertible into an aggregate of 37,259,580 shares of common stock, or approximately 55% of the shares of such class after giving effect only to such conversion. By the end of the PIK period, the Apollo Purchasers might hold an aggregate of 287,516 shares of Series A Convertible Preferred Stock. Based on the current conversion price of $7.15 per share of common stock, assuming full conversion of the Series A Convertible Preferred Stock for common stock at the end of the PIK period, the Apollo Purchasers would hold an aggregate of 40,352,625 (including shares of common stock currently owned) shares of common stock at the end of such period. However, pursuant to a standstill agreement between us, Apollo and the Apollo Purchasers, before April 20, 2006, members of the Apollo Group may not convert their shares of Series A Convertible Preferred Stock into common stock, except in connection with a disposition of such shares. Leon D. Black and Marc J. Rowan are founding principals and Laurence M. Berg is a partner of Apollo Advisors, L.P.

(3)
Beneficial ownership of the Apollo Group is based on Amendment No. 2 to the Apollo Group Schedule 13D dated as of September 13, 2001 and reflects PIK dividends paid through April 1, 2002. According to this filing, we believe that each of Apollo Investment Fund IV, L.P. Apollo Overseas Partners IV, L.P., Apollo Advisors IV, L.P., Apollo Management IV, L.P, Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Advisors V, L.P., Apollo Management V, L.P., Apollo Advisors V, L.P., and AP Entertainment LLC have shared dispositive power over the 250,641 shares of Series A Convertible Preferred Stock shown as beneficially owned by the Apollo Group and the 35,054,685 shares of common stock that would be obtained upon conversion of these shares. Based on Amendment No. 2 to their Schedule 13D, Apollo Investment Fund IV owns an additional 133,189 shares of common stock and Apollo Overseas Partners IV, L.P. owns an additional 7,409 shares of common stock. The Apollo Group Schedule 13D states that each of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. has sole voting and investment power over these shares of common stock that it owns but also states that Apollo Advisors IV, L.P. and Apollo Management IV, L.P. share dispositive power over these shares.

(4)
The Apollo Purchasers sold 15,000 shares of preferred stock to Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P., and Sandler Capital Partners V Germany, L.P. (the "Sandler Funds") on July 3, 2001. According to Amendment No. 1 to the Sandler Funds Schedule 13G dated September 13, 2001, Sandler Capital Management is the general partner of Sandler Investment Partners, L.P, which is the general partner of each of the Sandler Funds. Sandler Capital Management is managed by a management committee consisting of the principal stockholders of ARH Corp., MJDM Corp. and Four JK Corp. (Harvey Sandler, Michael J. Marocco and John Kornreich, respectively). ARH Corp., MJDM Corp. and Four JK Corp. are the general partners of Sandler Capital Management. According to the Amendment No. 1 to the Sandler Funds Schedule 13G and based on PIK dividends paid through April 1, 2002, we believe each of Sandler Capital Management, Sandler Investment Partners, L.P., MJDM Corp., Four JK Corp., ARH Corp., Harvey Sandler, Michael J. Marocco and John Kornreich have shared dispositive power over 2,204,895 shares of common stock that would be obtained upon conversion of the Series A Convertible Preferred Stock owned by the Sandler Funds. Sandler Capital Partners V, L.P. has sole dispositive power over 1,567,412 of such shares, Sandler Capital Partners V FTE, L.P. has sole dispositive power over 579,581 of such shares and Sandler Capital Partners V Germany, L.P. has sole dispositive power over 57,902 of such shares.

  All decisions regarding the Sandler Funds require the consent of the management committee. Pursuant to the agreement under which the Sandler Funds acquired the shares of Preferred Stock from the Apollo Purchasers, generally, without our consent, the Sandler Funds may not convert their shares of Series A Convertible Preferred Stock into common stock before April 20, 2006, except in connection with a disposition of such shares.

(5)
As reported in his Amendment No. 1 to Schedule 13D filed January 18, 2001. Mr. Ferrin reports that he has sole voting and dispositive power with respect to 355,700 shares, Mrs. Janet Madori-Ferrin has sole voting and dispositive power with respect to 522,000 shares, Mr. John E. Gorman has sole voting and dispositive power with respect to 239,400 shares and Fairmac Realty Corporation has sole voting and dispositive power with respect to 705,500 shares. The Amendment No. 1 to Schedule 13D also reports that Mr. Ferrin and Mr. Gorman have shared voting and dispositive power over 705,500 shares.

(6)
As reported in the Amendment No. 1 to the Sandler Funds Schedule 13G dated September 12, 2001 referred to in note (4), and based on PIK dividends paid through April 1, 2002, we believe Harvey Sandler has sole voting and dispositive power over 115,000 shares and shared dispositive power over 2,204,895 shares that would be obtained upon conversion of shares of Series A Convertible Preferred Stock. See note (4) above.

(7)
Assumes the conversion of outstanding Class B Stock for common stock. Percentage ownership does not reflect any conversion of Series A Convertible Preferred Stock for common stock.

(8)
Assumes the conversion of outstanding Series A Convertible Preferred Stock held by the Apollo Group for common stock. Percentage ownership does not reflect any conversion of Class B Stock for common stock. The Apollo Group has agreed not to convert the Series A Convertible Preferred Stock prior to April 19, 2006 except in connection with the disposition of such common stock to an unaffiliated third party.

(9)
Assumes conversion of Series A Convertible Preferred Stock held by the Apollo Group. (See note (8) above) Messrs. Black, Rowan and Berg have each disclaimed beneficial ownership of the Series A Convertible Preferred Stock and the shares of common stock issuable upon its conversion.

(10)
Includes shares subject to presently exercisable options to purchase common stock under our 1983 and 1984 Stock Option Plans and the 1994 Stock Option and Incentive Plan, as follows: Mr. Peter C. Brown—284,000 shares; Mr. Philip M. Singleton—233,600 shares; Mr. Richard T. Walsh—45,000 shares; Mr. Richard M. Fay—45,000 shares; Mr. John D. McDonald—55,000 shares; and all executive officers as a group—782,600 shares. Does not include shares issuable under restricted stock awards. See "Management—Compensation of Management."

(11)
Includes shares subject to presently exercisable options to purchase common stock under our 1999 Stock Option Plan for Outside Directors, as follows: Mr. Egan—4,670 shares; Mr. Grant—50,000 shares; Mr. Paul—50,000 shares; Mr. Vardeman—25,350 shares; and all Outside Directors as a group—130,020 shares.

(12)
Assumes conversion of all shares of Series A Convertible Preferred Stock held by the Apollo Group. (See Note (8) above) and Class B Stock.

(13)
Does not give effect to an agreement dated March 28, 2002 by the Apollo Group to purchase 25,660 shares of common stock from the Durwood Revocable Trust following the conversion of a like number of shares of Class B Stock into common stock.

DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

        As of December 27, 2001, we had outstanding indebtedness (net of any unaccreted discount) aggregating $543.9 million, of which $199.2 million was outstanding under the notes due 2009, $225.0 million was outstanding under the notes due 2011, $62.0 million was outstanding under the credit facility and $57.7 million was outstanding under capital and financing lease obligations. We also are a party to operating leases on open theatres and administrative offices whose base rentals aggregate approximately $4.3 billion over the lives of such leases after giving effect to the acquisition of GC Companies. We have entered into agreements to lease space for the operation of theatres not yet fully constructed, the future minimum rental payments under which aggregate approximately $0.3 billion as of December 27, 2001. The following is a summary of provisions relating to the credit facility, our notes due 2009, our notes due 2011 and our Preferred Stock.

  Credit Facility.

        We refer you to "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources," at pages 47 and 48 of this prospectus for a summary of provisions of our credit facility.

  Notes due 2009 and 2011.

        We refer you to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources, at pages 48 and 49 of this prospectus for a summary of our notes due 2009 and our notes due 2011.

        Generally, the covenants under the indentures relating to our notes due 2009 and our notes due 2011 are substantially the same in all material respects as those under the indenture relating to our initial notes and exchange notes (notes due 2012) except that:

  •
  under the indenture respecting the notes due 2012, to incur additional indebtedness (other than permitted indebtedness), we must satisfy a coverage ratio only on a pro forma basis after giving effect to such event instead of both at the time of the event and after giving effect thereto on a pro forma basis as required under the indentures for the notes due 2009 and 2011;

  •
  the required consolidated EBITDA ratio for incurring additional indebtedness (other than permitted indebtedness) under the indentures relating to our notes due 2009 and the notes due 2012 is 2.0 to 1, instead of 1.75 to 1 as required under the indenture relating to the notes due 2011;

  •
  the measurement date for determining the amount of consolidated EBITDA that we may consider in determining the amount of restricted payments we may make is March 19, 1997 under the indenture respecting the notes due 2009 instead of January 27, 1999, as provided under the indentures respecting the notes due 2012 and the notes due 2011, and the multiple of interest expense that must be deducted in such calculation is 2.0 under the indentures for the notes due 2009 and the notes due 2012 instead of 1.75 as provided in the indenture for the notes due 2011;

  •
  the indenture for the notes due 2009 has a general permitted indebtedness basket of $75 million, whereas the general permitted indebtedness baskets for the notes due 2011 and the notes due 2012 are $100 million;

  •
  for purposes of determining whether a change in control has occurred, members of the Apollo Group are permitted holders under the indenture respecting the notes due 2012 but are not permitted holders under the indentures respecting the notes due 2009 and 2011;

  •
  the indenture for the notes due 2012 includes as "events of default" violations of the covenants relating to mergers and sales of substantially all of our assets and, after the date GC Companies is acquired, certain defaults by GC Companies and any of its subsidiaries that may be a significant subsidiary of ours; and

  •
  if the notes due 2009 or 2011 attain "investment grade status" (as defined in each of the indentures), the covenants in the note indentures respecting the notes due 2009 and 2011 limiting our ability to incur indebtedness, pay dividends, acquire stock or engage in transactions with affiliates will cease to apply.

  Preferred Stock.

        On April 19, 2001 we entered into an investment agreement and a standstill agreement with a group we refer to as the Apollo Purchasers. See "Principal Stockholders."

        Pursuant to the investment agreement, we sold the Apollo Purchasers an aggregate of 92,000 shares of Series A Convertible Preferred Stock and 158,000 shares of Series B Exchangeable Preferred Stock (we refer to both classes of preferred stock collectively as "Preferred Stock"). All outstanding Series B Exchangeable Preferred Stock was subsequently exchanged for Series A Convertible Preferred Stock, and as of December 27, 2001, the Apollo Purchasers held 242,395 shares of Series A Convertible Preferred Stock and 140,598 shares of common stock.

        The standstill agreement generally limits the ability of the Apollo Purchaser to acquire additional shares of our capital stock for a period ending April 19, 2006 and imposes other restrictions on them. See our Current Report on Form 8-K dated April 20, 2001, incorporated herein by reference. As set forth in the certificate of designations with respect to our Preferred Stock filed as an exhibit to such Form 8-K, we are authorized to issue an aggregate of 10,000,000 shares of preferred stock, par value 66 2/3¢ per share, of which 2,000,000 shares have been designated as Series A Convertible Preferred Stock and 2,000,000 shares have been designated as Series B Exchangeable Preferred Stock.

        Ranking.    Our Preferred Stock is senior to our common stock and Class B Stock with respect to dividend rights and rights upon our liquidation, winding up or dissolution. In this regard, unless and until we pay full cumulative dividends on the Preferred Stock in respect of all past quarterly dividends, and the full amount of dividends on shares of Preferred Stock in respect of the current quarterly dividend have been paid or are contemporaneously declared and set aside, no cash dividends may be paid or declared on shares of common stock or Class B Stock and no shares of our common stock or Class B Stock may be purchased by us.

        Preferred Stock Approval Rights.    Under our investment agreement, as long as they continue to own at least 117,500 shares of Preferred Stock the Apollo Purchasers must approve certain corporate actions before we may take them. See "Risk Factors—Risks related to our business—We have significant stockholders with the ability to influence our actions." We have obtained the Apollo Purchasers' approval for the issuance of the notes in this offering.

        Voting rights.    Upon transfer of shares of Series A Convertible Preferred Stock to a transferee that is not an affiliate of an Apollo Purchaser, consistent with the standstill agreement, the transferee holder of Series A Convertible Preferred Stock is entitled to vote on an as-converted basis with the holders of our common stock and Class B Stock on all matters except the election of directors and any matter reserved by law or our restated and amended certificate of incorporation for consideration exclusively by the holders of our common stock or Class B Stock. Holders of the Series A Convertible Preferred Stock also have the right to vote as a class on the creation, authorization or issuance of any class, series or shares of senior stock, parity stock or junior stock (if the junior stock may be redeemed at the option of the holders thereof prior to April 19, 2011) and on any adverse change to the preferences, rights and powers of the Series A Convertible Preferred Stock.

        So long as the Apollo Purchasers continue to hold Preferred Stock Approval Rights, the Apollo Purchasers will have the right to elect three directors to our board of directors. In the investment agreement, the Apollo Purchasers have agreed that for so long as they hold shares and the Apollo Purchasers have Preferred Stock Approval Rights, Apollo Investment Fund IV, L.P. and Apollo Investment Fund V, L.P. will be entitled to elect two of the three directors, with each being entitled to elect one of the two so long as it holds Preferred Stock. The third director is to be elected collectively by all Apollo Purchasers.

        If an event of default with respect to our Preferred Stock occurs and is not cured or waived within 45 days, then the holders of Preferred Stock will have the right to elect that number of our directors that, when added to those directors already elected by the holders of Series A Convertible Preferred Stock, constitute a majority of the board of directors. An "event of default" is defined as (i) an event of default under our credit facility, the note indentures or any other indebtedness in excess of $10 million, (ii) our failure to pay cash dividends on the Preferred Stock when required under the terms thereof, or (iii) our violation of the provisions of the investment agreement relating to the Preferred Stock Approval Rights.

        Conversion rights.    Each share of Series A Convertible Preferred Stock is convertible at the option of the holder at any time into shares of our common stock at a conversion price of $7.15 per share of common stock, subject to antidilution adjustment, with each share of Series A Convertible Preferred Stock having a value equal to the Series A Liquidation Preference (as defined below). Presently, each share of Series A Convertible Preferred Stock is convertible into 139.86 shares of common stock. The conversion price and conversion rate are adjustable in connection with any reclassifications, reorganizations, consolidations, mergers, stock dividends, stock splits, combinations or similar transactions.

        The investment agreement and the standstill agreement between us and the initial Apollo Purchasers restrict the ability of the Apollo Purchasers to exercise Series A Convertible Preferred Stock conversion rights until April 19, 2006 by requiring them to dispose of any shares that they obtain upon conversion in a transaction that conforms with the requirements of the standstill agreement.

        Preemptive rights.    Holders of Preferred Stock have no preemptive rights. However, under the investment agreement, as long as the Apollo Purchasers beneficially own at least 117,500 shares of Preferred Stock, we generally may not issue additional stock of any class without the approval of Apollo.

        Dividend rights of Series A Convertible Preferred Stock.    Dividends on the Series A Convertible Preferred Stock accumulate at an annual rate of 6.75% of the Series A Liquidation Preference, as described below under "Liquidation Rights," and are payable when, as and if declared by our board of directors on the last day of each June, September, December and March, commencing June 30, 2001. Dividends are cumulative whether or not earned or declared. Until April 20, 2004, we must pay dividends on the Series A Convertible Preferred Stock with additional shares of Series A Convertible Preferred Stock. Between April 20, 2004 and April 19, 2008, we may pay dividends in either additional shares of Series A Convertible Preferred Stock or cash, at our option. After April 19, 2008, we must pay dividends in cash, unless prohibited by the note indentures, in which case we may pay such dividends in additional shares of Series A Convertible Preferred Stock. The number of additional shares of Series A Convertible Preferred Stock that we must issue on any dividend payment date is determined by dividing the dollar amount of the cumulative dividends due and payable on the Series A Convertible Preferred Stock on such date by the Series A Liquidation Preference. See "—Liquidation rights."

        If at any time we are unable to pay dividends on the Series A Convertible Preferred Stock in cash and the accrual, declaration or payment of additional Series A Convertible Preferred Stock dividends would result in a "change of control" under our note indentures, then we will pay dividends on the Series A Convertible Preferred Stock in shares of Series B Exchangeable Preferred Stock. Any such shares of Series B Exchangeable Preferred Stock automatically will be exchanged for an equal number of shares of Series A Convertible Preferred Stock when and to the extent additional shares of Series A Convertible Preferred Stock can be issued without resulting in a change in control.

        If a change of control (as defined below) occurs prior to April 19, 2006, the holders of Series A Convertible Preferred Stock are also entitled to a special dividend of shares of Series A Convertible Preferred Stock equal to the dividends that they would have received from April 19, 2001 through April 19, 2006 (assuming compounding) less regular dividends received through such date (the "Series A No-Call Period Dividend"). To the extent shares of Series A Convertible Preferred Stock remain outstanding after a change of control, no regular dividends will be paid on such shares for the period commencing on the closing date of the transaction resulting in a change of control and extending through April 19, 2006. For purposes of our certificate of designations, a "change of control" means (i) a merger, consolidation or similar company transaction after which holders of our stock before such transaction do not own at least 50% of the combined voting power of all shares generally entitled to vote in the election of directors of the surviving entity, (ii) the acquisition by any person or group (other than Apollo and its affiliates or the holders of our Class B Stock on April 19, 2001, so long as neither Apollo and its affiliates nor such holders of Class B Stock is part of the group) of beneficial ownership of at least 50% of the combined voting power of our shares generally entitled to vote in the election of our board of directors, or (iii) the sale of all or substantially all of our assets or a similar transaction. In the determination of combined voting power in the election of directors, any calculation must take into account that our Class B Stock has ten votes per share and our common stock has one vote per share.

        If we pay dividends in cash (or in the form of our notes) on the common stock in any fiscal period, the holders of Series A Convertible Preferred Stock are entitled to receive dividends in cash (or our notes), on an as-converted basis, to the extent such dividends are greater than the Series A Convertible Preferred Stock dividends otherwise payable in such fiscal period.

        Dividend rights of Series B Exchangeable Preferred Stock.    Dividends on any shares of Series B Exchangeable Preferred Stock that we might issue will accumulate at an annual rate of 12.00% of the Series B Liquidation Preference, as described below under "Liquidation Rights," and will be payable when, as and if declared by our board of directors on the last day of each June, September, December and March. Dividends are cumulative whether or not earned or declared. Until April 20, 2004, we must pay dividends on the Series B Exchangeable Preferred Stock with additional shares of Series B Exchangeable Preferred Stock. Between April 20, 2004 and April 19, 2006, we may pay dividends on Series B Exchangeable Preferred Stock in either additional shares of Series B Exchangeable Preferred Stock or cash, at our option. After April 19, 2006, we must pay dividends on Series B Exchangeable Preferred Stock in cash, unless prohibited by the note indentures, in which case we may pay such dividends in additional shares of Series B Exchangeable Preferred Stock. The number of additional shares of Series B Exchangeable Preferred Stock that we must issue on any dividend payment date is determined by dividing the dollar amount of the cumulative dividends due and payable on the Series B Exchangeable Preferred Stock on such date by the Series B Liquidation Preference. See "—Liquidation rights."

        If a change of control occurs prior to April 19, 2006, we must pay the holders of any outstanding Series B Exchangeable Preferred Stock a special dividend of additional shares of Series B Exchangeable Preferred Stock equal to the dividends that they would have received through April 19, 2006, assuming compounding, less regular dividends received through such date (the "Series B No-Call Period Dividend"). To the extent shares of Series B Exchangeable Preferred Stock remain outstanding after the change in control, we will pay no regular dividends on such shares for the period commencing on the closing date of the transaction resulting in a change of control and extending through April 19, 2006.

        If we notify holders of Preferred Stock that we are redeeming the Preferred Stock, we must pay the holders of Series B Exchangeable Preferred Stock a special dividend of additional shares of Series B Exchangeable Preferred Stock in an amount equal to (i) the quotient of (x) the difference (if positive) between the average closing price of our common stock for the 20 trading days preceding determination and the conversion price, divided by (y) the conversion price, less (ii) the amount of any dividends paid upon a change of control (as described below) or the amount of any dividends payable pursuant to the provisions described in the next paragraph. Additionally, we must pay the holders of Series B Exchangeable Preferred Stock a special dividend of additional shares of Series B Exchangeable Preferred Stock upon the occurrence of a change of control in a number of shares equal to (i) the quotient of (x) the difference (if positive) between the value per share of the consideration received by the holders of common stock as a result of the change of control and the conversion price, divided by (y) the conversion price, less (ii) the amount of any dividends paid through the date of such event pursuant to the provisions described in the next paragraph.

        If the conditions described in the next sentence exist, then at any time after October 19, 2002, upon a sale of Series A Convertible Preferred Stock or the common stock into which Series A Convertible Preferred Stock is converted, we must pay the holders of Series B Exchangeable Preferred Stock a special dividend, payable in additional shares of Series B Exchangeable Preferred Stock, equal to the product of (i) the percentage of such shares sold in such transaction, multiplied by (ii) the quotient of (x) the difference (if positive) between the sales price of the Series A Convertible Preferred Stock or common stock on an "as converted" basis and the conversion price, divided by (y) the conversion price. In order for a holder of Series B Exchangeable Preferred Stock to qualify for this special dividend, the following criteria must be met: (1) the sale must be the initial sale of the Series A Convertible Preferred Stock to a purchaser that is not an Apollo affiliate, (2) the seller must be a holder of both Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock at the time of the sale, and (3) the holder of the Series B Exchangeable Preferred Stock must also own shares of Series A Convertible Preferred Stock. Shares of Series B Exchangeable Preferred Stock received as dividends under the circumstances described in the preceding paragraph and the next paragraph are not eligible to receive dividends under the circumstances described in this paragraph, and shares received as dividends under the circumstances described in this paragraph are not eligible to receive any further dividends under the circumstances described in this paragraph, the preceding paragraph or in the next paragraph.

        Except for shares of Series B Exchangeable Preferred Stock issued under circumstances described in the preceding paragraph, we also must pay the holder of each outstanding share of Series B Exchangeable Preferred Stock a special dividend of additional shares of Series B Exchangeable Preferred Stock on April 19, 2011, the number of shares of which is equal to the quotient of (i) the difference (if positive) between the average closing price of our common stock for the 20 trading days preceding determination and the conversion price, divided by (ii) the conversion price.

        If we pay dividends in cash (or in the form of our notes) on our common stock in any fiscal period, we must pay the holders of Series B Exchangeable Preferred Stock dividends in cash (or notes) on an as converted basis (assuming such shares were first exchanged for Series A Convertible Preferred Stock) to the extent such dividends are greater than the Series B Exchangeable Preferred Stock dividends otherwise payable in such fiscal period.

        Liquidation rights.    Upon our liquidation, each holder of Series A Convertible Preferred Stock is entitled to receive an amount per share of Series A Convertible Preferred Stock (the "Series A Liquidation Payment") equal to the greater of (i) $1,000 plus all accrued and unpaid dividends as of the date of payment (the "Series A Liquidation Preference") and (ii) the amount the holder would have received had the holder converted such share of Series A Convertible Preferred Stock into common stock immediately prior to the event requiring the payment of such liquidation preference. Upon our liquidation, each holder of Series B Exchangeable Preferred Stock is entitled to receive an amount per share of Series B Exchangeable Preferred Stock (the "Series B Liquidation Payment", and together with the Series A Liquidation Payment, the "Liquidation Payment") equal to the greater of (i) $1,000 plus all accrued and unpaid dividends as of the date of payment (the "Series B Liquidation Preference," and together with the Series A Liquidation Preference, the "Liquidation Preference") and (ii) the amount the holder would have received had the holder first exchanged such share of Series B Exchangeable Preferred Stock for a share of Series A Convertible Preferred Stock and then converted such share of Series A Convertible Preferred Stock into our common stock immediately prior to the event requiring the payment of such liquidation preference. The Liquidation Preference shall be adjusted for any stock split, reverse stock split, stock combination, reclassification or pursuant to any other adjustment with respect to the Series A Convertible Preferred Stock or Series B Exchangeable Preferred Stock, as the case may be. In the event of a liquidation, the Liquidation Payment must be made to holders of Preferred Stock before any payment or distribution may be made to holders of our common stock or Class B Stock. For purposes of this paragraph, a liquidation means our liquidation, winding up or dissolution.

        Redemption rights—holder's optional redemption of Series A Convertible Preferred Stock.    We must redeem Series A Convertible Preferred Stock at the option of a holder at any time after April 19, 2011 for cash or our common stock, at our option, at a price equal to the Series A Liquidation Preference. If we elect to use shares of common stock in such redemption, the common stock will be valued based upon their average closing price for the 20 trading days prior to determination, or if not traded, by a nationally recognized investment bank, but in any event the common stock may not be valued at less than the conversion price then in effect.

        Our optional redemption of Preferred Stock.    We may redeem the Preferred Stock in whole and not in part at any time after April 19, 2006 for cash equal to the Liquidation Preference, provided that the average common stock closing price for the 20 trading days preceding the delivery by us of the notice of redemption exceeds 150% of the conversion price. The Preferred Stock may also be redeemed in whole and not in part by us at our option upon a change of control for cash equal to the Liquidation Preference; provided, that if the change of control occurs prior to April 19, 2006, we must first pay the Series A No-Call Period Dividend and the Series B No-Call Period Dividend. In any event, the Preferred Stock remains convertible and exchangeable until the redemption price is paid by us. In order for us to be able to redeem Series B Exchangeable Preferred Stock upon a change in control, the transaction must be a consolidation, merger, sale of substantially all of our assets or other event that results in our common stock being changed into the right to receive assets or securities of another entity. There is no sinking fund for the Preferred Stock.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We sold the initial notes in a private offering pursuant to a purchase agreement dated as of January 16, 2002 by and among us and the initial purchasers. The initial purchasers subsequently resold the initial notes to qualified institutional buyers and non-U.S. persons in reliance, and subject to the restrictions imposed under, Rule 144A and Regulation S under the Securities Act.

        Under the registration rights agreement that we and the initial purchasers entered into in connection with the private offering of the initial notes, we are required to file, no more than 90 days following the date the initial notes were originally issued, the registration statement of which this prospectus is a part providing for a registered exchange offer of exchange notes identical in all material respects to the initial notes, except that such exchange notes will be freely transferable and will not have any covenants regarding exchange and registration rights. Under the registration rights agreement, we are required to:

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  use our best efforts to cause the registration statement to be declared effective no later than June 15, 2002 (150 days after the date of issuance of the initial notes),

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  keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the initial notes, and

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  consummate the exchange offer no later than 45 days after the date this registration statement becomes effective.

        In the event that (1) applicable law or interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer, (2) for any other reason the exchange offer is not consummated within 180 days after the original issuance of the initial notes, (3) the initial purchasers so request with respect to notes not eligible to be exchanged for exchange notes in the exchange offer or (4) any holder of initial notes (other than an initial purchaser with respect to an unsold allotment) is not eligible to participate in the exchange offer or does not receive freely tradeable exchange notes in the exchange offer other than by reason of such holder being our affiliate (it being understood that the requirement that broker-dealers receiving exchange notes in the exchange offer deliver the prospectus contained in the exchange offer registration statement in connection with sales of exchange notes shall not result in the exchange notes being not "freely tradeable"), we will, at our cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the initial notes or the exchange notes, as the case may be, (b) use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use our best efforts to keep the shelf registration statement effective until January 16, 2004. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the initial notes or the exchange notes, as the case may be. A holder selling initial notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

        If (1) on or prior to the 90th day following the date of original issuance of the initial notes, neither the registration statement nor the shelf registration statement has been filed, (2) on or prior to the 150th day following the date of original issuance of the initial notes, neither the exchange offer has been consummated nor the shelf registration statement has been declared effective, (3) on or prior to the

180th day following the date of original issuance of the notes, neither the exchange offer has been consummated nor the shelf registration has been declared effective, or (4) after either the exchange offer registration statement or the shelf registration statement has been declared effective, the registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of initial notes or exchange notes in accordance with and during the periods specified in the registration rights agreement, interest will accrue on the principal amount of the initial notes and the exchange notes (in addition to the stated interest on the initial notes and the exchange notes) from and including the date on which any of the registration defaults described in (1) through (4) above shall occur to but excluding the date on which all of these registration defaults have been cured. Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and shall increase by 0.25% per annum at the end of each subsequent 30-day period, but in no event shall this rate exceed 1.0% per annum.

Effect of the Exchange Offer

        Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties (unless you are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act), we believe that you may offer for resale, resell, and otherwise transfer the exchange notes issued to you pursuant to the exchange offer in exchange for your initial notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you can represent that:

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  you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

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  you are acquiring the exchange notes in the ordinary course of your business; and

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  you did not acquire the initial notes directly from us or from one of our affiliates for resale pursuant to Rule 144A, Regulation S or other available exemption under the Securities Act.

        By tendering the initial notes in exchange for exchange notes, you will be required to make representations to that effect. If you are participating in or intend to participate in a distribution of the exchange notes, or have any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired pursuant to the exchange offer, you may be deemed to have received "restricted securities" and may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission. You may only sell your exchange notes pursuant to a registration statement and delivery of a prospectus containing the selling security holder information required by Item 507 or 508 of Regulation S-K under the Securities Act, as applicable, or pursuant to an exemption from the registration requirement of the Securities Act.

        Each broker-dealer (an exchanging dealer) that receives exchange notes for its own account in exchange for initial notes, where the initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (but not directly from us or one of our affiliates), must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the staff of the Securities and Exchange Commission, we believe that exchange notes issued pursuant to the exchange offer to exchanging dealers may be offered for resale, resold and otherwise transferred by an exchanging dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by an exchanging dealer in connection with resales of exchange notes received in exchange for initial notes. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any resale. By acceptance of this exchange offer, each broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us prior to using this prospectus in connection with the sale or transfer of exchange notes. See "Plan of Distribution."

        To the extent initial notes are tendered and accepted in the exchange offer, the principal amount of outstanding initial notes will decrease with a resulting decrease in the liquidity in the market for the initial notes. Initial notes that are still outstanding following the consummation of the exchange offer will continue to be subject to certain transfer restrictions.

Terms of the Exchange Offer

        We are sending this prospectus and the accompanying letter of transmittal to all registered holders as of May     , 2002.

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. As of the date of this prospectus, an aggregate of $175 million principal amount of the initial notes is outstanding. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding initial notes accepted in the exchange offer. You may tender some or all of your initial notes pursuant to the exchange offer. However, initial notes may be tendered only in integral multiples of $1,000.

        By tendering initial notes in exchange for exchange notes and by executing the letter of transmittal, you will be required to represent, among other things, that:

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  you are not an "affiliate" (as defined in Rule 405 of the Securities Act) of ours (or, if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable);

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  you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

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  you are acquiring the exchange notes in the ordinary course of your business; and

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  you did not acquire the initial notes directly from us or from one of our affiliates for resale pursuant to Rule 144A, Regulation S or other available exemption under the Securities Act.

        Each exchanging dealer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange Notes. See "Plan of Distribution."

        The form and terms of the exchange notes will be identical in all material respects to the form and terms of the initial notes, except that:

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  the offering of the exchange notes has been registered under the Securities Act;

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  the exchange notes will not be subject to transfer restrictions; and

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  the exchange notes will be issued free of any covenants regarding exchange and registration rights (including that they will not provide for additional interest payments).

        The exchange notes will evidence the same debt as the initial notes and will be entitled to the benefits of the indenture under which the initial notes were, and the exchange notes will be, issued.

        This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of initial notes on or about May     , 2002. The exchange offer is not conditioned upon any minimum aggregate principal amount of initial notes being tendered. However, the exchange offer is subject to certain customary conditions, which we may waive, and to the terms and provisions of the registration rights agreement. See "—Certain Conditions to the Exchange Offer."

        You do not have any appraisal or dissenters' rights under law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder.

        If we do not accept for exchange any tendered initial notes because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted initial notes will be returned, without expense to you, as promptly as practicable after the expiration date of the exchange offer.

        If you tender initial notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Fees and Expenses."

Expiration date; extensions; amendments

        The "expiration date" is 5:00 p.m., New York City time, on June     , 2002, unless we, in our sole discretion, extend the exchange offer, in which case the "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        We have the right to delay accepting any initial notes, to extend the exchange offer or, if any of the conditions set forth below under "Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent. We also have the right to amend the terms of the exchange offer in any manner. If we delay acceptance of any initial notes, or terminate or amend the exchange offer, we will make a public announcement thereof as promptly as practicable. If we believe that we have made a material amendment of the terms of the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment and we will extend the exchange offer to the extent required by law. We will notify the exchange agent of any extension of the exchange offer in writing or orally (which we will promptly confirm in writing). Unless otherwise required by applicable law or regulation, we will make a public announcement of any extension of the expiration date before 9:00 a.m., New York City time, on the first business day after the previously-scheduled expiration date.

        Without limiting the manner in which we may choose to make public announcements of any delay, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advise or otherwise communicate any such public announcement, other than by making a timely press release thereof.

Interest on the Exchange Notes

        Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the initial notes surrendered in exchange therefor or, if no interest has been paid on the initial notes, from January 16, 2002. The exchange notes will bear interest at a rate of 9 7/8% per year. Interest on the exchange notes will be payable semiannually on February 1 and August 1 of each year, beginning August 1, 2002.

Procedures for Tendering

        A holder of initial notes who wishes to tender initial notes for exchange pursuant to the exchange offer must transmit a properly completed and duly executed letter of transmittal, or a facsimile thereof, together with any required signature guarantees and with the certificates representing the initial notes being tendered and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Alternatively, you may either (i) cause The Depository Trust Company (the "Depository") to send an agent's message to the exchange agent in lieu of a letter of transmittal and a timely confirmation of a book-entry transfer of the initial notes, if this procedure is available, into the exchange agent's account at the Depository pursuant to the procedure for book-entry transfer described below or (ii) comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and the initial notes, or a book-entry confirmation, as the case may be, and other required documents must be received by the exchange agent at the address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

        "Agent's message" means a message transmitted by the Depository to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that the Depository has received an express acknowledgment from the participant in the Depository tendering the initial notes stating (i) the aggregate principal amount of initial notes which have been tendered by such participant, (ii) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (iii) that we may enforce such agreement against the participant.

        The Depository has authorized the Depository participants that hold initial notes on behalf of beneficial owners of initial notes through the Depository to tender their initial notes as if they were holders. To effect a tender of initial notes, the Depository participants should transmit their acceptance to the Depository through the Depository Automated Tender Offer Program and follow the procedure for book-entry transfer set forth in "—Book-Entry Transfer."

        The tender by a holder of initial notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for the holders.

        The method of delivery of initial notes, the letter of transmittal and all other required documents to the exchange agent, including through the Depository's Automated Tender Offer Program system, is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. NO LETTER OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO US.

        Only a holder of initial notes may tender the initial notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name initial notes are registered on the register maintained by the trustee or any other person who has obtained a properly completed bond power from the registered holder, or any person whose initial notes are held of record by the Depository who desires to deliver such initial notes by book-entry transfer at the Depository.

        Any beneficial holder whose initial notes are registered in the name of his or her broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct the registered holder to tender on his or her behalf. If this beneficial holder wishes to tender on his or her own behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering his or her initial notes, either make appropriate arrangements to register ownership of the initial notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the initial notes tendered pursuant thereto are tendered:

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  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an eligible institution.

        An "eligible institution" is:

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  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

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  a commercial bank or trust company having an office or correspondent in the United States; or

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  an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

        If the letter of transmittal is signed by the recordholder(s) of the initial notes tendered, the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in the Depository, the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

        If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, the initial notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the initial notes on behalf of the registered holder, and, in either case, signed as the name of the registered holder or holders appears on the initial notes.

        If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by the initial notes tendered (or a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at the Depository with an agent's message) or a notice of guaranteed delivery from an eligible institution is received by the exchange agent. Issuances of exchange notes in exchange for initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal (and any other required documents) and the tendered initial notes (or a timely confirmation received of a book-entry transfer of initial notes into the exchange agent's account at the Depository with an agent's message) with the exchange agent.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered initial notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Initial Notes nor shall we, the exchange agent or any other person incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered, and as to which the defects or irregularities have not been cured or waived, will be returned without cost by the exchange agent to the tendering holder of such initial notes unless otherwise provided in the letter of transmittal as soon as practicable following the expiration date.

        In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any initial notes that remain outstanding subsequent to the expiration date, or, as set forth under "—Certain Conditions to the Exchange Offer," to terminate the exchange offer and (b) to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering, each holder of initial notes will represent to us that, among other things:

  •
  the exchange notes acquired pursuant to the exchange offer in exchange for the holder's initial notes are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder;

  •
  neither the holder nor any other person receiving the exchange notes has an arrangement or understanding with any person to participate in the distribution of the exchange notes;

  •
  neither the holder nor any such other person receiving such exchange notes is an "affiliate" of ours, within the meaning of Rule 405 under the Securities Act (or, if such person is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable); and

  •
  the holder did not acquire the initial notes directly from us or from one of our affiliates for resale pursuant to Rule 144A, Regulation S or other available exemption under the Securities Act.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all initial notes properly tendered and will issue the exchange notes promptly after acceptance of the initial notes. See "—Certain Conditions to the Exchange Offer." For each initial note accepted for exchange, the holder of these initial notes will receive an exchange note having a principal amount equal to that of the surrendered initial note.

        For purposes of the exchange offer, we shall be deemed to have accepted properly tendered initial notes for exchange when, as and if we have given oral or written notice thereof to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter.

        In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal and certificates for these initial notes, or a timely book-entry confirmation (with an agent's message) of the book-entry transfer of these initial notes into the exchange agent's account at the book-entry transfer facility, and all other required documents, in each case, in form satisfactory to us and the exchange agent. If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, these unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder (or, in the case of initial notes tendered by book-entry transfer procedures described below, these non-exchanged initial notes will be credited to an account maintained with the book-entry transfer facility) as promptly as practicable after withdrawal, rejection of tender, the expiration date or earlier termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will establish a new account or utilize an existing account with respect to the initial notes at the Depository within two business days after the date of this prospectus, and any financial institution that is a participant in the Depository and whose name appears on a security position listing as the owner of initial notes may make a book-entry tender of initial notes by causing the Depository to transfer these initial notes into the exchange agent's account in accordance with the Depository's procedures for this transfer. However, although tender of initial notes may be effected through book-entry transfer into the exchange agent's account at the Depository, an agent's message and any other required documents, must, in any case, be received by the exchange agent at its address set forth below under the caption "Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of initial notes into the exchange agent's account at the Depository as described above is referred to herein as a "book entry confirmation." Delivery of documents to the Depository in accordance with the Depository's procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their initial notes and who cannot deliver their initial notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or holders who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from this eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the initial notes, the certificate number or numbers of these initial notes and the principal amount of initial notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date the letter of transmittal (or facsimile thereof), together with certificates for all tendered initial notes, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other required documents will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all tendered initial notes, in proper form for transfer, or a book-entry confirmation as the case may be, and all other required documents are received by the exchange agent within three business days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their initial notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of initial notes in the exchange offer, a facsimile transmission or letter notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the initial notes to be withdrawn;

  •
  include a statement that the depositor of the initial notes is withdrawing its election to have initial notes exchanged and identify the initial notes to be withdrawn (including the certificate number or numbers and principal amount of these initial notes);

  •
  be signed by the depositor of the initial notes in the same manner as the original signature on the letter of transmittal by which these initial notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the trustee with respect to the initial notes to register the transfer of such initial notes into the name of the depositor of the initial notes withdrawing the tender; and

  •
  specify the name in which any of these initial notes are to be registered, if different from that of the depositor.

        If initial notes have been tendered pursuant to the procedures for book-entry transfer set forth in "—Procedures for Tendering" and "—Book-Entry Transfer," the notice of withdrawal must specify the name and number of the account at the Depository to be credited with the withdrawal of initial notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by written, telegraphic, telex or facsimile transmission.

        All questions as to the validity, form and eligibility (including time of receipt) for these withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the initial notes so withdrawn are validly re-tendered. Any initial notes which have been tendered for exchange which are not exchanged for any reason will be returned to the holder thereof without cost to the holder (or, in the case of initial notes tendered by book-entry transfer into the exchange agent's account at the Depository pursuant to the book-entry transfer procedures described above, these initial notes will be credited to an account maintained with the Depository for the initial notes) as promptly as practicable after withdrawal, rejection of tender, expiration date or earlier termination of the exchange offer. Properly withdrawn initial notes may be re-tendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Certain Conditions to the Exchange Offer

        Notwithstanding any other term of the exchange offer, we will not be required to accept initial notes for exchange, or issue exchange notes in exchange for any initial notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of these initial notes, if:

  •
  an action or proceeding has been instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

  •
  a change in the current interpretation of the staff of the Securities and Exchange Commission has occurred, which current interpretation permits the exchange notes issued pursuant to the exchange offer in exchange for the initial notes to be offered for resale, resold or otherwise transferred by holders thereof (other than in certain circumstances);

  •
  a law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

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  a stop order has been issued by the Securities and Exchange Commission or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose;

  •
  a governmental approval has not been obtained, which approval we deem in our sole discretion, necessary for the consummation of the exchange offer; or

  •
  a change, or a development involving a prospective change, in our business or financial affairs has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us.

        These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, subject to applicable law. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

        There can be no assurance that any such condition will not occur. Holders of initial notes will have certain rights against us under the registration rights agreement should we fail to consummate the exchange offer. If we determine that we may terminate the exchange offer, as set forth above, we may:

  •
  refuse to accept any initial notes and return any initial notes that have been tendered to the holders thereof;

  •
  extend the exchange offer and retain all initial notes tendered prior to the expiration date, subject to the rights of these holders of tendered initial notes to withdraw their tendered initial notes; or

  •
  waive this termination event with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn.

        If this waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of initial notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the initial notes, if the exchange offer would otherwise expire during such period.

Exchange Agent

        HSBC Bank USA, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and inquiries for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

        By Mail, Overnight Courier or Hand Delivery:

    HSBC Bank USA
    Lower Level
    One Hanson Place
    Brooklyn, New York 11243
    Attention: Issuer Services

        By Facsimile Transmission: (212) 525-1300

        Confirm by Telephone: (212) 525-1404

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN

AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

        We will pay the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

        We will pay the cash expenses incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of initial notes pursuant to the exchange offer. If, however, certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the initial notes tendered, or if tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of initial notes pursuant to the exchange offer, then the amount of any these transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to this tendering holder.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the initial notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the initial notes will be amortized over the term of the exchange notes.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

DESCRIPTION OF EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "we," "us," "our," the "issuer," "AMC Entertainment" or "AMCE" refer only to AMC Entertainment Inc. and not to any of its subsidiaries. When we refer to the term "notes" we are referring to both the initial notes and the exchange notes to be issued in the exchange offer. When we refer to "holders," we are referring to those persons who are registered holders of the notes on the books of the registrar appointed under the indenture.

        The initial notes were, and the exchange notes will be, issued under the indenture dated as of January 16, 2002 between us and HSBC Bank USA, as trustee. The form of the exchange notes will be identical in all material respects to that of the initial notes except that the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The exchange notes will not represent new indebtedness of the Company, and will rank pari passu with the initial notes and with our notes due 2009 and our notes due 2011. Any provision of the indenture which requires action by or approval of a specified percentage of the holders of the outstanding notes shall require the approval of the holders of such percentage of outstanding initial notes and exchange notes, in the aggregate. Upon the effectiveness of an exchange offer registration statement or shelf registration statements, as the case may be, filed under the Securities Act with respect to the notes, the indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

        We urge you to read the indenture because it, and not this description, defines your rights as a holder of these notes. A copy of the indenture is available upon request to us at the address indicated under "Where You Can Find More Information About Us."

Principal, Maturity and Interest

        The notes will mature on February 1, 2012. There are $175 million of initial notes issued under the indenture and, subject to compliance with the limitations described under "—Certain Covenants—Limitation on Consolidated Indebtedness," we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the notes except that notes issued in the future will have different issuance prices and issuance dates. We will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Interest on the exchange notes will accrue at a rate of 9 7/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2002. We will pay interest to those persons who were holders of record of the exchange notes (or any predecessor initial note) at the close of business on January 15 or July 15 next preceding the interest payment date.

        Interest on the exchange notes will accrue from the date of original issuance of the initial notes or, if interest has already been paid on the initial notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subordination

        The notes will be:

  •
  senior subordinated, unsecured obligations of ours; and

  •
  equal in ranking in right of payment with our 9 1/2% notes due 2009, our 9 1/2% notes due 2011 and all of our existing and future senior subordinated Indebtedness.

        The payment of all Obligations in respect of the notes will be subordinated, as set forth in the indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all of our Senior Indebtedness.

        In the event of any:

  •
  insolvency of or bankruptcy case or proceeding relating to us;

  •
  any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to us or to our assets;

  •
  any liquidation, dissolution or other winding-up of our business, whether voluntary or involuntary; or

  •
  any assignment for the benefit of creditors or other marshalling of our assets or liabilities;

the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of our equity securities or subordinated securities or of any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the indenture) (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") on account of all Obligations in respect of the notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of notes.

        As of December 27, 2001, after giving effect to the offering of the initial notes and the application of the net proceeds therefrom, our recent sale of 10.35 million shares of common stock and the application of the net proceeds thereof and our acquisition of GC Companies, the total outstanding Senior Indebtedness and our senior subordinated Indebtedness on a consolidated basis, excluding unused commitments made by lenders, would have been as follows:

  •
  $57.7 million approximate Senior Indebtedness of (and we could have borrowed an additional $414.7 million under the credit facility which would have constituted Senior Indebtedness); and

  •
  $669.3 million approximate senior subordinated Indebtedness.

        In addition, we only have a stockholder's claim on the assets of our subsidiaries. This stockholder's claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries. Holders of the notes will only be our creditors and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of lessors under capital and operating leases, trade creditors and holders of preferred stock of our subsidiaries, will be effectively senior to the notes.

        The total balance sheet liabilities of our subsidiaries, after giving effect to the application of the net proceeds from the offering of the initial notes and the stock offering and the acquisition of GC Companies, as of December 27, 2001, excluding unused commitments made by lenders, would have been as follows:

  •
  $483.7 million approximate total balance sheet liabilities of our subsidiaries.

        The notes are our exclusive obligations. All of our operations are conducted through subsidiaries. Therefore, our ability to service our Indebtedness, including the notes, is partially dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict our ability to pay dividends and make loans and advances to our subsidiaries.

        The notes are our unsecured obligations. Our Secured Indebtedness will be effectively senior to the notes to the extent of the value of the assets securing this Indebtedness. As of December 27, 2001, after giving effect to the offering of the initial notes and the application of the net proceeds therefrom, we had $57.7 million of Secured Indebtedness, consisting of capital and financing lease obligations.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any of our assets of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by us on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any of our assets of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by us on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of:

          (1)  179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply);

          (2)  the date on which such Non-payment Default is cured, waived or ceases to exist;

          (3)  such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents; or

          (4)  such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period;

after which we will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to us, or otherwise as a court of competent jurisdiction shall direct.

        Our failure to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the notes in full. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of our business, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes.

        "Senior Indebtedness" means:

          (1)  all of our Obligations, now or hereafter existing, under or in respect of the Credit Facility; and

          (2)  the principal of, premium, if any, and interest on all other of our Indebtedness (other than the notes, the 9 1/2% notes due 2009 and the 9 1/2% notes due 2011), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

        Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

          (1)  Indebtedness evidenced by the notes;

          (2)  our Indebtedness that is expressly subordinated in right of payment to any of our Senior Indebtedness, the notes or the Indebtedness evidenced by the 9 1/2% notes due 2009 and the 9 1/2% notes due 2011;

          (3)  our Indebtedness that by operation of law is subordinate to any of our general unsecured obligations;

          (4)  our Indebtedness to the extent incurred in violation of any covenant of the indenture;

          (5)  any liability for federal, state or local taxes or other taxes, owed or owing by us;

          (6)  trade account payables owed or owing by us;

          (7)  amounts owed by us for compensation to employees or for services rendered to us;

          (8)  our Indebtedness to any Subsidiary or any other of our Affiliates; and

          (9)  Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to us or any Subsidiary.

        "Designated Senior Indebtedness" means:

          (1)  all Senior Indebtedness under the Credit Facility; and

          (2)  any other Senior Indebtedness:

            (a)  which at the time of determination exceeds $30 million in aggregate principal amount;

            (b)  which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by us; and

            (c)  as to which the Trustee has been given written notice of such designation.

See "Risk Factors—Risks related to our notes and this offering—The notes are subordinated to senior indebtedness," "—We are a holding company with no operations of our own," "—Our substantial debt could adversely affect our operations and your investment in the notes," and "—We will require significant cash flow to service our debt and provide for our other obligations."

Sinking Fund

        The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

        The notes will not be redeemable at our option prior to February 1, 2007. Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on February 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2007	104.938%
2008	103.292%
2009	101.646%
2010 and thereafter	100.000%

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that notes will not be redeemed in amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to this note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

        Limitation on Consolidated Indebtedness.    We shall not, and shall not permit any of our Subsidiaries to, Incur any Indebtedness (excluding Permitted Indebtedness) unless after giving effect to such event on a pro forma basis, our Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 2.0:1. The definition of EBITDA used for this purpose differs in significant respects from that presented under "Summary—Summary Financial and Operating Data." See "—Certain Definitions."

        Limitation on Restricted Payments.    We shall not directly or indirectly:

          (1)  declare or pay any dividend on, or make any distribution in respect of, any shares of our Capital Stock or any of our Subsidiaries' Capital Stock (excluding dividends or distributions payable in shares of our Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than us or any of our Wholly Owned Subsidiaries; or

          (2)  purchase, redeem or acquire or retire for value any of our Capital Stock or any of our Affiliates (other than any of our Wholly Owned Subsidiaries) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a)  no Default or Event of Default shall have occurred and be continuing;

          (b)  we could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness;" and

          (c)  the aggregate amount of all Restricted Payments declared or made after January 27, 1999 (including the proposed Restricted Payment) does not exceed the sum of:

              (i)  (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 2.0 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on January 27, 1999);

            (ii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10 million such Fair Market Value shall be confirmed by an independent appraisal obtained by us), received after January 27, 1999 by us from the issuance or sale (other than to any of our Subsidiaries) of shares of our Capital Stock (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock;

            (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10 million such Fair Market Value shall be confirmed by an independent appraisal obtained by us), received after January 27, 1999 by us from debt securities that have been converted into or exchanged for our Capital Stock (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by us at the time of such conversion; and

            (iv)  $100 million.

        Notwithstanding the foregoing limitation, we may:

          (1)  pay dividends on our Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation; or

          (2)  acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, our Capital Stock (other than Redeemable Capital Stock).

        As of December 27, 2001, taking into account the calculation required under clause (c) above, we could have made Restricted Payments of $381.0 million, subject to the other limitations set forth in the

"Limitation on Restricted Payments" covenant and limitations in our other debt instruments and under applicable law.

        Limitation on Transactions with Affiliates.    We shall not, and shall not permit any of our Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any of our Affiliates (other than one of our Wholly Owned Subsidiaries) involving aggregate consideration in excess of $5 million, unless:

          (1)  such transaction or series of transactions is on terms that are no less favorable to us or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

          (2)  such transaction or series of transactions is in our best interests; and

          (3)  with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, we and our Subsidiaries may enter into or suffer to exist the following:

          (1)  any transaction pursuant to any contract in existence on the Closing Date;

          (2)  any Restricted Payment permitted to be made pursuant to the provisions of "Limitation on Restricted Payments" above;

          (3)  any transaction or series of transactions between us and one or more of our Subsidiaries or between two or more of our Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any of our Affiliates other than a Subsidiary); and

          (4)  the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of ours or any of our Subsidiaries.

        Limitation on Senior Subordinated Indebtedness.    We will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes.

Merger and Sale of Substantially All Assets

        We shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)  either:

            (a)  we shall be the continuing corporation; or

            (b)  the Person (if other than us) formed by such consolidation or into which we are merged or the Person which acquires by conveyance, transfer, lease or disposition our properties and assets substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of

    America, any state thereof or the District of Columbia and shall, in either case, expressly assume all of our Obligations under the notes and the indenture;

          (2)  immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

          (3)  immediately before and immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into us, we (or the Surviving Entity if we are not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Certain Covenants—Limitation on Consolidated Indebtedness."

        In connection with any consolidation, merger, transfer or lease contemplated hereby, we shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, the successor corporation formed by such a consolidation or into which we are merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise all of our rights and powers under the notes and the indenture, with the same effect as if such successor corporation had been named as us therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which we are not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise all of our rights and powers, and we shall be discharged from all obligations and covenants under the notes and the indenture.

Change of Control

        Upon the occurrence of a Change of Control, we will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, we must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of us and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the our knowledge of any specific effort to accumulate our stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between us and the initial purchasers. We are not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future.

        The Credit Facility provides that certain change of control events with respect to us would constitute a default thereunder. In such circumstances, the subordination provisions in the indenture could restrict payments to the holders of the notes. Moreover, the exercise by holders of notes of their right to require us to repurchase such notes could cause a default under our existing or future debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Our failure to purchase notes in connection with a Change of Control would result in a default under the indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, we will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" shall mean, with respect to any specified Person:

          (1)  any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)  any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Apollo" mean (i) Apollo Management IV, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo IV Holders; (ii) Apollo Management V, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo V Holders; and (iii) their Affiliates.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; (iii) any Affiliate of Apollo (including the Apollo Holders); and (iv) any Person with whom Apollo or any Apollo Holder may be deemed as part of a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

        "Apollo Holders" means (i) Apollo Investment Fund IV, L.P., a Delaware limited partnership ("AIF IV)", and Apollo Overseas Partners IV, L.P., a Cayman Islands exempted limited partnership ("AOP IV" (collectively with AIF IV, referred to as the "Apollo IV Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF IV or AOP IV assigns any of their respective interests in or to the Preferred Stock; and (ii) Apollo Investment Fund V, L.P., a Delaware limited partnership ("AIF V") and Apollo Overseas Partners V, L.P., a Cayman Islands exempted limited partnership ("AOP V") (collectively with AIF V, referred to as the "Apollo V Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF V or AOP V assigns any of their respective interests in or to the Preferred Stock.

        "Board of Directors" shall mean our Board of Directors or any committee of such Board of Directors duly authorized to act under the indenture.

        "Board Resolution" shall mean a copy of a resolution, certified by our Secretary to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligation" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by us or our Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the indenture.

        "Cash Equivalents" means:

          (1)  United States dollars;

          (2)  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better;

          (4)  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)  commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)  readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)  investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" shall mean the occurrence of, after the date of the indenture, either of the following events:

          (1)  any Person (other than a Permitted Holder) or any Persons (other than any Permitted Holders) acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates thereof (other than any Permitted Holders) shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of our Capital Stock entitled to vote generally in the election of directors (the determination of aggregate voting power to recognize that our Class B Stock currently has ten votes per share and our common stock currently has one vote per share); or

          (2)  any Person (other than a Permitted Holder) or Group (other than any Permitted Holders) together with any Affiliates thereof (other than any Permitted Holders) shall succeed in having a sufficient number of its nominees who are not management nominees elected to our Board of Directors such that such nominees when added to any existing director remaining on our Board of Directors after such election who is an Affiliate (other than any Permitted Holder) of such Group, will constitute a majority of our Board of Directors.

        "Closing Date" shall mean the date on which the notes are originally issued under the indenture.

        "Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)  all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)  Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)  depreciation expense of such Person and its Subsidiaries for such period;

          (4)  amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

          (5)  any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

provided, however, that, for purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)  Consolidated EBITDA shall include the effects of incremental contributions we reasonably believe in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)  Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)  All preopening expense and theatre closure expense which reduced /(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)  the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (2)  with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person shall mean, without duplication, for any period, as applied to any Person:

          (1)  the sum of:

            (a)  the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

                (i)  amortization of debt discount;

              (ii)  the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)  the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)  the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person shall mean, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" shall mean Indebtedness incurred by us or our Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Facility" shall mean that certain Amended and Restated Credit Agreement, dated as of April 10, 1997, among us, The Bank of Nova Scotia, as administrative agent, Bank of America National Trust and Savings Association, as document agent, and the various other financial institutions thereto, as the same may be amended from time to time, together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

        "Currency Hedging Obligations" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" shall mean the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "GC Companies Acquisition Date" shall mean the date, if any, on which we complete the acquisition of GC Companies and certain of its subsidiaries.

        "Guarantee" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)  entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" shall mean, with respect to any Person, without duplication:

          (1)  all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)  all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)  every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)  all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)  all Guaranteed Indebtedness of such Person;

          (7)  all obligations under Interest Rate Protection Agreements of such Person;

          (8)  all Currency Hedging Obligations of such Person;

          (9)  all Capital Lease Obligations of such Person; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect us or any of our Subsidiaries against fluctuations in interest rates.

        "Issue Date" means the date on which the notes are initially issued.

        "Lien" shall mean any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Non-Recourse Indebtedness" shall mean Indebtedness as to which:

          (1)  none of us or any of our Subsidiaries:

            (a)  provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)  is directly or indirectly liable; and

          (2)  no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of us or our Subsidiaries (other than Non-recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" shall mean each of our Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer.

        "Officers' Certificate" shall mean a certificate signed by two Officers.

        "Opinion of Counsel" shall mean a written opinion of counsel to us or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

          (1)  Mr. Stanley H. Durwood's surviving spouse and any of his lineal descendants and their respective spouses (collectively, the "Durwood Family") and any Affiliate of any member of the Durwood Family;

          (2)  Mr. Stanley H. Durwood's estate, or any trust established by Mr. Stanley H. Durwood, during any period of administration prior to the distribution of assets to beneficiaries who are Persons described in clause (3) below;

          (3)  any trust which is established solely for the benefit of one or more members of the Durwood Family (whether or not any member of the Durwood Family is a trustee of such trust) or solely for the benefit of one or more charitable organizations or solely for the benefit of a combination of members of the Durwood Family and one or more charitable organizations;

          (4)  any member of the Apollo Group; and

          (5)  any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of ours or any Subsidiary or any Person holding securities of ours for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of ours held by any Person listed in this clause (5), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Indebtedness" shall mean the following:

          (1)  our Indebtedness under the notes;

          (2)  our Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $425 million;

          (3)  our Indebtedness or any Indebtedness of our Subsidiaries outstanding on the Closing Date;

          (4)  our Indebtedness or any Indebtedness of our Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (5)  our Indebtedness or any Indebtedness of our Subsidiaries to any one or the other of them;

          (6)  Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Indebtedness outstanding on the Closing Date in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by us as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus our expenses incurred in connection with such refinancing;

          (7)  Indebtedness of any of our Subsidiaries incurred in connection with the Guarantee of our Indebtedness;

          (8)  Indebtedness relating to Currency Hedging Obligations entered into solely to protect us or any of our Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (9)  Capital Lease Obligations of us or any of our Subsidiaries;

          (10) our Indebtedness or any Indebtedness of any of our Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (11) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (12) Acquired Indebtedness; provided that such Indebtedness, if incurred by us, would be in compliance with "Limitation on Consolidated Indebtedness;"

          (13) our Indebtedness or the Indebtedness of any of our Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (14) Construction Indebtedness in an aggregate principal amount that does not exceed $100 million at any time outstanding; and

          (15) Indebtedness not otherwise permitted to be incurred pursuant to clauses (1) through (14) above which, together with any other Indebtedness pursuant to this clause (15), has an aggregate principal amount that does not exceed $100 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Junior Securities" shall mean our equity securities or subordinated securities or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means, collectively, our Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

        "Redeemable Capital Stock" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Restricted Payments" shall have the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" shall mean the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after January 27, 1999 to the last day of our fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "S&P" shall mean Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of ours within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Special Interest" means the additional interest, if any, to be paid on the notes as described under "Exchange Offer; Registration Rights."

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subsidiary" of any person shall mean:

          (1)  any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)  any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to our Subsidiaries.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed our Subsidiary other than for purposes of the definition of "Unrestricted Subsidiary" unless we shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Surviving Entity" shall have the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" shall mean any motion picture theatre or screen which was first opened for business by us or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" shall mean a Subsidiary of ours designated in writing to the Trustee:

          (1)  whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)  that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)  that has no Subsidiaries.

        "Weighted Average Life" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SEC Reports

        Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall file with the Securities and Exchange Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that we shall not be so obligated to file such information, documents and reports with the Securities and Exchange Commission if the Securities and Exchange Commission does not permit such filings.

Payments for Consent

        We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Events of Default

        The following will be "Events of Default" under the indenture:

          (1)  default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)  default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)  failure to comply with the covenants described under "Merger and Sale of Substantially All Assets;"

          (4)  default in the performance, or breach, of any covenant or warranty of ours contained in the indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)  (a) one or more defaults in the payment of principal of or premium, if any, on our Indebtedness, the Indebtedness of AMC or, from and after the GC Companies Acquisition Date, Indebtedness of GC Companies or any domestic Subsidiary of GC Companies that is a Significant Subsidiary of ours, aggregating $5 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) our Indebtedness, or from and after the GC Companies Acquisition Date, Indebtedness of GC Companies or any domestic Subsidiary of GC Companies that is a Significant Subsidiary of ours, aggregating $5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)  any holder of any Indebtedness in excess of $5 million in the aggregate of ours shall notify the Trustee of the intended sale or disposition of any of our assets or assets of AMC that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of ours pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of ours in accordance with applicable law;

          (7)  one or more final judgments or orders shall be rendered against us for the payment of money, either individually or in an aggregate amount, in excess of $5 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

          (8)  the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or, from and after the GC Companies Acquisition Date, Indebtedness of GC Companies or any domestic Subsidiary of GC Companies that is a Significant Subsidiary of ours.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal of all notes due and payable; provided, however, that so long as the Credit Facility shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (8)), any such acceleration shall not become effective until the earlier of:

          (a)  five Business Days following a delivery of a notice of such acceleration to the agent under the Credit Facility; and

          (b)  the acceleration of any amounts under the Credit Facility.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgement or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding notes, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)  we have paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest (including Special Interest) on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)  all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by us or our Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by us and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        We will be required to furnish to the Trustee annually a statement as to any default by us in the performance and observance of its obligations under the indenture.

Defeasance and Covenant Defeasance of the Indenture

        We may, at our option, and at any time, elect to have our obligations discharged with respect to all outstanding notes ("defeasance"). Such defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the indenture, except for the following which shall survive until otherwise terminated or discharged:

          (1)  the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

          (2)  our obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the indenture;

          (3)  our obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)  the defeasance provisions of the indenture.

        In addition we may, at our option and at any time, elect to be released from our obligations with respect to certain of its restrictive covenants under the indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)  we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest) on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)  in the case of defeasance, we shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)  we have received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)  since the date of this prospectus, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)  in the case of covenant defeasance, we shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)  we shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)  we must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any material agreement or instrument to which we are a party or by which we are bound.

Modification and Waiver

        Modifications and amendments of the indenture may be entered into by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1)  change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)  reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)  reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the indenture or to waive certain defaults;

          (4)  modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

          (5)  modify any of the provisions of the indenture relating to the subordination of the notes in a manner adverse to any holder of notes.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the indenture.

        Without the consent of any holder of the notes, we and the Trustee may amend the indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of our obligations under the indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us; make any change that does not adversely affect the rights of any holder of the notes; make any change to the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.

Book-Entry System

        The exchange notes will initially be issued in the form of Global Securities held in book-entry form. The Global Securities will be deposited with the Trustee as custodian for the Depository, and the Depository or its nominee will initially be the sole registered holder of the Global Securities for all purposes under the indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

        We expect that pursuant to procedures established by the Depository, (a) upon the issuance of a Global Security in exchange for the initial notes pursuant to the exchange offer, the Depository or its nominee will credit, on its internal system, portions of the Global Security to the respective accounts of persons who have accounts with the Depository and (b) ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through records maintained by the Depository or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. None of us, the Trustee, any agent of ours or the initial purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any exchange notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        We expect that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. We expect that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such Global Security for the purposes of receiving payment on the exchange notes, receiving notices and for all other purposes under the indenture and the exchange notes. Beneficial interests in the exchange notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We understand that the Depository will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee, any agent of ours or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised us that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Exchange notes represented by a Global Security are exchangeable for certificated exchange notes only if (i) the Depository notifies us that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by us within 90 days, (ii) we execute and deliver to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the exchange notes represented by such Global Security. Any Global Security that is exchangeable for certificated exchange notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated exchange notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated exchange notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated exchange notes will be payable, and the transfer of the certificated exchange notes will be registrable, at our office or agency maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated exchange notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Concerning the Trustee

        HSBC Bank USA is the Trustee under the Indenture.

        HSBC Bank USA is also the indenture trustee under the indentures relating to the 9 1/2% notes due 2009 and the 9 1/2% notes due 2011.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

        The following is a summary of certain material United States federal income tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer and of the purchase, ownership, and disposition of the exchange notes. The discussion is based on the Internal Revenue Code of 1986 (the "Code"), its legislative history, applicable Treasury regulations under the Code (the "Treasury Regulations"), judicial authority, and administrative rulings and practice, all as currently existing and in effect. There is no assurance that the Internal Revenue Service (the "IRS") and the courts will not take a contrary view with respect to these tax consequences, and no ruling from the IRS respecting these tax consequences has been or will be sought. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect (possibly adversely) the tax consequences of purchasing, owning, and disposing of the notes. References in this section to the "notes" are references to both the initial notes and the exchange notes

        Except as otherwise described herein, this discussion applies only to a person who is an initial beneficial owner who purchased initial notes for cash for their issue price from the initial purchasers pursuant to the initial offering (a "Holder"), and except as otherwise described herein, who is:

  •
  a citizen or resident of the United States for United States federal income tax purposes;

  •
  a partnership or other entity taxable as a partnership created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (each a "U.S. Holder").

A "non-U.S. Holder" is a Holder who is not a U.S. Holder.

        This discussion deals only with notes that are held as capital assets by Holders. This discussion does not deal with subsequent holders of the notes or purchasers of subsequent offerings under the same Indenture. This discussion also does not address all of the United States federal income tax consequences that may be relevant to a Holder in light of such Holder's particular circumstances or to Holders that are subject to special rules such as, for example, banks and other financial institutions, dealers in securities, insurance companies, tax-exempt organizations, persons holding notes as part of a straddle, hedge, conversion transaction, or other integrated investment, or U.S. Holders whose functional currency is not the United States dollar. Moreover, the effect of any applicable state, local, or foreign tax laws, or any estate or gift tax laws, is not discussed.

        Holders who contemplate exchanging initial notes for exchange notes should consult their own tax advisors concerning the particular consequences to them of the ownership and disposition of the exchange notes under the Code and the law of any other taxing jurisdiction.

Exchange Offer

        The exchange of exchange notes for initial notes pursuant to the exchange offer will be disregarded (i.e., will not be treated as a taxable event) and each exchange note will be treated as a continuation of the corresponding initial note. Accordingly, Holders will not recognize gain or loss upon the exchange, and a Holder will have the same holding period and tax basis in an exchange note immediately after the exchange as it had in the corresponding initial note immediately before the exchange.

U.S. Holders

        Stated Interest.    A U.S. Holder of a note will be required to include in gross income for United States federal income tax purposes (as ordinary interest income) the stated interest payable on the Note at the time such interest is accrued or received, in accordance with the Holder's method of federal income tax accounting.

        Tax Basis.    A Holder's tax basis in a note generally will be the Holder's purchase price for the note decreased by any payment on the notes other than stated interest.

        Sale or Other Disposition.    Upon the sale, exchange, redemption, retirement, or other disposition of an exchange note, a Holder will recognize gain or loss equal to the difference (if any) between the amount realized (except for amounts attributable to accrued but unpaid stated interest) and the Holder's tax basis in the exchange note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the exchange note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        Subject to the discussion of backup withholding below, payments of principal, if any, and interest by us or our paying agent to any non-U.S. Holder with respect to a note will not be subject to United States federal income or withholding tax provided, in the case of interest, that: (1) such non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote; (2) such non-U.S. Holder is not a controlled foreign corporation for United States federal income tax purposes that is related to us through certain levels of stock ownership; and (3) either: (A) the non-U.S. Holder timely certifies to us or our agent, under penalties of perjury, that it is not a United States person and provides us with its name and address; or (B) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") timely certifies to us or our agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the non-U.S. Holder by it or by another financial institution acting for the beneficial owner and furnishes us with a copy thereof. The certification described in clause (A) may be made on an IRS Form W-8BEN or substantially similar substitute form, and a non-U.S. Holder must inform us or our agent or the financial institution to which the non-U.S. Holder provided the certification of any change in the information on the certification within 30 days of the change. A non-U.S. Holder of a note who does not meet the requirements of the second preceding sentence would generally be subject to United States federal withholding tax at a flat rate of 30 percent (or a lower applicable treaty rate) on payments of interest on the notes. Treasury regulations provide alternative methods for satisfying the certification requirements described above.

        Subject to the discussion of backup withholding below, any gain realized upon the sale, exchange, redemption, or retirement of a note by a non-U.S. Holder will not be subject to United States federal income or withholding taxes unless:

  •
  such gain is effectively connected with a United States trade or business of the Holder; or

  •
  in the case of an individual, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        If a non-U.S. Holder of a note is engaged in a trade or business in the United States and interest on the note or gain realized on the sale, exchange, or other disposition of the note is effectively connected with the conduct of such trade or business, then the rules set forth in the two preceding paragraphs will not apply. Such non-U.S. Holder will be exempt from United States federal withholding tax (provided that such non-U.S. Holder timely furnishes a properly executed IRS Form W-8ECI to claim such an exemption), but will be subject to United States federal income tax on such interest and on any gain realized on the sale, exchange, or other disposition of a note in the same manner as if it were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a United States foreign branch profits tax equal to 30 percent of its effectively connected earnings and profits (subject to adjustment), unless it qualifies for a lower rate under an applicable income tax treaty.

        The preceding discussion relating to non-U.S. Holders may be inapplicable in situations in which there is an applicable tax treaty.

        Non-U.S. Holders should consult with their tax advisors regarding United States and foreign tax consequences of purchasing, owning and disposing of the notes.

Backup Withholding and Information Reporting

        Backup withholding and information reporting requirements may apply to certain payments of principal and interest on a note and to certain payments of proceeds of the sale or retirement of a note. We, our agent, a broker, the Trustee, or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 30 percent of such payment (29 percent in 2004 and 2005, 28 percent in 2006 through 2010 and 31 percent thereafter) if a U.S. Holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such U.S. Holder is not subject to backup withholding, or otherwise to comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, all corporations) are generally not subject to the backup withholding and information reporting requirements.

        Backup withholding and information reporting generally will not apply to payments made by us or any paying agent with respect to the notes to a Holder of a note who has provided the required certification under penalties of perjury that it is not a U.S. Holder as set forth in clause (3) of the first sentence in the first paragraph under "Non-U.S. Holders" or has otherwise established an exemption (provided that neither we nor such agent has actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are, in fact, not satisfied).

        Payments of the proceeds from the sale by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to United States information reporting, except that if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50 percent or more of whose gross income for a three year period ending with the close of its taxable year is effectively connected with a United States trade or business, a foreign partnership if more than 50 percent of the income or capital interest is owned by U.S. Holders or if, at any time during the year, it engaged in the conduct of a trade or business in the United States, or a United States branch of a foreign bank or foreign insurance company, then United States information reporting may apply to such payments. Backup withholding may apply to any payment of the proceeds from the sale of a note made to or through a foreign office of a broker if the broker has actual knowledge that the payee is a U.S. Holder. Payments of the proceeds from the sale of a note to or through the United States office of a broker are subject to United States information reporting and backup withholding unless the Holder certifies under penalties of perjury as to its non-United States status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Holder may be claimed as a credit against such Holder's United States federal income tax liability, provided that the required information is provided to the IRS.

        THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF A NOTE SHOULD CONSULT WITH SUCH PERSON'S TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PERSON OF PURCHASING, OWNING, AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES LAWS AND ANY PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

        We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of these exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of these notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of these notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes offered hereby will be passed upon us by Lathrop & Gage L.C., Kansas City, Missouri. Lathrop & Gage L.C. will rely on the opinion of Weil, Gotshal & Manges LLP, New York, New York as to matters of New York law. Raymond F. Beagle, Jr., a member of Lathrop & Gage L.C., is our general counsel a trustee of the Durwood Voting Trust.

EXPERTS

        The financial statements of AMC Entertainment Inc. as of March 29, 2001 and March 30, 2000 and for each of the three fiscal years in the period ended March 29, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of GC Companies, Inc. and subsidiaries, Debtor-in-Possession, as of October 31, 2001 and 2000, and for each of the three years in the period ended October 31, 2001 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to an emphasis of a matter and the going concern uncertainty related to the GC Companies, Inc. and subsidiaries' reorganization proceedings under Chapter 11 of the Federal Bankruptcy Code and a change in fiscal 2000 in the method of accounting for costs of start-up activities), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 AMC ENTERTAINMENT INC.

CONDENSED PRO FORMA FINANCIAL STATEMENTS

(UNAUDITED)

        The following unaudited Condensed Pro Forma Statements of Operations and Balance Sheet have been prepared giving effect to the offering of $175 million aggregate principal amount of our notes due 2012 (completed in January 2002), our recently completed offering of 10.35 million shares of common stock (including 1,350,000 shares purchased pursuant to the exercise of an over-allotment option) and the acquisition of GC Companies, Inc. The Condensed Pro Forma Statements of Operations for the thirty-nine weeks ended December 27, 2001, the year (52 weeks) ended March 29, 2001 and the 52 weeks ended December 27, 2001 assume that the note offering, the common stock offering and the acquisition occurred on March 31, 2000. The Condensed Pro Forma Balance Sheet assumes that the note offering, the common stock offering and the acquisition occurred on December 27, 2001.

        The unaudited Condensed Pro Forma Financial Statements do not purport to represent our financial position or results of operations had the above transactions in fact occurred on such dates. In addition, the unaudited Condensed Pro Forma Financial Statements are not intended to be indicative of our future financial position or results of operations.

        The unaudited Condensed Pro Forma Financial Statements should be read in conjunction with our historical financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations.

AMC ENTERTAINMENT INC.
CONDENSED PRO FORMA BALANCE SHEET
AS OF DECEMBER 27, 2001
(IN THOUSANDS)
(UNAUDITED)

									PRO FORMA
	HISTORICAL	PRO FORMA						HISTORICAL
											Pro forma for the Note Offering, the Common Stock Offering and the Acquisition (14)
	AMCE Actual (1)	Note Offering Adjustments		Pro forma for the Note Offering	Common Stock Offering Adjustments		Pro forma for the Note Offering and the Common Stock Offering	GC Actual (2)	Acquisition Adjustments
Assets
Cash and equivalents	$48,428	$105,237	(3)	$153,665	$100,800	(4)	$254,465	$9,501	$(64,800)	) (5)	$199,166
Other current assets	64,133	—		64,133	—		64,133	5,323	—		69,456
Property, net	770,634	—		770,634	—		770,634	92,070	59,830	(6)	922,534
Intangible assets, net	6,107	—		6,107	—		6,107	—	23,400	(6)	58,638
Goodwill	—	—		—	—		—	—	58,638	(6)	58,938
Deferred income taxes	135,891	—		135,891	—		135,891	—	(8,892	) (6)	126,999
Portfolio investments	—	—		—	—		—	64,109	(64,109	) (6)	—
Investment in international theatre affiliates	—	—		—	—		—	39,368	(39,368	) (6)	—
Other long-term assets	40,515	5,026		45,541	—		45,541	9,498	4,800	(6)	59,839

Total assets	$1,065,708	$110,263		$1,175,971	$100,800		$1,276,771	$219,869	$(30,501)		$1,466,139

Liabilities and Stockholders' Equity
Current liabilities	$236,259	$—		$236,259	—		$236,259	$48,087	$(18,585	) (6)	$265,761
Corporate borrowings:
$425 million Credit Facility	62,000	(62,000	) (3)	—	—		—	—	—		—
9 1/2% Senior Subordinated Notes due 2009	199,226	—		199,226	—		199,226	—	—		199,226
9 1/2% Senior Subordinated Notes due 2011	225,000	—		225,000	—		225,000	—	72,880	(5)	297,880
9 7/8% Senior Subordinated Notes due 2012	—	172,263	(3)	172,263	—		172,263	—	—		172,263
Capital and financing lease obligations	55,070	—		55,070	—		55,070	—	—		55,070
Liabilities subject to compromise	—	—		—	—		—	196,400	(196,400	) (6)	—
Minority interest	—	—		—	—		—	566	—		566
Other long-term liabilities	119,951	—		119,951	—		119,951	—	57,100	(6)	177,051

	897,506	110,263		1,007,769	—		1,007,769	245,053	(85,005)		1,167,817
Stockholders' equity (deficit)	168,202	—		168,202	$100,800	(4)	269,002	(25,184)	54,504	(5),(6)	298,322

Total liabilities and stockholders' equity	$1,065,708	$110,263		$1,175,971	$100,800		$1,276,771	$219,869	$(30,501)		$1,466,139

See Notes to Condensed Pro Forma Financial Statements.

AMC ENTERTAINMENT INC.
CONDENSED PRO FORMA STATEMENT OF OPERATIONS
THIRTY-NINE WEEKS ENDED DECEMBER 27, 2001
(IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)
(UNAUDITED)

	HISTORICAL	PRO FORMA						HISTORICAL	PRO FORMA
	AMCE Actual (1)	Note Offering Adjustments		Pro forma for the Note Offering	Common Stock Offering Adjustments		Pro forma for the Note Offering and the Common Stock Offering	GC Actual (2)	Acquisition Adjustments		Pro forma for the Note Offering, The Common Stock Offering and the Acquisition (14)
Total revenues	$1,002,939	$—		$1,002,939	$—		$1,002,939	$212,132	$(2,681	) (12)	$1,212,390
Cost of operations	679,027	—		679,027	—		679,027	144,973	(846	) (12)	823,154
Rent	176,359	—		176,359	—		176,359	55,793	(14,449	) (8)	217,703
General and administrative expense	25,359	—		25,359	—		25,359	1,344	—		26,703
Preopening expense	3,988	—		3,988	—		3,988	—	—		3,988
Theatre and other closure expense	1,824	—		1,824	—		1,824	—	—		1,824
Reorganization items	—	—		—	—		—	18,518	(13,944	) (12)	4,574
Depreciation and amortization	73,870	—		73,870	—		73,870	9,657	6,956	(9),(12)	90,483
Impairment of long-lived assets and restructuring	—	—		—	—		—	—	—		—
(Gain) loss on disposition of assets	(1,826)	—		(1,826)	—		(1,826)	(92)	82	(12)	(1,836)

Operating income (loss)	44,338	—		44,338	—		44,338	(18,061)	19,520		45,797
Other (income) expense	3,754	—		3,754	—		3,754	(1)	—		3,753
Interest expense	43,700	10,755	(7)(a)	54,455	(220	) (7)(b)	54,235	3,835	1,380	(10)	59,450
Investment (income) loss	(843)	—		(843)	—		(843)	10,576	(10,576	) (11)	(843)

Earnings (loss) before income taxes	(2,273)	(10,755)		(13,028)	220		(12,808)	(32,471)	28,716		(16,563)
Income tax provision (benefit)	(400)	(4,300	) (13)	(4,700)	100		(4,600)	—	(1,500	) (13)	(6,100)

Net earnings (loss)	$(1,873)	$(6,455)		$(8,328)	$120		$(8,208)	$(32,471)	$30,216		$(10,463)

Preferred Dividends	(20,587)	—		(20,587)	—		(20,587)	—	—		(20,587)

Net loss for shares of common stock	$(22,460)	$(6,455)		$(28,915)	$120		$(28,795)	$(32,471)	$30,216		$(31,050)

Loss per share:
Basic	$(0.96)			$(1.23)			$(0.85)				$(0.86)

Diluted	$(0.96)			$(1.23)			$(0.85)				$(0.86)

Weighted average number of shares outstanding:
Basic	23,469	—		23,469	10,350	(4)	33,819	—	2,415	(5)	36,234

Diluted	23,469	—		23,469	10,350	(4)	33,819	—	2,415	(5)	36,234

See Notes to Condensed Pro Forma Financial Statements.

AMC ENTERTAINMENT INC.
CONDENSED PRO FORMA STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED MARCH 29, 2001
(IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)
(UNAUDITED)

	HISTORICAL	PRO FORMA						HISTORICAL	PRO FORMA
	AMCE Actual (1)	Note Offering Adjustments		Pro forma for the Note Offering	Common Stock Offering Adjustments		Pro forma for the Note Offering and the Common Stock Offering	GC Actual (2)	Acquisition Adjustments		Pro forma for Note Offering, the Common Stock Offering and the Acquisition (14)
Total revenues	$1,214,801	$—		$1,214,801	$—		$1,214,801	$346,490	$(56,019	) (12)	$1,505,272
Cost of operations	822,189	—		822,189	—		822,189	252,042	(45,109	) (12)	1,029,122
Rent	229,314	—		229,314	—		229,314	95,635	(40,775	) (8),(12)	284,174
General and administrative expense	32,499	—		32,499	—		32,499	3,502	—		36,001
Preopening expense	3,808	—		3,808	—		3,808	—	—		3,808
Theatre and other closure expense	24,169	—		24,169	—		24,169	—	—		24,169
Reorganization items	—	—		—	—		—	32,004	(13,835	) (12)	18,169
Depreciation and amortization	105,260	—		105,260	—		105,260	16,641	8,687	(9),(12)	130,588
Impairment of long-lived assets and restructuring	68,776	—		68,776	—		68,776	38,726	(13,589	) (12)	93,913
(Gain) loss on disposition of assets	(664)	—		(664)	—		(664)	(83)	77	(12)	(670)

Operating loss	(70,550)	—		(70,550)	—		(70,550)	(91,977)	48,525		(114,002)
Other (income) expense	(9,996)	—		(9,996)	—		(9,996)	1,076	—		(8,920)
Interest expense	77,000	3,984	(7)(a)	80,984	(7,788	) (7)(b)	73,196	5,291	1,663	(10)	80,150
Investment (income) loss	(1,728)	—		(1,728)	—		(1,728)	29,762	(29,762	) (11)	(1,728)

Loss before income taxes and cumulative effect of an accounting change	(135,826)	(3,984)		(139,810)	7,788		(132,022)	(128,106)	76,624		(183,504)
Income tax provision (benefit)	(45,700)	(1,600	) (13)	(47,300)	3,200		(44,100)	8,069	(28,669	) (13)	(64,700)

Loss before cumulative effect of an accounting change	$(90,126)	$(2,384)		$(92,510)	$4,588		$(87,922)	$(136,175)	$105,293		$(118,804)

Loss per share before cumulative effect of an accounting change:
Basic	$(3.84)			$(3.94)			$(2.60)				$(3.28)

Diluted	$(3.84)			$(3.94)			$(2.60)				$(3.28)

Weighted average number of shares outstanding:
Basic	23,469	—		23,469	10,350	(4)	33,819	—	2,415	(5)	36,234

Diluted	23,469	—		23,469	10,350	(4)	33,819	—	2,415	(5)	36,234

See Notes to Condensed Pro Forma Financial Statements.

AMC ENTERTAINMENT INC.
CONDENSED PRO FORMA STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED DECEMBER 27, 2001
(IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)
(UNAUDITED)

									PRO FORMA
		PRO FORMA
	HISTORICAL							HISTORICAL			Pro forma for the Note Offering, the Common Stock Offering and the Acquisition (14)
							Pro forma for the Note Offering and the Common Stock Offering
	AMCE Actual (1)	Note Offering Adjustments		Pro forma for the Note Offering	Common Stock Offering Adjustments			GC Actual (2)	Acquisition Adjustments
Total revenues	$1,292,492	$—		$1,292,492	$—		$1,292,492	$298,443	$(4,824	) (12)	$1,586,111
Cost of operations	872,242	—		872,242	—		872,242	204,500	(2,725	) (12)	1,074,017
Rent	235,006	—		235,006	—		235,006	75,323	(19,621	) (8),(12)	290,708
General and administrative expense	35,869	—		35,869	—		35,869	1,763	—		37,632
Preopening expense	4,999	—		4,999	—		4,999	—	—		4,999
Theatre and other closure expense	12,166	—		12,166	—		12,166	—	—		12,166
Reorganization items	—	—		—	—		—	21,670	(14,489	) (12)	7,181
Depreciation and amortization	100,370	—		100,370	—		100,370	13,001	9,230	(9),(12)	122,601
Impairment of long-lived assets and restructuring	64,963	—		64,963	—		64,963	—	—		64,963
(Gain) loss on disposition of assets	(695)	—		(695)	—		(695)	(122)	82	(12)	(735)

Operating loss	(32,428)	—		(32,428)	—		(32,428)	(17,692)	22,699		(27,421)
Other (income) expense	3,754	—		3,754	—		3,754	(1)	—		3,753
Interest expense	62,630	12,140	(7)(a)	74,770	(2,080	) (7)(b)	72,690	5,374	1,580	(10)	79,644
Investment (income) loss	(2,373)	—		(2,373)	—		(2,373)	12,796	(12,796	) (11)	(2,373)

Loss before income taxes	(96,439)	(12,140)		(108,579)	2,080		(106,499)	(35,861)	33,915		(108,445)
Income tax provision (benefit)	(31,000)	(4,900	) (13)	(35,900)	900		(35,000)	—	(700	) (13)	(35,700)

Net loss	$(65,439)	$(7,240)		$(72,679)	$1,180		$(71,499)	$(35,861)	$34,615		$(72,745)

Preferred Dividends	(20,587)	—		(20,587)	—		(20,587)	—	—		(20,587)

Net loss for shares of common stock	$(86,026)	$(7,240)		$(93,266)	$1,180		$(92,086)	$(35,861)	$34,615		$(93,332)

Loss per share:
Basic	$(3.67)			$(3.97)			$(2.72)				$(2.58)

Diluted	$(3.67)			$(3.97)			$(2.72)				$(2.58)

Weighted average number of shares outstanding:
Basic	23,469	—		23,469	10,350	(4)	33,819	—	2,415	(5)	36,234

Diluted	23,469	—		23,469	10,350	(4)	33,819	—	2,415	(5)	36,234

See Notes to Condensed Pro Forma Financial Statements.

 AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS

(UNAUDITED)

          1)      The amounts presented hereunder for AMCE were taken from AMCE's December 27, 2001 and March 29, 2001 Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the 39 weeks ended December 27, 2001 (the "AMCE December 27, 2001 Form 10-Q") and our Annual Report on Form 10-K for the fiscal year (52 weeks) ended March 29, 2001 (the "AMCE fiscal 2001 Form 10-K"), respectively. Results for the 52 weeks ended December 27, 2001 were derived by adding our Consolidated Financial Statements for the 39 weeks ended December 27, 2001 (included in the AMCE December 27, 2001 Form 10-Q) to the Consolidated Financial Statements for the year (52 weeks) ended March 29, 2001 (included in the AMCE fiscal 2001 Form 10-K) and deducting the Consolidated Financial Statements for the 39 weeks ended December 28, 2000 (included in the AMCE December 27, 2001 Form 10-Q).

          2)      An acquired entity's income statement should be brought up to within 93 days of the acquiring person's fiscal year, if practicable, by adding subsequent interim results to the fiscal year's data and deducting the comparable preceding year interim results.

        The balance sheet amounts presented hereunder for GC Companies were taken from GC Companies' Consolidated Financial Statements as of October 31, 2001 included in GC Companies' Annual Report on Form 10-K for the fiscal year ended October 31, 2001 (the "GC Companies' October 31, 2001 Form 10-K"). The income statement amounts presented hereunder for GC Companies in the Condensed Pro Forma Statement of Operations for the 39 weeks ended December 27, 2001 were derived by deducting GC Companies' Condensed Consolidated Financial Statements for the three months ended January 31, 2001 included in GC Companies' Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2001 (the "GC Companies January 31, 2001 Form 10-Q") from GC Companies' Consolidated Financial Statements for the 12 months ended October 31, 2001 included in the GC Companies' October 31, 2001 Form 10-K to arrive at a nine month period ended October 31, 2001. The income statement amounts presented hereunder for GC Companies in the Condensed Pro Forma Statement of Operations for the 52 weeks ended March 29, 2001 were derived by adding GC Companies' Condensed Consolidated Financial Statements for the three months ended January 31, 2001 included in GC Companies' January 31, 2001 Form 10-Q to the Consolidated Financial Statements for the 12 months ended October 31, 2000 included in GC Companies' Annual Report on Form 10-K for the fiscal year ended October 31, 2000 (the "GC Companies' fiscal 2000 Form 10-K") and deducting the Condensed Consolidated Financial Statements for the three months ended January 31, 2000 included in the GC Companies' January 31, 2001 Form 10-Q to arrive at a 12 month period ended January 31, 2001. The income statement amounts presented hereunder for GC Companies in the Condensed Pro Forma Statement of Operations for the 52 weeks ended December 27, 2001 were taken from GC Companies' Consolidated Financial Statements for the 12 months ended October 31, 2001 included in GC Companies' October 31, 2001 Form 10-K.

        On October 11, 2000, GC Companies and certain of its domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Due to the filing, GC Companies sustained significant reorganization and other costs. Because this unusual event entered into the determination of operating results for GC Companies for the year ended October 31, 2000, we have also presented the pro forma statement of operations for the 52 weeks ended December 27, 2001.

        The Condensed Pro Forma Balance Sheet has been prepared giving effect to the offering of our notes due 2012 (completed in January 2002), the common stock offering (completed in March 2002) and the acquisition of GC Companies (consummated on March 29, 2002); pro forma adjustments are made to the balance sheet to reflect the following:

        3)    The net proceeds of $167.2 million from the sale of $175 million of our notes due 2012 less estimated issuance costs and discount of $7.8 million and the application of a portion of those net proceeds to repay existing indebtedness under our credit facility, with the remainder of such net proceeds being invested in short term investments pending use thereof for general corporate purposes and to pursue our current business strategy, including acquisitions.

        4)    The expected net proceeds of $100.8 million from the sale of 10.35 million shares of common stock at a price of $10.50 per share (the public offering price for shares in our recently completed common stock offering) less estimated offering costs of $7.9 million and the application of those net proceeds for general corporate purposes.

        5)    Payment of the estimated purchase price of $167 million (net of $6.5 million from the sale of GC Companies' portfolio of venture capital investments on the effective date of the plan). The purchase price includes cash payments of $71.3 million, the issuance of $72.9 million in senior subordinated notes (at an assumed interest rate of 9.5% per annum) and $29.3 million of our common stock, or 2.4 million shares based on a price determined under the plan of $12.14 per share (the average closing price per share for the 15 trading days prior to the effective date of the plan). We have estimated the purchase price based on payment options available to key creditors of GC Companies.

        The following is a summary of the allocation of the purchase price to the assets and liabilities to be acquired from GC Companies assuming the transaction occurred as of December 27, 2001:

(in thousands)
Cash and equivalents	$9,501
Other current assets	5,323
Property, net	151,900
Intangible assets	23,400
Goodwill	58,638
Deferred income taxes	(8,892)
Other long-term assets	14,298
Current liabilities	(29,502)
Other long-term liabilities	(57,666)

Total estimated purchase price	$167,000

        6)    Our preliminary allocation of the purchase price to the estimated fair value of the net assets as of December 27, 2001 was based on a preliminary valuation study performed by an independent third party.

        The preliminary allocation of purchase price consisted primarily of:

            (i)  a write up of property, net of $59.8 million for assets acquired and assets that were previously leased by GC Companies pursuant to operating leases;

          (ii)  a write up of intangible assets, net of $23.4 million for favorable leases;

          (iii)  write up for unallocated purchase price of $58.6 million;

          (iv)  recognition of net deferred tax liabilities of $8.9 million;

          (v)  a write down of portfolio investments not acquired by us of $64.1 million;

          (vi)  a write down of $39.4 million of investments in international theatre affiliates to reflect estimated enterprise value of zero;

        (vii)  a write up of $4.8 million of other long-term assets for an acquired software program;

        (viii)  a write down of $18.6 million of current liabilities for deferred income related to the sales of gift certificates and discounted theatre tickets where we have not assumed a legal obligation to honor these items in the future;

          (ix)  a write off of $196.4 million of liabilities subject to compromise not assumed by us;

          (x)  the write up of $57.1 million of long term liabilities for unfavorable leases; and

          (xi)  the elimination of GC Companies stockholders' deficit of $25.2 million.

        The original terms of the leases on 66 theatres with 621 screens that we assumed from GC Companies were generally not subject to modification as a result of the bankruptcy proceedings. Estimates of favorable lease assets and unfavorable lease liabilities were determined from the preliminary valuation study performed by an independent third party. These estimates were determined by discounting the difference between fair market rentals and contractual rentals over the remaining terms of the leases that we acquired from GC Companies. The estimates of favorable lease assets and unfavorable lease liabilities relate directly to the original terms of the operating leases that we assumed in connection with the acquisition of GC Companies. We believe that the final allocation of purchase price will not differ materially from the preliminary allocation of purchase price.

        Pro forma adjustments are made to the Condensed Pro Forma Statements of Operations to reflect the following:

        7)    (a) An increase in interest expense and amortization of debt issue costs and discount related to the offering of our notes due 2012 of $13.5 million for the 39 weeks ended December 27, 2001, $18.1 million for the 52 weeks ended March 29, 2001, and $18.1 million for the 52 weeks ended December 27, 2001, based on an annual interest rate for the notes of 9.875%, offset by a decrease in interest expense of $2.8 million for the 39 weeks ended December 27, 2001, $14.1 million for the 52 weeks ended March 29, 2001 and $5.9 million for the 52 weeks ended December 27, 2001 related to repayments of indebtedness under the credit facility from the net proceeds of the note offering; and

                (b)    A decrease in interest expense of $.2 million for the 39 weeks ended December 27, 2001, $7.8 million for the 52 weeks ended March 29, 2001 and $2.1 million for the 52 weeks ended December 27, 2001 related to repayments of indebtedness under the credit facility from the net proceeds of the offering.

        8)    The amortization of unfavorable leases over the average remaining lease period of 8 years to reduce rent by $5.2 million for the 39 weeks ended December 27, 2001, $6.9 million for the 52 weeks ended March 29, 2001 and $6.9 million for the 52 weeks ended December 27, 2001 and the elimination of rent expense on equipment acquired by us that was leased by GC Companies which reduced cost of operations by $9.2 million for the 39 weeks ended December 27, 2001, $14.9 million for the 52 weeks ended March 29, 2001 and $12.3 million for the 52 weeks ended December 27, 2001.

        9)    The recognition of depreciation expense on equipment acquired by us with estimated remaining economic lives of twelve years that was leased by GC Companies of $4.7 million for the 39 weeks ended December 27, 2001, $6.3 million for the 52 weeks ended March 29, 2001 and $6.3 million for the 52 weeks ended December 27, 2001, the amortization of favorable leases over the average remaining lease period of 15 years of $1.2 million for the 39 weeks ended December 27, 2001, $1.6 million for the 52 weeks ended March 29, 2001 and $1.6 million for the 52 weeks ended December 27, 2001 and the amortization of capitalized software with an estimated remaining economic life of 3 years of $1.2 million for the 39 weeks ended December 27, 2001, $1.6 million for the 52 weeks ended March 29, 2001 and $1.6 million for the 52 weeks ended December 27, 2001.

        10)  Exclusion of interest expense on obligations not assumed by us of $3.8 million for the 39 weeks ended December 27, 2001, $5.3 million for the 52 weeks ended March 29, 2001 and $5.4 million for the 52 weeks ended December 27, 2001 and recognition of interest expense on the senior subordinated notes issued to GC Companies' creditors under the plan of reorganization (assuming payment of the estimated purchase price of $160.3 million) of $5.2 million for the 39 weeks ended December 27, 2001, $7.0 million for the 52 weeks ended March 29, 2001 and $7.0 million for the 52 weeks ended December 27, 2001.

        11)  Exclusion of investment losses related to portfolio investments not acquired by us and equity losses in international theatre affiliates with an estimated enterprise value of zero. The investment losses were comprised primarily of asset impairments, asset writedowns, net losses on sales of investments, equity losses in unconsolidated entities and management expense.

        12)  Exclusion of revenues and expenses for theatres not acquired by us as follows:

	39 weeks December 27, 2001	52 weeks March 29, 2001	52 weeks December 27, 2001
	(in thousands)
Total revenues	$2,681	$56,019	$4,824
Cost of operations	846	45,109	2,725
Rent	—	18,886	358
Depreciation and amortization	172	817	274
(Gain) loss on disposition of assets	(82)	(77)	(82)
Reorganization items	13,944	13,835	14,489
Impairment of long-lived assets and restructuring	—	13,589	—

        13)  Represents adjustment to income taxes using the enacted state and federal tax rates of 40% expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

        14)  Does not reflect any reduction in historical costs as a result of the future termination of employment of certain employees, the closure of certain facilities, the termination or non-assumption of certain contracts and the integration of GC Companies' operating services into our operations. Pro forma Adjusted EBITDA is shown below to reflect certain benefits that may result from these estimated cost savings:

	Pro forma for the Note Offering and the Common Stock Offering		Pro forma for the Note Offering, the Common Stock Offering and the Acquisition of GC Companies
	52 weeks December 27, 2001	52 weeks March 29, 2001	52 weeks December 27, 2001	52 weeks March 29, 2001
	(in thousands)
Pro forma Operating Loss	$(32,428)	$(70,550)	$(27,421)	$(114,002)
Adjustments:
Gain on disposition	(695)	(664)	(735)	(670)
Impairment of long-lived assets and restructuring	64,963	68,776	64,963	93,913
Depreciation and amortization	100,370	105,260	122,601	130,588
Reorganization items	—	—	7,181	18,169
Theatre and other closure expense	12,166	24,169	12,166	24,169
Pre-opening expense	4,999	3,808	4,999	3,808
Other income (excluding $7,379 of one-time other income related to prior periods)	—	2,617	—	2,617

Subtotal	149,375	133,416	$183,754	158,592
Anticipated cost savings:
Facility closures, non-assumption of contracts and employee terminations	—	—	8,796	15,617
Integration of GC Companies operating services into AMC contracts	—	—	3,000	3,000

Pro forma Adjusted EBITDA	$149,375	$133,416	$195,550(a )	$177,209(a )

(a)
Pro forma Adjusted EBITDA represents earnings (loss) before cumulative effect of an accounting change plus interest, income taxes, depreciation and amortization adjusted for pre-opening expense, theatre and other closure expense, impairment of long-lived assets, (gain) loss on disposition of assets and equity in earnings of unconsolidated affiliates and excludes one time other income and expense items and reorganization costs. Pro forma Adjusted EBITDA also includes $8.8 million in cost savings and $3.0 million in operating synergies expected to be realized through the integration of GC Companies for the 52 weeks ended December 27, 2001 and $15.6 million in cost savings and $3.0 million in operating synergies expected to be realized through the integration of GC Companies for the 52 weeks ended March 29, 2001. These latter adjustments reflecting estimated cost savings and operating synergies do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those reflected due to a number of factors, including without limitation, (i) an inability to consolidate facilities, (ii) an inability to reduce headcount, (iii) an inability to terminate certain contracts and (iv) an inability to successfully integrate GC Companies into our existing operations.

  We have included pro forma Adjusted EBITDA because we believe that pro forma Adjusted EBITDA provides investors with additional information for estimating our value and evaluating our ability to service debt. We believe that EBITDA is a financial measure commonly used in our industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP). Pro forma Adjusted EBITDA as determined by us may not be comparable to EBITDA as reported by other companies. In addition, pro forma Adjusted EBITDA is not intended to represent cash flow (as determined in accordance with GAAP) and does not represent the measure of cash available for discretionary uses.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Thirty-nine Weeks Ended
	December 27, 2001	December 28, 2000
	(Unaudited)
Revenues:
Admissions	$670,489	$613,260
Concessions	268,461	255,133
Other theatre	31,518	21,155
Other	32,471	35,700

Total revenues	1,002,939	925,248
Expenses:
Film exhibition costs	367,106	330,877
Concession costs	33,949	38,432
Theatre operating expense	243,670	227,019
Rent	176,359	170,667
Other	34,302	32,646
General and administrative	25,359	21,989
Preopening expense	3,988	2,797
Theatre and other closure expense	1,824	13,827
Depreciation and amortization	73,870	78,760
Impairment of long-lived assets	—	3,813
(Gain) loss on disposition of assets	(1,826)	(1,795)

Total costs and expenses	958,601	919,032

Operating income	44,338	6,216
Other expense (income)	3,754	(9,996)
Interest expense:
Corporate borrowings	33,927	48,533
Capital and financing lease obligations	9,773	9,537
Investment (income) loss	(843)	(198)

Loss before income taxes and cumulative effect of an accounting change	(2,273)	(41,660)
Income tax provision	(400)	(15,100)

Loss before cumulative effect of an accounting change	(1,873)	(26,560)
Cumulative effect of an accounting change (net of income tax benefit of $10,950)	—	(15,760)

Net loss	$(1,873)	$(42,320)

Preferred dividends	20,587	—

Net loss for common shares	$(22,460)	$(42,320)

Loss per common share before cumulative effect of an accounting change:
Basic	$(.96)	$(1.13)

Diluted	$(.96)	$(1.13)

Net loss per common share:
Basic	$(.96)	$(1.80)

Diluted	$(.96)	$(1.80)

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 27, 2001	March 29, 2001
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$48,428	$34,075
Receivables, net of allowance for doubtful accounts of $1,191 as of December 27, 2001 and $1,137 as of March 29, 2001	23,412	14,231
Other current assets	40,721	45,075

Total current assets	112,561	93,381
Property, net	770,634	757,518
Intangible assets, net	6,107	7,639
Deferred income taxes	135,891	135,491
Other long-term assets	40,515	53,235

Total assets	$1,065,708	$1,047,264

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$93,152	$100,989
Accrued expenses and other liabilities	140,478	138,193
Current maturities of capital and financing lease obligations	2,629	2,718

Total current liabilities	236,259	241,900
Corporate borrowings	486,226	694,172
Capital and financing lease obligations	55,070	53,966
Other long-term liabilities	119,951	116,271

Total liabilities	897,506	1,106,309
Commitments and contingencies:
Stockholders' equity (deficit):
Series A Convertible Preferred Stock, 66 2/3¢ par value; 257,646 shares issued and outstanding as of December 27, 2001 (aggregate liquidation preference of $261,989 as of December 27, 2001)	172	—
Common Stock, 66 2/3¢ par value; 19,688,046 shares issued as of December 27, 2001 and 19,447,598 shares issued as of March 29, 2001	13,125	12,965
Convertible Class B Stock, 66 2/3¢ par value; 3,801,545 shares issued and outstanding as of December 27, 2001 and 4,041,993 shares issued and outstanding as of March 29, 2001	2,535	2,695
Additional paid-in capital	336,899	106,713
Accumulated other comprehensive loss	(15,950)	(15,121)
Accumulated deficit	(157,920)	(156,047)

	178,861	(48,795)
Less:
Employee notes for Common Stock purchases	10,290	9,881
Common Stock in treasury, at cost, 20,500 shares as of December 27, 2001 and March 29, 2001	369	369

Total stockholders' equity (deficit)	168,202	(59,045)

Total liabilities and stockholders' equity	$1,065,708	$1,047,264

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except per share data)

	Thirty-nine Weeks Ended
	December 27, 2001	December 28, 2000
	(Unaudited)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities:
Net loss	$(1,873)	$(42,320)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	73,870	78,760
Impairment of long-lived assets	—	3,813
Deferred income taxes	(400)	(15,100)
Gain on disposition of long-term assets	(1,826)	(1,795)
Cumulative effect of an accounting change	—	15,760
Change in assets and liabilities:
Receivables	(8,477)	(4,894)
Other current assets	1,839	4,909
Accounts payable	655	(10,549)
Accrued expenses and other liabilities	12,405	21,496
Liabilities for theatre closure	(4,977)	325
Other, net	761	3,388

Net cash provided by operating activities	71,977	53,793

Cash flows from investing activities:
Capital expenditures	(77,407)	(90,563)
Proceeds from sale/leasebacks	29,326	6
Purchase of leased furniture, fixtures and equipment	(23,739)	—
Net proceeds from reimbursable construction advances	614	6,635
Proceeds from disposition of long-term assets	3,930	29,404
Other, net	(2,984)	(9,191)

Net cash used in investing activities	(70,260)	(63,709)

Cash flows from financing activities:
Net proceeds from preferred stock issuance	230,033	—
Net repayments under revolving Credit Facility	(208,000)	(55,000)
Proceeds from financing lease obligations	881	10,012
Principal payments under capital and financing lease obligations	(2,047)	(2,165)
Change in cash overdrafts	(3,471)	4,392
Change in construction payables	(5,021)	(476)
Other, net	557	—

Net cash provided by (used in) financing activities	12,932	(43,237)

Effect of exchange rate changes on cash and equivalents	(296)	(1,071)

Net increase (decrease) in cash and equivalents	14,353	(54,224)
Cash and equivalents at beginning of period	34,075	119,305

Cash and equivalents at end of period	$48,428	$65,081

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest (net of amounts capitalized of $2,005 and $3,062)	$35,945	$55,146
Income taxes refunded	(183)	(5,786)

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 27, 2001

(Unaudited)

NOTE 1—BASIS OF PRESENTATION

        AMC Entertainment Inc. ("AMCE") is a holding company which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC"), AMC Theatres of Canada (a division of AMC Entertainment International, Inc.), AMC Entertainment International, Inc., National Cinema Network, Inc. ("NCN") and AMC Realty, Inc. (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business throughout North America and in China (Hong Kong SAR), Japan, France, Portugal, Spain and Sweden. The Company's North American theatrical exhibition business is conducted through AMC and AMC Theatres of Canada. The Company's international theatrical exhibition business is conducted through AMC Entertainment International, Inc. The Company is also involved in the business of providing on-screen advertising and other services to AMC and other theatre circuits through a wholly-owned subsidiary, National Cinema Network, Inc., and in miscellaneous ventures through AMC Realty, Inc.

        The accompanying unaudited consolidated financial statements have been prepared in response to the requirements of Form 10-Q and should be read in conjunction with the Company's annual report on Form 10-K for the year (52 weeks) ended March 29, 2001. In the opinion of management, these interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations. Due to the seasonal nature of the Company's business, results for the thirty-nine weeks ended December 27, 2001 are not necessarily indicative of the results to be expected for the fiscal year (52 weeks) ending March 28, 2002.

        The March 29, 2001 consolidated balance sheet data was derived from the audited balance sheet, but does not include all disclosures required by generally accepted accounting principles.

        Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation. Prior period results of operations have been revised to reflect the adoption of Staff Accounting Bulletin No. 101 Revenue Recognition in Financial Statements.

NOTE 2—LOSS PER SHARE

        In April 2001, the Financial Accounting Standards Board's (the "FASB") Staff issued an announcement which was codified as EITF Topic No. D-95 Effect of Participating Convertible Securities on the Computation of Basic Earnings Per Share. Topic No. D-95 requires the inclusion of participating convertible securities in the computation of basic earnings per common share. Topic No. D-95 permits the use of either the "if-converted" or the "two-class" method: the Company has selected the "if-converted" method. The dilutive effect of the Company's Series A Convertible Preferred Stock (the "Series A Preferred") is considered in the computation of basic earnings per common share in accordance with Topic No. D-95. Under Topic No. D-95 the dilutive effect of the Series A Preferred on basic earnings per common share cannot be less than the amount that would result from the application of the "two-class" method of computing basic earnings per common share. The "two-class" method is an earnings allocation formula that determines earnings per share for the common stock and the participating Series A Preferred according to dividends declared and participating rights in the undistributed earnings as if all such earnings were distributed. If dividends are paid on the common stock in any fiscal period, the holders of Series A Preferred shares are entitled to receive dividends on an "as converted" basis, to the extent such dividends are greater than the face amount of Series A Preferred dividends otherwise payable in such fiscal period. The retroactive application of Topic No. D-95 had no effect on previously reported loss per common share.

        The following table sets forth the computation of basic and diluted loss per common share:

	Thirty-nine Weeks Ended
	December 27, 2001	December 28, 2000
	(in thousands, except per share data)
Numerator:
Loss
before cumulative effect of an accounting change	$(1,873)	$(26,560)
Dividends on Series A Preferred	20,587	—

Loss for common shares before cumulative effect of an accounting change and assumed conversion of Series A Preferred	$(22,460)	$(26,560)

Denominator:
Average common shares outstanding	23,469	23,469
Series A Preferred	—	—

Shares for basic earnings per common share	23,469	23,469
Stock options	—	—
Stock awards	—	—

Shares for diluted earnings per common share	23,469	23,469

Loss per common share before cumulative effect of an accounting change	$(.96)	$(1.13)
Further dilution from applying the "two-class" method	—	—

Basic loss per common share before cumulative effect of an accounting change	$(.96)	$(1.13)

Diluted loss per common share before cumulative effect of an accounting change	$(.96)	$(1.13)

        The following is a reconciliation of the basic and diluted loss per common share computations on loss before the cumulative effect of an accounting change to net loss.

	Thirty-nine Weeks Ended December 28, 2000 (Per share amounts)
	Basic	Diluted
Loss for common shares before cumulative effect of an accounting change	$(1.13)	$(1.13)
Cumulative effect of an accounting change, net of income tax benefit	(.67)	(.67)

Net loss for common shares	$(1.80)	$(1.80)

        During the thirty-nine weeks ended December 27, 2001, 32,905,542 shares of Common Stock and $20,587,000 of dividends from the assumed conversion of Series A Preferred were excluded from the computation of diluted loss per common share because they were anti-dilutive.

        During the thirty-nine weeks ended December 27, 2001, incremental shares from stock awards and options to purchase common shares of 422,387 were excluded from the computation of diluted loss per common share because they were anti-dilutive. During the thirty-nine weeks ended December 28, 2000, incremental shares from options to purchase common shares of 2,227 were excluded from diluted loss per common share because they were anti-dilutive.

        The Company has two classes of common stock outstanding which do not provide for different dividend rates or other preferences, other than voting rights, between the two classes of common stock.

NOTE 3—COMPREHENSIVE INCOME

        The components of comprehensive income are as follows (in thousands):

	Thirty-nine Weeks Ended
	December 27, 2001	December 28, 2000
Net loss	$(1,873)	$(42,320)
Foreign currency translation adjustment	(829)	(6,082)
Unrealized loss on marketable securities (net of income tax benefit of $161 and $62 in fiscal 2000, respectively)	—	(153)

Comprehensive loss	$(2,702)	$(48,555)

NOTE 4—OPERATING SEGMENTS

        Information about the Company's operations by operating segment is as follows (in thousands):

	Thirty-nine Weeks Ended
	December 27, 2001	December 28, 2000
Revenues
North American theatrical exhibition	$898,332	$831,561
International theatrical exhibition	72,136	57,987
NCN and other	32,471	35,700

Total revenues	$1,002,939	$925,248

Adjusted EBITDA(1)
North American theatrical exhibition	$149,670	$130,024
International theatrical exhibition	(286)	(4,854)
NCN and other	(1,831)	3,054

Total segment Adjusted EBITDA	147,553	128,224
General and administrative	25,359	21,989

Total Adjusted EBITDA	$122,194	$106,235

        A reconciliation of loss before income taxes and cumulative effect of an accounting change to Adjusted EBITDA is as follows (in thousands):

	Thirty-nine Weeks Ended
	December 27, 2001	December 28, 2000
Loss before income taxes and cumulative effect of an accounting change	$(2,273)	$(41,660)
Plus:
Interest expense	43,700	58,070
Depreciation and amortization	73,870	78,760
Impairment of long-lived assets	—	3,813
Preopening expense	3,988	2,797
Theatre and other closure expense	1,824	13,827
(Gain) loss on disposition of assets	(1,826)	(1,795)
Investment (income) loss	(843)	(198)
Other expense (income)	3,754	(7,379)

Adjusted EBITDA	$122,194	$106,235

        Information about the Company's land, buildings and improvements, leasehold improvements and furniture fixtures and equipment by operating segment is as follows (in thousands):

	As of December 27, 2001	As of December 28, 2000
Property
North American theatrical exhibition	$1,111,238	$1,050,916
International theatrical exhibition	89,914	85,252
NCN and other	14,131	14,343

Total segment property	1,215,283	1,150,511
Construction in progress	48,600	68,496
Corporate	34,870	35,267

	1,298,753	1,254,274
Less-accumulated depreciation and amortization	(528,119)	(430,123)

Property, net	$770,634	$824,151

(1)
Represents loss before cumulative effect of an accounting change plus interest, income taxes, depreciation and amortization and adjusted for preopening expense, theatre and other closure expense, impairment of long-lived assets, (gain) loss on disposition of assets and equity in earnings of unconsolidated affiliates and excludes one-time other income of $7,379 (in fiscal 2001) related to an accounting change and one-time other expense of $3,754 (in fiscal 2002) incurred in connection with the issuance of Preferred Stock. The Company included Adjusted EBITDA because it believes that Adjusted EBITDA provides investors with additional information for estimating its value and evaluating its ability to service debt. The Company believes that EBITDA is a financial measure commonly used in its industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP). EBITDA as determined by the Company may not be comparable to EBITDA as reported by other companies. In addition, Adjusted EBITDA is not intended to represent cash flow (as determined in accordance with GAAP) and does not represent the measure of cash available for discretionary uses.

NOTE 5—STOCKHOLDERS' EQUITY (DEFICIT)

        On April 19, 2001, the Company issued 92,000 shares of Series A Preferred and 158,000 shares of Series B Exchangeable Preferred Stock (the "Series B Preferred" and collectively with the Series A Preferred, the "Preferred Stock") at a price of $1,000 per share. Net proceeds from the issuance were used to repay borrowings under the Credit Facility. Reference is made to Note 5, Stockholders' Equity (Deficit), of the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 2001 for additional information concerning the Preferred Stock.

        On July 25, 2001, holders of Convertible Class B Stock converted 100,000 shares of Class B Stock into 100,000 shares of Common Stock. On August 20, 2001, holders of Convertible Class B Stock converted 140,448 shares of Class B Stock into 140,448 shares of Common Stock.

        On September 13, 2001, the number of authorized shares of Common Stock were increased from 45,000,000 to 200,000,000. Pursuant to the Certificate of Designations relating to the Preferred Stock, all shares of Series B Preferred were exchanged for an equal number of shares of Series A Preferred.

        Preferred Stock dividends paid in shares of Preferred Stock are recorded at their estimated fair value on the date of declaration. The Company records dividends on Series B Preferred Stock when the dividends are declared. The carrying value of Series A Preferred is accreted to its redemption price (including any accrued and unpaid dividends) over ten years (the period from initial issuance until redemption first becomes available to the holder of the security) using the interest method. During the thirteen weeks ended June 28, 2001, the Company recorded dividends of 1,242 additional shares of Series A Preferred valued at $2,398,000, during the thirteen weeks ended September 27, 2001 the Company recorded dividends of 6,404 additional shares of Series A Preferred valued at $10,399,000 and during the thirteen weeks ended December 27, 2001 the Company recorded dividends of 4,343 additional shares of Series A Preferred valued at $7,790,000.

NOTE 6—INCOME TAXES

        The difference between the expected effective annual tax rate on earnings (loss) before income taxes and cumulative effect of an accounting change and the U.S. federal income tax statutory rate is as follows:

	Thirty-nine Weeks Ended
	December 27, 2001	December 28, 2000
Federal statutory rate	35.0%	35.0%
Preferred stock issuance expense	(6.3)	—
Other non-deductible expenses	(1.5)	(0.4)
Valuation allowance	(10.4)	(0.2)
State income taxes, net of federal tax benefit	1.8	(1.9)
Other, net	(1.0)	3.7

Effective tax rate	17.6%	36.2%

        The Company determines income tax expense or benefit for interim periods by applying Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes and APB Opinion No. 28, Interim Financial Reporting, which prescribes the use of the full year's estimated effective tax rate in financial statements for interim periods. As a consequence, permanent differences which are not deductible for federal income tax purposes serve to reduce the effective federal income tax rate of (35%) benefit. At the end of the third quarter, the Company estimated its effective tax rate would be (17.6%) for the year ending March 28, 2002. The foregoing permanent difference items were expected to reduce the rate of benefit from (35%) to (17.6%).

NOTE 7—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        A rollforward of reserves for theatre and other closure and the discontinuing operation of fast food restaurants is as follows (in thousands):

Thirty-nine Weeks Ended
December 27, 2001
Beginning Balance, as of March 29, 2001	$32,092
Theatre and other closure expense	1,824
Interest charge	3,570
Other	75
Gain on disposition of assets	(1,682)
Transfer of deferred rent and capital lease obligations balances	6,237
Payments	(17,104)

Ending Balance, as of December 27, 2001	$25,012

NOTE 8—CONTINGENCIES

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        The Company is the defendant in two coordinated cases now pending in California, Weaver v. AMC Entertainment Inc., (No. 310364 filed March 2000 in Superior Court of California, San Francisco County), and Geller v. AMC Entertainment Inc. (No. RCV047566 filed May 2000 in Superior Court of California, San Bernardino County). The litigation is based upon California Civil Code Section 1749.5, which provides that "on or after July 1, 1997, it is unlawful for any person or entity to sell a gift certificate to a purchaser containing an expiration date." Weaver is a purported class action on behalf of all persons in California who, on or after January 1, 1997, purchased or received an AMC Gift of Entertainment ("GOE") containing an expiration date. Geller is brought by a plaintiff who allegedly received an AMC discount ticket in California containing an expiration date and who purports to represent all California purchasers of these "gift certificates" purchased from any AMC theatre, store, location, web-site or other venue owned or controlled by AMC since January 1, 1997. Both complaints allege unfair competition and seek injunctive relief. Geller seeks restitution of all expired "gift certificates" purchased in California since January 1, 1997 and not redeemed. Weaver seeks disgorgement of all revenues and profits obtained since January 1997 from sales of "gift certificates" containing an expiration date, as well as actual and punitive damages. On May 11, 2001, following a special trial on the issue, the court ruled that the GOEs and discount tickets are "gift certificates." The Company intends to appeal this ruling and to continue defending the cases vigorously. Should the result of this litigation ultimately be adverse to the Company, it is presently unable to estimate the amount of the potential loss.

        The Company is the plaintiff in American Multi-Cinema, Inc. v. Midwest Drywall Company, Inc., Haskel Constructors, Ltd. Et. Al. USDC W.D. Mo. Case No. 01-0378-CV-W. In this suit, the Company seeks damages, presently estimated to aggregate $20 million, from the construction manager and certain subcontractors to recover amounts, most of which the Company has spent to date, to correct defective installation of certain fireproofing materials at eight theatres. The complaint was originally brought in state court in December 2000 but was removed to federal court on or about April 6, 2001. Similar claims respecting two of the same group of theatres are pending against other subcontractors in additional cases. The Company conducted inspections in other theatres and is in the midst of a testing program to determine whether similar problems exist in other theatres, in which case the amount of damages that the Company seeks in such litigation may increase. Based on presently available information, the Company does not believe such matters will have a material adverse effect on its results of operations, financial condition or liquidity.

NOTE 9—SUBSEQUENT EVENT

        On January 16, 2002, the Company sold $175 million aggregate principal amount of 9 7/8% senior subordinated notes due 2012. Net proceeds from the issuance of the notes due 2012 (approximately $167.9 million) were used to reduce borrowings under the Credit Facility and will be used to pursue the Company's current business strategy, including acquisition of other theatres and theatre circuits, including its acquisition of GC Companies, Inc. and for general corporate purposes. The notes due 2012 bear interest at the rate of 9 7/8% per annum, payable in February and August of each year. The notes due 2012 are redeemable at the Company's option, in whole or in part, at any time on or after February 1, 2007 at 104.938% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2010, plus in each case interest accrued to the redemption date. The notes due 2012 are unsecured and are subordinated to all the Company's existing and future senior indebtedness (as defined in the note indenture for the notes due 2012). The notes due 2012 rank equally with the Company's 9 1/2% senior subordinated notes due 2009 and its 9 1/2% senior subordinated notes due 2011.

        Generally, the covenants under the indentures relating to the notes due 2012 are substantially the same in all material respects as those under the indenture relating to the Notes due 2009 and 2011 except that:

  •
  under the indenture respecting the notes due 2012, in order to incur additional indebtedness (other than permitted indebtedness), the Company must satisfy a coverage ratio only on a pro forma basis after giving effect to such event, instead of both at the time of the event and after giving effect thereto on a pro forma basis as required under the indentures for the notes due 2009 and 2011;

  •
  the required consolidated EBITDA ratio for incurring additional indebtedness (other than permitted indebtedness) under the indentures relating to the notes due 2009 and notes due 2012 is 2.0 to 1, instead of 1.75 to 1 as required under the indenture relating to the notes due 2011;

  •
  the measurement date for determining the amount of consolidated EBITDA that the Company may consider in determining the amount of restricted payments it makes is March 19, 1997 under the indenture respecting the notes due 2009 instead of January 27, 1999, as provided under the indentures respecting the notes due 2011 and the notes due 2012, and the multiple of interest expense that must be deducted in such calculation is 2.0 under the indentures for the notes due 2009 and the notes due 2012, instead of 1.75 as provided in the indenture for the notes due 2011;

  •
  the indenture for the notes due 2009 has a general permitted indebtedness basket of $75 million, whereas the general permitted indebtedness baskets for the notes due 2011 and the notes due 2012 are $100 million;

  •
  for purposes of determining whether a change in control has occurred, members of the Apollo Group (as defined in the indenture for the notes due 2012) are permitted holders under the indenture respecting the notes due 2012 but are not permitted holders under the indentures respecting the notes due 2009 and 2011;

  •
  the indenture for the notes due 2012 includes as "events of default", violations of the covenants relating to mergers and sales of substantially all of the Company's assets and, after the date GC Companies is acquired, certain defaults by GC Companies and any of its subsidiaries that may be a significant subsidiary of the Company; and

  •
  if the notes due 2009 or 2011 attain "investment grade status" (as defined in each of the indentures), the covenants in the note indentures respecting the notes due 2009 and 2011 limiting the Company's ability to incur indebtedness, pay dividends, acquire stock or engage in transactions with affiliates will cease to apply.

REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of AMC Entertainment Inc.
Kansas City, Missouri

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of AMC Entertainment Inc. and subsidiaries (the "Company") at March 29, 2001 and March 30, 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended March 29, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the financial statements, the Company adopted Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, retroactive to the beginning of fiscal year 2001 and adopted the American Institute of Certified Public Accountants Statement of Position 98-5, Reporting on the Costs of Start-up Activities, during fiscal year 2000.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
May 21, 2001

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	52 Weeks Ended March 29, 2001	52 Weeks Ended March 30, 2000	52 Weeks Ended April 1, 1999
	(In thousands, except per share data)
Revenues:
Admissions	$811,068	$763,083	$662,161
Concessions	334,224	329,855	307,347
Other theatre	26,052	30,013	21,766
Other	43,457	43,991	32,182

Total revenues	1,214,801	1,166,942	1,023,456
Expenses:
Film exhibition costs	432,351	417,736	358,437
Concession costs	46,455	50,726	48,687
Theatre operating expense	300,773	290,072	260,145
Rent	229,314	198,762	165,370
Other	42,610	44,619	30,899
General and administrative	32,499	47,407	52,321
Preopening expense	3,808	6,795	2,265
Theatre and other closure expense	24,169	16,661	2,801
Restructuring charge	—	12,000	—
Depreciation and amortization	105,260	95,974	89,221
Impairment of long-lived assets	68,776	5,897	4,935
Gain on disposition of assets	(664)	(944)	(2,369)

Total costs and expenses	1,285,351	1,185,705	1,012,712

Operating income (loss)	(70,550)	(18,763)	10,744
Other expense (income):
Other income	(9,996)	—	—
Interest expense:
Corporate borrowings	64,347	54,088	30,195
Capital and financing lease obligations	12,653	8,615	8,433
Investment income	(1,728)	(219)	(1,368)

Loss before income taxes and cumulative effect of accounting changes	(135,826)	(81,247)	(26,516)
Income tax provision	(45,700)	(31,900)	(10,500)

Loss before cumulative effect of accounting changes	(90,126)	(49,347)	(16,016)
Cumulative effect of accounting changes (net of income tax benefit of $10,950 and $4,095 in 2001 and 2000, respectively)	(15,760)	(5,840)	—

Net loss	$(105,886)	$(55,187)	$(16,016)

Loss per share before cumulative effect of accounting changes:
Basic	$(3.84)	$(2.10)	$(0.69)

Diluted	$(3.84)	$(2.10)	$(0.69)

Loss per share:
Basic	$(4.51)	$(2.35)	$(0.69)

Diluted	$(4.51)	$(2.35)	$(0.69)

Pro forma amounts assuming SAB No. 101 accounting change had been in effect in fiscal 2000 and 1999:
Loss before cumulative effect of accounting changes		$(51,715)	$(17,726)

Basic		(2.20)	(.76)

Diluted		(2.20)	(.76)

Net Loss		$(70,297)	$(28,839)

Basic		(3.00)	(1.23)

Diluted		(3.00)	(1.23)

See Notes to Consolidated Financial Statements

AMC Entertainment Inc.

CONSOLIDATED BALANCE SHEETS

	March 29, 2001	March 30, 2000
	(In thousands, except share data)
Assets
Current assets:
Cash and equivalents	$34,075	$119,305
Receivables, net of allowance for doubtful accounts of $1,137 as of March 29, 2001 and $3,576 as of March 30, 2000	13,498	18,468
Reimbursable construction advances	733	10,955
Other current assets	45,075	45,275

Total current assets	93,381	194,003
Property, net	757,518	822,295
Intangible assets, net	7,639	15,289
Deferred income taxes	135,491	81,955
Other long-term assets	53,235	75,263

Total assets	$1,047,264	$1,188,805

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$92,276	$99,466
Construction payables	8,713	6,897
Accrued expenses and other liabilities	138,193	114,037
Current maturities of corporate borrowings and capital and financing lease obligations	2,718	3,205

Total current liabilities	241,900	223,605
Corporate borrowings	694,172	754,105
Capital and financing lease obligations	53,966	65,301
Other long-term liabilities	116,271	87,125

Total liabilities	1,106,309	1,130,136
Commitments and contingencies:
Stockholders' equity (deficit):
Common Stock, 66 2/3¢ par value; 19,447,598 shares issued as of March 29, 2001 and March 30, 2000	12,965	12,965
Convertible Class B stock, 66 2/3¢ par value; 4,041,993 shares issued and outstanding as of March 29, 2001 and March 30, 2000	2,695	2,695
Additional paid-in capital	106,713	106,713
Accumulated other comprehensive loss	(15,121)	(3,812)
Accumulated deficit	(156,047)	(50,161)

	(48,795)	68,400
Less:
Employee notes for Common Stock purchases	9,881	9,362
Common Stock in treasury, at cost, 20,500 shares as of March 29, 2001 and March 30, 2000	369	369

Total stockholders' equity (deficit)	(59,045)	58,669

Total liabilities and stockholders' equity (deficit)	$1,047,264	$1,188,805

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	52 Weeks Ended March 29, 2001	52 Weeks Ended March 30, 2000	52 Weeks Ended April 1, 1999
	(In thousands)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities:
Net loss	$(105,886)	$(55,187)	$(16,016)
Adjustments to reconcile net loss to net cash provided by operating activities:
Restructuring charge	—	5,629	—
Depreciation and amortization	105,260	95,974	89,221
Impairment of long-lived assets	68,776	5,897	4,935
Deferred income taxes	(41,909)	(28,090)	2,562
Gain on disposition of long-term assets	(664)	(944)	(2,369)
Cumulative effect of accounting changes	15,760	5,840	—
Change in assets and liabilities:
Receivables	6,047	(1,999)	(5,307)
Other current assets	(1,295)	4,839	(19,694)
Accounts payable	(14,591)	15,798	(1,736)
Accrued expenses and other liabilities	5,954	26,993	15,118
Liabilities for theatre closure	5,275	8,804	—
Other, net	731	5,473	453

Net cash provided by operating activities	43,458	89,027	67,167

Cash flows from investing activities:
Capital expenditures	(120,881)	(274,932)	(260,813)
Proceeds from sale/leasebacks	6	69,647	—
Investments in real estate	—	—	(8,935)
Change in reimbursable construction advances	7,684	13,984	36,171
Preopening expenditures	—	—	(8,049)
Proceeds from disposition of long-term assets	29,594	6,862	10,255
Other, net	(421)	(13,953)	(7,946)

Net cash used in investing activities	(84,018)	(198,392)	(239,317)

Cash flows from financing activities:
Net borrowings (repayments) under Credit Facility	(60,000)	207,000	(27,000)
Principal payments under corporate borrowings	—	(14,000)	—
Proceeds from issuance of 9 1/2% Senior Subordinated Notes due 2011	—	—	225,000
Proceeds from financing lease obligations	11,220	28,666	—
Principal payments under capital and financing lease obligations and other	(2,755)	(3,146)	(6,047)
Change in cash overdrafts	6,520	14,287	(1,516)
Change in construction payables	1,816	(17,457)	(234)
Funding of employee notes for Common Stock purchases, net	—	—	(8,579)
Deferred financing costs and other	—	(248)	(6,556)

Net cash (used in) provided by financing activities	(43,199)	215,102	175,068

Effect of exchange rate changes on cash and equivalents	(1,471)	329	440

Net increase (decrease) in cash and equivalents	(85,230)	106,066	3,358
Cash and equivalents at beginning of year	119,305	13,239	9,881

Cash and equivalents at end of year	$34,075	$119,305	$13,239

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (refunded) during the period for:
Interest (net of amounts capitalized of $4,186, $7,899 and $7,040)	$85,261	$62,642	$40,928
Income taxes, net	(6,583)	(9,531)	3,267
Schedule of non-cash investing and financing activities:
Mortgage note incurred directly for investments in real estate	$—	$—	$14,000
Receivable from sale/leaseback included in reimbursable construction advances	—	2,622	—

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	$1.75 Cumulative Preferred Stock				Convertible Class B Stock						Common Stock in Treasury
			Common Stock							Employee Notes for Common Stock Purchases
							Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)				Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount					Shares	Amount
	(In thousands, except share and per share data)
Balance, April 3, 1998	1,800,331	$1,200	15,376,821	$10,251	5,015,657	$3,344	$107,676	$(3,689)	$21,042	$—	20,500	$(369)	$139,455
Comprehensive Loss:
Net loss	—	—	—	—	—	—	—	—	(16,016)	—	—	—	(16,016)
Foreign currency translation adjustment	—	—	—	—	—	—	—	999	—	—	—	—	999

Comprehensive Loss													(15,017)

$1.75 Preferred Stock conversions	(1,800,331)	(1,200)	3,097,113	2,065	—	—	(963)	—	—	—	—	—	(98)
Class B Stock conversions	—	—	973,664	649	(973,664)	(649)	—	—	—	—	—	—	—
Issuance of employee notes for Common Stock purchases	—	—	—	—	—	—	—	—	—	(8,875)	—	—	(8,875)

Balance, April 1, 1999	—	—	19,447,598	12,965	4,041,993	2,695	106,713	(2,690)	5,026	(8,875)	20,500	(369)	115,465
Comprehensive Loss:
Net loss	—	—	—	—	—	—	—	—	(55,187)	—	—	—	(55,187)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(1,059)	—	—	—	—	(1,059)
Unrealized loss on marketable securities (net of income tax benefit of $44)	—	—	—	—	—	—	—	(63)	—	—	—	—	(63)

Comprehensive Loss													(56,309)

Accrued interest on employee notes for Common Stock purchases	—	—	—	—	—	—	—	—	—	(487)	—	—	(487)

Balance, March 30, 2000	—	—	19,447,598	12,965	4,041,993	2,695	106,713	(3,812)	(50,161)	(9,362)	20,500	(369)	58,669
Comprehensive Loss:
Net loss	—	—	—	—	—	—	—	—	(105,886)	—	—	—	(105,886)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(10,899)	—	—	—	—	(10,899)
Unrealized loss on marketable securities (net of income tax benefit of $145)	—	—	—	—	—	—	—	(209)	—	—	—	—	(209)
Additional minimum pension liability	—	—	—	—	—	—	—	(201)	—	—	—	—	(201)

Comprehensive Loss													(117,195)

Accrued interest on employee notes for Common Stock purchases	—	—	—	—	—	—	—	—	—	(519)	—	—	(519)

Balance, March 29, 2001	—	$—	19,447,598	$12,965	4,041,993	$2,695	$106,713	$(15,121)	$(156,047)	$(9,881)	20,500	$(369)	$(59,045)

See Notes to Consolidated Financial Statements

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended March 29, 2001, March 30, 2000 and April 1, 1999

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

        AMC Entertainment Inc. ("AMCE") is a holding company which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC"), AMC Theatres of Canada (a division of AMC Entertainment International, Inc.), AMC Entertainment International, Inc., National Cinema Network, Inc. ("NCN") and AMC Realty, Inc. (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business throughout North America and in Portugal, Spain, France, Japan, Sweden, and China (Hong Kong). The Company's North American theatrical exhibition business is conducted through AMC and AMC Theatres of Canada. The Company's International theatrical exhibition business is conducted through AMC Entertainment International, Inc. The Company is also involved in the business of providing on-screen advertising and other services to AMC and other theatre circuits through a wholly-owned subsidiary, National Cinema Network, Inc., and in miscellaneous ventures through AMC Realty, Inc.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Principles of Consolidation:    The consolidated financial statements include the accounts of AMCE and all subsidiaries. All significant intercompany balances and transactions have been eliminated.

        Fiscal Year:    The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. The 2001, 2000 and 1999 fiscal years reflect a 52 week period. Fiscal year 2002 will reflect a 52 week period.

        Revenues and Film Exhibition Costs:    Revenues are recognized when admissions and concessions sales are received at the theatres. Film exhibition costs are accrued based on the applicable box office receipts and estimates of the final settlement pursuant to the film licenses.

        Cash and Equivalents:    Cash and equivalents consist of cash on hand and temporary cash investments with original maturities of three months or less. The Company invests excess cash in deposits with major banks and in temporary cash investments. Such investments are made only in instruments issued or enhanced by high quality financial institutions (investment grade or better). Amounts invested in a single institution are limited to minimize risk.

        Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The amount of these checks included in accounts payable as of March 29, 2001 and March 30, 2000 was $35,157,000 and $28,637,000, respectively.

        Reimbursable Construction Advances:    Reimbursable construction advances consist of amounts due from developers to fund a portion of the construction costs of new theatres that are to be operated by the Company pursuant to lease agreements. The amounts are repaid by the developers either during construction or shortly after completion of the theatre.

        Property:    Property is recorded at cost. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes. The estimated useful lives are as follows:

Buildings and improvements	3 to 40 years
Leasehold improvements	1 to 20 years
Furniture, fixtures and equipment	3 to 10 years

        Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. The Company is considered the owner (for accounting purposes) of these types of projects during the construction period. As a result, the Company has recorded $29,439,000 and $31,055,000 as financing lease obligations on its Balance Sheet related to these types of projects as of March 29, 2001 and March 30, 2000, respectively.

        Intangible Assets:    Intangible assets are recorded at cost and are comprised of lease rights, amounts assigned to theatre leases assumed under favorable terms, and location premiums on acquired theatres, each of which are being amortized on a straight-line basis over the estimated remaining useful lives of the theatres. Accumulated amortization on intangible assets was $35,687,000 and $33,586,000 as of March 29, 2001 and March 30, 2000, respectively. The original useful lives of these assets ranged from 4 to 36 years and the remaining useful lives ranged from 1 to 10 years.

        Other Long-term Assets:    Other long-term assets are comprised principally of costs incurred in connection with the issuance of debt securities which are being amortized over the respective lives of the issuances and investments in real estate.

        Preopening Expense:    Preopening expense consists primarily of advertising and other start-up costs incurred prior to the operation of new theatres which are expensed as incurred. In April of 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), Reporting on the Costs of Start-up Activities. SOP 98-5 requires costs of start-up activities to be expensed when incurred. The Company previously capitalized such costs and amortized them over a two-year period. The Company adopted this statement in fiscal 2000, which resulted in a cumulative effect adjustment to the Company's results of operations and financial position of $5,840,000 (net of income tax benefit of $4,095,000).

        Theatre and Other Closure Expense:    Theatre and other closure expense is primarily related to payments made or expected to be made to landlords to terminate leases on certain of the Company's closed theatres, other vacant space and theatres where development has been discontinued. Theatre and other closure expense is recognized at the time the theatre closes, other space becomes vacant and development is discontinued. Expected payments to landlords are based on actual or discounted contractual amounts. During fiscal 2001, the Company recognized $24,169,000 of theatre and other closure expense primarily on 31 theatres with 203 screens, vacant restaurant space related to a terminated joint venture and the discontinued development of a theatre in North America. Accrued theatre and other closure expense is classified as current based upon management's intention to negotiate termination of the related lease obligations within one year.

        Impairment of Long-lived Assets:    Management reviews long-lived assets, including intangibles, for impairment as part of the Company's annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Management reviews internal management reports on a quarterly basis as well as monitors current and potential future competition in film markets for indicators of triggering events or circumstances that indicate impairment of individual theatre assets. Management evaluates its theatres using historical and projected data of theatre level cash flow as its primary indicator of potential impairment and considers the seasonality of its business when evaluating theatres for impairment. Because Christmas and New Years holiday results comprise a significant portion of the Company's operating cash flow, the actual results from this period which are available during the fourth quarter of each fiscal year are an integral part of the Company's impairment analysis. As a result of these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized on the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date plus the expected terminal value. The expected disposal date does not exceed the remaining lease period and is often less than the remaining lease period when management does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows plus the terminal value. There is considerable management judgement necessary to determine the future cash flows, terminal value and the expected operating period of a theatre, and accordingly, actual results could vary significantly from such estimates.

        If theatres currently have sufficient estimated future cash flows to realize the related carrying amount of theatre assets, but management believes that it is not likely the theatre will be operated to the end of its lease term, the estimated economic life of the theatre assets are revised to reflect management's best estimate of the economic life of the theatre assets for purposes of recording depreciation.

        During fiscal 2001, the Company recognized a non-cash impairment loss of $68,776,000 ($40,576,000 net of income tax benefit) on 76 theatres with 719 screens. The Company recognized an impairment loss of $35,263,000 on 5 Canadian theatres with 122 screens, $19,762,000 on 17 U.S. theatres with 202 screens including 2 theatres with 44 screens opened since 1995, $4,891,000 on one French theatre with 20 screens, $3,592,000 on 34 U.S. theatres with 222 screens that were closed during fiscal 2001, $3,476,000 on 19 U.S. theatres with 153 screens that are expected to be closed in the near future, $1,042,000 on the discontinued development of a theatre in Taiwan and $750,000 related to real estate held for sale. These impairment losses reduced property, intangible assets and other long-term assets by $63,547,000, $4,397,000 and $832,000, respectively, during fiscal 2001.

        In fiscal 2000, the Company recognized a non-cash impairment loss of $5,897,000 ($3,479,000 net of income tax benefit, or $.15 per share) on 13 theatres with 111 screens, while in fiscal 1999, the Company recognized an impairment loss of $4,935,000 ($2,912,000 net of income tax benefit, or $.13 per share) on 24 theatres with 186 screens.

        Foreign Currency Translation:    Operations outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of accumulated other comprehensive income. Gains and losses from foreign currency transactions, except those intercompany transactions of a long-term investment nature, are included in net earnings and have not been material.

        Loss per Share:    Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted loss per share includes the effects of outstanding stock options, if dilutive.

        Stock-based Compensation:    The Company accounts for stock-based awards to employees and directors using the intrinsic value-based method.

        Income taxes:    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. Under SFAS 109, deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the liability method. This method gives consideration to the future tax consequences of deferred income or expense items and immediately recognizes changes in income tax laws upon enactment. The income statement effect is generally derived from changes in deferred income taxes on the balance sheet.

        New Accounting Pronouncements:    During fiscal 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities which was amended by Statement of Financial Accounting Standards No. 138 issued in June 2000. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. The statement is effective for all fiscal years beginning after June 15, 2000. The statement will become effective for the Company in fiscal 2002. Adoption of this statement is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 draws upon the existing accounting rules and explains those rules, by analogy, to other transactions that the existing rules do not specifically address. The Company adopted SAB 101, as required, retroactive to the beginning of fiscal year 2001.

        The Company sells gift certificates and discounted theatre tickets in exchange for cash. Gift certificates do not expire and can be redeemed at their face value for theatre tickets and concession items. Any excess between the face value of the gift certificate and the selling price of the purchased item is paid to the customer in cash at the time of redemption. Discounted tickets generally expire 18 months after the date of issuance and can be redeemed for theatre tickets and concession items only.

        The Company has historically deferred the revenue associated with sales of gift certificates and discounted theatre tickets at an anticipated redemption value after deducting estimated amounts for non-presentments. Estimated amounts for non-presentments have been recorded as revenue when the gift certificates and discounted theatre tickets are sold. When gift certificates and discounted tickets were redeemed, the Company recognized the related admission and concession revenue and reduced the related deferred liability.

        In connection with the adoption of SAB No. 101, the Company changed its revenue recognition policy related to the sales of gift certificates and discounted theatre tickets. The Company defers 100% of the revenue associated with the sales of these items (no revenue or income recognition for non-presentment) until such time as the items are redeemed or the gift certificate liabilities are extinguished and the discounted theatre tickets expire. The Company adopted SAB No. 101 in the fourth fiscal quarter of 2001 retroactive to the beginning of the fiscal year. As a result, the Company reported a cumulative effect adjustment to increase its net loss for the year ended March 29, 2001 by $15,760,000 (net of income tax benefit of $10,950,000). This amount reflects the aggregate liability for non-presentments since 1987 for gift certificates of $9,730,000 (net of income tax benefit of $6,860,000) and for discounted theatre tickets that have not expired of $6,030,000 (net of income tax benefit of $4,090,000). Previously reported net loss per share for the fourth quarter of fiscal 2000 increased by $.05 on a pro forma basis. Statements of Operations by Quarter for the current fiscal year have been revised to reflect the adoption of SAB 101. The Company recognized $6,620,000 of revenue for expiration of discounted theatre tickets and $9,996,000 of other income for the extinguishment of gift certificate liabilities during fiscal year 2001 that was included in the cumulative effect adjustment.

        Presentation:    Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation.

NOTE 2—PROPERTY

        A summary of property is as follows:

	2001	2000
	(In thousands)
Property owned:
Land	$46,257	$49,164
Buildings and improvements	225,845	207,119
Leasehold improvements	403,118	384,142
Furniture, fixtures and equipment	525,474	545,423

	1,200,694	1,185,848
Less—accumulated depreciation and amortization	450,276	376,277

	750,418	809,571
Property leased under capital leases:
Buildings and improvements	33,635	44,555
Less—accumulated amortization	26,535	31,831

	7,100	12,724

	$757,518	$822,295

        Included in property is $58,858,000 and $78,681,000 of construction in progress as of March 29, 2001 and March 30, 2000, respectively.

NOTE 3—SUPPLEMENTAL BALANCE SHEET INFORMATION

        Other assets and liabilities consist of the following:

	2001	2000
	(In thousands)
Other current assets:
Prepaid rent	$17,978	$16,498
Deferred income taxes	14,694	15,226
Income taxes receivable	3,636	6,428
Other	8,767	7,123

	$45,075	$45,275

Other long-term assets:
Investments in real estate	$12,134	$34,671
Deferred financing costs	11,123	12,443
Other	29,978	28,149

	$53,235	$75,263

        The decline in investments in real estate is due to the sale of a real estate property for $22,906,000 during fiscal 2001. The gain on disposition of this real estate property was $573,000.

	2001	2000
	(In thousands)
Accrued expenses and other liabilities:
Taxes other than income	$20,152	$22,938
Interest	6,038	11,777
Payroll and vacation	5,415	6,082
Casualty claims and premiums	4,862	6,028
Deferred income	56,127	41,104
Accrued bonus	7,781	2,799
Theatre and other closure	31,174	16,989
Other	6,644	6,320

	$138,193	$114,037

Other long-term liabilities:
Deferred rent	$44,060	$35,001
Casualty claims and premiums	16,493	15,534
Pension and post retirement obligations	15,451	14,431
Deferred income	12,542	—
Deferred gain	12,314	14,028
Advance sale leaseback proceeds	8,591	—
Food court reserve	918	1,030
Other	5,902	7,101

	$116,271	$87,125

NOTE 4—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS

        A summary of corporate borrowings and capital and financing lease obligations is as follows:

	2001	2000
	(In thousands)
$425 million Credit Facility due 2004	$270,000	$330,000
9 1/2% Senior Subordinated Notes due 2011	225,000	225,000
9 1/2% Senior Subordinated Notes due 2009	199,172	199,105
Capital and financing lease obligations, interest ranging from 7 1/4% to 20%	56,684	68,506

	750,856	822,611
Less-current maturities	2,718	3,205

	$748,138	$819,406

        The Company maintains a $425,000,000 credit facility (the "Credit Facility"), which permits borrowings at interest rates based on either the bank's base rate or LIBOR and requires an annual commitment fee based on margin ratios that could result in a rate of .375% or .500% on the unused portion of the commitment. The Credit Facility matures on April 10, 2004. The commitment thereunder will be reduced by $25,000,000 on each of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 and by $50,000,000 on December 31, 2003. The total commitment under the Credit Facility is $425,000,000; however, the Credit Facility contains covenants that limit the Company's ability to incur debt. As of March 29, 2001, the Company had outstanding borrowings of $270,000,000 under the Credit Facility at an average interest rate of 7.7% per annum, and approximately $150,000,000 was available for borrowing under the Credit Facility.

        Covenants under the Credit Facility impose limitations on indebtedness, creation of liens, change of control, transactions with affiliates, mergers, investments, guaranties, asset sales, dividends, business activities and pledges. In addition, the Credit Facility contains certain financial covenants. As of March 29, 2001, the Company was in compliance with all financial covenants relating to the Credit Facility.

        Costs related to the establishment of the Credit Facility were capitalized and are charged to interest expense over the life of the Credit Facility. Unamortized issuance costs of $1,788,000 as of March 29, 2001 are included in other long-term assets.

        On March 19, 1997, the Company sold $200,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2009 (the "Notes due 2009"). The Notes due 2009 bear interest at the rate of 9 1/2% per annum, payable in March and September. The Notes due 2009 are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2002 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 15, 2006, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Indenture), each holder of the Notes due 2009 will have the right to require the Company to repurchase such holder's Notes due 2009 at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes due 2009 are subordinated to all existing and future senior indebtedness, as defined in the Indenture, of the Company. The Notes due 2009 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company's Notes due 2011.

        The Indenture to the Notes due 2009 contains certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes due 2009 attain "investment grade status", the covenants in the Indenture limiting the Company's ability to incur additional indebtedness and pay dividends will cease to apply. As of March 29, 2001, the Company was in compliance with all financial covenants relating to the Notes due 2009; however, as of such date, the Company is prohibited from incurring additional indebtedness other than additional borrowings under the Credit Facility and other permitted indebtedness, as defined in the Indenture, and paying cash dividends or making distributions in respect of its capital stock.

        The discount on the Notes due 2009 is being amortized to interest expense following the interest method. Costs related to the issuance of the Notes due 2009 were capitalized and are charged to interest expense, following the interest method, over the life of the securities. Unamortized issuance costs of $4,425,000 as of March 29, 2001 are included in other long-term assets. As of March 29, 2001 and March 30, 2000, $200 million aggregate principal amount of the Notes due 2009 was issued and outstanding.

        On January 27, 1999, the Company sold $225,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011 (the "Notes due 2011"). The Notes due 2011 bear interest at the rate of 9 1/2% per annum, payable in February and August. The Notes due 2011 are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2004 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2007, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Indenture), the Company will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes due 2011 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2011 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company's Notes due 2009.

        The Indenture to the Notes due 2011 contains certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes due 2011 attain "investment grade status", the covenants in the Indenture limiting the Company's ability to incur additional indebtedness and pay dividends will cease to apply. As of March 29, 2001, the Company was in compliance with all financial covenants relating to the Notes due 2011; however, as of such date, the Company is prohibited from incurring additional indebtedness other than additional borrowings under the Credit Facility and other permitted indebtedness, as defined in the Indenture, and paying cash dividends or making distributions in respect of its capital stock.

        Costs related to the issuance of the Notes due 2011 were capitalized and are charged to interest expense, following the interest method, over the life of the securities. Unamortized issuance costs of $4,910,000 as of March 29, 2001 are included in other long-term assets. As of March 29, 2001 and March 30, 2000, $225,000,000 aggregate principal amount of the Notes due 2011 was issued and outstanding.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. EITF Issue No. 97-10 requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period. As a result, the Company has recorded $29,439,000 and $31,055,000 as financing lease obligations on its Consolidated Balance Sheets related to these types of projects as of March 29, 2001 and March 30, 2000, respectively.

        Minimum annual payments required under existing capital and financing lease obligations (net present value thereof) and maturities of corporate borrowings as of March 29, 2001, are as follows:

	Capital and Financing Lease Obligations
	Minimum Lease Payments	Less Interest	Net Present Value	Corporate Borrowings	Total
	(In thousands)
2002	$10,045	$7,327	$2,718	$—	$2,718
2003	9,787	6,886	2,901	—	2,901
2004	9,723	6,407	3,316	—	3,316
2005	9,102	5,891	3,211	270,000	273,211
2006	8,705	5,414	3,291	—	3,291
Thereafter	79,971	38,724	41,247	424,172	465,419

Total	$127,333	$70,649	$56,684	$694,172	$750,856

        The Company issues letters of credit in the normal course of its business. The outstanding amount on these letters of credit was $4,928,000 as of March 29, 2001 with maturity dates ranging from April 1, 2001 to September 1, 2001.

NOTE 5—STOCKHOLDERS' EQUITY (DEFICIT)

        The authorized Common Stock of AMCE consists of two classes of stock. Except for the election of directors, each holder of Common Stock (66 2/3¢ par value; 45,000,000 shares authorized) is entitled to one vote per share, and each holder of Class B Stock (66 2/3¢ par value; 30,000,000 shares authorized) is entitled to 10 votes per share. As of March 29, 2001, Common Stockholders voting as a class were entitled to elect two of the five members of AMCE's Board of Directors with Class B stockholders electing the remainder.

        Holders of the Company's stock have no pre-emptive or subscription rights. Holders of Common Stock have no conversion rights, but holders of Class B Stock may elect to convert at any time on a share-for-share basis into Common Stock.

        During fiscal 1999, various holders of the Company's $1.75 Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") converted 1,796,485 shares into 3,097,113 shares of Common Stock at a conversion rate of 1.724 shares of Common Stock for each share of Convertible Preferred Stock. On April 14, 1998, the Company redeemed the remaining 3,846 shares of Convertible Preferred Stock at a redemption price of $25.75 per share plus accrued and unpaid dividends.

        The Company has authorized 10,000,000 shares of Preferred Stock (66 2/3¢ par value), of which no shares were issued and outstanding as of March 29, 2001.

        On April 19, 2001, the Company issued 92,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred") and 158,000 shares of Series B Exchangeable Preferred Stock (the "Series B Preferred" and collectively with the Series A Preferred, the "Preferred Stock") at a price of $1,000 per share to the Apollo Purchasers. Net proceeds from the issuance of approximately $225,000,000 were used to repay borrowings under the Credit Facility. The Preferred Stock was created pursuant to a Certificate of Designations filed with the Delaware Secretary of State on April 19, 2001 and has preference in liquidation equal to the greater of $1,000 per share plus accrued and unpaid dividends, or the amount that would have been payable if the Preferred Stock were converted into Common Stock.

        The Series A Preferred is convertible at the option of the holder into shares of Common Stock at a conversion price of $7.15 per Common Stock share (as adjusted, the "Conversion Price") resulting in a current conversion rate of 139.86 shares of Common Stock for each share of Series A Preferred. The Series B Preferred shares will automatically be exchanged into an equal number of Series A Preferred shares upon approval by the Company's Common Stockholders of additional authorized Common Stock ("Stockholder Approval"). The Company is required to seek Stockholder Approval at every annual and special stockholder meeting until such approval is obtained.

        The Apollo Purchasers have entered into a Standstill Agreement with the Company which, for a period of five years ending April 19, 2006 (the "Standstill Period"), among other matters, restricts their ability to (i) acquire additional voting securities of the Company, (ii) propose certain extraordinary corporate transactions, (iii) seek to elect or remove members of the Company's Board of Directors not elected by the Apollo Purchasers or (iv) engage in election contests. Further, if during the Standstill Period an Apollo Purchaser wishes to convert Series A Preferred to Common Stock, it may do so only in connection with a permitted disposition under the Standstill Agreement.

        Dividends on the Series A Preferred accumulate at an annual rate of 6.75% and are payable when, as and if declared by the Company's Board of Directors. Dividends on the Series A Preferred must be paid with additional Series A Preferred shares for the first three years from April 19, 2001. Between April 20, 2004 and April 19, 2008, dividends may be paid in either additional Series A Preferred shares or cash at the Company's option, and must be paid in cash after April 19, 2008, unless prohibited by the Indentures for the Notes due 2009 and 2011, in which case such dividends are payable in additional Series A Preferred shares. Dividends on the Series B Preferred accumulate at an annual rate of 12.00% and are payable when, as and if declared by the Company's Board of Directors. Dividends on the Series B Preferred shares must be paid with additional Series B Preferred shares for the first three years from April 19, 2001. Between April 20, 2004 and April 19, 2006, dividends may be paid in either additional Series B Preferred shares or cash, at the Company's option, and must be paid in cash after April 19, 2006, unless prohibited by the Indentures for the Notes due 2009 and 2011, in which case such dividends are payable in additional Series B Preferred shares. If the Company obtains Stockholder Approval within 270 days after April 19, 2001, the Series B Preferred dividend rate, as to the then outstanding shares of Series B Preferred Stock, will be reduced retroactively to April 19, 2001 from 12.00% to 6.75%.

        The holders of Series A and B Preferred shares are also entitled to a special dividend of additional Series A or B Preferred shares if a Change of Control (as defined in the Certificate of Designations) of the Company occurs prior to April 19, 2006 equal to the dividends that they would have received through April 19, 2006 if the Change of Control had not occurred.

        If dividends are paid on the Common Stock in any fiscal period, the holders of Series A Preferred shares are entitled to receive dividends on an "as converted" basis to the extent such dividends are greater than the Series A Preferred dividends otherwise payable in such fiscal period.

        The holders of Series B Preferred shares are entitled to a special dividend of additional Series B Preferred shares upon the Company exercising its right of redemption after the Standstill Period or upon a Change of Control during the Standstill Period in an amount equal to the (i) quotient of (x) the difference between the average closing price of the Common Stock for the 20 trading days preceding such event and the Conversion Price (as defined below), divided by (y) the Conversion Price, (as defined in the Certificate of Designations) (ii) less the amount of certain other special dividends. The holders of Series B Preferred are entitled to a special dividend of additional Series B Preferred shares on April 19, 2011, in an amount equal to the quotient of (i) the difference between the average closing price of the Common Stock for the 20 trading days preceding such event and the Conversion Price, divided by (ii) the Conversion Price. Additionally, the holders of Series B Preferred are entitled to a special dividend of additional Series B Preferred shares upon the occurrence of a Change of Control in an amount equal to (i) the quotient of (x) the difference between the value per share of the consideration received by the holders of Common Stock as a result of the Change of Control and the Conversion Price divided by (y) the Conversion Price, less (ii) the amount of certain other special dividends. The holders of Series B Preferred are also entitled to a special dividend of additional Series B Preferred shares at any time after October 19, 2002, upon a sale of Series A Preferred or the Common Stock into which Series A Preferred were converted equal to the product of (i) the percentage of such shares sold in such transaction, multiplied by (ii) the quotient of (x) the difference between the sales price of the Series A Preferred or Common Stock on an "as converted" basis and the Conversion Price, divided by (y) the Conversion Price. To qualify for the special dividend, the sale must be the initial sale of the Series A Preferred to a purchaser that is not an Apollo affiliate and the seller must be a holder of both Series A Preferred and Series B Preferred shares at the time of the sale.

        The Preferred Stock may be redeemed in whole and not in part by the Company at the Company's option at any time after April 19, 2006 for cash equal to the liquidation preference, provided that the average Common Stock closing price for the 20 trading days preceding the notice of redemption exceeds 150% of the Conversion Price. The Series A Preferred must be redeemed by the Company at the option of a holder at any time after April 19, 2011 for cash or Common Stock, at the Company's option, at a price equal to the Series A Preferred liquidation preference, subject to a maximum redemption price of $130,035,684 or 18,186,809 shares of Common Stock in the event that Stockholder Approval is not obtained.

        Except as otherwise provided by law and in addition to any rights to designate directors to the Board of Directors of the Company, the Apollo Purchasers do not have any voting rights with respect to any Preferred Stock held by such Apollo Purchasers; provided, however that such Apollo Purchasers have certain rights to elect directors. The Apollo Purchasers also have certain Preferred Stock Approval Rights (as defined and set forth in the Investment Agreement). Upon transfer of Series A Preferred shares to a transferee that is not an affiliate of an Apollo Purchaser, consistent with the Standstill Agreement, the transferee holder of Series A Preferred shares is entitled to vote on an as-converted basis with the holders of Common Stock and Class B Stock on all matters except the election of directors and any matter reserved by law or the Company's Certificate of Incorporation for consideration exclusively by the holders of Common Stock or Class B Stock.

        The Series A Preferred also has the right to vote as a class on the creation, authorization or issuance of any class, series or shares of senior stock, parity stock or junior stock (if the junior stock may be redeemed at the option of the holders thereof prior to April 19, 2011) and on any adverse change to the preferences, rights and powers of the Preferred Stock. So long as the Apollo Purchasers continue to hold Preferred Stock Approval Rights, the Apollo Purchasers have the right to elect three directors to the Company's Board of Directors. Pursuant to the Investment Agreement, the Company amended its Bylaws to increase the number of directors to eight, and the Apollo Purchasers elected three directors to the Company's Board of Directors.

        If an Event of Default (as defined in the Certificate of Designations) occurs and is not cured or waived within 45 days, then the holders of the Preferred Stock have the right to elect that number of directors of the Company that, when added to those directors already elected by the holders of Preferred Stock, constitute a majority of the Board of Directors.

        During fiscal 1999, the Company and its then Co-Chairman and Chief Executive Officer, Mr. Stanley H. Durwood, together with his six children (the "Durwood Family Stockholders") completed a registered secondary offering of 3,300,000 shares of Common Stock (the "Secondary Offering") owned by the Durwood Family Stockholders. In connection with the Secondary Offering, Mr. Stanley H. Durwood converted 500,000 shares of Convertible Class B Stock to 500,000 shares of Common Stock. Additionally, pursuant to an agreement with his children, Mr. Stanley H. Durwood converted 473,664 shares of Convertible Class B Stock to Common Stock for delivery to his children. During fiscal 1999, a company affiliated with the Durwood Family Stockholders reimbursed the Company $698,000 for expenses related to the Secondary Offering. During fiscal 2001 and 2000, the largest balance owed by this affiliated company to the Company was $11,322. This balance was reimbursed to the Company on June 7, 2000.

        During fiscal 1999, the Company loaned one of its executive officers $5,625,000 to purchase 375,000 shares of Common Stock of the Company in the Secondary Offering. On September 14, 1998, the Company loaned $3,765,000 to another of its executive officers to purchase 250,000 shares of Common Stock of the Company. The 250,000 shares were purchased in the open market and unused proceeds of $811,000 were repaid to the Company leaving a remaining unpaid principal balance of $2,954,000. The loans are unsecured and are due in August and September of 2003, respectively, may be prepaid in part or full without penalty, and are represented by promissory notes which bear interest at a rate (6% per annum) at least equal to the applicable federal rate prescribed by Section 1274 (d) of the Internal Revenue Code in effect on the date of such loans, payable at maturity. Accrued interest on the loans as of March 29, 2001 was $1,302,000.

Stock-Based Compensation

        In November 1994, AMCE adopted a stock option and incentive plan (the "1994 Plan"). This plan, which expired in 1999 except as to outstanding awards, provided for three basic types of awards: (i) grants of stock options which are either incentive or non-qualified stock options, (ii) grants of stock awards, which may be either performance or restricted stock awards, and (iii) performance unit awards.

The maximum number of shares of Common Stock which may have been awarded or granted under the plan was 1,000,000 shares. The 1994 Plan provided that the option exercise price for stock options may not have been less than the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant. Options issued under the 1994 Plan during fiscal 2000 vest 50% at issuance and 50% one year from issuance; options issued under the 1994 Plan during fiscal 1999 vested immediately; and all other options issued under the 1994 Plan vested two years from the date of issuance.

        In December 1999, AMCE adopted a stock option and incentive plan for Outside Directors (the "1999 Outside Directors Plan"). This plan provided for a one-time grant to outside directors of non-qualified stock options and permits directors to receive up to all of their annual cash retainer in options in lieu of cash. The number of shares of Common Stock which may be sold or granted under the plan may not exceed 200,000 shares. The 1999 Outside Directors Plan provides that the option exercise price for stock options be equal to the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant. Options issued under the 1999 Outside Directors Plan during fiscal 2001 and 2000 vest one year from the date of issuance.

        In December 1999, AMCE adopted a stock option and incentive plan (the "1999 Plan"). This plan provides for three basic types of awards: (i) grants of stock options which are either incentive or non-qualified stock options, (ii) grants of stock awards, which may be either performance or restricted stock awards, and (iii) performance unit awards. The number of shares of Common Stock which may be sold or granted under the plan may not exceed 2,100,000 shares. The 1999 Plan provides that the option exercise price for stock options may not be less than the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant. No options have been issued under the 1999 Plan as of March 29, 2001.

        The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation expense has been recognized for the Company's stock-based compensation in fiscal 2001, 2000 and 1999. Had compensation expense for the Company's stock options been determined based on the fair value at the grant dates, the Company's net loss per share and net loss would have been the following:

	2001	2000	1999
	(In thousands, except per share data)
Net loss:
As reported	$(105,886)	$(55,187)	$(16,016)
Pro forma	$(106,593)	$(57,033)	$(17,877)
Net loss per common share:
As reported	$(4.51)	$(2.35)	$(.69)
Pro forma	$(4.54)	$(2.43)	$(.76)

        The following table reflects the weighted average fair value per option granted during the year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

	2001	2000	1999
Fair value on grant date	$1.36	$7.84	$8.07
Risk-free interest rate	5.5%	6.0%	5.2%
Expected life (years)	5	5	5
Expected volatility	61.1%	46.2%	42.7%
Expected dividend yield	—	—	—

        A summary of stock option activity under all plans is as follows:

	2001		2000		1999
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	1,428,290	$15.41	894,850	$14.92	519,850	$12.69
Granted	61,330	$2.38	538,690	$16.23	375,000	$18.01
Canceled	(315,500)	$18.68	(5,250)	—	—	—
Exercised	—	—	—	—	—	—

Outstanding at end of year	1,174,120	$14.07	1,428,290	$15.41	894,850	$14.92

Exercisable at end of year	1,112,790	$14.72	1,124,600	$15.38	893,725	$14.91

Available for grant at end of year	2,169,980		2,231,310		470,750

        The following table summarizes information about stock options as of March 29, 2001:

	Outstanding Stock Options			Exercisable Stock Options
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$2.38	61,330	9.7 years	$2.38	—	—
$9.25 to $12.50	444,790	3.7 years	$9.65	444,790	$9.65
$14.50 to $20.75	645,500	7.8 years	$17.80	645,500	$17.80
$22.13 to $26.38	22,500	5.1 years	$26.38	22,500	$26.38

$2.38 to $26.38	1,174,120	6.3 years	$14.07	1,112,790	$14.72

NOTE 6—LOSS PER SHARE

        The following table sets forth the computation of basic and diluted earnings per share:

	2001	2000	1999
	(In thousands, except per share data)
Numerator:
Net loss before cumulative effect of accounting changes	$(90,126)	$(49,347)	$(16,016)

Denominator:
Shares for basic and diluted earnings per share—average shares outstanding	23,469	23,469	23,378

Basic loss per share before cumulative effect of accounting changes	$(3.84)	$(2.10)	$(.69)

Diluted loss per share before cumulative effect of accounting changes	$(3.84)	$(2.10)	$(.69)

        Shares from options to purchase shares of Common Stock were excluded from the diluted earnings per share calculation because they were anti-dilutive. In 2001, 2000 and 1999, shares, from options to purchase 9,999, 63,024 and 134,485 shares of Common Stock, respectively, were excluded because they were anti-dilutive. As discussed in Note 5, the Company issued shares of Series A and Series B Preferred on April 19, 2001. The 92,000 shares of Series A Preferr ed are currently convertible into 12,867,133 shares of Common Stock and the 158,000 shares of Series B Preferred are currently contingently convertible into 22,097,902 shares of Common Stock.

NOTE 7—INCOME TAXES

        Income tax provision reflected in the Consolidated Statements of Operations for the three years ended March 29, 2001 consists of the following components:

	2001	2000	1999
	(In thousands)
Current:
Federal	$(3,685)	$(1,485)	$(11,776)
Foreign	—	—	—
State	(106)	(2,325)	(1,286)

Total current	(3,791)	(3,810)	(13,062)
Deferred:
Federal	(51,837)	(26,395)	4,149
Foreign	1,688	(2,419)	(1,589)
State	(2,710)	(3,371)	2

Total deferred	(52,859)	(32,185)	2,562

Total provision	(56,650)	(35,995)	(10,500)
Tax benefit of cumulative effect of accounting changes	10,950	4,095	—

Total provision before cumulative effect of an accounting change	$(45,700)	$(31,900)	$(10,500)

        The difference between the effective tax rate on loss before income taxes and the U.S. federal income tax statutory rate is as follows:

	2001	2000	1999
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	3.1	4.6	6.0
Valuation allowance	(3.9)	(.4)	—
Other, net	(.6)	.1	(1.4)

Effective tax rate	33.6%	39.3%	39.6%

        The significant components of deferred income tax assets and liabilities as of March 29, 2001 and March 30, 2000 are as follows:

	Deferred Income Tax
	Assets	Liabilities	Assets	Liabilities
	2001		2000
	(In thousands)
Property	$21,974	$—	$976	$—
Capital lease obligations	8,250	—	9,816	—
Accrued reserves and liabilities	38,378	—	24,707	—
Deferred rents	14,888	—	12,193	—
Alternative minimum tax credit carryover	8,511	—	10,853	—
Net operating loss carryforward	58,030	—	33,031	—
Other	6,368	653	6,863	928

Total	156,399	653	98,439	928
Less: Valuation allowance	5,561	—	330	—

Net	150,838	653	98,109	928
Less: Current deferred income taxes	14,694	—	15,226	—

Total noncurrent deferred income taxes	$136,144	$653	$82,883	$928

Net noncurrent deferred income taxes	$135,491		$81,955

        The Company's foreign subsidiaries have net operating loss carryforwards in Portugal, Spain and the United Kingdom aggregating $8,000,000, $417,000 of which may be carried forward indefinitely and the balance of which expires from 2003 through 2008. The Company's Federal income tax loss carryforward of $147,000,000 expires in 2020 and 2021 and will be limited to approximately $8,500,000 annually due to the sale of Preferred Stock to the Apollo Purchasers. The Company's state income tax loss carryforwards of $52,000,000, net of valuation allowance, may be used over various periods ranging from 5 to 20 years.

        Management believes it is more likely than not that the Company will realize future taxable income sufficient to utilize its deferred tax assets except as follows. As of March 29, 2001, management believed it was more likely than not that certain deferred tax assets related to state tax net operating loss carryforwards would not be realized due to uncertainties as to the timing and amounts of future taxable income. Accordingly a valuation allowance of $2,885,000 was established. The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

        The Company's foreign subsidiary in France has a net operating loss carryforward of $3,500,000 expiring in 2003 through 2006. The France subsidiary has other deferred tax assets totaling $1,600,000. As of March 29, 2001 management believes that it is more likely than not that the deferred tax assets of the French subsidiary will not be realized due to uncertainties as to the timing and amounts of future taxable income. Accordingly a valuation allowance of $2,676,000 was established.

NOTE 8—LEASES

        The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 13 to 25 years, with certain leases containing options to extend the leases for up to an additional 20 years. The leases provide for fixed rentals and/or rentals based on revenues with a guaranteed minimum. The majority of the leases provide that the Company will pay all, or substantially all, taxes, maintenance, insurance and certain other operating expenses. Assets held under capital lease obligations are included in property.

        During fiscal 1998, the Company sold the real estate assets associated with 13 theatres to Entertainment Properties Trust ("EPT"), a real estate investment trust, for an aggregate purchase price of $283,800,000 (the "Sale and Lease Back Transaction"). The Company leased the real estate assets associated with the theatres from EPT pursuant to non-cancelable operating leases with terms ranging from 13 to 15 years at an initial lease rate of 10.5% with options to extend for up to an additional 20 years. The leases are triple net leases that require the Company to pay substantially all expenses associated with the operation of the theatres, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. The Company has accounted for this transaction as a sale and leaseback in accordance with Statement of Financial Accounting Standards No. 98, Accounting for Leases. The land and building and improvements have been removed from the Consolidated Balance Sheets and a gain of $15,130,000 on the sales has been deferred and is being amortized to rent expense over the life of the leases. The Company leases four additional theatres from EPT under substantially the same terms as those included in the Sale and Lease Back Transaction. Annual rentals for these four theatres are based on an estimated fair value of $95,100,000 for the theatres.

        During fiscal 2000, the Company sold the building and improvements associated with one of its theatres to EPT for proceeds of $17,600,000 under terms similar to the above Sale and Leaseback Transaction. The Company has granted an option to EPT to acquire the land at this theatre for the cost to the Company. In addition, for a period of five years subsequent to November 1997, EPT will have a right of first refusal and first offer to purchase and lease back to the Company the real estate assets associated with any theatre and related entertainment property owned or ground-leased by the Company, exercisable upon the Company's intended disposition of such property.

        The Chairman of the Board, Chief Executive Officer and President of AMCE is also the Chairman of the Board of Trustees of EPT.

        During fiscal 2000 and 1999, the Company entered into master lease agreements for approximately $21,200,000 and $25,000,000, respectively, of equipment necessary to fixture certain theatres. The master lease agreements have a term of six years and include early termination and purchase options. The Company classifies these leases as operating leases.

        Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancelable terms in excess of one year as of March 29, 2001:

(In thousands)
2002	$206,377
2003	206,345
2004	205,690
2005	205,033
2006	200,420
Thereafter	2,033,130

Total minimum payments required	$3,056,995

        The Company has also entered into agreements to lease space for the operation of theatres not yet fully constructed. The scheduled completion of construction and theatre openings are at various dates during fiscal 2002. The future minimum rental payments required under the terms of these leases total approximately $284,000,000.

        The Company records rent expense on a straight-line basis over the term of the lease. Included in long-term liabilities as of March 29, 2001 and March 30, 2000 is $44,060,000 and $35,001,000, respectively, of deferred rent representing pro rata future minimum rental payments for leases with scheduled rent increases.

        Rent expense is summarized as follows:

	2001	2000	1999
	(In thousands)
Minimum rentals	$197,754	$176,315	$150,891
Common area expenses	19,200	17,318	14,087
Percentage rentals based on revenues	2,592	2,899	2,783
Furniture, fixtures and equipment rentals	12,407	5,109	469

	$231,953	$201,641	$168,230

NOTE 9—EMPLOYEE BENEFIT PLANS

        The Company sponsors a non-contributory defined benefit pension plan covering, after a minimum of one year of employment, all employees age 21 or older who have completed 1,000 hours of service in their first twelve months of employment or in a calendar year and who are not covered by a collective bargaining agreement.

        The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of credited service with the Company (not exceeding thirty-five) and the employee's highest five year average compensation. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets are invested in pooled separate accounts with an insurance company pursuant to which the plan's benefits are paid to retired and terminated employees and the beneficiaries of deceased employees.

        The Company also sponsors two non-contributory deferred compensation plans which provide certain employees additional pension benefits.

        The Company currently offers eligible retirees the opportunity to participate in a health plan (medical and dental) and a life insurance plan. Substantially all employees may become eligible for these benefits provided that the employee must be at least 55 years of age and have 15 years of credited service at retirement. The health plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health plan anticipates future modifications to the cost-sharing provisions to provide for retiree premium contributions of approximately 20% of total premiums, increases in deductibles and co-insurance at the medical inflation rate and coordination with Medicare. Retiree health and life insurance plans are not funded. The Company is amortizing the transition obligation on the straight-line method over a period of 20 years.

        Net periodic benefit cost for the plans consists of the following:

	Pension Benefits			Other Benefits
	2001	2000	1999	2001	2000	1999
	(In thousands)
Components of net periodic benefit cost:
Service cost	$1,346	$2,118	$1,910	$315	$257	$234
Interest cost	1,655	1,905	1,612	357	232	247
Expected return on plan assets	(1,351)	(1,257)	(1,118)	—	—	—
Recognized net actuarial (gain) loss	(387)	103	—	—	(21)	—
Amortization of unrecognized transition obligation	231	231	231	50	50	50

Net periodic benefit cost	$1,494	$3,100	$2,635	$722	$518	$531

        The following tables set forth the plans' change in benefit obligations and plan assets and the accrued liability for benefit cost included in the Consolidated Balance Sheets for the years ended March 29, 2001 and March 30, 2000:

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$22,892	$29,622	$4,199	$3,105
Service cost	1,346	2,118	315	257
Interest cost	1,655	1,905	357	232
Plan participants' contributions	—	—	23	23
Actuarial (gain) loss	1,129	(9,366)	(327)	650
Benefits paid	(1,264)	(1,387)	(40)	(68)

Benefit obligation at end of year	$25,758	$22,892	$4,527	$4,199

Change in plan assets:
Fair value of plan assets at beginning of year	$15,763	$15,043	$—	$—
Actual return on plan assets	325	755	—	—
Employer contribution	1,333	1,352	17	45
Plan participants' contributions	—	—	23	23
Benefits paid	(1,264)	(1,387)	(40)	(68)

Fair value of plan assets at end of year	$16,157	$15,763	$—	$—

Accrued liability for benefit cost:
Funded status	$(9,601)	$(7,129)	$(4,527)	$(4,199)
Unrecognized net actuarial (gain) loss	(2,601)	(5,143)	(156)	221
Unrecognized prior service cost	1,292	1,523	497	497

Accrued benefit cost	$(10,910)	$(10,749)	$(4,186)	$(3,481)

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $25,758,000, $17,514,000 and $16,157,000, respectively, as of March 29, 2001; and $22,892,000, $15,920,000 and $15,763,000, respectively, as of March 30, 2000.

        The assumptions used in computing the preceding information are as follows:

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
	(In thousands)
Weighted-average assumptions:
Discount rate	7.25%	7.25%	7.75%	8.00%
Expected return on plan assets	8.50%	8.50%	—	—
Rate of compensation increase	6.00%	6.00%	6.50%	6.50%

        For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 2001 was 11.0% for medical and 4.0% for dental. The rates were assumed to decrease gradually to 5.0% for medical and 3.0% for dental at 2014 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 29, 2001 by $979,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2001 by $186,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement expense for fiscal 2001 by $739,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2001 by $147,000.

        The Company sponsors a voluntary thrift savings plan covering the same employees eligible for the pension plan. Since inception of the savings plan, the Company has matched 50% of each eligible employee's elective contributions, limited to 3% of the employee's salary. The Company's expense under the thrift savings plan was $1,362,000, $1,373,000, and $1,319,000 for fiscal 2001, 2000 and 1999, respectively.

NOTE 10—CONTINGENCIES

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        The Company is the defendant in two coordinated cases now pending in California, Weaver v. AMC Entertainment Inc., (filed March 2000 in Superior Court of California, San Francisco County), and Geller v. AMC Entertainment Inc. (filed May 2000 in Superior Court of California, San Bernardino County). The litigation is based upon California Civil Code Section 1749.5, which provides that "on or after July 1, 1997, it is unlawful for any person or entity to sell a gift certificate to a purchaser containing an expiration date." Weaver is a purported class action on behalf of all persons in California who, on or after January 1, 1997, purchased or received an AMC Gift of Entertainment ("GOE") containing an expiration date. Geller is brought by a plaintiff who allegedly received an AMC discount ticket in California containing an expiration date and who purports to represent all California purchasers of these "gift certificates" purchased from any AMC theatre, store, location, web-site or other venue owned or controlled by AMC since January 1, 1997. Both complaints allege unfair competition and seek injunctive relief. Geller seeks restitution of all expired "gift certificates" purchased in California since January 1, 1997 and not redeemed. Weaver seeks disgorgement of all revenues and profits obtained since January 1997 from sales of "gift certificates" containing an expiration date, as well as actual and punitive damages. The Company has denied any liability, answering that GOEs and discount tickets are not a "gift certificate" under the statute and that, in any event, no damages have occurred. On May 11, 2001, following a special trial on the issue, the court ruled that the GOEs and discount tickets are "gift certificates." The Company intends to appeal this ruling and to continue defending the cases vigorously. Should the result of this litigation ultimately be adverse to the Company, it is presently unable to estimate the amount of the potential loss.

NOTE 11—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        The Company has provided reserves for estimated losses from theatres which have been closed and from discontinuing the operation of fast food and other restaurants operated adjacent to certain of the Company's theatres.

        During fiscal 2001, the Company discontinued operation of 37 theatres with 250 screens. As of March 29, 2001, the Company has reserved $31,174,000 related primarily to 18 of these theatres with 130 screens and 19 theatres with 143 screens closed in prior years, vacant restaurant space related to a terminated joint venture and the discontinued development of a theatre in North America for which lease terminations have either not been consummated or paid. The Company is obligated under long-term lease commitments with remaining terms of up to 19 years. As of March 29, 2001, the base rents aggregated approximately $8,200,000 annually, and $50,900,000 over the remaining terms of the leases.

        In conjunction with the opening of certain new theatres in 1986 through 1988, the Company expanded its food services by leasing additional space adjacent to those theatres to operate specialty fast food restaurants. The Company discontinued operating the restaurants due to unprofitability, and has reserved $918,000 for which lease terminations have not been consummated. The Company continues to sub-lease or convert to other uses the space leased for these restaurants. The Company is obligated under non-cancelable long-term lease commitments with remaining terms of up to 10 years. As of March 29, 2001, the base rents aggregated approximately $559,000 annually, and $3,978,000 over the remaining terms of the leases. As of March 29, 2001, the Company had subleased approximately 53% of the space with remaining terms ranging from six months to 117 months. Non-cancelable subleases aggregated approximately $346,000 annually, and $1,665,000 over the remaining terms of the subleases.

        A rollforward of reserves for theatre and other closure and the discontinuing operation of fast food restaurants is as follows:

	2001	2000	1999
	(In thousands)
Beginning Balance	$18,019	$874	$701
Theatre and other closure expense and interest	28,393	16,661	2,801
General and administrative expense	400	680	—
Payments	(23,600)	(8,819)	(2,628)
Transfer of capital lease obligations	8,880	8,623	—

Ending Balance	$32,092	$18,019	$874

        Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for base rents, taxes and maintenance.

NOTE 12—RESTRUCTURING CHARGE

        On September 30, 1999, the Company recorded a restructuring charge of $12,000,000 ($7,200,000 net of income tax benefit or $.31 per share) related to the consolidation of its three U.S. divisional operations offices into its corporate headquarters and a decision to discontinue direct involvement with pre-development activities associated with certain retail/entertainment projects conducted through its wholly-owned subsidiary, Centertainment, Inc. Included in this total are severance and other employee related costs of $5,300,000, lease termination costs of $700,000 and the write-down of property of $6,000,000.

        The severance and other employee related costs result from a workforce reduction of 128 employees primarily at the Company's divisional offices and at its corporate headquarters. Lease termination costs were incurred in connection with the closure of the three divisional operations offices prior to their lease expiration dates. The write down of property was related to capitalized pre-development costs for certain retail/entertainment projects. As of March 30, 2000, $860,000 of these charges were unpaid. The Company had paid substantially all expenses related to these charges as of March 29, 2001.

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

        The carrying value of cash and equivalents approximates fair value because of the short duration of those instruments. The fair value of publicly held corporate borrowings was based upon quoted market prices. For other corporate borrowings, the fair value was based upon rates available to the Company from bank loan agreements or rates based upon the estimated premium over U.S. treasury notes with similar average maturities. The fair values of Employee Notes for Common Stock purchases are based upon the current applicable federal rate prescribed by Section 1274(d) of the Internal Revenue Code.

        The estimated fair values of the Company's financial instruments are as follows:

	2001		2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial assets:
Cash and equivalents	$34,075	$34,075	$119,305	$119,305
Employee Notes for Common Stock purchases	9,881	10,214	9,362	8,938
Financial liabilities:
Cash overdrafts	$35,157	$35,157	$28,637	$28,637
Corporate borrowings	694,172	598,604	754,105	549,410

NOTE 14—OPERATING SEGMENTS

        The Company has identified three reportable segments around differences in products and services and geographical areas. North American and International theatrical exhibition operations are identified as separate segments based on dissimilarities in international markets from North America. NCN and other is identified as a separate segment due to differences in products and services offered.

        The Company evaluates the performance of its segments and allocates resources based on several factors, of which the primary measure is net loss before cumulative effect of accounting changes plus interest, income taxes, depreciation and amortization and adjusted for restructuring charge, impairment losses, preopening expense, theatre and other closure expense, gain (loss) on disposition of assets and equity in earnings of unconsolidated affiliates ("Adjusted EBITDA"). The Company evaluates Adjusted EBITDA generated by its segments in a number of manners, of which the primary measure is a comparison of segment Adjusted EBITDA to segment property.

        The Company's segments follow the same accounting policies as discussed in Note 1 to the Consolidated Financial Statements.

        Information about the Company's operations by operating segment is as follows:

	2001	2000	1999
	(In thousands)
Revenues
North American theatrical exhibition	$1,092,504	$1,062,774	$951,457
International theatrical exhibition	78,840	60,177	39,817
NCN and other	43,457	43,991	32,182

Total revenues	$1,214,801	$1,166,942	$1,023,456

Adjusted EBITDA
North American theatrical exhibition	$179,076	$167,042	$156,302
International theatrical exhibition	(6,629)	(1,387)	2,333
NCN and other	847	(628)	1,283

Total segment Adjusted EBITDA	173,294	165,027	159,918
General and administrative	32,499	47,407	52,321

Total Adjusted EBITDA	$140,795	$117,620	$107,597

Property
North American theatrical exhibition	$1,045,447	$1,018,272	$919,185
International theatrical exhibition	86,600	75,153	51,779
NCN and other	13,888	12,812	11,081

Total segment property	1,145,935	1,106,237	982,045
Construction in progress	58,858	78,681	97,688
Corporate	29,536	45,485	39,245

Total property(1)	$1,234,329	$1,230,403	$1,118,978

Capital expenditures
North American theatrical exhibition	$52,685	$193,994	$144,835
International theatrical exhibition	12,275	22,989	30,560
NCN and other	2,410	1,733	1,884

Total segment capital expenditures	67,370	218,716	177,279
Construction in progress	42,068	44,713	79,351
Corporate	11,443	11,503	4,183

Total capital expenditures	$120,881	$274,932	$260,813

(1)
Property is comprised of land, buildings and improvements, leasehold improvements and furniture, fixtures and equipment.

        A reconciliation of loss before income taxes to Adjusted EBITDA is as follows:

	2001	2000	1999
	(In thousands)
Loss before income taxes and cumulative effect of accounting changes	$(135,826)	$(81,247)	$(26,516)
Plus:
Interest expense	77,000	62,703	38,628
Depreciation and amortization	105,260	95,974	89,221
Impairment of long-lived assets	68,776	5,897	4,935
Restructuring charge	—	12,000	—
Preopening expense	3,808	6,795	2,265
Theatre and other closure expense	24,169	16,661	2,801
Gain on disposition of assets	(664)	(944)	(2,369)
Investment income	(1,728)	(219)	(1,368)

Total Adjusted EBITDA	$140,795	$117,620	$107,597

        Information about the Company's revenues and assets by geographic area is as follows:

	2001	2000	1999
	(In thousands)
Revenues
United States	$1,110,211	$1,087,765	$980,911
Canada	25,750	19,000	2,728
Japan	42,945	31,295	25,174
China (Hong Kong)	9,996	8,723	2,098
Portugal	7,788	8,538	8,855
Spain	14,132	10,161	3,690
France	3,253	1,460	—
Sweden	726	—	—

Total revenues	$1,214,801	$1,166,942	$1,023,456

Property
United States	$1,081,382	$1,101,533	$1,028,663
Canada	59,326	42,528	30,930
Japan	32,850	32,395	15,587
China (Hong Kong)	11,104	10,993	10,353
Portugal	10,795	11,731	13,019
Spain	25,158	23,652	20,426
France	5,991	6,333	—
Taiwan	—	1,238	—
Sweden	4,773	—	—
United Kingdom	2,950	—	—

Total property	$1,234,329	$1,230,403	$1,118,978

NOTE 15—RELATED PARTY TRANSACTIONS

        As a Successor Trustee of the Durwood Voting Trust established under the 1992 Durwood, Inc. Voting Trust Agreement dated December 12, 1992, as amended and restated as of August 12, 1997 (the "Voting Trust"), with shared voting powers over shares held in the Voting Trust, Mr. Raymond F. Beagle, Jr. may be deemed to beneficially own all of the Company's Convertible Class B Stock. Mr. Beagle serves as general counsel to the Company under a retainer agreement which provides for annual payments of $360,000. The agreement provides for severance payments equal to three times the annual retainer upon termination of the agreement by the Company or a change in control approved by Common Stockholders. The agreement also provides for deferred payments from a previously established rabbi trust in a formula amount ($33,239 monthly as of March 29, 2001 which reflects a $75,000 discretionary deferred bonus which has been paid to the rabbi trust during the current fiscal year) for a period of twelve years after termination of services or a change in control. Subsequent to March 29, 2001, the Company approved a $150,000 discretionary deferred bonus which has been paid to the rabbi trust.

        Lathrop & Gage L.C., a law firm of which Mr. Raymond F. Beagle, Jr. is a member, renders legal services to the Company and its subsidiaries. During fiscal 2001, the Company paid Lathrop & Gage L.C. $3,252,000 for such services.

AMC Entertainment Inc.
STATEMENTS OF OPERATIONS BY QUARTER

									Fiscal Year
	June 29, 2000(1)	July 1, 1999	September 28, 2000(1)	September 30, 1999	December 28, 2000(1)	December 30, 1999	March 29, 2001	March 30, 2000
									2001	2000
	(In thousands, except per share amounts) (Unaudited)
Admissions	$193,541	$187,882	$220,554	$219,749	$199,165	$183,800	$197,808	$171,652	$811,068	$763,083
Concessions	80,715	83,713	91,472	95,499	82,946	78,420	79,091	72,223	334,224	329,855
Other theatre	9,827	5,089	5,151	6,849	6,177	9,627	4,897	8,448	26,052	30,013
Other	7,161	9,876	14,425	11,588	14,114	13,126	7,757	9,401	43,457	43,991

Total revenues	291,244	286,560	331,602	333,685	302,402	284,973	289,553	261,724	1,214,801	1,166,942
Film exhibition costs	104,109	109,548	119,902	121,545	106,866	98,693	101,474	87,950	432,351	417,736
Concession costs	12,217	12,691	14,138	14,898	12,077	11,406	8,023	11,731	46,455	50,726
Theatre operating expense	75,809	67,009	76,347	71,123	74,863	70,787	73,754	81,153	300,773	290,072
Rent	55,979	47,877	57,862	48,636	56,826	49,594	58,647	52,655	229,314	198,762
Other	8,825	10,695	12,392	11,794	11,429	11,606	9,964	10,524	42,610	44,619
General and administrative	6,635	13,211	7,350	12,284	8,004	12,873	10,510	9,039	32,499	47,407
Preopening expense	1,608	1,273	875	2,024	314	1,914	1,011	1,584	3,808	6,795
Theatre and other closure expense	727	9,646	11,679	2,046	1,421	2,251	10,342	2,718	24,169	16,661
Restructuring charge	—	—	—	12,000	—	—	—	—	—	12,000
Depreciation and amortization	26,378	20,657	25,917	23,029	26,465	24,620	26,500	27,668	105,260	95,974
Impairment of long-lived assets	—	—	3,813	—	—	—	64,963	5,897	68,776	5,897
(Gain) loss on disposition of assets	(1,640)	(183)	5	(144)	(160)	(635)	1,131	18	(664)	(944)

Total costs and expenses	290,647	292,424	330,280	319,235	298,105	283,109	366,319	290,937	1,285,351	1,185,705

Operating income (loss)	597	(5,864)	1,322	14,450	4,297	1,864	(76,766)	(29,213)	(70,550)	(18,763)
Other income	—	—	9,996	—	—	—	—	—	9,996	—
Interest expense	19,430	13,471	18,786	14,401	19,854	16,630	18,930	18,201	77,000	62,703
Investment income (loss)	1,100	486	(495)	(386)	(407)	(311)	1,530	430	1,728	219

Loss before income taxes and cumulative effect of accounting changes	(17,733)	(18,849)	(7,963)	(337)	(15,964)	(15,077)	(94,166)	(46,984)	(135,826)	(81,247)
Income tax provision	(6,600)	(7,700)	(2,500)	(135)	(6,000)	(6,165)	(30,600)	(17,900)	(45,700)	(31,900)

Loss before cumulative effect of accounting changes	(11,133)	(11,149)	(5,463)	(202)	(9,964)	(8,912)	(63,566)	(29,084)	(90,126)	(49,347)
Cumulative effect of accounting changes (net of income tax benefit of $10,950 and $4,095 in 2001 and 2000, respectively)	(15,760)	(5,840)	—	—	—	—	—	—	(15,760)	(5,840)

Net loss	$(26,893)	$(16,989)	$(5,463)	$(202)	$(9,964)	$(8,912)	$(63,566)	$(29,084)	$(105,886)	$(55,187)

Loss per share before cumulative effect of accounting changes:
Basic	$(0.47)	$(0.48)	$(0.23)	$(0.01)	$(0.42)	$(0.38)	$(2.71)	$(1.24)	$(3.84)	$(2.10)

Diluted	$(0.47)	$(0.48)	$(0.23)	$(0.01)	$(0.42)	$(0.38)	$(2.71)	$(1.24)	$(3.84)	$(2.10)

Loss per share:
Basic	$(1.15)	$(0.72)	$(0.23)	$(0.01)	$(0.42)	$(0.38)	$(2.71)	$(1.24)	$(4.51)	$(2.35)

Diluted	$(1.15)	$(0.72)	$(0.23)	$(0.01)	$(0.42)	$(0.38)	$(2.71)	$(1.24)	$(4.51)	$(2.35)

(1)
Amounts previously reported in Form 10-Q for fiscal year 2001 have been retroactively restated to reflect the adoption of SAB No. 101, see Note 1. The following schedule reconciles amounts previously reported in Form 10-Q to the revised quarterly amounts in Form 10-K.

AMC Entertainment Inc.

RECONCILIATION OF STATEMENTS OF OPERATIONS BY QUARTER AS REPORTED IN FORM 10-Q TO FORM 10-K

	Form 10-Q June 29, 2000	SAB 101 Restatement	Form 10-K June 29, 2000	Form 10-Q September 28, 2000	SAB 101 Restatement	Form 10-K September 28, 2000	Form 10-Q December 28, 2000	SAB 101 Restatement	Form 10-K December 28, 2000
	(In thousands, except per share amounts) (Unaudited)
Admissions	$193,541	$—	$193,541	$220,554	$—	$220,554	$199,165	$—	$199,165
Concessions	80,715	—	80,715	91,472	—	91,472	82,946	—	82,946
Other theatre	6,722	3,105	9,827	6,813	(1,662)	5,151	9,147	(2,970)	6,177
Other	7,161	—	7,161	14,425	—	14,425	14,114	—	14,114

Total revenues	288,139	3,105	291,244	333,264	(1,662)	331,602	305,372	(2,970)	302,402
Film exhibition costs	104,109	—	104,109	119,902	—	119,902	106,866	—	106,866
Concession costs	12,217	—	12,217	14,138	—	14,138	12,077	—	12,077
Theatre operating expense	75,809	—	75,809	76,347	—	76,347	74,863	—	74,863
Rent	55,979	—	55,979	57,862	—	57,862	56,826	—	56,826
Other	8,825	—	8,825	12,392	—	12,392	11,429	—	11,429
General and administrative	6,635	—	6,635	7,350	—	7,350	8,004	—	8,004
Preopening expense	1,608	—	1,608	875	—	875	314	—	314
Theatre and other closure expense	727	—	727	11,679	—	11,679	1,421	—	1,421
Depreciation and amortization	26,378	—	26,378	25,917	—	25,917	26,465	—	26,465
Impairment of long-lived assets	—	—	—	3,813	—	3,813	—	—	—
(Gain) loss on disposition of assets	(1,640)	—	(1,640)	5	—	5	(160)	—	(160)

Total costs and expenses	290,647	—	290,647	330,280	—	330,280	298,105	—	298,105

Operating income (loss)	(2,508)	3,105	597	2,984	(1,662)	1,322	7,267	(2,970)	4,297
Other income	—	—	—	—	9,996	9,996	—	—	—
Interest expense	19,430	—	19,430	18,786	—	18,786	19,854	—	19,854
Investment income (loss)	1,100	—	1,100	(495)	—	(495)	(407)	—	(407)

Loss before income taxes and cumulative effect of an accounting change	(20,838)	3,105	(17,733)	(16,297)	8,334	(7,963)	(12,994)	(2,970)	(15,964)
Income tax provision	(7,900)	1,300	(6,600)	(5,900)	3,400	(2,500)	(4,800)	(1,200)	(6,000)

Loss before cumulative effect of an accounting change	(12,938)	1,805	(11,133)	(10,397)	4,934	(5,463)	(8,194)	(1,770)	(9,964)
Cumulative effect of an accounting change (net of income tax benefit of $10,950)	—	(15,760)	(15,760)	—	—	—	—	—	—

Net loss	$(12,938)	$(13,955)	$(26,893)	$(10,397)	$4,934	$(5,463)	$(8,194)	$(1,770)	$(9,964)

Loss per share before cumulative effect of an accounting change:
Basic	$(0.55)	$.08	$(0.47)	$(0.44)	$.21	$(0.23)	$(0.35)	$(0.07)	$(0.42)

Diluted	$(0.55)	$.08	$(0.47)	$(0.44)	$.21	$(0.23)	$(0.35)	$(0.07)	$(0.42)

Loss per share:
Basic	$(0.55)	$(.60)	$(1.15)	$(0.44)	$.21	$(0.23)	$(0.35)	$(0.07)	$(0.42)

Diluted	$(0.55)	$(.60)	$(1.15)	$(0.44)	$.21	$(0.23)	$(0.35)	$(0.07)	$(0.42)

GC Companies, Inc.

Debtor-In-Possession

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2002 (Unaudited)	October 31, 2001
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$16,107	$9,501
Marketable equity securities	206	481
Other current assets	4,450	4,842

Total current assets	20,763	14,824
Property and equipment, net	89,211	92,070
Portfolio investments	64,005	64,109
Investment in international theatre affiliates	6,881	39,368
Other assets	9,640	9,498

	$190,500	$219,869

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Debtor-in-possession financing	$—	$2,000
Trade payables	16,672	15,788
Other current liabilities	33,146	30,299

Total current liabilities	49,818	48,087
Liabilities subject to compromise	196,752	196,400
Minority interest	562	566
Commitments and contingencies	—	—
Shareholders' equity:
Common stock	78	78
Additional paid-in capital	141,170	141,170
Accumulated other comprehensive loss	(10,727)	(365)
Unearned compensation	(698)	(796)
Accumulated deficit	(186,455)	(165,271)

Total shareholders' deficit	(56,632)	(25,184)

	$190,500	$219,869

See Notes to Condensed Consolidated Financial Statements.

GC Companies, Inc.

Debtor-In-Possession

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended January 31,
	2002	2001
	(In thousands except for per share amounts)
Revenues:
Admissions	$56,399	$59,067
Concessions	23,845	24,451
Other	2,184	2,793

	82,428	86,311
Costs and expenses:
Film rentals	30,317	32,277
Concessions	4,175	4,464
Theatre operations and administrative expenses	40,202	42,316
Depreciation	2,956	3,344
Gain on disposition of theatre assets	—	(30)
Reorganization items	1,614	3,152
Corporate expenses	394	419

Operating earnings	2,770	369
Equity losses in theatre affiliates	(22,309)	(1,506)
Investment loss, net	(539)	(714)
Interest expense	(1,106)	(1,539)

Loss before income taxes	(21,184)	(3,390)
Income tax provision	—	—

Net loss	$(21,184)	$(3,390)

Net loss per share:
Basic	$(2.71)	$(0.44)

Diluted	$(2.71)	$(0.44)

Weighted average shares outstanding:
Basic	7,811	7,790

Diluted	7,811	7,790

See Notes to Condensed Consolidated Financial Statements.

GC Companies, Inc.

Debtor-In-Possession

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended January 31,
	2002	2001
	(In thousands)
Cash flows from operating activities:
Net loss	$(21,184)	$(3,390)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,956	3,344
Equity losses in theatre affiliates	22,309	1,506
Realized gain (loss) on marketable equity securities and portfolio investments	29	(173)
Equity losses in portfolio investments	162	553
Reorganization items	1,614	3,152
Gain on impairment or disposition of theatre assets and restructuring	—	(30)
Vesting of restricted stock awards	98	99
Other non-cash activities	1,035	1,121
Changes in assets and liabilities:
Trade payables	884	(4,104)
Other current assets and liabilities	960	1,992

Net cash provided by operating activities	8,863	4,070

Cash flows from investing activities:
Capital expenditures	(181)	(231)
Proceeds from the disposition of theatre assets	—	41
Proceeds from liquidation of short-term investments	—	577
Other investing activities	—	33

Net cash (used) provided by investing activities	(181)	420

Cash flows from financing activities:
Decrease in debtor-in-possession financing	(2,000)	(3,138)
Other financing activities	(76)	(115)

Net cash used by financing activities	(2,076)	(3,253)

Net change in cash and cash equivalents	6,606	1,237
Cash and cash equivalents at beginning of period	9,501	12,946

Cash and cash equivalents at end of period	$16,107	$14,183

Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest	$1,093	$1,315
Income taxes	$—	$—

See Notes to Condensed Consolidated Financial Statements.

GC Companies, Inc.

Debtor-In-Possession

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.    BASIS OF PRESENTATION

        The condensed consolidated financial statements of GC Companies, Inc. ("GCC" or the "Company") are submitted in response to the requirements of Form 10-Q and should be read in conjunction with the consolidated financial statements included in the Company's Annual Report on Form 10-K. In the opinion of management, these condensed consolidated financial statements contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for the interim period presented. Certain prior year amounts have been reclassified to conform to the current years' presentation. The Company's theatre business is seasonal in nature and the results of its investment operation is subject to a high degree of volatility, accordingly, the results of operations for this period historically have not been indicative of the results for the full year.

        In order to alleviate continuing cash flow losses at a number of theatre locations and the inability to reach appropriate resolution to the leases with the landlords at these locations and to restructure the Company's financial obligations, namely the bank credit facility of $44.6 million, equipment and leasehold operating leases of $111.0 million and outstanding letters of credit of $6.7 million, on October 11, 2000 (the "Filing Date"), GC Companies, Inc. and certain of its domestic subsidiaries voluntarily filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11" or the "Chapter 11 cases"). Certain other subsidiaries of the Company, located in Georgia, Tennessee, Florida, Louisiana, and Rhode Island, filed petitions for relief under Chapter 7 of the United States Bankruptcy Code ("Chapter 7" or the "Chapter 7 cases"). The Chapter 11 cases and Chapter 7 cases are herein referred to as the "Bankruptcy Proceedings". The Company is presently operating its domestic theatre business and managing its investment assets as debtors-in-possession subject to the jurisdiction of the United States Bankruptcy Court in the State of Delaware (the "Bankruptcy Court"). The Company's subsidiary which holds the Company's interest in its South American theatre joint venture did not file a petition for reorganization because there were no significant outstanding liabilities on the books of the subsidiary other than an intercompany payable to the Company. As a result, the Company's subsidiary which holds the Company's interest in the South American theatre joint venture is not subject to the jurisdiction of the Bankruptcy Court.

2.    LIQUIDITY AND MANAGEMENT'S PLANS

        The Company entered into an agreement dated October 12, 2000 with major financial institutions for a debtor-in-possession credit facility (the "DIP Facility") under which the Company may borrow up to $45.0 million, subject to certain limitations, to fund ongoing working capital needs while the Bankruptcy Proceedings are pending. On March 12, 2002, availability of the DIP Facility to the Company was extended to April 30, 2002.

        The accompanying consolidated financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to maintain compliance with debt covenants under the DIP Facility and the ultimate reorganization of the Company pursuant to the plan of reorganization confirmed by the Bankruptcy Court and a vote of the Company's creditors on March 18, 2002 (the "Reorganization Plan") and expected to become effective on or about March 28, 2002.

        As a result of the Bankruptcy Proceedings, substantially all of the Company's pre-petition indebtedness, obligations and guarantees are stayed from collection or action by creditors. No payments have been made to date with respect to pre-petition claims, with the exception of the payment of pre-petition obligations to film distributors as approved by the Bankruptcy Court, pre-petition obligations for leases assumed by the Company, as well as sales and trust fund taxes and workers' compensation claims. The Company is operating its domestic theatre business in the ordinary course and is paying all post-petition debts and liabilities on normal terms as they become due. Pre-petition claims will be funded in accordance with the Company's Reorganization Plan.

        On December 6, 2001, the Company entered into a letter of intent pursuant to which AMC Entertainment Inc. ("AMC") would acquire all of the stock of the Company in accordance with the Reorganization Plan. On January 16, 2002, the Company and AMC executed a definitive Stock Purchase Agreement. In addition, the Company entered into an interim operating agreement with AMC relating to the conduct of the Company's business prior to the effective date of the Reorganization Plan. AMC has also entered into a support agreement with certain key creditors of the Company, namely Harcourt General, Inc., General Electric Capital Corporation and the Official Committee of Unsecured Creditors in the Chapter 11 cases of the Company and certain of its subsidiaries, wherein each of the creditor parties to the support agreement has agreed to support AMC's bid to acquire the Company if the Reorganization Plan treats their claim as described in the support agreement.

        The Reorganization Plan was confirmed by the Bankruptcy Court and a vote of the Company's creditors on March 18, 2002. Under the Reorganization Plan, which is expected to become effective on or about March 28, 2002, AMC will become the owner of all of the stock of the reorganized GC Companies, Inc. and will pay the Company's creditors consideration, consisting of cash, AMC senior subordinated notes or AMC common stock, having a value between $165.0 million and $180.0 million plus assumed debt of $28.5 million. The ultimate amount AMC will pay the creditors of the Company is not presently determinable and will depend, among other things, upon: (i) a final determination of allowed claims that will be made by the Bankruptcy Court; (ii) the form of consideration chosen by certain of the creditors of the Company to whom alternatives are available; (iii) the form of recovery and consideration AMC chooses to issue to specified creditors of the Company; (iv) the amount of cash otherwise available to the Company at the effective date of the Reorganization Plan; and (v) the length of time it takes to consummate the transaction. The Reorganization Plan sets forth the terms and provisions of the Company's reorganization and AMC's acquisition of all of the common stock of the Company.

        Under the Reorganization Plan all existing shares of the Company's common stock will be canceled and will no longer represent an equity interest in the Company; however, on terms and conditions set forth in the Reorganization Plan, existing holders of the Company's common stock may be provided with the opportunity to participate in a newly-formed entity which will hold assets of the Company's investment portfolio.

3.    REORGANIZATION UNDER THE BANKRUPTCY PROCEEDINGS AND LIABILITIES SUBJECT TO COMPROMISE

        In the Bankruptcy Proceedings, approximately $196.8 million of liabilities as of January 31, 2002 are subject to compromise under the Reorganization Plan. Differences between liability amounts estimated by the Company and claims filed by creditors will be investigated and a final determination of the allowable claim will be made by the Bankruptcy Court. These claims may also be subject to adjustment depending on the determination of the validity and the value of the security held in respect of certain claims.

        Under the Bankruptcy Code, the Company may elect to assume or reject executory pre-petition contracts, including real estate leases, subject to Bankruptcy Court approval. A principal reason for the Company's Bankruptcy Proceedings was to permit the Company to reject real estate leases that were or were expected to become burdensome due to cash losses at these locations. Section 502(b)(6) of the Bankruptcy Code provides that the amount that may be claimed by landlords with respect to rejected real estate leases is limited to the greater of (a) one year's rental obligations or (b) 15% of the total lease term obligations, not to exceed three year's rental obligations (the "Section 502(b)(6) Claim"). This limitation provides the Company with a far smaller lease termination liability than would have been incurred if these leases had been terminated without the protection of the Bankruptcy Code.

        A lease termination reserve of approximately $46.7 million was outstanding at January 31, 2002. This reserve was established for theatres that were closed by the Company and had been operated by legal entities that filed for reorganization under Chapter 11 and certain leases of the theatres operated by legal entities that filed for bankruptcy relief under Chapter 7 and whose leases were guaranteed by Harcourt General, Inc. This reserve was based upon the Company's estimates of the landlords' Section 502(b)(6) Claim for these theatre locations, based upon the assumption that these leases will be rejected. The reserve may be subject to future adjustments, as previously discussed, based on claims filed by the landlords and Bankruptcy Court actions. The Company cannot presently determine or reasonably estimate the ultimate liability which may result from the filing of claims for any rejected contracts or from additional leases which may be rejected in connection with the Bankruptcy Proceedings until the Reorganization Plan becomes effective on or about March 28, 2002.

        The activity during the quarter ended January 31, 2002 in the lease terminations and restructuring reserve was as follows:

	Lease (Termination Costs	Personnel Related Costs	Total Reserve
	(In thousands)
Balance at October 31, 2001	$46,709	$599	$47,308
Cash payments in 2002	—	(22)	(22)

Balance at January 31, 2002	$46,709	$577	$47,286

        During the first quarter of 2002, no additional lease termination reserves were recorded. The Company made nominal payments for personnel related costs primarily for severance.

        The Company recorded in the first quarter of 2002 the following expenses directly associated with the Bankruptcy Proceedings: professional fees of $1.3 million, the write-off of certain assets of $0.1 million as well as severance and retention costs for personnel of approximately $0.3 million. These charges were partially offset by interest income of $0.1 million earned by the Company on the cash accumulated and invested during the Bankruptcy Proceedings. Cash paid for professional reorganization fees for the quarter totaled $2.1 million.

        Certain claims against the Company in existence prior to the filing of petitions under Chapter 11 of the Bankruptcy Code are stayed while the Company operates its business as debtors-in-possession. These pre-petition claims are reflected in the consolidated balance sheets as "Liabilities subject to compromise." During the first three months of 2002, Liabilities subject to compromise increased by approximately $0.4 million primarily due to increases in estimates for certain pre-petition liabilities offset by the payment of pre-petition obligations outstanding on leases assumed by the Company.

        Interest due and payable, as specified under the bank credit agreement, is also stayed during the bankruptcy. Interest due contractually and not paid during the first quarter of 2002 totaled $1.0 million. The Company has Bankruptcy Court approval to make monthly adequate protection payments related to the bank credit agreement, which totaled approximately $1.0 million during the first quarter of 2002.

        As part of the first day orders granted by the Bankruptcy Court, the Company is permitted to continue to operate its business in the ordinary course, which includes ongoing payments to vendors, employees, and others for any post-petition obligations. In addition, the Bankruptcy Court approved payment of all of the Company's pre-petition film liability claims, and certain other pre-petition amounts were also permitted to be paid such as sales and trust fund taxes, workers' compensation claims and pre-petition obligations outstanding on leases assumed by the Company.

4.    ECONOMIC DEVELOPMENTS IN ARGENTINA

        During the first quarter of 2002, the government of Argentina imposed restrictions on the withdrawal of cash balances from individuals' bank accounts and restricted the ability of companies to pay vendors located outside of Argentina. These fiscal policies, as well as continuing economic difficulties and political turmoil resulted in public demonstrations in Argentina, which required the shutdown of several theatres for a short period of time and a decline in theatre attendance in the first quarter of 2002. In addition, in January 2002, the government of Argentina announced the adoption of a currency system allowing the peso to float freely rather than pegging it to the U.S. dollar. This resulted in a significant devaluation of the peso. As certain of the joint venture's liabilities, primarily the Argentine debt financing arrangement of $28.0 million, are denominated in U.S. dollars, the devaluation of the peso, the joint venture's functional currency, has resulted in the recognition of a $12.2 million foreign currency transaction loss in the first quarter of 2002 on the books of Hoyts General Cinema South America's ("HGCSA") Argentina subsidiary. This loss relates to increases in the actual and expected functional currency cash outflows on transactions denominated in currencies other than the peso. The Company's portion of this transaction loss was approximately $6.1 million and was reflected in equity losses in theatre affiliates in the consolidated statement of operations. In addition,

HGCSA recorded a cumulative translation adjustment of $20.4 million within accumulated other comprehensive loss in shareholders' equity. This adjustment results from translating the financial statements of the Argentine subsidiary from the peso into the reporting currency of the Company (U.S. dollar). The Company's portion of this cumulative translation adjustment was $10.2 million and was recorded as a decrease in the carrying value of the Company's investment in international theatre affiliates and an increase in accumulated other comprehensive loss in the consolidated balance sheet.

        As operating cash inflows and outflows of HGCSA's Argentine subsidiary are primarily denominated in pesos and the debt service payments of HGCSA's Argentine subsidiary are denominated in U.S. dollars, the realization of the Company's investment in HGCSA'S Argentine subsidiary is dependent upon the Argentine operation's ability to generate sufficient pesos to pay debt service and provide for a return on investment to the joint venture. Because of the continued significant uncertainty as to extent and duration of the peso's devaluation and its ultimate impact to the operations and cash flows of the Argentine subsidiary of HGCSA, the Company has determined that its investment in HGCSA's Argentina subsidiary is other than temporarily impaired, and accordingly has recorded a charge to operations of approximately $14.8 million in the three months ended January 31, 2002. The charge is included in Equity Losses in Theatre Affiliates in the condensed consolidated statement of operations.

5.    MARKETABLE EQUITY SECURITIES AND PORTFOLIO INVESTMENTS

Investment as of January 31, 2002	Accounting Designation	Percent of Ownership	Aggregate Carrying Value(a)	Cumulative Gross Pre-tax Unrealized Holding Gains (Losses)(e)	Change in Pre-tax Unrealized Holding Gains (Losses) for the Year(e)
	(In thousands except percentages)
Marketable Equity Securities
Claxson Interactive Group Inc. (formerly El Sitio)	Available-for-sale(b)	0.8%	$89	$(633)	$(215)
GrandVision SA	Available-for-sale(b)	0.1%	117	83	6

Total marketable equity securities			206	(550)	(209)
Portfolio Investments
FleetCor (a.k.a. Fuelman)	Equity Method(c)	37.2%	11,554	—	—
American Capital Access	Cost Method(d)	15.3%	23,933	—	—
Vanguard	Cost Method(d)	15.0%	7,760	—	—
MotherNature.com	Cost Method(f)	4.5%	58	—	24
VeloCom	Cost Method(d)	3.2%	20,700	—	—

Total portfolio investments			64,005	—	24

Total marketable equity securities and portfolio investments			$64,211	$(550)	$(185)

(a)
Carrying values for public portfolio investments were determined based on the share price of the securities traded on public markets as of the last business day of the period. The carrying values of the non-public portfolio investments were determined under either the equity or cost method of accounting, less impairment, if any.

(b)
Unrealized gains or losses on securities classified as available-for-sale securities are recorded in the consolidated balance sheets net of tax within the caption "Accumulated other comprehensive loss."

(c)
This investment is in a non-public company and is accounted for on the equity method because the Company has a greater than 20% equity interest.

(d)
These investments are in non-public companies and are accounted for on the cost method.

(e)
Pre-tax unrealized holding gains and losses apply only to marketable equity securities.

(f)
The investment is reported at liquidation value. As this value is not readily determinable from a public exchange, the investment was reclassified from marketable equity securities to portfolio investments during the first quarter of 2002.

        Investment loss, net consisted of the following for the three months ended January 31:

	2002	2001
	(In thousands)
Realized (loss) gain on marketable equity securities and portfolio investments	$(126)	$79
Equity losses in portfolio investments	(162)	(553)
Management and administrative costs	(251)	(240)

Investment loss, net	$(539)	$(714)

6.    SEGMENTS OF ENTERPRISE AND RELATED INFORMATION

        The Company has segmented its operations in a manner that reflects how its chief operating decision maker reviews the results of the businesses that make up the consolidated entity. The Company has identified three reportable segments: one segment is the domestic theatre operation (which encompass all theatres in the continental United States); the second segment includes the Company's joint venture in South America; and the final segment primarily includes all of the activity related to the investment portfolio business and corporate administration. This identification of segments emanates from management's recognition that its investing activity in a variety of non-theatre related activities is wholly separate from theatre operations, and its South American operations are new theatre ventures in markets that are dissimilar to the United States market. The other expenses segment primarily includes the regional and home office administration. The Company evaluates both domestic and international theatre performance and allocates resources based on earnings before interest, taxes, depreciation, reorganization items, and gain on disposition of theatre assets. Information concerning earnings (loss) before income taxes has also been provided so as to aid in the reconciliation to the consolidated totals. The international theatre segment has been reported in this footnote as if it were a fully-consolidated subsidiary rather than under the equity method as it has been reported in the consolidated financial statements because the chief operating decision maker evaluates operations on this basis. The adjustment column is utilized to return the international theatre segment to the equity method and eliminate intercompany balances. Performance of the investment portfolio business is evaluated using the same measures as are seen in the consolidated financial statements.

Three Months Ended January 31, 2002	Domestic Theatres	International Theatres	Other Operations	Segment Totals	Adjustments	Consolidated Totals
	(In thousands)
Revenues:
Admissions	$56,399	$7,692	$—	$64,091	$(7,692)	$56,399
Concessions	23,845	2,540	—	26,385	(2,540)	23,845
Other	2,184	1,221	—	3,405	(1,221)	2,184

Total revenues	82,428	11,453	—	93,881	(11,453)	82,428

Earnings (loss) before taxes, interest, depreciation, reorganization items, and gain on disposition of theatre assets	7,734	538	(394)	7,878	(538)	7,340
Net investment income (loss)	—	183	(539)	(356)	(183)	(539)
Earnings (loss) before income taxes	4,713	(29,732)	(3,589)	(28,608)	7,424	(21,184)
Three Months Ended January 31, 2001:	Domestic Theatres	International Theatres	Other Operations	Segment Totals	Adjustments	Consolidated Totals
	(In thousands)
Revenues:
Admissions	$59,067	$8,046	$—	$67,113	$(8,046)	$59,067
Concessions	24,451	2,233	—	26,684	(2,233)	24,451
Other	2,793	913	—	3,706	(913)	2,793

Total revenues	86,311	11,192	—	97,503	(11,192)	86,311

Earnings (loss) before taxes, interest, depreciation, reorganization items, and gain on disposition of theatre assets	7,253	455	(418)	7,290	(455)	6,835
Net investment income (loss)	—	672	(714)	(42)	(672)	(714)
Earnings (loss) before income taxes	4,442	(2,281)	(5,567)	(3,406)	16	(3,390)

        The Company's South American joint venture, HGCSA, has a $50.0 million debt financing arrangement denominated in U.S. dollars with two major financial institutions to fund its operations in Argentina, which is secured by a several guarantee of the joint venture's partners. There is currently no availability of this financing beyond $28.0 million as the remaining funds were not drawn prior to the expiration of the funding commitment on December 29, 2000. Under the several guarantee of the Argentina debt facility, the Company is liable for 50% of the outstanding borrowings. At January 31,

2002, the Company's portion of the outstanding borrowings under this facility that it guarantees was approximately $14.0 million.

        HGCSA has debt arrangements for a total of approximately $18.6 million with financial institutions to fund its operations in Chile, which is secured by the several guarantee of the joint venture's partners. Under the debt arrangements, the Company is liable for 50% of the outstanding borrowings. At January 31, 2002, the Company's portion of the outstanding borrowings under these facilities that it guarantees was approximately $9.3 million, which was comprised of $7.5 million of outstanding borrowings and $1.8 million of outstanding guarantees. In respect of these outstanding guarantees the Company invested approximately $1.3 million in a certificate of deposit, which is held as collateral for a portion of the outstanding guarantees at January 31, 2002. This certificate of deposit is included in other current assets in the consolidated balance sheets.

        Pursuant to the Company's Reorganization Plan, the Company's obligation under the guarantees of the Argentine and Chilean debt financing arrangements will be extinguished and satisfied in full for a cash payment of 50% of the Company's liability or approximately $11.0 million. For this payment, the Company will receive a participation interest in the South American debt financing arrangements.

7.    LOSS PER SHARE

        The computation of basic and diluted loss per share is shown below. Basic loss per share excludes any dilutive effect of common stock equivalents.

	For The Three Months Ended January 31,
	2002	2001
	(In thousands, except per share data)
Net loss	$(21,184)	$(3,390)

Determination of shares:
Weighted average number of common shares outstanding	7,811	7,790
Net loss per share:
Basic	$(2.71)	$(0.44)
Diluted	$(2.71)	$(0.44)

8.    COMPREHENSIVE LOSS

        The components of comprehensive loss are as follows for the three months ended January 31,:

	2002	2001
	(In thousands)
Net loss	$(21,184)	$(3,390)
Unrealized losses on securities, net of tax	(185)	(2,624)
Cumulative translation adjustment	(10,177)	—

Ending balance	$(31,546)	$(6,014)

        The cumulative translation adjustment arises from the translation of the financial statements of HGCSA from the entity's functional currency into U.S. dollars.

9.    RECENT ACCOUNTING PRONOUNCEMENTS

        In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. This statement amends the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Accounting Principles Board No. 30, "Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". This statement, which excludes goodwill from its scope, establishes the methodology to be used for evaluating (i) long-lived assets to be held and used, (ii) long-lived assets to be disposed of other than by sale, and (iii) long-lived assets to be disposed of by sale, for both ongoing and discontinued operations. In addition, SFAS No. 144 broadens the treatment of discontinued operations to include components of an entity rather than just segments of a business. SFAS No. 144 is required to be adopted by the Company in fiscal 2003. The Company has not completed the process of evaluating the impact that will result from adopting this statement and is therefore unable to disclose the impact that adopting SFAS No. 144 will have on its financial position and results of operations.

GC Companies, Inc.

Debtor-In-Possession

CONSOLIDATED BALANCE SHEETS

	October 31,
	2001	2000
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$9,501	$12,946
Marketable equity securities	481	5,361
Current portion of note receivable	—	2,889
Other current assets	4,842	5,014

Total current assets	14,824	26,210
Property and equipment, net	92,070	104,081
Portfolio investments	64,109	68,158
Investment in international theatre affiliates	39,368	40,419
Note receivable	—	4,431
Other assets	9,498	8,040

	$219,869	$251,339

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Debtor-in-possession financing	$2,000	$7,874
Trade payables	15,788	24,553
Other current liabilities	30,299	22,493

Total current liabilities	48,087	54,920
Liabilities subject to compromise	196,400	185,283
Minority interest	566	648
Commitments and contingencies	—	—
Shareholders' equity:
Common stock—$.01 par value
Authorized—25,000 shares
Issued and outstanding—7,831	78	78
Additional paid-in capital	141,170	141,170
Accumulated other comprehensive loss	(365)	(160)
Unearned compensation	(796)	(1,190)
Accumulated deficit	(165,271)	(129,410)

Total shareholders' (deficit) equity	(25,184)	10,488

	$219,869	$251,339

See Notes to Consolidated Financial Statements.

GC Companies, Inc.

Debtor-In-Possession

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended October 31,
	2001	2000	1999
	(In thousands, except for per share amounts)
REVENUES
Admissions	$203,551	$237,093	$255,752
Concessions	85,606	105,056	115,093
Other	9,286	15,893	15,305

Total revenues	298,443	358,042	386,150
COSTS AND EXPENSES
Film rentals	106,126	121,811	135,062
Concessions	15,442	18,741	21,639
Theatre operations and administrative expenses	158,255	223,212	225,313
Depreciation	13,001	17,255	16,256
Gain on disposition of theatre assets	(122)	(640)	(2,117)
Impairment and restructuring	—	37,648	(2,601)
Reorganization items	21,670	28,852	—
Corporate expenses	1,763	3,834	6,256

Operating loss	(17,692)	(92,671)	(13,658)
Equity losses in theatre affiliates	(3,042)	(3,643)	(7,468)
Investment (loss) income, net	(9,754)	(19,834)	20,116
Interest expense	(5,374)	(4,311)	(2,430)
Gain (loss) on disposition of non-operating assets	1	(1,076)	(382)

Loss before income taxes	(35,861)	(121,535)	(3,822)
Income tax (provision) benefit	—	(9,341)	1,529

Loss before cumulative effect of accounting change	(35,861)	(130,876)	(2,293)
Cumulative effect of accounting change	—	(4,676)	—

Net loss	$(35,861)	$(135,552)	$(2,293)

LOSS PER SHARE
Basic
Loss before cumulative effect of accounting change	$(4.60)	$(16.89)	$(0.30)
Cumulative effect of accounting change	—	$(0.60)	$—

Net loss	$(4.60)	$(17.49)	$(0.30)

Diluted
Loss before cumulative effect of accounting change	$(4.60)	$(16.89)	$(0.30)
Cumulative effect of accounting change	—	$(0.60)	$—

Net loss	$(4.60)	$(17.49)	$(0.30)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	7,802	7,750	7,715

Diluted	7,802	7,750	7,715

See Notes to Consolidated Financial Statements.

GC Companies, Inc.

Debtor-In-Possession

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended October 31,
	2001	2000	1999
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(35,861)	$(135,552)	$(2,293)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation	13,001	17,255	16,256
Deferred income taxes	—	8,885	7,137
Equity losses in theatre affiliates	3,042	3,643	7,468
Realized losses on marketable equity securities and portfolio investments	(164)	(3,711)	(14,047)
Unrealized (gains) losses on marketable equity securities	—	214	(14,690)
Cumulative effect of accounting change	—	4,676	—
Impairment of marketable equity securities and portfolio investments	4,372	19,119	8,273
Equity losses in portfolio investments	3,808	1,480	589
Reorganization items	21,670	26,642	—
Loss (gain) on impairment or disposition of theatre assets and restructuring	(122)	38,100	(4,336)
Vesting of restricted stock awards	394	1,646	575
Other non-cash activities	3,799	909	6,059
Changes in assets and liabilities
Liabilities for early lease terminations	—	(8,164)	(15,228)
Income tax receivable	—	8,666	3,952
Trade payables	(8,765)	12,685	1,413
Other current assets and liabilities	(6,764)	2,653	787

Net cash (used) provided by operating activities	(1,590)	(854)	1,915

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,574)	(61,450)	(20,967)
Proceeds from the disposition of theatre assets	133	2,419	6,578
Proceeds from the liquidation of short-term investments	577	—	12,989
Collection of Mexico receivable	6,410	—	—
Proceeds from the sale of portfolio investments and marketable equity securities	—	55,821	35,904
Proceeds from sale of Mexican theatre investment	—	7,500	—
Purchase of portfolio investments	—	(39,700)	(15,554)
Incremental investments in international theatre affiliates	(1,750)	(369)	(5,029)
Other investing activities	609	(901)	(2,949)

Net cash provided (used) by investing activities	4,405	(36,680)	10,972

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in revolving credit facility	—	31,600	(3,775)
(Decrease) increase in debtors-in-possession facility	(5,874)	7,874	—
Other financing activities	(386)	(100)	(485)

Net cash (used) provided by financing activities	(6,260)	39,374	(4,260)

Net change in cash and cash equivalents	(3,445)	1,840	8,627
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	12,946	11,106	2,479

CASH AND CASH EQUIVALENTS AT END OF YEAR	$9,501	$12,946	$11,106

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the year:
Interest	$4,669	$2,922	$1,883
Income taxes	—	(6,459)	(5,197)
SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING ACTIVITIES:
Note received in payment for sale of Mexican theatre investment	$—	$6,750	$—

See Notes to Consolidated Financial Statements.

GC Companies, Inc.
Debtor-In-Possession
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY

	Common Shares	Stock Amount	Paid-in Capital	Accumulated Other Comprehensive Earnings (Loss)	Retained Earnings (Deficit)	Unearned Compensation	Comprehensive Earnings (Loss)	Total
	(In thousands)
BALANCE AT NOVEMBER 1, 1998	7,710	$77	$137,049	$20,782	$8,435	—		$166,343
Comprehensive earnings (loss)
Net loss					(2,293)		$(2,293)	(2,293)
Other comprehensive earnings
Unrealized gains on securities, net of tax				10,485			10,485	10,485
Foreign currency translation adjustments				1,086			1,086	1,086

Other comprehensive earnings							11,571

Comprehensive earnings							$9,278

Exercise of stock options	10		263					263
Grant of restricted stock for future services	76	1	2,854			(2,855)		—
Amortization of restricted stock awards						575		575

BALANCE AT OCTOBER 31, 1999	7,796	78	140,166	32,353	6,142	(2,280)		176,459
Comprehensive loss
Net loss					(135,552)		$(135,552)	(135,552)
Other comprehensive loss
Unrealized loss on securities, net of tax				(31,427)			(31,427)	(31,427)
Foreign currency translation adjustments				(1,086)			(1,086)	(1,086)

Other comprehensive loss							(32,513)

Comprehensive loss							$(168,065)

Grant of restricted stock for future services	17		556			(556)
Amortization of restricted stock awards						1,646		1,646
Exercise of stock options	18		448					448

BALANCE AT OCTOBER 31, 2000	7,831	78	141,170	(160)	(129,410)	(1,190)		10,488
Comprehensive loss
Net loss					(35,861)		$(35,861)	(35,861)
Unrealized loss on securities, net of tax				(205)			(205)	(205)

Comprehensive loss							$(36,066)

Amortization of restricted stock awards						394		394

BALANCE AT OCTOBER 31, 2001	7,831	$78	$141,170	$(365)	$(165,271)	$(796)		$(25,184)

See notes to Consolidated Financial Statements.

GC Companies, Inc.

Debtor-In-Possession

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION

        GC Companies, Inc. ("GCC" or "the Company") operates a motion picture exhibition circuit in the United States under the name "General Cinema Theatres," through a joint venture, operates motion picture theatres in South America and also manages the Company's investments. Its investment portfolio includes United States, European and Latin American holdings.

        In order to alleviate continuing cash flow losses at a number of theatre locations and the inability to reach appropriate resolution to the leases with the landlords at these locations and to restructure the Company's financial obligations, namely the bank credit facility of $44.6 million, equipment and leasehold operating leases of $111.0 million and outstanding letters of credit of $6.7 million, on October 11, 2000 (the "Filing Date"), GC Companies, Inc. and certain of its domestic subsidiaries voluntarily filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11" or the "Chapter 11 cases"). Certain other subsidiaries of the Company, located in Georgia, Tennessee, Florida, Louisiana, and Rhode Island, filed petitions for relief under Chapter 7 of the United States Bankruptcy Code ("Chapter 7" or the "Chapter 7 cases"). The Chapter 11 cases and Chapter 7 cases are herein referred to as the "Bankruptcy Proceedings". The Company is presently operating its domestic theatre business and managing its investment assets as debtors-in-possession subject to the jurisdiction of the United States Bankruptcy Court in the State of Delaware (the "Bankruptcy Court"). The Company's subsidiary which holds the Company's interest in its South American theatre joint venture did not file a petition for reorganization because there were no significant outstanding liabilities on the books of the subsidiary other than an intercompany payable to the Company. As a result, the Company's subsidiary which holds the Company's interest in the South American theatre joint venture is not subject to the jurisdiction of the Bankruptcy Court.

2.    LIQUIDITY AND MANAGEMENT'S PLANS

        The accompanying consolidated financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to maintain compliance with debt covenants under the debtor-in-possession facility (the "DIP Facility") and the confirmation by the Bankruptcy Court of a plan of reorganization filed with the Bankruptcy Court on December 21, 2001 (the "Reorganization Plan").

        As a result of the Bankruptcy Proceedings, substantially all of the Company's pre-petition indebtedness, obligations and guarantees are stayed from collection or action by creditors. No payments have been made to date with respect to pre-petition claims, with the exception of the payment of pre-petition obligations to film distributors as approved by the Bankruptcy Court, pre-petition obligations for leases assumed by the Company, as well as sales and trust fund taxes and workers' compensation claims. The Company is operating its domestic theatre business in the ordinary course and is paying all post-petition debts and liabilities on normal terms as they become due. Pre-petition claims will be funded in accordance with the Company's Reorganization Plan.

        On December 6, 2001, the Company entered into a letter of intent pursuant to which AMC Entertainment Inc. ("AMC") would acquire all of the stock of the Company in accordance with the Reorganization Plan. On January 16, 2002, the Company and AMC executed a definitive Stock Purchase Agreement. In addition, the Company entered into an interim operating agreement with

AMC relating to the conduct of the Company's business prior to the effective date of the Reorganization Plan. AMC has also entered into a support agreement with certain key creditors of the Company, namely Harcourt General, Inc., General Electric Capital Corporation and the Official Committee of Unsecured Creditors in the Chapter 11 cases of the Company and certain of its subsidiaries, wherein each of the creditor parties to the support agreement has agreed to support AMC's bid to acquire the Company if the Reorganization Plan treats their claim as described in the support agreement.

        The Reorganization Plan is subject to Bankruptcy Court approval, a vote of the Company's creditors and certain other conditions. Under the Reorganization Plan, AMC will become the owner of all of the stock of the reorganized GC Companies, Inc. and will pay the Company's creditors consideration, consisting of cash, AMC senior subordinated notes or AMC common stock, having a value between $175 million and $195 million plus assumed debt of $28.5 million based upon the estimated date of confirmation of the proposed Reorganization Plan of March 12, 2002, among other factors. The ultimate amount AMC will pay the creditors of the Company is not presently determinable and will depend, among other things, upon: (i) a final determination of allowed claims that will be made by the Bankruptcy Court; (ii) the form of consideration chosen by certain of the creditors of the Company to whom alternatives are available; (iii) the form of recovery and consideration AMC chooses to issue to specified creditors of the Company; (iv) the amount of cash otherwise available to the Company at the effective date of the Reorganization Plan; and (v) the length of time it takes to consummate the transaction. The Reorganization Plan sets forth the terms and provisions of the Company's reorganization and AMC's acquisition of all of the common stock of the Company.

        If the Reorganization Plan is confirmed by the Bankruptcy Court and implemented, all existing shares of the Company's common stock will be canceled and will no longer represent an equity interest in the Company; however, on terms and conditions set forth in the Reorganization Plan, existing holders of the Company's common stock may be provided with the opportunity to participate in a newly-formed entity which will hold assets of the Company's investment portfolio. However, if a party in interest objects to such participation, and such objection is sustained by the Bankruptcy Court, existing holders of the Company's common stock will neither receive a right to participate in the newly-formed entity, nor will they receive any consideration for their shares in the Company.

        Management's objective is to have the Reorganization Plan confirmed prior to the expiration of the DIP Facility on March 31, 2002 and believes that this timing is reasonably likely. However, there can be no assurance of a confirmation by this date. Until the Reorganization Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Company will emerge from these reorganization proceedings, and the effect of the terms and conditions of the Reorganization Plan on the Company's business cannot be determined.

3.    REORGANIZATION UNDER THE BANKRUPTCY PROCEEDINGS AND LIABILITIES
        SUBJECT TO COMPROMISE

        In the Bankruptcy Proceedings, approximately $196.4 million of liabilities as of October 31, 2001 are subject to compromise under the Reorganization Plan. Differences between liability amounts estimated by the Company and claims filed by creditors will be investigated and a final determination of the allowable claim will be made by the Bankruptcy Court. These claims may also be subject to adjustment depending on the determination of the validity and the value of the security held in respect of certain claims. The ultimate amount and settlement terms for such liabilities are subject to the Reorganization Plan and, accordingly, are not presently determinable.

        Under the Bankruptcy Code, the Company may elect to assume or reject executory pre-petition contracts, including real estate leases, subject to Bankruptcy Court approval. A principal reason for the Company's Bankruptcy Proceedings was to permit the Company to reject real estate leases that were or were expected to become burdensome due to cash losses at these locations. Section 502(b)(6) of the Bankruptcy Code provides that the amount that may be claimed by landlords with respect to rejected real estate leases is limited to the greater of (a) one year's rental obligations or (b) 15% of the total lease term obligations, not to exceed three year's rental obligations (the "Section 502(b)(6) Claim"). This limitation provides the Company with a far smaller lease termination liability than would have been incurred if these leases had been terminated without the protection of the Bankruptcy Code.

        A lease termination reserve of approximately $46.7 million was outstanding at October 31, 2001. This reserve was established for theatres that were closed by the Company and had been operated by legal entities that filed for reorganization under Chapter 11 and certain leases of the theatres operated by legal entities that filed for bankruptcy relief under Chapter 7 and whose leases were guaranteed by Harcourt General, Inc. This reserve was based upon the Company's estimates of the landlords' Section 502(b)(6) Claim for these theatre locations, based upon the assumption that these leases will be rejected. The reserve may be subject to future adjustments, as previously discussed, based on claims filed by the landlords and Bankruptcy Court actions. The Company cannot presently determine or reasonably estimate the ultimate liability which may result from the filing of claims for any rejected contracts or from additional leases which may be rejected in connection with the Bankruptcy Proceedings.

        The activity during the year ended October 31, 2001 in the lease terminations and restructuring reserve was as follows:

	Lease Termination Costs	Personnel Related Costs	Total Reserve
Balance at October 31, 2000	$33,435	$940	$34,375
Cash payments in 2001	—	(520)	(520)
Additional 2001 reserves	13,274	179	13,453

Balance at October 31, 2001	$46,709	$599	$47,308

        During the year ended October 31, 2001, additional lease termination reserves of $13.3 million were recorded as a result of changes in estimates for leases at theatre locations for which relief was sought under Chapter 7 of the United States Bankruptcy Code. The Company made payments of $0.5 million primarily for severance related costs.

        The Company recorded in the year ended October 31, 2001 the following expenses directly associated with the Bankruptcy Proceedings: professional fees of $8.1 million, lease termination charges of $12.8 million, the write-off of certain assets of $0.9 million and severance and retention costs for personnel of approximately $0.8 million. These charges were partially offset by an early lease termination credit of $0.4 million and interest income of $0.5 million earned by the Company on the cash accumulated and invested during the Bankruptcy Proceedings. The accrued lease termination charge recorded in 2001 was for changes in estimate for leases at theatre locations for which relief was sought under Chapter 7 of the United States Bankruptcy Code. This change in estimate was based upon the Company's estimates of potential liability to Harcourt General, Inc. for the landlords' claims under Section 502(b)(6) of the Bankruptcy Code, which Harcourt General, Inc. had guaranteed. Cash paid for professional reorganization fees for the year totaled $5.2 million.

        The Company incurred and recorded in 2000 the following expenses directly associated with the Bankruptcy Proceedings: reorganization items of $28.9 million, which included the write-off of the net book value of assets of $6.0 million of the 55 theatres closed during the fourth quarter, lease termination costs of $20.0 million, professional services related to the bankruptcy of $2.4 million, and severance of $0.5 million. The accrued lease termination costs are for those 36 of the 55 closed theatres that were operated by subsidiaries that filed for reorganization under Chapter 11 and have been closed. This provision was based upon the Company's estimates of the landlords' claims under Section 502(b)(6) of the Bankruptcy Code for these theatre locations, based upon the assumption that these leases will be rejected.

        The provisions recorded in 2001 and 2000 with respect to the Section 502(b)(6) lease liabilities noted above may be subject to future adjustments based on amendments to claims filed by the landlords and the approval by the Bankruptcy Court of the Reorganization Plan.

        Certain claims against the Company in existence prior to the filing of petitions under Chapter 11 of the Bankruptcy Code are stayed while the Company operates its business as debtors-in-possession. These pre-petition claims are reflected in the consolidated balance sheets as "Liabilities subject to compromise." During the year ended October 31, 2001, the liabilities subject to compromise were increased by approximately $11.1 million primarily as a result of additional reserves for potential lease termination liabilities offset by the payment of pre-petition obligations outstanding on leases assumed by the Company.

        Interest due and payable, as specified under the bank credit agreement, is also stayed during the bankruptcy. Interest due contractually and not paid during the year ended October 31, 2001 totaled $4.2 million. The Company has Bankruptcy Court approval to make monthly adequate protection payments which totaled approximately $3.9 million during fiscal year 2001.

        As part of the first day orders granted by the Bankruptcy Court, the Company is permitted to continue to operate its business in the ordinary course, which includes ongoing payments to vendors, employees, and others for any post-petition obligations. In addition, the Bankruptcy Court approved payment of all of the Company's pre-petition film liability claims, and certain other pre-petition amounts were also permitted to be paid such as sales and trust fund taxes and workers' compensation claims. In addition, pre-petition obligations outstanding on leases assumed by the Company were paid during the year ended October 31, 2001.

Liabilities Subject to Compromise

        Certain claims against the Company in existence prior to the filing of petitions under Chapter 11 of the Bankruptcy Code are stayed while the Company operates its business as debtors-in-possession. These pre-petition claims are reflected in the consolidated balance sheets as "Liabilities subject to compromise." Liabilities subject to compromise consist of the following:

	(In thousands)
	10/31/01	10/31/00
Revolving credit facility	$44,600	$44,600
Trade payables	21,407	23,074
Rent and rent related charges	10,661	14,720
Payroll compensation and related benefits	6,029	6,029
Self insurance	10,959	10,959
Deferred lease obligations	28,253	23,827
Post retirement health care benefits (see Note 16)	8,405	8,363
Lease terminations and restructure	47,308	34,375
Other	18,778	19,336

	$196,400	$185,283

        Trade payables as well as rent and rent related charges decreased in 2001 because of payments made for rent and rent related items for leases assumed by the Company during the year.

        Lease terminations and restructure increased due to theatres closed in Florida, Georgia, Louisiana, Tennessee and Rhode Island that were operated by subsidiaries that filed for bankruptcy under Chapter 7.

4.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation

        The consolidated financial statements include the accounts of GCC and all of its majority-owned subsidiaries. Where GCC has the ability to exercise significant influence over the operating and financial policies of companies in which GCC has invested, those investments are accounted for under the equity method, and GCC's share of the net earnings or losses of those companies is included under either the caption "Equity losses in theatre affiliates" (for those investees engaged in theatre operations) or "Investment (loss) income, net" (for those investees engaged in non-theatre related operations) in the consolidated statements of operations. These investments are included under either the caption "Portfolio investments" or "Investments in international theatre affiliates" in the consolidated balance sheets. Investments in international theatre affiliates and other investments accounted for under the equity method are reported on a one-month lag.

        Other investments where the Company has less than a 20% interest in an investee and which do not have readily-determinable fair values because of a lack of quoted market prices, are carried at cost less impairment, if applicable. These investments are also included under the caption "Portfolio investments" in the consolidated balance sheets. Investments with readily-determinable fair values are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." These investments are included under the caption "Marketable equity securities" in the consolidated balance sheets.

        All significant intercompany accounts and transactions have been eliminated in consolidation.

        The Reorganization Plan must be approved by the Bankruptcy Court. The approval of a final plan of reorganization could materially change the amounts recorded in the consolidated financial statements.

Cumulative Effect of Accounting Change

        In the first quarter of 2000, the Company adopted Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that start-up activities be expensed when incurred. The Company's practice had been to capitalize lease costs incurred prior to the openings of theatres and amortize the costs under accounting principles generally accepted in the United States of America. The adoption of this new accounting pronouncement resulted in a one-time, non-cash charge to the Company's consolidated statements of operations for the year ended October 31, 2000 of $4.7 million or $0.60 per diluted share.

Foreign Currency Translation

        The Company's South American joint venture, which is recorded using the equity method of accounting, uses the applicable local currency as the functional currency and, as such, translation adjustments are not included as part of the equity losses recorded in the consolidated statements of operations; rather, they are included as a component of "Accumulated other comprehensive loss" in the consolidated balance sheets.

        Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Cash Equivalents

        Cash equivalents consist of highly liquid investments with maturities of three months or less from the date of purchase. Cash equivalents are stated at cost plus accrued interest, which approximates market value. The Company's policy is to invest cash with financial institutions or in instruments that have acceptable credit ratings and to limit the amount of credit exposure to any one financial institution or issuer.

Marketable Equity Securities

        Marketable equity securities are stated at fair value. Unrealized holding gains or losses on trading securities are included in the consolidated statements of operations under the caption "Investment (loss) income, net." Unrealized holding gains and losses on available-for-sale securities are excluded from the consolidated statements of operations except for any impairment, if applicable, and are included as a component of shareholders' equity under the caption "Accumulated other comprehensive loss."

Property and Equipment

        Property and equipment are stated at cost, less accumulated depreciation and amortization except impaired assets, which are stated at net realizable value. Also included in property and equipment is the cost of certain internally-developed software. These costs include external direct costs of materials and services consumed as well as payroll and payroll-related costs for employees who are directly associated with such projects. No such costs were capitalized in 2001 or 2000. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of 20 to 30 years for buildings and improvements and 3 to 20 years for equipment and fixtures. Leasehold improvements are amortized using the straight-line method over the lesser of the lease period or the estimated useful lives of the leasehold improvements. When property and equipment are retired or have been fully depreciated, the cost and the related accumulated depreciation are eliminated from the respective accounts.

Stock-based Compensation

        The Company follows the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its common stock incentive plan. In compliance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has disclosed, in Note 13, the required pro-forma effect on net loss and diluted loss per share had the Company employed the fair value method.

Long-lived Assets

        On an ongoing basis, the Company evaluates the carrying value of its long-lived assets, including goodwill included in its investments accounted for under the equity method. It relies on a number of factors, including operating results, future anticipated cash flows, business plans and certain economic projections. In addition, the Company considers non-financial data such as changes in the operating environment, competitive information, market trends and business relationships. See Notes 5, 6 and 8 for further discussions on impairment for long-lived assets.

Income Taxes

        Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. No provision is made for United States income taxes on the undistributed earnings of its foreign joint ventures as it is the Company's intention to utilize those earnings in the foreign operations for an indefinite period of time.

Revenues

        Revenues are recognized when admission and concession proceeds are received at the theatres. Revenues for other services are recognized at the time those services are provided. The Company also sells gift certificates and discounted theatre tickets in exchange for cash. At the point of sale of these gift certificates and discounted tickets, the Company records a deferred liability. Revenue is recorded upon the redemption of the certificates and discounted tickets at the theatre.

Film Rental Costs

        Film rental costs are recognized as a percentage of admission revenue.

Net Loss Per Share

        Basic loss per share is computed by dividing loss available to common shareholders ("the numerator") by the weighted average number of common shares outstanding ("the denominator") for the period. Such outstanding shares are adjusted for those shares that are contingently returnable. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential dilutive common shares had been issued and restrictions on contingently returnable shares had been lifted.

	October 31,
	2001	2000	1999
	(In thousands except per share data)
Net loss	$(35,861)	$(135,552)	$(2,293)
Determination of shares:
Weighted average number of common shares outstanding	7,802	7,750	7,715
Net loss per share ("EPS"):
Basic	$(4.60)	$(17.49)	$(0.30)
Diluted	$(4.60)	$(17.49)	$(0.30)

        As a result of losses in 2001, 2000 and 1999 options to purchase 175,351, 190,125 and 44,084 shares of common stock, respectively, were not included in the computation of diluted earnings per share. In 1999, 76,131 contingently returnable shares were also not included in the computation of diluted earnings per share.

Significant Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management (i) to make estimates and assumptions that affect the recorded amounts of assets and liabilities and (ii) to provide disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the process of preparing its consolidated financial statements, the Company estimates the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. Actual results could differ from these estimates. The primary estimates underlying the Company's consolidated financial statements include the estimated useful lives of fixed assets, goodwill, impairment charges, lease termination reserves, deferred taxes, accruals for pension and post-retirement benefits, insurance, liabilities subject to compromise and other matters. Material changes in estimates are summarized in Notes 2, 3, 6 and 8. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances at the time such estimates are made.

Recent Accounting Pronouncements

        In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, was required to be adopted by the Company on November 1, 2000. The effect of adopting this standard was not material to the Company's financial position, results of operations or cash flows.

        In July, 2001, SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets" were issued. SFAS No. 141 requires all business combinations to be accounted for using the purchase method effective for transactions initiated after June 30, 2001. SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets as well as initiates an annual review for impairment.

        The Company will adopt SFAS No. 142 in the first quarter of fiscal year 2003. Goodwill amortization expense for each of the three fiscal years ending on October 31, 2001 approximated $0.8 million. The Company has goodwill associated with its equity method investment in the South American joint venture of approximately $4.6 million at October 31, 2001.

        In August, 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. This statement amends the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Accounting Principles Board No. 30, "Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". This statement, which excludes goodwill from its scope, establishes the methodology to be used for evaluating (i) long-lived assets to be held and used, (ii) long-lived assets to be disposed of other than by sale, and (iii) long-lived assets to be disposed of by sale, for both ongoing and discontinued operations. In addition, SFAS No. 144 broadens the treatment of discontinued operations to include components of an entity rather than just segments of a business. SFAS No. 144 is required to be adopted by the Company in fiscal 2003. The Company has not completed the process of evaluating the impact that will result from adopting this statement and is therefore unable to disclose the impact that adopting SFAS No. 144 will have on its financial position and results of operations.

Changes in Presentation

        Certain prior-year amounts have been reclassified to conform to the current-year presentation.

5.    MARKETABLE EQUITY SECURITIES AND PORTFOLIO INVESTMENTS

	Accounting Designation	Percent of Ownership	Aggregate Carrying Value(a)	Cumulative Gross Pre-tax Unrealized Holding Gains (Losses)(e)	Change in Pre-tax Unrealized Holding Gains (Losses) for the Year(e)
	(In thousands except percentages)
Investment as of October 31, 2001
Marketable Equity Securities
El Sitio, Inc. (Claxson Interactive Group Inc.)	Available-for-sale(b)	0.8%	$306	$(418)	$(191)
GrandVision SA	Available-for-sale(b)	0.1%	117	77	(41)
MotherNature.com	Available-for-sale(b)	4.5%	58	(24)	135

Total marketable equity securities			481	(365)	(97)
Portfolio Investments
FleetCor (a.k.a. Fuelman)	Equity Method(c)	37.2%	11,716	—	—
American Capital Access	Cost Method(d)(f)	15.3%	23,933	—	—
Vanguard	Cost Method(d)	15.0%	7,760	—	—
VeloCom	Cost Method(d)	3.2%	20,700	—	—

Total portfolio investments			64,109	—	—

Total marketable equity securities and portfolio investments			$64,590	$(365)	$(97)

	Accounting Designation	Percent of Ownership	Aggregate Carrying Value(a)	Cumulative Gross Pre-tax Unrealized Holding Gains (Losses)(e)	Change in Pre-tax Unrealized Holding Gains (Losses) for the Year(e)
	(In thousands except percentages)
Investment as of October 31, 2000
Marketable Equity Securities
El Sitio, Inc. (Claxson Interactive Group Inc.)	Available-for-sale(b)	3.8%	$4,871	$(227)	$(227)
GrandVision SA	Available-for-sale(b)	0.1%	151	118	146
MotherNature.com	Available-for-sale(b)	4.5%	339	(159)	(159)

Total marketable equity securities			5,361	(268)	(240)
Portfolio Investments
FleetCor (a.k.a. Fuelman)	Equity Method(c)	42.1%	15,525	—	—
American Capital Access	Equity Method(c)	23.8%	23,933	—	—
Vanguard	Cost Method(d)	15.0%	8,000	—	—
VeloCom	Cost Method(d)	3.9%	20,700	—	—

Total portfolio investments			68,158	—	—

Total marketable equity securities and portfolio investments			$73,519	$(268)	$(240)

(a)
Carrying values for public portfolio investments were determined based on the share price of the securities traded on public markets as of the last business day of the period. The carrying values of the non-public portfolio investments were determined under either the equity or cost method of accounting, less impairment, if any.
(b)
Unrealized gains or losses on securities classified as available-for-sale securities are recorded in the consolidated balance sheets net of tax within the caption "Accumulated other comprehensive loss."
(c)
This investment is in a non-public company and is accounted for on the equity method because the Company has a greater than 20% equity interest.
(d)
These investments are in non-public companies and are accounted for on the cost method.
(e)
Pre-tax unrealized holding gains and losses apply only to marketable equity securities.
(f)
The Company's ownership of this entity decreased below 20% in fiscal 2001. Beginning in fiscal 2001 the Company accounts for this investment on the cost method.

Investment Activity—Marketable Equity Securities

El Sitio, Inc. (now Claxson Interactive Group Inc.)

        During the quarter ended July 31, 2001, the Company determined that its investment in El Sitio, had become permanently impaired and recorded a pre-tax charge of $4.4 million to the consolidated statements of operations. As a result of the marketable equity security's designation as available-for-sale, previous declines in the investment's market value had been reflected in the consolidated balance sheet within the shareholders' equity section under the caption "Accumulated other comprehensive loss."

        Effective as of August 22, 2001, El Sitio's common shares had a 1-for-10 reverse share split. As a result of the reverse share split, the Company owned 145,675 shares of El Sitio. On September 7, 2001, El Sitio, Inc. announced that its shareholders approved the company's merger with Ibero-American Media Partners II, Ltd. ("IAMP") to form Claxson Interactive Group Inc. ("Claxson"), a multi-platform new media company that provides integrated branded entertainment content targeted to Spanish and Portuguese speakers around the world. On September 24, 2001, the merger was completed, and each El Sitio common share was exchanged for one new class A common share of Claxson. On the same date, Claxson Interactive Group Inc. began trading on the NASDAQ National Market under the symbol "XSON."

MotherNature.com

        During the third quarter of 2000, the Company determined that its $10 million investment in MotherNature.com, a Web-based retailer of vitamins, supplements and minerals, had become permanently impaired and recorded a pre-tax charge of $9.5 million to the consolidated statement of operations. As a result of the marketable equity security's designation as available-for-sale, previous declines in the investment's market value had been reflected in the Company's consolidated balance sheet within the shareholders' equity section under the caption "Accumulated other comprehensive loss."

        On November 30, 2000, MotherNature.com's shareholders approved a plan of complete liquidation and dissolution. MotherNature.com is proceeding with the sale of all of its assets, and thereafter intends to make distributions of liquidation proceeds to its shareholders. Because of uncertainties as to the precise net realizable value of assets and the ultimate settlement amount of liabilities, it is impossible to predict with certainty the aggregate net values that will ultimately be distributed to shareholders. However, management believes, based upon information available from MotherNature.com management, that the Company could, over time, receive proceeds from liquidation of approximately $0.7 million. An initial distribution of liquidation proceeds of $0.6 million was received by GCC in the first quarter of 2001 resulting in a pre-tax realized gain of $0.2 million.

GrandVision (SA)

        During 2000, the Company sold 139,740 shares of its investment in GrandVision, which generated net proceeds of $4.3 million and a realized pre-tax gain of $133,000. All shares of GrandVision SA ("GrandVision"), an optical and photo retailer, have been classified as "available-for-sale." Unrealized holding gains and losses on these securities in 2001 and 2000 are shown in the table above and were recorded in the consolidated balance sheets under the caption "Accumulated other comprehensive loss."

Investment Activity—Portfolio Investments Accounted
for Under the Cost Method

        On December 17, 1999, the Company invested $8.0 million in Vanguard Modular Building Systems ("Vanguard"), a leading regional provider of relocatable classrooms and other commercial modular space stations. In 2000, the Company invested $20.7 million in VeloCom, Inc. ("VeloCom"), a facilities-based voice, data and Internet provider primarily in Brazil. Because of the illiquidity of these investments and the Company's less than 20% ownership, such investments are carried at cost. In addition, the Company's investment in VeloCom is valued at an amount that is less than its carrying cost. Management believes this impairment is not permanent as VeloCom's operating entity's balance sheet was recapitalized, and the most recent projections contemplate a recovery of invested capital and, therefore, management has not recorded a charge to its consolidated statements of operations to reduce the carrying value of the investment.

        On September 24, 1997, the Company invested $30.0 million in a newly-formed financial guarantee insurance company, American Capital Access ("ACA"). During the first quarter of 2000, ACA began to actively pursue raising additional capital to maintain the long-term stability of its "A" rating. In May, 2000, existing investors contributed $15.0 million as part of this effort (GCC's portion was $5.0 million). ACA also retained an investment banking firm to help raise an additional $45.0 million, which was unsuccessful. As a result, on January 3, 2001, Standard & Poors Corporation placed ACA on "Credit Watch" with negative implications. ACA continued to pursue alternatives for new capital. However, because of the uncertainty of additional capital being raised at an attractive valuation, GCC reduced the carrying value of its investment in ACA by $9.6 million in 2000. In the first quarter of 2001, American Capital Access ("ACA") raised $45.0 million of capital from three original and two new investor groups. GCC did not participate in this offering and, as a result, the Company's ownership interest decreased from approximately 24% to 15%. Since the Company's ownership interest has fallen below 20% and GCC can no longer exercise significant influence over the operations of ACA, the investment is now accounted for under the cost method.

Investment Activity—Portfolio Investments Accounted
for Under the Equity Method

        On February 9, 1998, the Company completed an $11.0 million investment in FleetCor (formerly Fuelman), a provider of fleet management services. Through its proprietary systems and network, FleetCor provides services to commercial vehicle operators throughout the United States. In 2000, the Company invested an additional $6.0 million in FleetCor bringing its total interest to 42.1% on a fully diluted basis. In May 2001, additional equity was contributed to FleetCor and as a result, the Company's ownership decreased to 37.2% as of October 31, 2001. FleetCor's results of operations for the 12 months ended September 30, 2001 and 2000 are shown below. FleetCor finalized its audited financial statements for the year ended December 31, 2000 during the Company's second quarter. FleetCor recorded a non-recurring charge of approximately $6.1 million on its 2000 income statement, which is reflected in the net loss for the 12 months ended September 30, 2001 shown below. This charge is primarily related to networking settlements on certain licensee customer accounts and additional reserves for doubtful accounts. Because of the lag in time for the equity method reporting of FleetCor's results, GCC's portion of this charge was reflected in its second quarter of 2001 results.

        Unaudited summarized financial information of the Company's FleetCor investment for the 12-month periods ended September 30, 2001 and 2000 were as follows:

	2001	2000
	(In thousands)
Current assets	$34,895	$48,402
Non-current assets	38,801	36,181
Current liabilities	27,813	22,431
Non-current liabilities	36,277	41,960
Redeemable preferred stock	33,829	30,488
Total revenues	335,933	326,789
Loss before taxes	(12,312)	(3,388)
Net loss	(14,506)	(2,067)

Investment Activity—Summary of Results Shown in the
Consolidated Statements of Operations

        In summary, investment (loss) income, net consisted of the following:

	Years Ended October 31,
	2001	2000	1999
	(In thousands)
Interest and dividend income	$—	$616	$241
Unrealized (loss) gain on marketable equity securities	—	(214)	14,690
Realized (loss) gain on marketable equity securities and portfolio investments	(133)	3,711	14,047
Equity-losses in portfolio investments	(3,808)	(1,480)	(589)
Loss on impairment of portfolio investments and marketable equity securities	(4,372)	(19,119)	(8,273)
Management and administrative costs	(1,441)	(3,348)	—

Investment (loss) income, net	$(9,754)	$(19,834)	$20,116

6.    IMPAIRMENT AND RESTRUCTURING

        The components of impairment and restructuring charges in the consolidated statements of operations were as follows:

	Years Ended October 31,
	2001	2000	1999
	(In thousands)
Impairment of assets	$—	$34,237	$3,501
Accrual of lease termination costs	—	6,874	3,588
Lease settlements less than amounts accrued	—	—	(8,491)
Changes in estimates of lease termination costs	—	(3,467)	(7,861)
Restructuring	—	4	6,662

	$—	$37,648	$(2,601)

        Impairment of assets in 2000 includes a charge of $27.3 million to write-off fixed assets of under performing theatres currently operating under Bankruptcy Proceedings and a charge of $6.9 million for the impairment of assets of the Company's domestic joint venture, due to the inability of the venture to obtain further funds for required capital expenditures.

        During the ordinary course of business, management has and will make determinations that impact the recoverability of theatre assets. As part of the Company's annual budgeting process, management has and will review the long-lived assets used in the theatre business for impairment. This analysis has and will take place at the individual theatre level, which management believes is the lowest level for which there are identifiable cash flows. In addition, management has and will review internal management reports as well as monitor current and potential future competition in its markets for indicators of impairment of individual theatre assets. As a result of this analysis, management has and will determine whether impairment has occurred, whether a write-down of the asset carrying value to fair value is required and whether to abandon or continue to operate the theatre. The impairment loss is measured as the amount by which the carrying value of the asset exceeds the fair value, which is based on management's estimates. The primary technique to determine fair value is to discount the future cash flows of the theatre. There is considerable management judgement necessary to determine the future cash flows of a theatre, and, accordingly, actual results could vary significantly from such estimates.

        Continued significant industry building of new megaplexes has caused the Company to re-assess the value and utility of certain theatre locations through its internal evaluation process described above. This increase in competition in certain markets as a result of the opening of megaplexes by competitors, has tended to and is projected to draw audiences away from certain theatre locations that the Company operates.

        The accrual for lease termination costs of $6.9 million in 2000 represents a charge related to the Company's guarantee of certain third party leases. The amount of the lease termination costs accrued by the Company was determined in accordance with Section 502(b)(6) of the Bankruptcy Code, which limits a landlord's lease claim to the greater of one year's rental obligation or 15% of the total lease term obligation, not to exceed three year's rental obligations. The accrual recorded for these leases may be subject to future adjustments based on the claims filed by the landlords and Bankruptcy Court actions. The Company cannot presently determine the ultimate liability, which may result from the filing of claims for any rejected contracts or from additional leases, which may be rejected in connection with Bankruptcy Proceedings. The impairment and restructuring was partially offset by a reversal of previously accrued lease termination costs of approximately $3.5 million.

        In addition, the Company recorded in 2000 a post-retirement benefit charge of $1.9 million, offset by a pension settlement gain of $1.9 million related to the 1999 special retirement program.

7.    PROPERTY AND EQUIPMENT, NET

        Property and equipment consisted of the following at October 31:

	2001	2000
	(In thousands)
Cost:
Land	$1,426	$1,426
Building and improvements	19,770	19,792
Leasehold improvements	83,231	83,739
Furniture and fixtures	83,636	85,697

	188,063	190,654
Less accumulated depreciation	95,993	86,573

Net property and equipment	$92,070	$104,081

8.    INVESTMENT IN INTERNATIONAL THEATRE AFFILIATES

        The Company has an equity-based investment in theatre operations in South America which is a joint venture with an unrelated third party. This joint venture is accounted for by the Company under the equity method. The net assets of this joint venture appear in the balance sheet under the caption "Investment in international theatre affiliates." The results of operations of this joint venture appear under the caption "Equity losses in theatre affiliates." (See Note 18)

        The Company purchased its interest in the South American joint venture and theatre operations in Mexico in September, 1997 for a cash purchase price of $36.3 million. The purchase price was allocated to assets acquired (primarily fixed assets) and liabilities assumed based on their fair value at the date of acquisition and in accordance with the purchase method of accounting. The excess of purchase price over net assets acquired is being amortized by the Company over a 10-year period.

        In October, 1999, the Company determined that there was a loss in value of its Mexican investment that was other than temporary. Accordingly, it recorded in "Equity losses in theatre affiliates" a charge of approximately $3.5 million.

        In May 2000, the Company sold its Mexican theatre investment for approximately $14.3 million resulting in a charge of approximately $1.6 million relating to its further loss in value. The Company received $7.5 million in cash proceeds and a $6.75 million note due in installments over two years. In May 2001, the Company received $6.4 million as payment in full on the notes receivable.

        The Company's South American joint venture, Hoyts General Cinema South America ("HGCSA"), has a $50.0 million debt financing arrangement denominated in U.S. dollars with two major financial institutions to fund its operations in Argentina, which is secured by a several guarantee of the joint venture's partners. There is currently no availability of this financing beyond $28.0 million as the remaining funds were not drawn prior to the expiration of the funding commitment on December 29, 2000. Under the several guarantee of the Argentina debt facility, the Company is liable for 50% of the outstanding borrowings. At October 31, 2001, the Company's portion of the outstanding borrowings under this facility that it guarantees was approximately $14.0 million.

        HGCSA has debt arrangements for a total of $18.0 million in debt financings to fund its operations in Chile, which are secured by the several guarantees of the partners. The Company is liable for 50% of the outstanding borrowings. At October 31, 2001, the Company's portion of the outstanding borrowings under these facilities was approximately $9.0 million, which was comprised of $7.3 million of outstanding borrowings and $1.7 million of outstanding guarantees. In respect of these outstanding guarantees the Company invested approximately $1.3 million in a certificate of deposit, which is held as collateral for a portion of the outstanding guarantees at October 31, 2001. This certificate of deposit is included in other current assets in the consolidated balance sheets.

        Subsequent to October 31, 2001, HGCSA was in default of the Argentina and Chile debt financing agreements as the debts became due in December, 2001 and payment was not made in accordance with the agreements. Management of the Argentina and Chile companies and HGCSA are in negotiations with the financial institutions to restructure the debt financing agreements. Subject to the result of these negotiations, the guarantees may become unsecured claims of the Company and be resolved through its Bankruptcy Proceedings. In the event that the negotiations to restructure the financing agreements are unsuccessful and the financial institutions elect to demand payment, the Argentine and Chilean companies would be unable to make such payment. Therefore, the Company's investment in HGCSA, represented by the Argentine and Chilean subsidiaries, would become fully impaired. The carrying value of the investment attributable to Argentina and Chile operations is in excess of $30.0 million.

RECENT DEVELOPMENTS IN ARGENTINA

        Subsequent to October 31, 2001, the government of Argentina imposed restrictions on the withdrawal of cash balances from individuals' bank accounts and has restricted the ability of companies to pay vendors located outside Argentina. These fiscal policies, as well as continuing economic difficulties and political turmoil have resulted in public demonstrations in Argentina, which required the shutdown of several theatres for a short period of time and a decline in theatre attendance subsequent to October 31, 2001. In January, 2002, the government of Argentina announced the adoption of a currency system allowing the peso to float freely rather than pegging it to the U.S. dollar. This has resulted in a significant devaluation of the peso. As operating cash inflows and outflows of the Company's Argentine subsidiary are predominantly denominated in pesos and the debt service payments of the Argentine subsidiary are denominated in U.S. dollars, the realization of the Company's investment in Argentina is dependent upon the Argentine operation's ability to generate sufficient pesos to pay debt service and provide for a return on investment to the joint venture. Because of the recency of these events and the significant uncertainties regarding the extent and duration of the devaluation and the direction of the fiscal policies in Argentina, management cannot presently determine or reasonably estimate the impact a continued economic crisis in that country could possibly have on the joint venture's operations, cash flows and its ability to meet its debt obligations. Accordingly, while the Company's investment in Argentina is currently impaired, management has not determined that the impairment is other than temporary; therefore, no charge to operations has been recorded.

9.    OTHER CURRENT LIABILITIES

        Other current liabilities consisted of the following at October 31:

	2001	2001
	(In thousands)

Rent and related charges	$5,107	$—
Payroll and related benefits	2,944	1,234
Deferred income	18,585	17,240
Other	3,663	4,019

	$30,299	$22,493

        At October 31, 2001 and 2000, certain other current liabilities are included in liabilities subject to compromise in the consolidated balance sheets. (See Note 3).

10.  RELATED-PARTY TRANSACTIONS

        GCC was previously a 100%-owned subsidiary of Harcourt General, Inc. ("Harcourt General"). Certain shareholders also functioned as officers of both companies and had significant interests in both companies. Harcourt General was sold to Reed Elsivier in August, 2001. Neither Harcourt General nor Reed Elsivier have any officers or directors in common with the Company.

        As a result of the 1993 spin-off of GCC, certain leases were transferred from Harcourt General to GCC. Under an Amended and Restated Reimbursement and Security Agreement ("Reimbursement and Security Agreement") dated January 26, 1999, GCC agreed to indemnify Harcourt General from losses Harcourt General could incur due to its secondary liability on theatre leases that were transferred to GCC as part of the spin-off. In order to secure its obligations under the Reimbursement and Security Agreement, GCC pledged all of the stock of its theatre subsidiaries to Harcourt General. In connection with the Harcourt General guarantee, the Company was charged a fee based on total commitments outstanding. In 2001, no fee was incurred or paid by the Company to Harcourt General as a result of the Bankruptcy Proceedings. In 2000 and 1999, the Company was charged a fee of $0.6 million and $0.7 million, respectively. In addition, GCC was required to maintain certain financial covenants under its Reimbursement and Security Agreement. Enforceability of these covenants and other limitations are stayed in connection with the Chapter 11 proceedings.

        Harcourt General provided certain management services to GCC. In 2001, Harcourt General did not provide any management services, and, therefore, no fees were charged to the Company. The fees for these services, which totaled $0.2 million and $0.5 million in each of 2000 and 1999, respectively, were based on Harcourt General's costs. The reduction in the amount paid in 2000 was a result of an agreement with Harcourt General, which provided that no charges for services of Richard A. Smith, Chairman of the Company, and Robert A. Smith, President and Chief Operating Officer of the Company, would be incurred after April, 2000. Harcourt General's Chairman and Chief Executive Officer also served as the Chairman of the Company until June 19, 2001, and one of Harcourt General's Presidents and Co-Chief Operating Officers served as President and Chief Operating Officer of GCC until October 10, 2000. The fees payable to Harcourt General were subject to the approval of a committee of independent directors of GCC who are not affiliated with Harcourt General.

        In addition, the Company subleases office space and a theatre location from Harcourt General. The rent and rent-related expense associated with these subleases totaled $0.7 million in 2001 and $1.2 million in 2000 and 1999.

11.  DEBTOR-IN-POSSESSION FINANCING

        In connection with the Company's Chapter 11 filing, the Company entered into a Debtor-in-Possession Credit Agreement on October 13, 2000 providing initial financing of $25 million as of October 31, 2000 and as approved by the Bankruptcy Court on November 8, 2000, final financing up to $45.0 million. In September, 2001, the maturity date of the DIP Facility was extended to the earlier of the Company emerging from bankruptcy or March 31, 2002. At October 31, 2001, the Company had outstanding borrowings under the DIP Facility of $2.0 million. The interest rate on the DIP Facility is the greater of a participating bank's prime lending rate plus 2.00% or the Federal Reserve Rate plus 0.50%. The interest rate at October 31, 2001 was 7.5%. In addition, the Company is required to pay a commitment fee of 0.5% per annum on the unused portion of the DIP Facility.

        Proceeds of the DIP Facility may be utilized for expenditures as outlined in the approved DIP Facility budget. As a condition to the DIP Facility, the Company has agreed to the following restrictions, which limit capital expenditures and which prevent the Company from: (a) borrowing additional funds other than through the DIP Facility; (b) entering into any new financial leasing transactions; (c) making additional portfolio investments; (d) making any distributions from the Company; and (e) making certain sales of portfolio investments without the consent of the DIP Facility lenders. In addition, the Company must maintain minimum operating earnings, as defined.

        Given the restrictions contained in its DIP Facility, the Company (a) will not enter into any new domestic theatre lease commitments; (b) will not make any new portfolio investments; and (c) may utilize, in whole or in part, any new proceeds received from the future sale of assets to prepay the DIP Facility.

        The lenders under the DIP Facility have a "super priority" claim against the assets of the Company and its subsidiaries. The Company was in compliance with the DIP Facility covenants at October 31, 2001.

        As a result of the Chapter 11 cases, all outstanding borrowings under the Company's revolving credit agreement have been included in "Liabilities subject to compromise" at October 31, 2001 and 2000 (See Note 3). At October 31, 2001 and 2000, the Company had outstanding borrowings under its revolving credit agreement of $44.6 million, respectively. The Company was able to select a floating interest rate based on the primary bank's base interest rate for up to six months. The fixed rate interest rates are based on the Eurodollar rate plus a margin that ranges from 0.625% to 1.25% based on the level of total debt to cash flow earnings as defined in the agreement. As of October 31, 2001 and 2000, the variable interest rate on the outstanding borrowings of the revolving credit agreement was 9.0% and 10.0%, respectively. There is currently no availability under the revolving credit facility.

        At October 31, 2001 and 2000, the Company had outstanding standby letters of credit totaling $6.9 million and $6.7 million, respectively.

        Interest due and payable, as specified under the revolving credit agreement, is also stayed during bankruptcy. Interest due contractually and not paid totaled $4.2 million in 2001 and $0.3 million in 2000. The Company has Bankruptcy Court approval to make monthly adequate protection payments of $0.3 million, in respect of the revolving credit agreement, which began in November, 2000. The amount paid under the adequate protection program totaled $3.9 million in fiscal year 2001.

13.  SHAREHOLDERS' EQUITY

Common Stock

        Common Stock is entitled to dividends if declared by the Board of Directors, and each share carries one vote. Holders of Common Stock have no cumulative voting, redemption or preemptive rights.

Common Stock Incentive Plan

        The Company has a Common Stock incentive plan that provides for the granting of stock options, stock appreciation rights, restricted stock or other stock-based awards. No such grants were made in fiscal 2001. Options outstanding at October 31, 2001 were granted at prices not less than 100% of the fair market value on the date of original grant. These options generally vest over five years and have maximum terms of 10 years and one day. Options for 87,689, 69,059 and 86,131 shares were exercisable under all option arrangements at October 31, 2001, 2000 and 1999, respectively. Under the existing stock incentive plan, there were 422,103 and 407,329 shares available for future grants at October 31, 2001 and 2000, respectively.

        The following summarizes transactions under all stock option arrangements for the years ended October 31, 2001, 2000 and 1999:

	Number of Shares	Per Share Option Price			Weighted Average Exercise Price
Outstanding as of November 1, 1998	156,104	$15.81	—	$52.42	$34.45
Granted	24,555			40.00	40.00
Exercised	(9,801)	15.81	—	35.00	23.64
Canceled	(7,967)	25.50	—	52.42	37.15

Outstanding as of October 31, 1999	162,891	$15.81	—	$52.42	$35.81
Granted	97,500		—	28.75	28.75
Exercised	(14,065)	15.81	—	28.99	23.34
Canceled	(56,201)	25.50	—	52.54	36.01

Outstanding as of October 31, 2000	190,125	$15.81	—	$52.54	$33.05
Canceled	(14,774)	15.81	—	52.54	31.12

Outstanding as of October 31, 2001	175,351	$15.81	—	$52.54	$33.21

        The following summarizes information about all stock options outstanding at October 31, 2001:

	Options Outstanding
		Weighted-Average		Options Exercisable
Range of Exercise Prices	Number Outstanding at 10/31/01	Remaining Contractual Life (years)	Exercise Price	Number Exercisable at 10/31/01	Weighted Average Exercise Price
$15.01—20.00	219	0.1	$15.81	219	$15.81
$20.01—30.00	96,046	7.3	28.56	29,246	28.14
$30.01—40.00	55,817	5.1	36.51	40,896	35.74
$40.01—50.00	17,946	5.2	42.50	12,665	42.74
$50.01—52.42	5,323	4.6	51.98	4,663	51.92

Total	175,351			87,689

        Had compensation cost for stock option grants issued since November 1, 1996 been determined under the provisions of SFAS No. 123, the Company's net loss as well as basic and diluted loss per share would have been as follows:

	2001	2000	1999
	(In thousands except for per share amounts)
Years Ended October 31,
Net loss	$(36,246)	$(136,196)	$(2,518)
Basic loss per share	$(4.65)	$(17.57)	$(0.33)
Diluted loss per share	$(4.65)	$(17.57)	$(0.33)

        The pro-forma effect on net loss as well as basic and diluted loss per share for 2001, 2000 and 1999 is not representative of the pro-forma effect on net income in future years because it does not take into consideration pro-forma compensation expense related to grants made prior to 1996.

        The fair value of each stock option granted in 2000 and 1999 (no options were granted in 2001) under the Company's plans was estimated on the date of the grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value grants issued under the plans in 2000 and 1999:

	2000	1999
Expected volatility	21.58%	24.62%
Risk-free interest rates	6.23%	4.54%
Expected life	7 years	7 years
Dividend payments	None	None

        The weighted average fair values per share of stock options granted during 2000 and 1999 were $11.81 and $15.25, respectively.

Unearned Compensation

        The Company's GCC Investments, Inc. Incentive Pool Plan provides for performance-based compensation for certain employees based on certain investment events. A portion of the performance-based compensation may be paid in restricted shares, which vest over a period of time subsequent to the investment event. The balance in unearned compensation represents the unvested portion of the restricted stock award. Compensation expense related to the restricted shares is charged to the consolidated statement of operations pro-ratably over the vesting period or at the time the employee terminates their employment. Such expense totaled approximately $0.4 million in 2001, $1.6 million in 2000 and $0.6 million in 1999.

14.  RETIREMENT PLANS

        GCC has a non-contributory defined benefit pension plan covering substantially all full-time employees. GCC also sponsors an unfunded supplemental executive retirement plan, which provides certain employees additional pension benefits. Benefits under the plans are based on years of service and compensation prior to retirement. When funding is required for the defined benefit plans, the policy is to contribute amounts that are deductible for federal income tax purposes. Pension plan assets consist primarily of equity and fixed income securities. The components of the net periodic pension costs are as follows:

	2001	2000	1999
	(In thousands)
Years Ended October 31,
Service cost	$169	$413	$433
Interest cost	1,097	1,467	1,332
Expected return on plan assets	(2,035)	(2,426)	(2,483)
Amortization of prior service	(57)	76	76
Recognized actuarial gains	(118)	(529)	(161)
Amortization of transition asset	—	(298)	(298)

Total	(944)	(1,297)	(1,101)
Special termination benefit	—	—	4,284
Settlement gain on special termination benefits	—	(1,924)	—

Net pension (credit) charge	$(944)	$(3,221)	$3,183

        The following table sets forth the change in the defined benefit plans' funded status for the years ended October 31, 2001 and 2000:

	2001		2000
	Funded	Unfunded	Funded	Unfunded
	(In thousands)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year	$12,255	$1,890	$19,268	$1,284
Service cost	135	34	358	55
Interest cost	1,044	53	1,323	144
Plan amendments	—	(1,256)	—	183
Actuarial gain (loss)	2,724	149	(294)	511
Benefits paid	(913)	—	(8,400)	(287)

Benefit obligation, end of year	$15,245	$870	$12,255	$1,890

CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of year	$21,715	$—	$29,459	$—
Adjustment for benefits paid	1,012	—	—	—
Actual return on plan assets	(844)	—	656	—
Company contributions	—	—	—	287
Benefits paid	(913)	—	(8,400)	(287)

Fair value of plan assets, end of year	$20,970	$—	$21,715	$—

Over (under) funded status	$5,725	$(870)	$9,460	$(1,890)
Unrecognized net transition asset	—	—	—	—
Unrecognized net actuarial gain (loss)	1,447	356	(3,274)	219
Unrecognized prior service cost (credit)	12	(745)	17	449

Net asset (liability) recognized in the consolidated balance sheets	$7,184	$(1,259)	$6,203	$(1,222)

        The significant actuarial assumptions as of the year-end measurement dates were as follows:

	Years Ended October 31,
	2001	2000	1999
Discount rate	7.25%	8.0%	8.0%
Rate of compensation increases	4.5%	4.5%	4.5%
Rate of return on plan assets	9.0%	9.0%	9.0%

        In addition to the defined benefit plans, GCC has two defined contribution plans for certain employees. The GCC Savings Plan permits employee contributions and provides for certain matching contributions by the Company. The Company's contributions in fiscal years 2001, 2000 and 1999 were $0.4 million, $0.5 million and $0.5 million, respectively. The GCC Employee Stock Ownership Plan ("ESOP") is non-contributory.

15.  COMMITMENTS AND CONTINGENCIES

Leases

        GCC conducts the majority of its operations in leased premises under noncancelable leases which typically have initial lease terms of 20 years. In connection with the Bankruptcy Proceedings, all lease contracts, whether assumed or rejected, are subject to Bankruptcy Court approval. The commitments shown below reflect future lease obligations for all operating leases the Company has not rejected as part of the Bankruptcy Proceedings, and, therefore, may not reflect actual future cash outlays.

        These leases generally provide for the payment of fixed monthly rentals, contingent rentals based on a percentage of revenue over a specified amount and the payment of property taxes, common area maintenance, insurance and repairs. At its option, GCC can renew a substantial portion of such leases, following the initial lease term, for various periods up to an additional 20 years. Certain of GCC's leases require periodic increased rentals. The rental costs on these leases have been recognized on a straight-line basis and are included in deferred lease obligations. Assuming renewal options are not exercised, the future minimum payments under noncancelable operating leases that the Company has not rejected as part of the Bankruptcy Proceedings as of October 31, 2001 were as follows:

Operating Leases
(In thousands)
2002	$57,647
2003	57,185
2004	59,028
2005	75,977
2006	49,762
Thereafter	405,044

$704,643

        Rent expense under noncancelable operating leases the Company has not rejected as part of its Bankruptcy Proceedings was as follows:

	Years Ended October 31,
	2001	2000	1999
	(In thousands)
Minimum rentals	$52,015	$80,049	$73,401
Percentage rentals based on revenues	1,026	2,354	3,096

	$53,041	$82,403	$76,497

        At October 31, 2001, the Company has outstanding $111.0 million of equipment and leasehold operating leases with several financial institutions under a lease financing arrangement. A receivable due from the financing institutions at October 31, 1999 of $15.5 million was reclassified to capital expenditures in 2000. The Company has Bankruptcy Court approval to make monthly adequate protection payments of approximately $1.1 million, in respect of the lease financing arrangement.

Litigation

        On October 11, 2000, the Company and 30 of its domestic subsidiaries filed to reorganize under Chapter 11 of the United States Bankruptcy Code, and six of its domestic subsidiaries filed for liquidation under Chapter 7 of the United States Bankruptcy Code (See Notes 1, 2 and 3).

        GCC is involved in various other suits and claims in the ordinary course of business. Management does not believe that the disposition of such suits and claims will have a material adverse effect upon the consolidated financial position or continuing operations of the Company.

16.  POST-RETIREMENT HEALTH CARE BENEFITS

        The Company provides health care benefits for retired employees that are funded as claims are incurred. Retirees and active employees hired prior to March 1, 1989 are eligible for these benefits if they meet certain service and minimum age requirements. The Company paid $0.3 million, $0.5 million and $0.4 million during fiscal 2001, 2000 and 1999, respectively, for post-retirement health care benefit claims.

        Net post-retirement benefit costs are as follows:

	Years Ended October 31,
	2001	2000	1999
	(In thousands)
Service cost	$7	$7	$18
Interest cost	442	475	311
Net amortization and deferral	(101)	104	(101)

Net post-retirement benefit cost	$348	$586	$228

        The following table sets forth the funded status of the Company's post-retirement benefit obligations and the amounts recognized in GCC's consolidated balance sheets:

	2001	2000
	(In thousands)
Change in benefit obligation:
Benefit obligation, beginning of year	$6,211	$4,170
Service cost	7	7
Interest cost	442	475
Actuarial loss	679	104
Benefits paid	(306)	(473)
Special termination benefits	—	1,928

Benefit obligation, end of year	7,033	6,211

Fair value of plan assets	—	—

Under funded status	(7,033)	(6,211)
Unrecognized net actuarial gain	(1,372)	(2,152)

Net liability recognized in the balance sheets	$(8,405)	$(8,363)

        The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 8.0% in fiscal 2001 and 10% in fiscal 2000, gradually declining to 5.0% in fiscal 2005. Measurement of the accumulated post-retirement benefit obligation was based on an assumed 7.25% discount rate for 2001 and 8.0% discount rate for 2000 and 1999. If the health care cost trend rate assumptions were increased by 1.0%, the accumulated post-retirement obligation as of October 31, 2001 would be increased by $0.5 million. The effect of this change on the service cost and interest cost would not be material.

17.  INCOME TAX BENEFIT (PROVISION)

        Income tax benefit (provision) was as follows:

	Years Ended October 31,
	2001	2000	1999
	(In thousands)
CURRENT
Federal	$—	$(399)	$8,666
State	—	(57)	—

	—	(456)	8,666
DEFERRED
Federal	—	(7,774)	(6,245)
State	—	(1,111)	(892)

	—	(8,885)	(7,137)

	$—	$(9,341)	$1,529

        No income taxes were recorded in 2001 as a result of the Company's net operating loss carryforward position. GCC's effective income tax rate was 7.4% in 2000 and 40.0% in 1999. The differences between the statutory federal tax rate and the effective tax rate for 2001 and 2000 are due primarily to the recording of a valuation allowance. The difference between the statutory federal tax rate and the effective tax rate for 1999 is due primarily to state income taxes. Significant components of the Company's net deferred income tax liability (asset) stated on a gross basis at October 31, were as follows:

	2001	2000
	(In thousands)
GROSS DEFERRED INCOME TAX ASSETS
Financial accruals and reserves	$26,512	$17,267
Investment write downs	19,115	14,454
Impairment of theatre assets	12,273	12,590
Post-retirement health care benefits	3,362	3,345
Net operating loss carryforwards	32,046	20,975
Self insurance accruals	3,216	3,836

Total deferred tax assets	96,524	72,467
Valuation allowance	(76,771)	(55,168)

NET DEFERRED INCOME TAX ASSETS	19,753	17,299
GROSS DEFERRED INCOME TAX LIABILITIES
Basis difference in fixed assets	19,753	17,299

Total deferred income tax liabilities	19,753	17,299

Net deferred tax liability	$—	$—

        The Company anticipates utilizing its deferred tax assets only to the extent of its deferred tax liabilities. Accordingly, the Company has fully reserved all remaining deferred tax assets, which it presently cannot utilize.

        As of October 31, 2001, the Company has net operating loss carryforwards of approximately $91.0 million, which will begin to expire in 2021.

18.  SEGMENTS OF ENTERPRISE AND RELATED INFORMATION

        The Company has segmented its operations in a manner that reflects how its chief operating decision maker reviews the results of the businesses that make up the consolidated entity. The Company has identified three reportable segments: one segment is the domestic theatre operation (which encompass all theatres in the continental United States); the second segment includes the Company's joint venture in South America; and the final segment primarily includes all of the activity related to the investment portfolio business and corporate administration. This identification of segments emanates from management's recognition that its investing activity in a variety of non-theatre related activities is wholly separate from theatre operations, and its South American operations are new theatre ventures in markets that are dissimilar to the United States market. The other expenses segment primarily includes the regional and home office administration. The Company evaluates both domestic and international theatre performance and allocates resources based on earnings before interest, taxes, depreciation, impairment, restructuring and reorganization items. Information concerning (loss) earnings before income taxes has also been provided so as to aid in the reconciliation to the consolidated totals. The international theatre segment has been reported in this footnote as if it were a fully-consolidated subsidiary rather than under the equity method as it has been reported in the consolidated financial statements because the chief operating decision maker evaluates operations on this basis. The adjustment column is utilized to return the international theatre segment to the equity method and eliminate intercompany balances. Performance of the investment portfolio business is evaluated using the same measures as are seen in the consolidated financial statements.

TOTAL COMPANY

	Year Ended October 31, 2001
	Domestic Theatres	International Theatres	Other Operations	Segment Totals	Adjustments	Consolidated Totals
	(In thousands)
Revenues:
Admissions	$203,551	$43,112	$—	$246,663	$(43,112)	$203,551
Concessions	85,606	12,272	—	97,878	(12,272)	85,606
Other	9,286	4,729	—	14,015	(4,729)	9,286

Total revenues	298,443	60,113	—	358,556	(60,113)	298,443

Earnings (loss) before interest, taxes, depreciation disposition, impairment, restructuring and reorganization items	18,620	9,102	(1,763)	25,959	(9,102)	16,857
Depreciation	12,923	9,114	78	22,115	(9,114)	13,001
Disposition, impairment, restructuring and reorganization items	14,551	700	6,997	22,248	(700)	21,548
Net investment income (loss)	18	1,645	(9,772)	(8,109)	(1,645)	(9,754)
Earnings (loss) before income taxes	(8,977)	(4,193)	(24,135)	(37,305)	1,624	(35,861)
Total assets	103,979	109,029	76,486	289,494	(69,625)	219,869
Total capital expenditures	1,568	15,277	6	16,851	(15,277)	1,574

	Year Ended October 31, 2000
	Domestic Theatres	International Theatres	Other Operations	Segment Totals	Adjustments	Consolidated Totals
	(In thousands)
Revenues:
Admissions	$237,093	$55,426	$—	$292,519	$(55,426)	$237,093
Concessions	105,056	17,528	—	122,584	(17,528)	105,056
Other	15,893	4,107	—	20,000	(4,107)	15,893

Total revenues	358,042	77,061	—	435,103	(77,061)	358,042

(Loss) earnings before interest, taxes, depreciation disposition, impairment, restructuring and reorganization items	(5,343)	12,542	(4,213)	2,986	(12,542)	(9,556)
Depreciation	17,156	8,233	99	25,488	(8,233)	17,255
Disposition, impairment restructuring and reorganization items	51,345	—	14,515	65,860	—	65,860
Net (loss) investment income	70	1,905	(19,904)	(17,929)	(1,905)	(19,834)
Loss before income taxes	(74,728)	(2,417)	(44,080)	(121,225)	(310)	(121,535)
Total assets	117,268	116,583	93,596	327,447	(76,108)	251,339
Total capital expenditures	56,301	18,554	5,150	80,005	(18,554)	61,451
	Year Ended October 31, 1999
	Domestic Theatres	International Theatres	Other Operations	Segment Totals	Adjustments	Consolidated Totals
	(In thousands)
Revenues:
Admissions	$255,752	$45,010	$—	$300,762	$(45,010)	$255,752
Concessions	115,093	14,577	—	129,670	(14,577)	115,093
Other	15,305	2,595	—	17,900	(2,595)	15,305

Total revenues	386,150	62,182	—	448,332	(62,182)	386,150

Earnings (loss) before interest, taxes, depreciation disposition, impairment, restructuring and reorganization items	5,127	6,341	(7,246)	4,222	(6,341)	(2,119)
Depreciation	16,071	6,870	185	23,126	(6,870)	16,256
Disposition, impairment, restructuring and reorganization items	(4,718)	—	—	(4,718)	—	(4,718)
Net investment income	40	825	20,076	20,941	(825)	20,116
Earnings (loss) before income taxes	(6,637)	(8,282)	9,163	(5,756)	1,934	(3,822)
Total assets	138,141	142,982	178,576	459,699	(84,092)	375,607
Total capital expenditures	18,123	33,507	2,844	54,474	(33,507)	20,967

        As a result of the Company's filing of a petition for reorganization under Chapter 11 of the United States Bankruptcy Code, management no longer reviews its domestic theatre operations in the segments of core market, other markets, impaired theatres and other expenses. Below is a condensed operating statement for 2001 that provides financial data of those theatres that were open at October 31, 2001 and those theatres closed during 2001.

GENERAL CINEMA THEATRES, INC.

	Theatres Open at October 31, 2001	Theatres Closed in 2001	Total Domestic
	(In thousands)
Revenues
Admissions	$202,703	$848	$203,551
Concessions	85,092	514	85,606
Other	9,229	57	9,286

	297,024	1,419	298,443

Costs and expenses
Film rentals	105,802	324	106,126
Concessions	15,328	114	15,442
Theatre operating expenses	146,924	898	147,822

Theatre cash flow(1)	$28,970	$83	$29,053

# of locations	73	7
# of screens	677	28

(1)
Theatre cash flow is the domestic theatres' earnings (loss) before interest, taxes, depreciation, disposition, impairment, restructuring and reorganization items without consideration of general and administrative expenses.

19.  COMPARATIVE QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	(In thousands except for per share amounts)
Revenues	$86,311	$61,986	$85,250	$64,896	$298,443
Gross profit	10,566	3,778	11,833	3,705	29,882
Net loss	(3,390)	(8,740)	(15,115)	(8,616)	(35,861)
Net loss per share
Basic	$(0.44)	$(1.12)	$(1.94)	$(1.10)	$(4.60)
Diluted	$(0.44)	$(1.12)	$(1.94)	$(1.10)	$(4.60)
	2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter		Full Year
	(In thousands except for per share amounts)
Revenues	$97,863	$79,313	$108,631	$72,235		$358,042
Gross profit	7,683	846	8,849	(6,450)		10,928
Earnings (loss) before effect of accounting change	1,909	(6,005)	(10,077)	(116,703)		(130,876)
Cumulative effect of an accounting change, net	(2,806)	—	—	(1,870)		(4,676)
Net loss	(897)	(6,005)	(10,077)	(118,573	)(1)	(135,552)
Net loss per share
Basic
Earnings (loss) before effect of accounting change	0.25	(0.77)	(1.30)	(15.06)		(16.89)
Cumulative effect of an accounting change, net	(0.37)	—	—	(0.24)		(0.60)
Net loss	(0.12)	(0.77)	(1.30)	(15.30)		(17.49)
Diluted
Earnings (loss) before effect of accounting change	0.25	(0.77)	(1.30)	(15.06)		(16.89)
Cumulative effect of an accounting change, net	(0.37)	—	—	(0.24)		(0.60)
Net loss	(0.12)	(0.77)	(1.30)	(15.30)		(17.49)

(1)
The net loss in the fourth quarter includes a charge for restructuring and reorganization of $70.0 million and an impairment charge of $9.6 million (See Note 6).

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders GC Companies, Inc., Debtor-in Possession
Chestnut Hill, Massachusetts

We have audited the accompanying consolidated balance sheets of GC Companies, Inc. and subsidiaries, Debtors-in-Possession (the "Company"), as of October 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended October 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of GC Companies, Inc. and subsidiaries as of October 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company and certain of its subsidiaries filed petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. A Reorganization Plan was filed December 21, 2001. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to shareholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for costs of start-up activities in 2000 to conform with the American Institute of Certified Public Accountants Statement of Position 98-5.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced significant losses from operations. On October 11, 2000, the Company and certain of its subsidiaries filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. The Company has filed a reorganization plan with the United States Bankruptcy Court on December 21, 2001 (the "Reorganization Plan"). The Reorganization Plan has not been confirmed by the United States Bankruptcy Court. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 24, 2002

$175,000,000

Offer to Exchange 9 7/8% Senior Exchange Subordinated Notes

due February 1, 2012

that have been registered under

the Securities Act of 1933

for outstanding 9 7/8% Senior Subordinated Notes

due February 1, 2012 of

AMC ENTERTAINMENT INC.

Prospectus

Dated                       , 2002

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law, a corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. Our certificate of incorporation requires indemnification of directors and officers to the full extent permitted by the Delaware General Corporation Law and provides that, in any action by a claimant, we shall bear the burden of proof that the claimant is not entitled to indemnification.

        Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Restated and Amended Certificate of Incorporation of the Company contains the provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person thereof in connection with the securities being registered pursuant to this Registration Statement, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit Number	Description
2.1
Agreement and Plan of Merger dated as of March 31, 1997 between AMC Entertainment Inc. and Durwood, Inc. (together with Exhibit A, "Pre-Merger Action Plan") (Incorporated by reference from Exhibit 2.1 to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
2.2
Stock Agreement among AMC Entertainment Inc. and Stanley H. Durwood, his children: Carol D. Journagan, Edward D. Durwood, Thomas A. Durwood, Elissa D. Grodin, Brian H. Durwood and Peter J. Durwood (the "Durwood Children"), The Thomas A. and Barbara F. Durwood Family Investment Partnership (the "TBD Partnership") and Delta Properties, Inc. (Incorporated by reference from Exhibit 99.3 to Amendment No. 2 to Schedule 13D of Stanley H. Durwood filed September 30, 1997).
2.3
Registration Agreement among AMC Entertainment Inc. and the Durwood Children and Delta Properties, Inc. (Incorporated by reference from Exhibit 99.2 to Amendment No. 2 to Schedule 13D of Stanley H. Durwood filed September 30, 1997).
2.4(a)
Indemnification Agreement dated as of March 31, 1997 among AMC Entertainment Inc., the Durwood Family Stockholders and Delta Properties, Inc., together with Exhibit B thereto (Escrow Agreement) (Incorporated by reference from Exhibit 2.4(a) to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
2.4(b)	Durwood Family Settlement Agreement (Incorporated by reference from Exhibit 99.1 to Schedule 13D of Durwood, Inc. and Stanley H. Durwood filed May 7, 1996).
2.4(c)	First Amendment to Durwood Family Settlement Agreement (Incorporated by reference from Exhibit 2.4(c) to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
2.4(d)	Second Amendment to Durwood Family Settlement Agreement (Incorporated by reference from Exhibit 2.4(c) to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
2.5(a)(1)
Interim Operating Agreement dated December 6, 2001 by and among AMC Entertainment Inc. and GC Companies (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 001-08747) filed on December 12, 2001).
2.5(a)(2)
Amendment dated January 28, 2002 to Interim Operating Agreement dated December 6, 2001 between GC Companies, Inc. and AMC Entertainment, Inc. (Incorporated by reference from Exhibit 2.2 to Form 10-Q for the thirty-nine weeks ended December 27, 2001.
2.5(b)(1)
Letter of Intent dated December 6, 2001 by and among AMC Entertainment Inc. and GC Companies (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 001-08747) filed on December 12, 2001).
2.5(b)(2)
Letter of Intent, amended as of January 15, 2002, by and among AMC Entertainment, Inc. and GC Companies (incorporated by reference from Exhibit 2.5(b)(2) to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).

2.5(b)(3)
Letter of Intent dated December 6, 2001, amended and restated as of January 28, 2002, between GC Companies, Inc. and AMC Entertainment, Inc. (incorporated by reference from Exhibit 2.3 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.5(c)(1)
Support Agreement dated December 6, 2001, by and among AMC Entertainment Inc., the Official Committee of Unsecured Creditors in the Chapter 11 Cases of the GCX Debtors, General Electric Capital Corporation and Harcourt General, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 001-08747) filed on December 11, 2001).
2.5(c)(2)
Support Agreement dated December 6, 2001, amended and restated as of January 28, 2002, between AMC Entertainment, Inc., General Electric Capital Corporation, Harcourt General, Inc. and the Official Committee of Unsecured Creditors in the Chapter 11 Case of the GCX Debtors (incorporated by reference from Exhibit 2.4 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.5(c)(3)
Support Agreement dated February 27, 2002, by and among AMC Entertainment Inc., GC Companies, Inc. ("GCX," and together with its Chapter 11 debtor affiliated entities, the "GCX Debtors"), the Official Committee of Unsecured Creditors in the Chapter 11 Cases of the GCX Debtors and The Bank of Nova Scotia (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 7, 2002).
2.5(d)(1)
Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies and its jointly administered subsidiaries (incorporated by reference from Exhibit 2 to the Company's Form 8-K (File No. 001-05747) filed on December 28, 2001.
2.5(d)(2)
First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on January 30, 2002 with the United States Bankruptcy Court for the District of Delaware. (Incorporated by reference from Exhibit 2.5 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.5(d)(3)
Modified First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on March 1, 2002 with the United States Bankruptcy Court for the District of Delaware (incorporated by reference from Exhibit 2.2 to Form 8-K filed March 7, 2002).
2.5(e)
Stock Purchase Agreement dated January 15, 2002 among GC Companies, Inc., AMC Entertainment, Inc., American Multi-Cinema, Inc. and Centertainment Development, Inc. (incorporated by reference from Exhibit 2.5(e) to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
2.5(f)
Joint Commitment Agreement dated as of February 1, 2002 among AMC Entertainment, Inc., Chestnut Hill Investments LLC, Richard A. Smith, John Berylson, and Demos Kouvaris. (Incorporated by reference from Exhibit 2.5(f) to the Amendment No. 2 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on February 8, 2002).
2.6
Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi-Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 13, 2002).

3.1(a)
Amended and Restated Certificate of Incorporation of AMC Entertainment Inc. (as amended on December 2, 1997) (Incorporated by Reference from Exhibit 3.1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
3.1(b)
Certificate of Designations of Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock of AMC Entertainment Inc. (Incorporated by reference from Exhibit 4.6 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
3.2	Bylaws of AMC Entertainment Inc. (Incorporated by Reference from Exhibit 3.2 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
4.1(a)
Restated and Amended Credit Agreement dated as of April 10, 1997, among AMC Entertainment Inc., as the Borrower, The Bank of Nova Scotia, as Administrative Agent, and Bank of America National Trust and Savings Association, as Documentation Agent, and Various Financial Institutions, as Lenders, together with the following exhibits thereto: significant subsidiary guarantee, form of notes, form of pledge agreement and form of subsidiary pledge agreement (Incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
4.1(b)
Second Amendment, dated January 16, 1998, to Amended and Restated Credit Agreement dated as of April 10, 1997 (Incorporated by Reference from Exhibit 4.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended January 1, 1998).
4.1(c)
Third Amendment, dated March 15, 1999, to Amended and Restated Credit Agreement dated as of April 10, 1997 (Incorporated by reference from Exhibit 4 to the Company's Form 8-K (File No. 1-8747) dated March 25, 1999).
4.1(d)
Fourth Amendment, dated March 29, 2000, to Amended and Restated Credit Agreement dated as of April 10, 1997. (Incorporated by reference from Exhibit 4.1(d) to the Company's Form 10-K (File No. 1-8747) for the year ended March 30, 2000).
4.1(e)
Fifth Amendment, dated April 10, 2001, to Amended and Restated Credit Agreement dated as of April 10, 1997. (Incorporated by reference from Exhibit 4.1(e) to the Company's Form 8-K (File No. 1-8747) dated May 7, 2001).
4.2(a)
Indenture dated March 19, 1997, respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2009 (Incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No. 1-8747) dated March 19, 1997).
4.2(b)
First Supplemental Indenture respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2009 (Incorporated by reference from Exhibit 4.4(b) to Amendment No. 2. to the Company's Registration Statement on Form S-4 (File No. 333-29155) filed August 4, 1997).
4.2(c)
Agreement of Resignation, Appointment and Acceptance, dated August 30, 2000, among the Company, The Bank of New York and HSBC Bank USA respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2009. (Incorporated by reference from Exhibit 4.2(c) to the Company's Form 10-Q (File No. 1-8747) for the quarter ended September 28, 2000).
4.3(a)
Indenture, dated January 27, 1999, respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2011. (Incorporated by reference from Exhibit 4.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).
4.3(b)
First Supplemental Indenture dated March 29, 2002 respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2002. (Incorporated by reference from Exhibit 4 to Form 8-K (File No. 1-8747) dated March 29, 2002).

4.3(a)
Agreement of Resignation, Appointment and Acceptance, dated August 30, 2000, among the Company, The Bank of New York and HSBC Bank USA respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2011. (Incorporated by reference from Exhibit 4.3(a) to the Company's Form 10-Q (File No. 1-8747) for the quarter ended September 28, 2000).
4.4
Registration Rights Agreement, dated January 27, 1999, respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2011 (Incorporated by reference from Exhibit 4.4 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).
4.5
Indenture, dated January 16, 2002, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.5 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
4.6
Registration Rights Agreement, dated January 16, 2002, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes (incorporated by reference from Exhibit 4.6 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
4.7	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long-term debt of the Registrant have been omitted but will be furnished to the Commission upon request.
4.8
Investment Agreement entered into April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P. (Incorporated by reference from Exhibit 4.7 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
4.9
Standstill Agreement by and among AMC Entertainment Inc., and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P., dated as of April 19, 2001. (Incorporated by reference from Exhibit 4.8 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
4.10
Registration Rights Agreement dated April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P. (Incorporated by reference from Exhibit 4.9 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
4.11
Securities Purchase Agreement dated June 29, 2001 by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P., Apollo Management V, L.P., AMC Entertainment Inc., Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P. and Sandler Capital Partners V Germany, L.P. (Incorporated by reference from Exhibit 4.6 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 28, 2001).
4.12	AMC Entertainment Inc. 1983 Stock Option Plan (incorporated by reference from Exhibit 10.1 to AMCE's Form S-1 (File No. 2-84675) filed June 22, 1983).
4.13	AMC Entertainment Inc. 1984 Employee Stock Purchase Plan (incorporated by reference from Exhibit 28.1 to AMCE's Form S-8 (File No. 2-97523) filed July 3, 1984).

4.14	AMC Entertainment Inc. 1984 Employee Stock Option Plan (incorporated by reference from Exhibit 28.1 to AMCE's Form S-8 and Form S-3 (File No. 2-97522) filed July 3, 1984).
4.15	AMC Entertainment Inc. 1994 Stock Option and Incentive Plan, as amended (incorporated by reference from Exhibit 10.5 to AMCE's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).
4.16	Form of Non-Qualified (NON-ISO) Stock Option Agreement (incorporated by reference from Exhibit 10.2 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).
4.17
AMC Entertainment Inc. 1999 Stock Option and Incentive Plan, as amended (incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File no. 333-92615) filed December 13, 1999).
4.18
AMC Entertainment Inc. 1999 Stock Option Plan for Outside Directors (incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File No. 333-92617) filed December 13, 1999).
4.19
American Multi-Cinema Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
4.20
Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. dated January 1, 1989, as amended (incorporated by reference from Exhibit 10.7 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
4.21	AMC Supplemental Executive Retirement Plan dated January 1, 1994 (incorporated by reference from Exhibit 10.7(b) to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 30, 1995).
**5.1	Opinion of Lathrop & Gage L.C.
**5.2	Opinion of Weil Gotshal & Manges LLP
9
Durwood Voting Trust (Amended and Restated 1992 Durwood, Inc. voting Trust Agreement dated August 12, 1998). (Incorporated by reference from exhibit 99.2 to the Company's Schedule 13D (File No. 5-34911) filed July 22, 1999).
10.1	AMC Entertainment Inc. 1983 Stock Option Plan (Incorporated by reference from Exhibit 10.1 to AMCE's Form S-1 (File No. 2-84675) filed June 22, 1983).
10.2	AMC Entertainment Inc. 1984 Employee Stock Purchase Plan (Incorporated by reference from Exhibit 28.1 to AMCE's Form S-8 (File No. 2-97523) filed July 3, 1984).
10.3(a)	AMC Entertainment Inc. 1984 Employee Stock Option Plan (Incorporated by reference from Exhibit 28.1 to AMCE's Form S-8 and Form S-3 (File No. 2-97522) filed July 3, 1984).
10.3(b)	AMC Entertainment Inc. 1994 Stock Option and Incentive Plan, as amended (Incorporated by reference from Exhibit 10.5 to AMCE's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).
10.3(c)	Form of Non-Qualified (NON-ISO) Stock Option Agreement (Incorporated by reference from Exhibit 10.2 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

10.3(d)
AMC Entertainment Inc. 1999 Stock Option and Incentive Plan, as amended. (Incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File No. 333-92615) filed December 13, 1999).
10.3(e)
AMC Entertainment Inc. 1999 Stock Option Plan for Outside Directors (Incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File No. 333-92617) filed December 13, 1999.
10.4
American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.5(a)
Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. dated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.7 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.5(b)	AMC Supplemental Executive Retirement Plan dated January 1,1994 (Incorporated by reference from Exhibit 10.7(b) to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 30, 1995).
10.6
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Philip M. Singleton which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.6 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.7
Employment Agreement between AMC Entertainment Inc. and Peter C. Brown which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.7 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.8	Disability Compensation Provisions respecting Stanley H. Durwood (Incorporated by reference from Exhibit 10.12 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.9
Executive Medical Expense Reimbursement and Supplemental Accidental Death or Dismemberment Insurance Plan, as restated effective as of February 1, 1991 (Incorporated by reference from Exhibit 10.13 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.10	Division Operations Incentive Program (Incorporated by reference from Exhibit 10.15 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.11
Summary of American Multi-Cinema, Inc. Executive Incentive Program (Incorporated by reference from Exhibit 10.36 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).
10.12
AMC Non-Qualified Deferred Compensation Plans (Incorporated by reference from Exhibit 10.37 to Amendment No. 2 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed February 18, 1994).
10.13
Real Estate Contract dated November 1, 1995 among Richard M. Fay, Mary B. Fay and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.33 to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).
10.14	American Multi-Cinema, Inc. Retirement Enhancement Plan (Incorporated by reference from Exhibit 10.26 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

10.15
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard M. Fay which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.15 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.16	American Multi-Cinema, Inc. Executive Savings Plan (Incorporated by reference from Exhibit 10.28 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
10.17
Limited Partnership Agreement of Planet Movies Company, L.P. dated October 17, 1997. (Incorporated by reference from Exhibit 10.25 to the Company's Form 10-K (file No. 1-8747) for the fiscal year ended April 2, 1998).
10.18
Agreement of Sale and Purchase dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.19
Option Agreement dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.2 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.20
Right to Purchase Agreement dated November 21, 1997, between AMC Entertainment Inc., as Grantor, and Entertainment Properties Trust as Offeree (Incorporated by reference from Exhibit 10.3 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997.)
10.21
Lease dated November 21, 1997 between Entertainment Properties Trust, as Landlord, and American Multi-Cinema, Inc., as Tenant (Incorporated by reference from Exhibit 10.4 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30, Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24 and Palm Promenade 24.
10.22
Guaranty of Lease dated November 21, 1997 between AMC Entertainment, Inc., as Guarantor, and Entertainment Properties Trust, as Owner (Incorporated by reference from Exhibit 10.5 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30, Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24 and Palm Promenade 24.
10.23
Promissory Note dated August 11, 1998, made by Peter C. Brown, payable to AMC Entertainment Inc. (Incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 1, 1998).
10.24
Promissory Note dated September 4, 1998, made by Philip M. Singleton, payable to AMC Entertainment Inc. (Incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 1, 1998).
10.25
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard T. Walsh which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.25 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).

10.26
Form of Non-Qualified (Non-ISO) Stock Option Agreement used in November 13, 1998 option grants to Mr. Stanley H. Durwood, Mr. Peter C. Brown and Mr. Philip M. Singleton (Incorporated by reference from Exhibit 10.6 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).
10.27
Retainer agreement with Raymond F. Beagle, Jr. which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.27 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.28
Non-Qualified (Non-ISO) Stock Option Agreement used in June 18, 1999 option grants to Mr. Richard M. Fay and Mr. Richard T. Walsh. (Incorporated by reference from exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended July 1, 1999.
10.29
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and John D. McDonald which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.29 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.30
Form of Option Agreement under 1999 Stock Option Plan for Outside Directors used in December 3, 1999 option grants to Mr. Chares J. Egan, Jr., Mr. W. Thomas Grant, II, Mr. Charles S. Paul and Mr. Paul E. Vardeman. (Incorporated by reference from Exhibit 10.37 to the Company's Form 10-K (File No. 1-8747) for the year ended March 30, 2000).
10.31
Non-Qualified (Non-ISO) Stock Option Agreement used in June 18, 1999 option grant to Mr. John D. McDonald. (Incorporated by reference from Exhibit 10.37 to the Company's Form 10-K (File No. 1-8747) for the year ended March 30, 2000).
10.32
Form of Non-Qualified (Non-ISO) Stock Option Agreement used in April 17, 2001 grants to Mr. Peter C. Brown, Mr. Philip M. Singleton, Mr. Richard M. Fay, Mr. Richard T. Walsh and Mr. John D. McDonald. (Incorporated by Reference from Exhibit 10.32 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.33
Form of Restricted Stock Award Agreement used in April 17, 2001 awards to Mr. Peter C. Brown, Mr. Philip M. Singleton, Mr. Richard M. Fay, Mr. Richard T. Walsh and Mr. John D. McDonald. (Incorporated by Reference from Exhibit 10.33 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
**12.1	Computation of Ratio of Earnings to Fixed Charges.
*12.2	Computation of Pro Forma Ratio of Earnings to Fixed Charges
*21	Subsidiaries of AMC Entertainment Inc.
*23.1	Consent of PricewaterhouseCoopers LLP
*23.2	Consent of Deloitte & Touche LLP
**23.3	Consent of Lathrop & Gage L.C. to the use of its opinion filed as Exhibit 5.1 (incorporated in Exhibit 5.1).
**23.4	Consent of Weil Gotshal & Manges LLP (incorporated in Exhibit 5.2)
**24	Power of Attorney.
**25	Statement of Eligibility and Authorization of HSBC Bank USA, Trustee.
*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.

*99.3	Form of Letter to Clients.
*99.4	Form of Letter to Nominees.

* Filed herewith.

** Previously filed

ITEM 22. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes:

          (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  PROVIDED, HOWEVER, that paragraphs (a)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, Missouri, on May 2, 2002.

AMC ENTERTAINMENT INC.
By:	*/s/ CRAIG R. RAMSEY Craig R. Ramsey Senior Vice President Chief Financial Officer and Chief Accounting Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of AMC Entertainment Inc., hereby severally and individually constitute and appoint Peter C. Brown and Craig R. Ramsey or any of them, each acting alone, the true and lawful attorneys and agents with full power of substitution and resubstitution, for each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments or post-effective amendements to this Registration Statement on Form S-4 under the Securities Act of 1933, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendment and amendments.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date

*/s/ PETER C. BROWN Peter C. Brown	Chairman of the Board, Chief Executive Officer and Director	May 2, 2002
*/s/ CRAIG R. RAMSEY Craig R. Ramsey	Senior Vice President, Chief Financial Officer and Chief Accounting Officer	May 2, 2002
*/s/ LAURENCE M. BERG Laurence M. Berg	Director	May 2, 2002

*/s/ LEON D. BLACK Leon D. Black	Director	May 2, 2002
*/s/ CHARLES J. EGAN, JR. Charles J. Egan, Jr.	Director	May 2, 2002
*/s/ WILLIAM T. GRANT, II William T. Grant, II	Director	May 2, 2002
*/s/ CHARLES S. PAUL Charles S. Paul	Director	May 2, 2002
*/s/ MARC J. ROWAN Marc J. Rowan	Director	May 2, 2002
*/s/ PAUL E. VARDEMAN Paul E. Vardeman	Director	May 2, 2002
*By:	/s/ CRAIG R. RAMSEY Craig R. Ramsey Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of March 31, 1997 between AMC Entertainment Inc. and Durwood, Inc. (together with Exhibit A, "Pre-Merger Action Plan") (Incorporated by reference from Exhibit 2.1 to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
2.2
Stock Agreement among AMC Entertainment Inc. and Stanley H. Durwood, his children: Carol D. Journagan, Edward D. Durwood, Thomas A. Durwood, Elissa D. Grodin, Brian H. Durwood and Peter J. Durwood (the "Durwood Children"), The Thomas A. and Barbara F. Durwood Family Investment Partnership (the "TBD Partnership") and Delta Properties, Inc. (Incorporated by reference from Exhibit 99.3 to Amendment No. 2 to Schedule 13D of Stanley H. Durwood filed September 30, 1997).
2.3
Registration Agreement among AMC Entertainment Inc. and the Durwood Children and Delta Properties, Inc. (Incorporated by reference from Exhibit 99.2 to Amendment No. 2 to Schedule 13D of Stanley H. Durwood filed September 30, 1997).
2.4(a)
Indemnification Agreement dated as of March 31, 1997 among AMC Entertainment Inc., the Durwood Family Stockholders and Delta Properties, Inc., together with Exhibit B thereto (Escrow Agreement) (Incorporated by reference from Exhibit 2.4(a) to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
2.4(b)	Durwood Family Settlement Agreement (Incorporated by reference from Exhibit 99.1 to Schedule 13D of Durwood, Inc. and Stanley H. Durwood filed May 7, 1996).
2.4(c)	First Amendment to Durwood Family Settlement Agreement (Incorporated by reference from Exhibit 2.4(c) to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
2.4(d)	Second Amendment to Durwood Family Settlement Agreement (Incorporated by reference from Exhibit 2.4(c) to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
2.5(a)(1)
Interim Operating Agreement dated December 6, 2001 by and among AMC Entertainment Inc. and GC Companies (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 001-08747) filed on December 12, 2001).
2.5(a)(2)
Amendment dated January 28, 2002 to Interim Operating Agreement dated December 6, 2001 between GC Companies, Inc. and AMC Entertainment, Inc. (Incorporated by reference from Exhibit 2.2 to Form 10-Q for the thirty-nine weeks ended December 27, 2001.
2.5(b)(1)
Letter of Intent dated December 6, 2001 by and among AMC Entertainment Inc. and GC Companies (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 001-08747) filed on December 12, 2001).
2.5(b)(2)
Letter of Intent, amended as of January 15, 2002, by and among AMC Entertainment, Inc. and GC Companies (incorporated by reference from Exhibit 2.5(b)(2) to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
2.5(b)(3)
Letter of Intent dated December 6, 2001, amended and restated as of January 28, 2002, between GC Companies, Inc. and AMC Entertainment, Inc. (incorporated by reference from Exhibit 2.3 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).

2.5(c)(1)
Support Agreement dated December 6, 2001, by and among AMC Entertainment Inc., the Official Committee of Unsecured Creditors in the Chapter 11 Cases of the GCX Debtors, General Electric Capital Corporation and Harcourt General, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 001-08747) filed on December 11, 2001).
2.5(c)(2)
Support Agreement dated December 6, 2001, amended and restated as of January 28, 2002, between AMC Entertainment, Inc., General Electric Capital Corporation, Harcourt General, Inc. and the Official Committee of Unsecured Creditors in the Chapter 11 Case of the GCX Debtors (incorporated by reference from Exhibit 2.4 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.5(c)(3)
Support Agreement dated February 27, 2002, by and among AMC Entertainment Inc., GC Companies, Inc. ("GCX," and together with its Chapter 11 debtor affiliated entities, the "GCX Debtors"), the Official Committee of Unsecured Creditors in the Chapter 11 Cases of the GCX Debtors and The Bank of Nova Scotia (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 7, 2002).
2.5(d)(1)
Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies and its jointly administered subsidiaries (incorporated by reference from Exhibit 2 to the Company's Form 8-K (File No. 001-05747) filed on December 28, 2001.
2.5(d)(2)
First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on January 30, 2002 with the United States Bankruptcy Court for the District of Delaware. (Incorporated by reference from Exhibit 2.5 to Form 10-Q for the thirty-nine weeks ended December 27, 2001).
2.5(d)(3)
Modified First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on March 1, 2002 with the United States Bankruptcy Court for the District of Delaware (incorporated by reference from Exhibit 2.2 to Form 8-K filed March 7, 2002).
2.5(e)
Stock Purchase Agreement dated January 15, 2002 among GC Companies, Inc., AMC Entertainment, Inc., American Multi-Cinema, Inc. and Centertainment Development, Inc. (incorporated by reference from Exhibit 2.5(e) to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
2.5(f)
Joint Commitment Agreement dated as of February 1, 2002 among AMC Entertainment, Inc., Chestnut Hill Investments LLC, Richard A. Smith, John Berylson, and Demos Kouvaris. (Incorporated by reference from Exhibit 2.5(f) to the Amendment No. 2 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on February 8, 2002).
2.6
Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi-Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 13, 2002).

3.1(a)
Amended and Restated Certificate of Incorporation of AMC Entertainment Inc. (as amended on December 2, 1997) (Incorporated by Reference from Exhibit 3.1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
3.1(b)
Certificate of Designations of Series A Convertible Preferred Stock and Series B Exchangeable Preferred Stock of AMC Entertainment Inc. (Incorporated by reference from Exhibit 4.6 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
3.2	Bylaws of AMC Entertainment Inc. (Incorporated by Reference from Exhibit 3.2 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
4.1(a)
Restated and Amended Credit Agreement dated as of April 10, 1997, among AMC Entertainment Inc., as the Borrower, The Bank of Nova Scotia, as Administrative Agent, and Bank of America National Trust and Savings Association, as Documentation Agent, and Various Financial Institutions, as Lenders, together with the following exhibits thereto: significant subsidiary guarantee, form of notes, form of pledge agreement and form of subsidiary pledge agreement (Incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
4.1(b)
Second Amendment, dated January 16, 1998, to Amended and Restated Credit Agreement dated as of April 10, 1997 (Incorporated by Reference from Exhibit 4.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended January 1, 1998).
4.1(c)
Third Amendment, dated March 15, 1999, to Amended and Restated Credit Agreement dated as of April 10, 1997 (Incorporated by reference from Exhibit 4 to the Company's Form 8-K (File No. 1-8747) dated March 25, 1999).
4.1(d)
Fourth Amendment, dated March 29, 2000, to Amended and Restated Credit Agreement dated as of April 10, 1997. (Incorporated by reference from Exhibit 4.1(d) to the Company's Form 10-K (File No. 1-8747) for the year ended March 30, 2000).
4.1(e)
Fifth Amendment, dated April 10, 2001, to Amended and Restated Credit Agreement dated as of April 10, 1997. (Incorporated by reference from Exhibit 4.1(e) to the Company's Form 8-K (File No. 1-8747) dated May 7, 2001).
4.2(a)
Indenture dated March 19, 1997, respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2009 (Incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No. 1-8747) dated March 19, 1997).
4.2(b)
First Supplemental Indenture respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2009 (Incorporated by reference from Exhibit 4.4(b) to Amendment No. 2. to the Company's Registration Statement on Form S-4 (File No. 333-29155) filed August 4, 1997).
4.2(c)
Agreement of Resignation, Appointment and Acceptance, dated August 30, 2000, among the Company, The Bank of New York and HSBC Bank USA respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2009. (Incorporated by reference from Exhibit 4.2(c) to the Company's Form 10-Q (File No. 1-8747) for the quarter ended September 28, 2000).
4.3(a)
Indenture, dated January 27, 1999, respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2011. (Incorporated by reference from Exhibit 4.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).

4.3(b)
First Supplemental Indenture dated March 29, 2002 respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2002. (Incorporated by reference from Exhibit 4 to Form 8-K (File No. 1-8747) dated March 29, 2002).
4.3(a)
Agreement of Resignation, Appointment and Acceptance, dated August 30, 2000, among the Company, The Bank of New York and HSBC Bank USA respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2011. (Incorporated by reference from Exhibit 4.3(a) to the Company's Form 10-Q (File No. 1-8747) for the quarter ended September 28, 2000).
4.4
Registration Rights Agreement, dated January 27, 1999, respecting AMC Entertainment Inc.'s 9 1/2% senior subordinated notes due 2011 (Incorporated by reference from Exhibit 4.4 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).
4.5
Indenture, dated January 16, 2002, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes due 2012 (incorporated by reference from Exhibit 4.5 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
4.6
Registration Rights Agreement, dated January 16, 2002, respecting AMC Entertainment Inc.'s 9 7/8% Senior Subordinated Notes (incorporated by reference from Exhibit 4.6 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-75208) filed on January 25, 2002).
4.7	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long-term debt of the Registrant have been omitted but will be furnished to the Commission upon request.
4.8
Investment Agreement entered into April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P. (Incorporated by reference from Exhibit 4.7 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
4.9
Standstill Agreement by and among AMC Entertainment Inc., and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P., dated as of April 19, 2001. (Incorporated by reference from Exhibit 4.8 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
4.10
Registration Rights Agreement dated April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P. (Incorporated by reference from Exhibit 4.9 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
4.11
Securities Purchase Agreement dated June 29, 2001 by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P., Apollo Management V, L.P., AMC Entertainment Inc., Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P. and Sandler Capital Partners V Germany, L.P. (Incorporated by reference from Exhibit 4.6 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 28, 2001).
4.12	AMC Entertainment Inc. 1983 Stock Option Plan (incorporated by reference from Exhibit 10.1 to AMCE's Form S-1 (File No. 2-84675) filed June 22, 1983).

4.13	AMC Entertainment Inc. 1984 Employee Stock Purchase Plan (incorporated by reference from Exhibit 28.1 to AMCE's Form S-8 (File No. 2-97523) filed July 3, 1984).
4.14	AMC Entertainment Inc. 1984 Employee Stock Option Plan (incorporated by reference from Exhibit 28.1 to AMCE's Form S-8 and Form S-3 (File No. 2-97522) filed July 3, 1984).
4.15	AMC Entertainment Inc. 1994 Stock Option and Incentive Plan, as amended (incorporated by reference from Exhibit 10.5 to AMCE's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).
4.16	Form of Non-Qualified (NON-ISO) Stock Option Agreement (incorporated by reference from Exhibit 10.2 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).
4.17
AMC Entertainment Inc. 1999 Stock Option and Incentive Plan, as amended (incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File no. 333-92615) filed December 13, 1999).
4.18
AMC Entertainment Inc. 1999 Stock Option Plan for Outside Directors (incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File No. 333-92617) filed December 13, 1999).
4.19
American Multi-Cinema Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
4.20
Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. dated January 1, 1989, as amended (incorporated by reference from Exhibit 10.7 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
4.21	AMC Supplemental Executive Retirement Plan dated January 1, 1994 (incorporated by reference from Exhibit 10.7(b) to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 30, 1995).
**5.1	Opinion of Lathrop & Gage L.C.
**5.2	Opinion of Weil Gotshal & Manges LLP
9
Durwood Voting Trust (Amended and Restated 1992 Durwood, Inc. voting Trust Agreement dated August 12, 1998). (Incorporated by reference from exhibit 99.2 to the Company's Schedule 13D (File No. 5-34911) filed July 22, 1999).
10.1	AMC Entertainment Inc. 1983 Stock Option Plan (Incorporated by reference from Exhibit 10.1 to AMCE's Form S-1 (File No. 2-84675) filed June 22, 1983).
10.2	AMC Entertainment Inc. 1984 Employee Stock Purchase Plan (Incorporated by reference from Exhibit 28.1 to AMCE's Form S-8 (File No. 2-97523) filed July 3, 1984).
10.3(a)	AMC Entertainment Inc. 1984 Employee Stock Option Plan (Incorporated by reference from Exhibit 28.1 to AMCE's Form S-8 and Form S-3 (File No. 2-97522) filed July 3, 1984).
10.3(b)	AMC Entertainment Inc. 1994 Stock Option and Incentive Plan, as amended (Incorporated by reference from Exhibit 10.5 to AMCE's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).

10.3(c)	Form of Non-Qualified (NON-ISO) Stock Option Agreement (Incorporated by reference from Exhibit 10.2 to AMCE's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).
10.3(d)
AMC Entertainment Inc. 1999 Stock Option and Incentive Plan, as amended. (Incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File No. 333-92615) filed December 13, 1999).
10.3(e)
AMC Entertainment Inc. 1999 Stock Option Plan for Outside Directors (Incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File No. 333-92617) filed December 13, 1999.
10.4
American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.5(a)
Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. dated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.7 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.5(b)	AMC Supplemental Executive Retirement Plan dated January 1,1994 (Incorporated by reference from Exhibit 10.7(b) to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 30, 1995).
10.6
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Philip M. Singleton which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.6 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.7
Employment Agreement between AMC Entertainment Inc. and Peter C. Brown which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.7 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.8	Disability Compensation Provisions respecting Stanley H. Durwood (Incorporated by reference from Exhibit 10.12 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.9
Executive Medical Expense Reimbursement and Supplemental Accidental Death or Dismemberment Insurance Plan, as restated effective as of February 1, 1991 (Incorporated by reference from Exhibit 10.13 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.10	Division Operations Incentive Program (Incorporated by reference from Exhibit 10.15 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.11
Summary of American Multi-Cinema, Inc. Executive Incentive Program (Incorporated by reference from Exhibit 10.36 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).
10.12
AMC Non-Qualified Deferred Compensation Plans (Incorporated by reference from Exhibit 10.37 to Amendment No. 2 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed February 18, 1994).
10.13
Real Estate Contract dated November 1, 1995 among Richard M. Fay, Mary B. Fay and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.33 to AMCE's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

10.14	American Multi-Cinema, Inc. Retirement Enhancement Plan (Incorporated by reference from Exhibit 10.26 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
10.15
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard M. Fay which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.15 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.16	American Multi-Cinema, Inc. Executive Savings Plan (Incorporated by reference from Exhibit 10.28 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
10.17
Limited Partnership Agreement of Planet Movies Company, L.P. dated October 17, 1997. (Incorporated by reference from Exhibit 10.25 to the Company's Form 10-K (file No. 1-8747) for the fiscal year ended April 2, 1998).
10.18
Agreement of Sale and Purchase dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.19
Option Agreement dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.2 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.20
Right to Purchase Agreement dated November 21, 1997, between AMC Entertainment Inc., as Grantor, and Entertainment Properties Trust as Offeree (Incorporated by reference from Exhibit 10.3 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997.)
10.21
Lease dated November 21, 1997 between Entertainment Properties Trust, as Landlord, and American Multi-Cinema, Inc., as Tenant (Incorporated by reference from Exhibit 10.4 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30, Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24 and Palm Promenade 24.
10.22
Guaranty of Lease dated November 21, 1997 between AMC Entertainment, Inc., as Guarantor, and Entertainment Properties Trust, as Owner (Incorporated by reference from Exhibit 10.5 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30, Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24 and Palm Promenade 24.
10.23
Promissory Note dated August 11, 1998, made by Peter C. Brown, payable to AMC Entertainment Inc. (Incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 1, 1998).
10.24
Promissory Note dated September 4, 1998, made by Philip M. Singleton, payable to AMC Entertainment Inc. (Incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 1, 1998).

10.25
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard T. Walsh which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.25 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.26
Form of Non-Qualified (Non-ISO) Stock Option Agreement used in November 13, 1998 option grants to Mr. Stanley H. Durwood, Mr. Peter C. Brown and Mr. Philip M. Singleton (Incorporated by reference from Exhibit 10.6 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).
10.27
Retainer agreement with Raymond F. Beagle, Jr. which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.27 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.28
Non-Qualified (Non-ISO) Stock Option Agreement used in June 18, 1999 option grants to Mr. Richard M. Fay and Mr. Richard T. Walsh. (Incorporated by reference from exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended July 1, 1999.
10.29
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and John D. McDonald which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.29 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.30
Form of Option Agreement under 1999 Stock Option Plan for Outside Directors used in December 3, 1999 option grants to Mr. Chares J. Egan, Jr., Mr. W. Thomas Grant, II, Mr. Charles S. Paul and Mr. Paul E. Vardeman. (Incorporated by reference from Exhibit 10.37 to the Company's Form 10-K (File No. 1-8747) for the year ended March 30, 2000).
10.31
Non-Qualified (Non-ISO) Stock Option Agreement used in June 18, 1999 option grant to Mr. John D. McDonald. (Incorporated by reference from Exhibit 10.37 to the Company's Form 10-K (File No. 1-8747) for the year ended March 30, 2000).
10.32
Form of Non-Qualified (Non-ISO) Stock Option Agreement used in April 17, 2001 grants to Mr. Peter C. Brown, Mr. Philip M. Singleton, Mr. Richard M. Fay, Mr. Richard T. Walsh and Mr. John D. McDonald. (Incorporated by Reference from Exhibit 10.32 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.33
Form of Restricted Stock Award Agreement used in April 17, 2001 awards to Mr. Peter C. Brown, Mr. Philip M. Singleton, Mr. Richard M. Fay, Mr. Richard T. Walsh and Mr. John D. McDonald. (Incorporated by Reference from Exhibit 10.33 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
**12.1	Computation of Ratio of Earnings to Fixed Charges.
*12.2	Computation of Pro Forma Ratio of Earnings to Fixed Charges.
*21	Subsidiaries of AMC Entertainment Inc.
*23.1	Consent of PricewaterhouseCoopers LLP
*23.2	Consent of Deloitte & Touche LLP
**23.3	Consent of Lathrop & Gage L.C. to the use of its opinion filed as Exhibit 5.1 (incorporated in Exhibit 5.1).
**23.4	Consent of Weil Gotshal & Manges LLP (incorporated in Exhibit 5.2)

**24	Power of Attorney.
**25	Statement of Eligibility and Authorization of HSBC Bank USA, Trustee.
*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Letter to Clients.
*99.4	Form of Letter to Nominees.

*
Filed herewith.
**
Previously filed.

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Terms of the Exchange Offer
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
FORWARD-LOOKING STATEMENTS
SUMMARY
Who We Are
Our Strategy
The Industry
Acquisition of GC Companies
Additional Information
The Exchange Offer
Summary Description of Exchange Notes
Risk Factors
Recent Developments
Summary Financial and Operating Data
Summary Pro Forma Financial Data
RISK FACTORS
Risks related to our notes and this offering
Risks related to the Industry
Risks Related to Our Business
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
ACQUISITION OF GC COMPANIES
MANAGEMENT
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK
THE EXCHANGE OFFER
DESCRIPTION OF EXCHANGE NOTES
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AMC ENTERTAINMENT INC. CONDENSED PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)
AMC ENTERTAINMENT INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
AMC ENTERTAINMENT INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
AMC ENTERTAINMENT INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, except per share data)
AMC ENTERTAINMENT INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 27, 2001 (Unaudited)
REPORT OF INDEPENDENT ACCOUNTANTS
AMC Entertainment Inc. CONSOLIDATED STATEMENTS OF OPERATIONS
AMC Entertainment Inc. CONSOLIDATED BALANCE SHEETS
AMC Entertainment Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS
AMC Entertainment Inc. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended March 29, 2001, March 30, 2000 and April 1, 1999
AMC Entertainment Inc. STATEMENTS OF OPERATIONS BY QUARTER
AMC Entertainment Inc. RECONCILIATION OF STATEMENTS OF OPERATIONS BY QUARTER AS REPORTED IN FORM 10-Q TO FORM 10-K
GC Companies, Inc. Debtor-In-Possession CONDENSED CONSOLIDATED BALANCE SHEETS
GC Companies, Inc. Debtor-In-Possession CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
GC Companies, Inc. Debtor-In-Possession CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
GC Companies, Inc. Debtor-In-Possession NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
GC Companies, Inc. Debtor-In-Possession CONSOLIDATED BALANCE SHEETS
GC Companies, Inc. Debtor-In-Possession CONSOLIDATED STATEMENTS OF OPERATIONS
GC Companies, Inc. Debtor-In-Possession CONSOLIDATED STATEMENTS OF CASH FLOWS
GC Companies, Inc. Debtor-In-Possession NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Liabilities Subject to Compromise
Principles of Presentation
Revenues
Film Rental Costs
Net Loss Per Share
Significant Estimates
Recent Accounting Pronouncements
Changes in Presentation
Investment Activity—Marketable Equity Securities
Investment Activity—Portfolio Investments Accounted for Under the Cost Method
Investment Activity—Portfolio Investments Accounted for Under the Equity Method
Investment Activity—Summary of Results Shown in the Consolidated Statements of Operations
RECENT DEVELOPMENTS IN ARGENTINA
  INDEPENDENT AUDITORS' REPORT
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
EXHIBIT INDEX
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX